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As filed with the Securities and Exchange Commission on March 1, 2012.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GNC Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	5400	20-8536244
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
300 Sixth Avenue Pittsburgh, Pennsylvania 15222 (412) 288-4600 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Gerald J. Stubenhofer, Jr.
Senior Vice President, Chief Legal Officer and Secretary
GNC Holdings, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(412) 288-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Philippa M. Bond, Esq. Proskauer Rose LLP 2049 Century Park East, Suite 3200 Los Angeles, California 90067 (310) 557-2900/(310) 557-2193 (Facsimile)	Robert E. Buckholz, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000/(212) 558-3588 (Facsimile)

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

            If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer", "accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price(1)(2)	Amount of Registration Fee

Class A common stock, $0.001 par value per share	19,550,000	$637,916,500	$73,105

(1)
Includes 2,550,000 shares of Class A common stock that the underwriters have the option to purchase.

(2)
Estimated pursuant to Rule 457(c) under the Securities Act of 1933 (based on the average high and low prices of the registrant's common stock on the New York Stock Exchange on February 27, 2012) solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 1, 2012

PROSPECTUS

17,000,000 Shares

GNC Holdings, Inc.

Class A Common Stock

          This is a public offering of the shares of Class A common stock of GNC Holdings, Inc. The shares of Class A common stock are being sold by the selling stockholders named in this prospectus, some of whom are our affiliates. We will not receive any proceeds from the sale of the shares of Class A common stock sold in this offering.

          Our Class A common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "GNC". On February 29, 2012, the last sale price of our Class A common stock on the NYSE was $32.37 per share.

          Investing in our Class A common stock involves risk. See "Risk Factors" beginning on page 14 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling stockholders	$	$

          The selling stockholders have granted the underwriters a 30-day option to purchase up to 2,550,000 additional shares of Class A common stock at the offering price, less the underwriting discount. We will not receive any proceeds from the exercise of the underwriters' option to purchase additional shares.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Delivery of the shares of Class A common stock will be made on or about                      , 2012.

J.P. Morgan	Goldman, Sachs & Co.
Deutsche Bank Securities	Morgan Stanley

Barclays Capital	Credit Suisse
William Blair & Company	BMO Capital Markets

The date of this prospectus is                          , 2012.

AMP
AMPLIFIED 100% WHEY PROTEIN
2X MORE D-3
NEW & IMPROVED
WOMEN'S ULTRA MEGA Active
Active
GNC
LIVE WELL.
2X MORE D-3
NEW & IMPROVED
MEGA MEN Sport
Sport
NEW
TRIPLE STRENGTH FISH OIL
+VITAMIN D-3
DIETARY SUPPLEMENT
Supports breast, colon and immune health*
Enhances calcium absorption for bone health*
Promotes heart, joint, brain, eye and skin health*
60 SOFTGELS

i

PROSPECTUS SUMMARY

          This summary highlights the information contained in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the information that you may consider important in making your investment decision, we encourage you to read this entire prospectus. Before making an investment decision, you should carefully consider the information under the heading "Risk Factors" and our consolidated financial statements and their notes in this prospectus. Unless the context requires otherwise, "we", "us", "our" and "GNC" refer to GNC Holdings, Inc. ("Holdings") and its subsidiaries and, for periods prior to March 16, 2007, our predecessor. See "Business — Corporate History". References to "our stores" refer to our company-owned stores and our franchise stores. References to our "locations" refer to our stores and our "store-within-a-store" locations at Rite Aid.

Our Company

          Based on our worldwide network of more than 7,600 locations and our online channels, we believe we are the leading global specialty retailer of health and wellness products, including vitamins, minerals and herbal supplements ("VMHS") products, sports nutrition products and diet products. Our diversified, multi-channel business model derives revenue from product sales through company-owned domestic retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. We believe that the strength of our GNC brand, which is distinctively associated with health and wellness, combined with our stores and online channels, give us broad access to consumers and uniquely position us to benefit from the favorable trends driving growth in the nutritional supplements industry and the broader health and wellness sector. Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under our GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC Total Lean, Pro Performance® and Pro Performance® AMP, and under nationally recognized third-party brands.

          Based on the information we compiled from the public securities filings of our primary competitors, our network of domestic retail locations is approximately eleven times larger than the next largest U.S. specialty retailer of nutritional supplements and provides a leading platform for our vendors to distribute their products to their target consumers. Our close relationships with our vendor partners have enabled us to negotiate first-to-market opportunities. In addition, our in-house product development capabilities enable us to offer our customers proprietary merchandise that can only be purchased through our locations or through GNC.com. Since the nutritional supplement consumer often requires knowledgeable customer service, we also differentiate ourselves from mass and drug retailers with our well-trained sales associates who are aided by in-store technology. We believe that our expansive retail network, differentiated merchandise offering and quality customer service result in a unique shopping experience that is distinct from that of our competitors'.

Recent Transformation of GNC

          Beginning in 2006, we executed a series of strategic initiatives to enhance our existing business and growth profile. Specifically, we:

  •
  Assembled a world-class management team.  We made key senior management upgrades to complement the existing leadership of GNC and to establish a foundation for growth and innovation.

  •
  Adopted a comprehensive approach to brand building and the retail experience.  We modernized GNC's brand image, product packaging and media campaigns, and enhanced the in-store shopping experience for our customers.

  •
  Increased focus on proprietary product development and innovation to drive growth in retail sales.  We increased revenue contribution from proprietary product lines through a series of successful GNC-branded product launches (Vitapak®, Pro Performance® AMP and GNC Total Lean), as well as recent launches of preferred third-party product offerings.

  •
  Restaged and expanded e-commerce business.  We executed an overall website redesign in September 2009 in an effort to increase traffic and conversion rates, while enhancing overall functionality of the site. We believe this redesign has positioned GNC.com to continue capturing market share within one of the fastest growing channels of distribution in the U.S. nutritional supplements industry.

  •
  Invested capital to support future growth.  During 2008 and 2009, we upgraded our point-of-sale systems to improve retail business processes, customer data collection and associate training, and to enhance the customer experience. In 2008, we also invested in our Greenville, South Carolina manufacturing facility to add capacity with respect to our soft gelatin capsule production and vitamin production and enhanced our packaging capabilities.

  •
  Launched partnership programs designed to leverage GNC's brand strength.  In 2010, we partnered with PetSmart to launch an exclusive line of GNC-branded pet supplements. During the first quarter of 2011, we began making wholesale sales of our proprietary products to Sam's Club, which increases the visibility of our branded product lines.

Industry Overview

          We operate within the large and growing U.S. nutritional supplements industry. According to Nutrition Business Journal's Supplement Business Report 2011, our industry generated $26.9 billion in sales in 2009 and $28.1 billion in 2010, and is projected to grow at an average annual rate of approximately 3.7% through 2017. Our industry is highly fragmented, and we believe this fragmentation provides large operators, like us, the ability to compete more effectively due to scale advantages.

          We expect several key demographic, healthcare and lifestyle trends to drive the continued growth of our industry. These trends include:

  •
  increasing awareness of nutritional supplements across major age and lifestyle segments of the U.S. population; and

  •
  increased focus on fitness and healthy living.

Competitive Strengths

          We believe we are well-positioned to capitalize on favorable industry trends as a result of the following competitive strengths:

  •
  Highly-valued and iconic brand.  According to a Beanstalk Marketing and LJS & Associates research study commissioned by us, we hold an 87% brand awareness rate with consumers, which we believe is significantly higher than our direct competitors. We believe our recently modernized brand image, communicated through enhanced advertising campaigns, in-store signage and product packaging, reinforces GNC's credibility as a leader in the industry.

  •
  Attractive, loyal customer base.  Our large customer base includes approximately 4.9 million active Gold Card members in the United States and Canada who account for over 50% of company-owned retail sales.

  •
  Commanding market position in an attractive and growing industry.  Based on our broad global footprint of more than 7,600 locations in the United States and 53 international countries (including distribution centers where retail sales are made), and on GNC.com, we believe we are the leading global specialty retailer of health and wellness products within a fragmented industry.

  •
  Unique product offerings and robust innovation capabilities.  Product innovation is critical to our growth, brand image superiority and competitive advantage. We have internal product development teams located in our corporate headquarters in Pittsburgh, Pennsylvania and our manufacturing facility in Greenville, South Carolina, which collaborate on the development and formulation of proprietary nutritional supplements with a focus on high growth categories. In 2011, we believe GNC branded products generated more than $975 million of retail sales across company owned and domestic franchise stores, GNC.com and Rite-Aid store-within-a-store locations. In addition, our strong vendor relationships and large retail footprint ensure our retail stores frequently benefit from preferred distribution rights on certain new third-party products.

  •
  Diversified business model.  Our multi-channel approach is unlike many other specialty retailers as we derive revenues across a number of distribution channels in multiple geographies, including retail sales from company-owned retail stores, retail sales from GNC.com, royalties, wholesale sales and fees from both domestic and international franchisees, revenue from third-party contract manufacturing and wholesale revenue and fees from our Rite Aid store-within-a-store locations, and wholesale revenues from Sam's Club and PetSmart. Our business is further diversified by our broad merchandise assortment.

  •
  Vertically integrated operations that underpin our business strategy.  To support our company-owned and franchise store bases, we have developed sophisticated manufacturing, warehousing and distribution facilities. Our vertically integrated business model allows us to control the production and timing of new product introductions, control costs, maintain high standards of product quality, monitor delivery times, manage inventory levels and enhance profitability. Combined with our broad retail footprint, this model enables us to respond quickly to changes in consumer preferences and maintain a high pace of product innovation.

  •
  Differentiated service model that fosters a "selling" culture and an exceptional customer experience.  We believe we distinguish ourselves from mass and drug retailers with our well-trained sales associates, who offer educated service and trusted advice. We believe that our expansive retail network, differentiated merchandise offering and high-quality customer service result in a unique shopping experience.

  •
  World-class management team with a proven track record.  Our highly experienced and talented management team has a unique combination of leadership and experience across the retail industry.

          As a result of our competitive strengths, we have maintained consistent revenue growth through the recent economic cycle. The fourth quarter of 2011 marked our 26th consecutive quarter of positive company-owned domestic same store sales growth. This consistent growth in company-owned retail sales, the positive operating leverage generated by our retail operations, cost containment initiatives, as well as growth in our other channels of distribution, have allowed us to expand our EBITDA margin by 730 basis points from 2005 to 2011.

Our Growth Strategy

          We plan to execute several strategies in the future to promote growth in revenue and operating income, and capture market share, including:

  •
  Growing company-owned domestic retail earnings.  We believe growth in our domestic retail business will be supported by continued same store sales growth and positive operating leverage. The fourth quarter of 2011 marked our 26th consecutive quarter of positive company-owned domestic same store sales growth. We believe our continued positive same store sales growth will be supported by the forecasted industry growth, our marketing and brand building initiatives and future proprietary product introductions. Our existing store base and the supporting infrastructure enable us to convert a high percentage of our incremental sales volume into operating income, providing the opportunity to further expand our company-owned retail operating income margin.

  •
  Growing company-owned domestic retail square footage.  For 2012, we expect to grow company-owned domestic retail square footage by approximately 3% to 4%. We believe that (i) the expansion of our store base will allow us to increase our market share and our appeal to a wider range of consumers as we enter new markets and grow within existing markets, and (ii) the U.S. market can support a significant number of additional GNC stores, including at least 4,500 total potential company-owned domestic and franchise stores (excluding Rite Aid store-within-a-store locations).

  •
  Growing our international footprint.  Our international business has been a key driver of growth in recent years. We expect to continue capitalizing on international revenue growth opportunities through additions of franchise stores in existing markets, expansion into new high growth markets and the growth of product distribution in both existing and new markets. In 2011, we commenced wholesale operations in China through one of our subsidiaries and believe this market represents a significant growth opportunity.

  •
  Expanding our e-commerce business.  We believe GNC.com is well-positioned to continue capturing market share online, which represents one of the fastest growing channels of distribution in the U.S. nutritional supplements industry. Additionally, in August 2011, we acquired S&G Properties, LLC d/b/a LuckyVitamin.com and What's the Big Deal?, Inc. d/b/a Gary's "World of Wellness" (collectively referred to as "LuckyVitamin.com"), a leading online retailer of health and wellness products, including a wide range of nationally branded nutritional supplements. We intend to continue to capitalize on the growth of GNC.com and our acquisition of LuckyVitamin.com, and we may explore opportunities to acquire additional web banners to expand our online market share.

  •
  Further leveraging of the GNC brand.  As with our Rite Aid, Sam's Club and PetSmart partnerships, we believe we have the opportunity to create additional streams of revenue and grow our customer base by leveraging the GNC brand through corporate partnerships outside of our existing distribution channels.

The Sponsors

          As of February 28, 2012, Ares Corporate Opportunities Fund II, L.P. ("Ares") and Ontario Teachers' Pension Plan Board ("OTPP") collectively hold approximately 44.1% of our outstanding common stock. Ares and OTPP are collectively referred to in this prospectus as the "Sponsors". After giving effect to this offering and OTPP's conversion of 2,060,178 shares of Class B common stock into an equal number of shares of Class A common stock as described below, the Sponsors will collectively hold 30,247,482 shares of our Class A common stock, representing approximately 28.3% of our outstanding Class A common stock, and the Sponsors will have significant power to control our affairs and policies, including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other significant transactions. The Class A common stock and Class B common stock vote together as a single class on all matters and are substantially identical in all respects, including with respect to voting, dividends and conversion, except that the Class B common stock does not entitle its holder to vote for the election or removal of directors. In addition, a holder of Class B common stock may, at any time, elect to convert shares of Class B common stock into an equal number of shares of Class A common stock or, under certain circumstances, convert shares of Class A common stock into an equal number of shares of Class B common stock. After giving effect to this offering, there will be no shares of Class B common stock outstanding.

          Immediately following the consummation of this offering, OTPP will convert 2,060,178 shares of Class B common stock into an equal number of shares of Class A common stock. As a result of such conversion and after giving effect to this offering, OTPP will hold 16,949,548 shares of our Class A common stock, representing approximately 15.9% of our outstanding Class A common stock. As a result of OTPP's conversion of Class B common stock into Class A common stock, there will be no shares of Class B common stock outstanding.

Proceeds in Connection with this Offering

          The table below sets forth the proceeds that the Sponsors and our directors and executive officers expect to receive from the sale of our Class A common stock in connection with this offering, based on an assumed offering price of $32.37 per share, the last sale price of our Class A common stock on the NYSE on February 29, 2012, less the underwriting discount. The amounts below do not take into account amounts paid by the selling stockholders in connection with the exercise of stock options for shares of Class A common stock to be sold in this offering, or the sale of up to 2,550,000 additional shares of our Class A common stock that the underwriters have the option to purchase from the selling stockholders.

Proceeds from the sale of Class A common stock
(in thousands)
Directors and Executive Officers:
Norman Axelrod(1)	$2,614.3
Jeffrey P. Berger	—
Andrew Claerhout	—
Thomas Dowd	—
Joseph Fortunato	1,558.0
Jeffrey Hennion	—
Michael Hines	—
David B. Kaplan	—
Brian Klos	—
Johann O. Koss	—
Amy B. Lane	—
Romeo Leemrijse	—
Michael Locke	—
Michael M. Nuzzo	—
Guru Ramanathan	—
Gerald J. Stubenhofer	—
Richard J. Wallace	—
Sponsors:
Ares	229,688.7
OTPP	292,761.3

(1)
Includes amounts that will be paid to AS Skip, LLC ("AS Skip"), of which Mr. Axelrod is the managing member.

Risks Related to Our Business and Strategy

          Despite the competitive strengths described above, our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with operating in the nutritional supplements industry. Any of the factors set forth under "Risk Factors" may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our Class A common stock. Risks relating to our business and our ability to execute our business strategy include:

  •
  we may not effectively manage our growth;

  •
  we operate in a highly competitive industry and our failure to compete effectively could adversely affect our market share, revenues and growth prospects;

  •
  unfavorable publicity or consumer perception of our products could adversely affect our reputation and the demand for our products;

  •
  if the products we sell do not comply with new and existing regulatory and legislative requirements, we may be required to recall or remove these products from the market;

  •
  if we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete;

  •
  our substantial debt could place us at a competitive disadvantage compared to our competitors that have less debt or that have greater capacity to service or refinance their debt;

  •
  we may not anticipate all of the challenges imposed by the expansion of our operations and, as a result, may not meet our targets for opening new stores, remodeling or relocating stores or expanding profitably; and

  •
  changes in our management team could adversely affect our business strategy and adversely impact our performance.

Corporate Information

          We are a Delaware corporation. Our principal executive office is located at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and our telephone number is (412) 288-4600. We also maintain a website at GNC.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our service marks and trademarks include the GNC® name. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties' trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

          We have not authorized anyone to provide any information or make any representations other than the information and representations in this prospectus or any free writing prospectus that we have authorized to be delivered to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where an offer or sale of shares would be unlawful. The information in this prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this prospectus or of any sale of shares of our Class A common stock.

 Market & Industry Information

          Throughout this prospectus, we use market data and industry forecasts and projections that were obtained from surveys and studies conducted by third parties, including the Nutrition Business Journal and Beanstalk Marketing and LJS & Associates, and from publicly available industry and general publications. Although we believe that the sources are reliable, and that the information contained in such surveys and studies conducted by third parties is accurate and reliable, we have not independently verified the information contained therein. We note that estimates, in particular as they relate to general expectations concerning our industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

The Offering

Class A common stock offered by the selling stockholders, some of whom are our affiliates	17,000,000 shares

Underwriters' option to purchase additional shares of Class A common stock from the selling stockholders in this offering	2,550,000 shares

Class A common stock outstanding after this offering	106,748,281 shares

Class B common stock outstanding after this offering	0 shares

Voting rights	Each share of our Class A common stock entitles its holder to one vote per share on all matters to be voted upon by our stockholders. Each share of our Class B common stock entitles its holder to one vote per share on all matters to be voted upon by our stockholders, except with respect to the election or removal of directors, on which the holders of shares of our Class B common stock are not entitled to vote. Shortly after the consummation of this offering there will be no shares of Class B common stock outstanding. Under a stockholders agreement among the Sponsors and us (the "New Stockholders Agreement"), the Sponsors have the ability to nominate that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors.

Conversion rights	The shares of Class A common stock are convertible into shares of Class B common stock, in whole or in part, at any time and from time to time at the option of the holder so long as such holder holds Class B common stock, on the basis of one share of Class B common stock for each share of Class A common stock that it wishes to convert. The shares of Class B common stock are convertible into shares of Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock that it wishes to convert.

Use of proceeds	We will not receive any proceeds from this offering. See "Use of Proceeds" and "Principal and Selling Stockholders".

Dividend policy	We currently intend to pay regular quarterly dividends; however, the declaration of such future dividends and the establishment of the per share amount, record dates and payment dates for such future dividends are subject to the final determination and approval of our board of directors and will depend on many factors, including our financial condition, future earnings and cash flows, legal requirements, taxes and any other factors that our board of directors deems relevant. See "Dividend Policy".

NYSE trading symbol	"GNC"

Risk factors	For a discussion of risks relating to our business and an investment in our Class A common stock, see "Risk Factors" beginning on page 14.

          Except where we state otherwise, the outstanding Class A common stock information we present in this prospectus:

  •
  assumes that, immediately following the consummation of this offering, 2,060,178 shares of Class B common stock are converted into in an equal number of shares of Class A common stock;

  •
  assumes that, immediately prior to the consummation of this offering, 83,644 shares of Class A common stock are issued upon the exercise of stock options by certain selling stockholders for shares of Class A common stock to be sold in this offering;

  •
  excludes 4,989,183 shares of Class A common stock subject to outstanding stock options immediately following the consummation of this offering with a weighted average exercise price of $13.55 per share; and

  •
  excludes 6,224,733 shares of Class A common stock available for future grant or issuance under our stock plans.

          Unless we specifically state otherwise, the information in this prospectus does not take into account the sale of up to 2,550,000 shares of our Class A common stock that the underwriters have the option to purchase from the selling stockholders.

Summary Consolidated Financial Data

          The summary consolidated financial data presented below as of December 31, 2011 and for the years ended December 31, 2011, 2010 and 2009 are derived from our audited consolidated financial statements and footnotes included elsewhere in this prospectus.

          The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and footnotes included elsewhere in this prospectus.

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
	(Dollars in millions, except per share data and as noted)
Statement of Income Data:
Total revenues	$2,072.2	$1,822.2	$1,707.0
Gross profit	753.8	642.3	590.6
Operating income	282.5	212.4	181.0
Interest expense, net	74.9	65.4	69.9
Net income	132.3	96.6	69.5
Earnings per share(1):
Basic	$1.27	$0.87	$0.58
Diluted	$1.24	$0.85	$0.58
Other Data:
Net cash provided by operating activities	174.7	141.5	114.0
Net cash used in investing activities	(65.5)	(36.1)	(42.2)
Net cash used in financing activities	(173.6)	(1.5)	(26.4)
EBITDA(2)	329.3	259.4	227.7
Capital expenditures	43.8	32.5	28.7
Number of Stores (at end of period):
Company-owned stores(3)	3,046	2,917	2,832
Franchise stores(3)	2,514	2,340	2,216
Store-within-a-store franchise locations(3)	2,125	2,003	1,869
Same Store Sales Growth:(4)
Domestic company-owned, including web	10.1%	5.6%	2.8%
Domestic franchise	7.0%	2.9%	0.9%
Average revenue per company-owned domestic store (dollars in thousands)	$469.7	$438.2	$422.4

Year ended December 31, 2011
(Amounts in millions, except per share data)
Income (Loss) Per Share — Basic & Diluted:
Net income	$132.3
Preferred stock dividends	(4.7)

Net income available to common stockholders	$127.6

Earnings per share:
Basic	$1.27
Diluted	$1.24
Weighted average common shares outstanding (in thousands):
Basic	100.3
Diluted	103.0

As of December 31, 2011
(Dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$128.4
Working capital(5)	474.5
Total assets	2,429.6
Total current and non-current long-term debt	901.5
Total stockholders' equity	978.5

(1)
For the years ended December 31, 2011, 2010 and 2009, includes impact of dividends on shares of our Series A preferred stock, all of which were redeemed in connection with the initial public offering of our Class A common stock (the "IPO"), which was consummated on April 6, 2011.

(2)
We define EBITDA as net income before interest expense (net), income tax expense, depreciation and amortization. Management uses EBITDA as a tool to measure operating performance of the business. EBITDA is not a measurement of our financial performance in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to U.S. GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

  The following table reconciles EBITDA to net income as determined in accordance with U.S. GAAP for the periods indicated:

	Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009
	(dollars in millions)
Net income	$132.3		$96.6		$69.5
Interest expense, net	74.9		65.4		69.9
Income tax expense	75.3		50.4		41.6
Depreciation and amortization	46.8		47.0		46.7

EBITDA	$329.3	(a)	$259.4	(b)	$227.7	(c)

(a)
For the year ended December 31, 2011, EBITDA includes $17.4 million of expenses, including $13.5 million of expenses related to the IPO and the Fall Offering (as defined below), $3.5 million of expenses related to executive severance and $0.4 million of expenses related to payments to the Sponsors under the ACOF Management Services Agreement and Class B common stock, which payments ceased following the IPO.

(b)
For the year ended December 31, 2010, EBITDA includes the following expenses: $4.0 million of expenses principally related to the exploration of strategic alternatives, and $1.5 million of payments to the Sponsors under the ACOF Management Services Agreement and Class B common stock, which payments ceased following the IPO.

(c)
For the year ended December 31, 2009, EBITDA includes $1.5 million related to payments to the Sponsors under the ACOF Management Services Agreement and Class B common stock, which payments ceased following the IPO.

(3)
The following table summarizes our locations for the periods indicated:

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Company-Owned Stores
Beginning of period	2,917	2,832	2,774
Store openings	145	101	45
Franchise conversions(a)	30	24	53
Store closings(b)	(46)	(40)	(40)

End of period balance	3,046	2,917	2,832

Franchise Stores
Domestic
Beginning of period	903	909	954
Store openings(b)	63	42	31
Store closings(c)	(42)	(48)	(76)

End of period balance	924	903	909

International
Beginning of period	1,437	1,307	1,190
Store openings	195	232	187
Store closings	(42)	(102)	(70)

End of period balance	1,590	1,437	1,307

Store-within-a-Store (Rite Aid)
Beginning of period	2,003	1,869	1,712
Store openings	127	150	177
Store closings	(5)	(16)	(20)

End of period balance	2,125	2,003	1,869

Total stores	7,685	7,260	6,917

(a)
Stores that were acquired from franchisees and subsequently converted into company-owned stores.

(b)
Includes corporate store locations acquired by franchisees.

(c)
Includes franchise stores closed and acquired by us.
(4)
Same store sales growth reflects the percentage change in same store sales in the period presented compared to the prior year period. Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. Beginning in the first quarter of 2006, we also included our internet sales, as generated through GNC.com and www.drugstore.com, in our company-owned domestic same store sales calculation. When a store's square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. We exclude from the calculation sales during the period presented that occurred on or after the date of relocation to a different mall or shopping center or the date of a conversion.

(5)
Working capital represents current assets less current liabilities.

RISK FACTORS

          You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our Class A common stock could decline, and you may lose part or all of your investment.

Risks Relating to Our Business and Industry

We may not effectively manage our growth, which could materially harm our business.

          We expect that our business will continue to grow, which may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology and workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

          Our continued growth will require an increased investment by us in technology, facilities, personnel and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, any expansion into new businesses and the resulting growth of our employee base will increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in identifying or implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

We operate in a highly competitive industry. Our failure to compete effectively could adversely affect our market share, revenues and growth prospects.

          The U.S. nutritional supplements retail industry is large and highly fragmented. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, on-line merchants, mail-order companies and a variety of other smaller participants. We believe that the market is also highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. In the United States, we also compete for sales with heavily advertised national brands manufactured by large pharmaceutical and food companies, as well as other retailers. In addition, as some products become more mainstream, we experience increased price competition for those products as more participants enter the market. Our international competitors include large international pharmacy chains, major international supermarket chains and other large U.S.-based companies with international operations. Our wholesale and manufacturing operations compete with other wholesalers and manufacturers of third-party nutritional supplements. We may not be able to compete effectively and our attempts to do so may require us to reduce our prices, which may result in lower margins. Failure to effectively compete could adversely affect our market share, revenues and growth prospects.

Unfavorable publicity or consumer perception of our products, the ingredients they contain and any similar products distributed by other companies could cause fluctuations in our operating results and could have a material adverse effect on our reputation, the demand for our products and our ability to generate revenues and the market price of our Class A common stock.

          We are highly dependent upon consumer perception of the safety and quality of our products and the ingredients they contain, as well as similar products distributed by other companies. Consumer perception of products and the ingredients they contain can be significantly influenced by scientific research or findings, national media attention and other publicity about product use. A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to our industry or any of our particular products or the ingredients they contain and may not be consistent with earlier favorable research or publicity. A future research report or publicity that is perceived by our consumers as less favorable or that questions earlier research or publicity could have a material adverse effect on our ability to generate revenues. For example, sales of our products containing ephedra were initially strong, but subsequently decreased as a result of negative publicity and an ultimate ban of such products by the Food and Drug Administration (the "FDA"). As such, period-to-period comparisons of our results should not be relied upon as a measure of our future performance. Adverse publicity in the form of published scientific research or otherwise, whether or not accurate, that associates consumption of our products or the ingredients they contain or any other similar products distributed by other companies with illness or other adverse effects, that questions the benefits of our or similar products, or that claims that such products are ineffective could have a material adverse effect on our reputation, the demand for our products, our ability to generate revenues and the market price of our Class A common stock.

Our failure to appropriately respond to changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

          Our business is particularly subject to changing consumer trends and preferences. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not be able to respond in a timely or commercially appropriate manner to these changes. If we are unable to do so, our customer relationships and product sales could be harmed significantly.

          Furthermore, the nutritional supplements industry is characterized by rapid and frequent changes in demand for products and new product introductions. Our failure to accurately predict these trends could negatively impact consumer opinion of our stores as a source for the latest products. This could harm our customer relationships and cause losses to our market share. The success of our new product offerings depends upon a number of factors, including our ability to: accurately anticipate customer needs; innovate and develop new products; successfully commercialize new products in a timely manner; price our products competitively; manufacture and deliver our products in sufficient volumes and in a timely manner; and differentiate our product offerings from those of our competitors.

          If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete, which could have a material adverse effect on our revenues and operating results.

Our substantial debt could adversely affect our results of operations and financial condition and otherwise adversely impact our operating income and growth prospects.

          As of December 31, 2011, our total consolidated long-term debt (including current portion) was approximately $901.5 million, and we had an additional $72.0 million available under the Revolving Credit Facility (as defined in this prospectus) after giving effect to $8.0 million utilized to secure letters of credit.

          All of the debt under the Senior Credit Facility (as defined in this prospectus) bears interest at variable rates. Our unhedged debt is subject to additional interest expense if these rates increase significantly, which could also reduce our ability to borrow additional funds.

          Our substantial debt could have material consequences on our financial condition. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to use all or a large portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other business activities;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  restrict us from making strategic acquisitions or exploiting business opportunities;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds or pay cash dividends.

          For additional information regarding the interest rates and maturity dates of our existing debt, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources".

          We may be able to incur additional debt in the future, including collateralized debt. Although the Senior Credit Facility contains restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions. If additional debt is added to our current level of debt, the risks described above would increase.

Our ability to continue to access credit on the terms previously obtained for the funding of our operations and capital projects may be limited due to changes in credit markets.

          In recent periods, the credit markets and the financial services industry have experienced disruption characterized by the bankruptcy, failure, collapse or sale of various financial institutions, increased volatility in securities prices, diminished liquidity and credit availability and intervention from the United States and other governments. Continued concerns about the systemic impact of potential long-term or widespread downturn, energy costs, geopolitical issues, the availability and cost of credit, the global commercial and residential real estate markets and related mortgage markets and reduced consumer confidence have contributed to increased market volatility. The cost and availability of credit has been and may continue to be adversely affected by these conditions. We cannot be certain that funding for our capital needs will be available from our existing financial institutions and the credit markets if needed, and if available, to the extent required and on acceptable terms. The Revolving Credit Facility matures in March 2016. If we cannot renew or refinance this facility upon its maturity or, more generally, obtain funding when needed, in each case on acceptable terms, we may be unable to continue our current rate of growth and store expansion, which may have an adverse effect on our revenues and results of operations.

We require a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control and, as a result, we may not be able to make payments on our debt obligations.

          We may be unable to generate sufficient cash flow from operations or to obtain future borrowings under our credit facilities or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. In addition, because we conduct our operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments on our debt. Under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. If we do not have sufficient liquidity, we may need to refinance or restructure all or a portion of our debt on or before maturity, sell assets or borrow more money, which we may not be able to do on terms satisfactory to us or at all. In addition, any refinancing could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

          If we are unable to meet our obligations with respect to our debt, we could be forced to restructure or refinance our debt, seek equity financing or sell assets. A default on any of our debt obligations could trigger certain acceleration clauses and cause those and our other obligations to become immediately due and payable. Upon an acceleration of any of our debt, we may not be able to make payments under our other outstanding debt.

Restrictions in the agreements governing our existing and future indebtedness may prevent us from taking actions that we believe would be in the best interest of our business.

          The agreements governing our existing indebtedness contain and the agreements governing our future indebtedness will likely contain customary restrictions on us or our subsidiaries, including covenants that restrict us or our subsidiaries, as the case may be, from:

  •
  incurring additional indebtedness and issuing preferred stock;

  •
  granting liens on our assets;

  •
  making investments;

  •
  consolidating or merging with, or acquiring, another business;

  •
  selling or otherwise disposing of our assets;

  •
  paying dividends and making other distributions to our stockholders;

  •
  entering into transactions with our affiliates; and

  •
  incurring capital expenditures in excess of limitations set within the agreement.

          The Revolving Credit Facility also requires that, to the extent borrowings thereunder (including outstanding letters of credit) exceed $25 million, we meet a senior secured debt ratio of consolidated senior secured debt to consolidated earnings before interest, taxes, depreciation and amortization, or EBITDA. See "Description of Certain Debt — Senior Credit Facility" for additional information. If we fail to satisfy such ratio, then we will be restricted from drawing the remaining $55 million of available borrowings under the Revolving Credit Facility, which may impair our liquidity.

          Our ability to comply with these covenants and other provisions of the Senior Credit Facility may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our debt, which could cause those and other obligations to become immediately due and payable. In addition, these restrictions may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted.

We depend on the services of key executives and changes in our management team could affect our business strategy and adversely impact our performance and results of operations.

          Our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying opportunities and arranging necessary financing. Losing the services of any of these individuals could adversely affect our business until a suitable replacement is hired. We believe that our senior executives could not be replaced quickly with executives of equal experience and capabilities. We do not maintain key person life insurance policies on any of our executives.

If our risk management methods are not effective, our business, reputation and financial results may be adversely affected.

          We have methods to identify, monitor and manage our risks; however, these methods may not be fully effective. Some of our risk management methods may depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. If our methods are not fully effective or we are not successful in monitoring or evaluating the risks to which we are or may be exposed, our business, reputation, financial condition and operating results could be materially and adversely affected. In addition, our insurance policies may not provide adequate coverage.

Compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our results of operations.

          The processing, formulation, safety, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission (the "CPSC"), the United States Department of Agriculture (the "USDA") and the Environmental Protection Agency (the "EPA"). These activities are also regulated by various state, local and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues and increased costs to us. For instance, the FDA regulates, among other things, the composition, safety, manufacture, labeling and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may not accept the evidence of safety for any new dietary ingredient that we may wish to market, may determine that a particular dietary supplement or ingredient presents an unacceptable health risk based on the required submission of serious adverse events or other information, and may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a "health claim". See "Business — Government Regulation — Product Regulation" for additional information. Any of these actions could prevent us from marketing particular dietary supplement products or making certain claims or statements with respect to those products. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any products that we are required to remove from the market, any of which could be material.

Any product recalls or removals could also lead to an increased risk of litigation and liability, substantial costs, and reduced growth prospects.

          Additional or more stringent laws and regulations of dietary supplements and other products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, or other new requirements. Any of these developments could increase our costs significantly.

          For example, the Dietary Supplement Labeling Act of 2011, which was introduced in July 2011 (S1310), would amend the Federal Food, Drug, and Cosmetic Act (the "FDC Act") to, among other things, (i) require dietary supplement manufacturers to register the dietary supplements that they manufacture with the FDA (and provide a list of the ingredients in and copies of the labels and labeling of the supplements), (ii) mandate the FDA and the Institute of Medicine to identify dietary ingredients that cause potentially serious adverse effects, (iii) require warning statements for dietary supplements containing potentially unsafe ingredients and (iv) require that FDA define the term "conventional food". If the bill is reintroduced and enacted, it could restrict the number of dietary supplements available for sale, increase our costs, liabilities and potential penalties associated with manufacturing and selling dietary supplements, and reduce our growth prospects.

          In addition, regulators' evolving interpretation of existing laws could have similar effects. For example, in July 2011, the FDA issued draft guidance explaining its interpretation of the requirement for the notification of certain new dietary ingredients. Although FDA guidance is not mandatory, and companies are free to use an alternative approach if the approach satisfies the requirements of applicable laws and regulations, FDA guidance is a strong indication of the FDA's "current thinking" on the topic discussed in the guidance, including its position on enforcement. At this time, it is difficult to determine whether the draft guidance, if finalized, would have a material impact on our operations. However, if the FDA were to enforce the applicable statutes and regulations in accordance with the draft guidance as written, such enforcement could require us to incur additional expenses, which could be significant and have a material adverse effect on our business in several ways, including, but not limited to, enjoining the manufacturing of our products until the FDA determines that we are in compliance and can resume manufacturing, increasing our liability and reducing our growth prospects.

Our failure to comply with FTC regulations and existing consent decrees imposed on us by the FTC could result in substantial monetary penalties and could adversely affect our operating results.

          The FTC exercises jurisdiction over the advertising of dietary supplements and has instituted numerous enforcement actions against dietary supplement companies, including us, for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. As a result of these enforcement actions, we are currently subject to three consent decrees that limit our ability to make certain claims with respect to our products and required us in the past to pay civil penalties and other amounts in the aggregate amount of $3.0 million. See "Business — Government Regulation — Product Regulation" for more information. Failure by us or our franchisees to comply with the consent decrees and applicable regulations could occur from time to time. Violations of these orders could result in substantial monetary penalties, which could have a material adverse effect on our financial condition or results of operations.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues, and operating income.

          As a retailer, distributor and manufacturer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

          In addition, third-party manufacturers produce many of the products we sell. As a distributor of products manufactured by third parties, we may also be liable for various product liability claims for products we do not manufacture. Although our purchase agreements with our third-party vendors typically require the vendor to indemnify us to the extent of any such claims, any such indemnification is limited by its terms. Moreover, as a practical matter, any such indemnification is dependent on the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. We may be unable to obtain full recovery from the insurer or any indemnifying third party in respect of any claims against us in connection with products manufactured by such third party.

          We have been and may be subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. For example, as of December 31, 2011, there were 75 pending lawsuits related to Hydroxycut in which GNC had been named, including 69 individual, largely personal injury claims and six putative class action cases. See "Business — Legal Proceedings".

          Even with adequate insurance and indemnification, product liability claims could significantly damage our reputation and consumer confidence in our products. Our litigation expenses could increase as well, which also could have a material adverse effect on our results of operations even if a product liability claim is unsuccessful or is not fully pursued.

We may experience product recalls, which could reduce our sales and margin and adversely affect our results of operations.

          We may be subject to product recalls, withdrawals or seizures if any of the products we formulate, manufacture or sell are believed to cause injury or illness or if we are alleged to have violated governmental regulations in the manufacturing, labeling, promotion, sale or distribution of such products. For example, in May 2009, the FDA warned consumers to stop using Hydroxycut diet products, which are produced by Iovate Health Sciences, Inc. ("Iovate") and were sold in our stores. Iovate issued a voluntary recall, with which we fully complied. Sales of the recalled Hydroxycut products amounted to approximately $57.8 million, or 4.7% of our retail sales in 2008, and $18.8 million, or 4.2% of our retail sales in the first four months of 2009. We provided refunds or gift cards to consumers who returned these products to our stores. In the second quarter of 2009, we experienced a reduction in sales and margin due to this recall as a result of accepting returns of products from customers and a loss of sales as a replacement product was not available. Through December 31, 2011, we estimate that we have refunded approximately $3.5 million to our retail customers and approximately $1.6 million to our wholesale customers for Hydroxycut product returns. Our results of operations may continue to be affected by the Hydroxycut recall. Any additional recall, withdrawal or seizure of any of the products we formulate, manufacture or sell would require significant management attention, would likely result in substantial and unexpected expenditures and could materially and adversely affect our business, financial condition or results of operations. Furthermore, a recall, withdrawal or seizure of any of our products could materially and adversely affect consumer confidence in our brands and decrease demand for our products and the market price of the Class A common stock.

          As is common in our industry, we rely on our third-party vendors to ensure that the products they manufacture and sell to us comply with all applicable regulatory and legislative requirements. In general, we seek representations and warranties, indemnification and/or insurance from our vendors. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products, and materially and adversely affect the market price of the Class A common stock. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business, financial condition and results of operation. For example, we sell products manufactured by third parties that contain derivatives from geranium, known as 1.3-dimethylpentylamine/dimethylamylamine/13-dimethylamylamine ("DMAA"). Although we have received representations from our third-party vendors that these products comply with applicable regulatory and legislative requirements, recent media articles have suggested that DMAA may not comply with the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). In December 2011, the U.S. military asked us to temporarily remove products containing DMAA from our stores on its bases pending the outcome of a precautionary review. That review is still pending. If it is determined that DMAA does not comply with applicable regulatory and legislative requirements, we could be required to recall or remove from the market all products containing DMAA and we could become subject to lawsuits related to any alleged non-compliance, any of which could materially and adversely affect our business, financial condition and results of operations. In the past, we have attempted to offset any losses related to recalls and removals with reformulated or alternative products; however, there can be no assurance that we would be able to offset all or any portion of such losses related to any future removal or recall.

Our operations are subject to environmental and health and safety laws and regulations that may increase our cost of operations or expose us to environmental liabilities.

          Our operations are subject to environmental and health and safety laws and regulations, and some of our operations require environmental permits and controls to prevent and limit pollution of the environment. We could incur significant costs as a result of violations of, or liabilities under, environmental laws and regulations, or to maintain compliance with such environmental laws, regulations or permit requirements. For example, in March 2008, the South Carolina Department of Health and Environmental Control ("DHEC") requested that we investigate contamination associated with historical activities at one of our South Carolina facilities. These investigations have identified chlorinated solvent impacts in soils and groundwater that extend offsite from our facility. We are continuing these investigations in order to understand the extent of these impacts and develop appropriate remedial measures for DHEC approval. At this stage of the investigation, however, it is not possible to accurately estimate the timing and extent of any remedial action that may be required, the ultimate cost of remediation or the amount of our potential liability.

          In addition to the foregoing, we are subject to numerous federal, state, local and foreign environmental and health and safety laws and regulations governing our operations, including the handling, transportation and disposal of our non-hazardous and hazardous substances and wastes, as well as emissions and discharges from its operations into the environment, including discharges to air, surface water and groundwater. Failure to comply with such laws and regulations could result in costs for remedial actions, penalties or the imposition of other liabilities. New laws, changes in existing laws or the interpretation thereof, or the development of new facts or changes in their processes could also cause us to incur additional capital and operating expenditures to maintain compliance with environmental laws and regulations and environmental permits. We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or for properties to which substances or wastes that were sent in connection with current or former operations at its facilities. The presence of contamination from such substances or wastes could also adversely affect our ability to sell or lease our properties, or to use them as collateral for financing.

We are not insured for a significant portion of our claims exposure, which could materially and adversely affect our operating income and profitability.

          We have procured insurance independently for the following areas: (1) general liability; (2) product liability; (3) directors and officers liability; (4) property insurance; (5) workers' compensation insurance; and (6) various other areas. In addition, although we believe that we will continue to be able to obtain insurance in these areas in the future, because of increased selectivity by insurance providers, we may only be able to obtain such insurance at increased rates and/or with reduced coverage levels. Furthermore, we are self-insured for other areas, including: (1) medical benefits; (2) physical damage to our tractors, trailers and fleet vehicles for field personnel use; and (3) physical damages that may occur at company-owned stores. We are not insured for some property and casualty risks due to the frequency and severity of a loss, the cost of insurance and the overall risk analysis. In addition, we carry product liability insurance coverage that requires us to pay deductibles/retentions with primary and excess liability coverage above the deductible/retention amount. Because of our deductibles and self-insured retention amounts, we have significant exposure to fluctuations in the number and severity of claims. We currently maintain product liability insurance with a retention of $3.0 million per claim with an aggregate cap on retained loss of $10.0 million. We could raise our deductibles/retentions, which would increase our already significant exposure to expense from claims. If any claim exceeds our coverage, we would bear the excess expense, in addition to our other self-insured amounts. If the frequency or severity of claims or our expenses increase, our operating income and profitability could be materially and adversely affected. See "Business — Legal Proceedings".

Because we rely on our manufacturing operations to produce a significant amount of the products we sell, disruptions in our manufacturing system or losses of manufacturing certifications could adversely affect our sales and customer relationships.

          Our manufacturing operations produced approximately 33% and 35% of the products we sold for the years ended December 31, 2011 and 2010, respectively. Other than powders and liquids, nearly all of our proprietary products are produced in our manufacturing facility located in Greenville, South Carolina. In 2011, no one vendor supplied more than 10% of our raw materials. In the event any of our third-party suppliers or vendors becomes unable or unwilling to continue to provide raw materials in the required volumes and quality levels or in a timely manner, we would be required to identify and obtain acceptable replacement supply sources. If we are unable to identify and obtain alternative supply sources, our business could be adversely affected. Any significant disruption in our operations at our Greenville, South Carolina facility for any reason, including regulatory requirements, an FDA determination that the facility is not in compliance with the current Good Manufacturing Practice ("cGMP") regulations, the loss of certifications, power interruptions, fires, hurricanes, war or other force of nature, could disrupt our supply of products, adversely affecting our sales and customer relationships.

An increase in the price and shortage of supply of key raw materials could adversely affect our business.

          Our products are composed of certain key raw materials. If the prices of these raw materials were to increase significantly, it could result in a significant increase to us in the prices our contract manufacturers and third-party manufacturers charge us for our GNC-branded products and third-party products. Raw material prices may increase in the future and we may not be able to pass on such increases to our customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition. In addition, if we no longer are able to obtain products from one or more of our suppliers on terms reasonable to us or at all, our revenues could suffer. Events such as the threat of political or social unrest, or the perceived threat thereof, may also have a significant impact on raw material prices and transportation costs for our products. In addition, the interruption in supply of certain key raw materials essential to the manufacturing of our products may have an adverse impact on our suppliers' ability to provide us with the necessary products needed to maintain our customer relationships and an adequate level of sales.

A significant disruption to our distribution network or to the timely receipt of inventory could adversely impact sales or increase our transportation costs, which would decrease our profits.

          We rely on our ability to replenish depleted inventory in our stores through deliveries to our distribution centers from vendors and then from the distribution centers or direct ship vendors to our stores by various means of transportation, including shipments by sea and truck. Unexpected delays in those deliveries or increases in transportation costs (including through increased fuel costs) could significantly decrease our ability to make sales and earn profits. In addition, labor shortages in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries could negatively affect our business.

If we fail to protect our brand name, competitors may adopt trade names that dilute the value of our brand name, and prosecuting or defending infringement claims could cause us to incur significant expenses or prevent us from manufacturing, selling or using some aspect of our products, which could adversely affect our revenues and market share.

          We have invested significant resources to promote our GNC brand name in order to obtain the public recognition that we have today. Because of the differences in foreign trademark laws concerning proprietary rights, our trademarks may not receive the same degree of protection in foreign countries as they do in the United States. Also, we may not always be able to successfully enforce our trademarks against competitors or against challenges by others. For example, third parties are challenging our "GNC Live Well" trademark in foreign jurisdictions. Our failure to successfully protect our trademarks could diminish the value and effectiveness of our past and future marketing efforts and could cause customer confusion. This could in turn adversely affect our revenues, profitability and the market price of our Class A common stock.

          We are currently and may in the future be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from manufacturing, selling or using some aspect of our products. Claims of intellectual property infringement also may require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. Claims that our technology or products infringe on intellectual property rights could be costly and would divert the attention of management and key personnel, which in turn could adversely affect our revenues and profitability.

A substantial amount of our revenue is generated from our franchisees, and our revenues could decrease significantly if our franchisees do not conduct their operations profitably or if we fail to attract new franchisees.

          As of December 31, 2011 and 2010, approximately 33% and 32%, respectively, of our retail locations were operated by franchisees. Our franchise operations generated approximately 16.1% of our revenues for each of the years ended December 31, 2011 and 2010. Our revenues from franchise stores depend on the franchisees' ability to operate their stores profitably and adhere to our franchise standards. In the twelve months ended December 31, 2011, 63 domestic franchise stores were opened and 42 were closed. The closing of franchise stores or the failure of franchisees to comply with our policies could adversely affect our reputation and could reduce the amount of our franchise revenues. These factors could have a material adverse effect on our revenues and operating income.

          If we are unable to attract new franchisees or to convince existing franchisees to open additional stores, any growth in royalties from franchise stores will depend solely upon increases in revenues at existing franchise stores. In addition, our ability to open additional franchise locations is limited by the territorial restrictions in our existing franchise agreements as well as our ability to identify additional markets in the United States and other countries. If we are unable to open additional franchise locations, we will have to sustain additional growth internally by attracting new and repeat customers to our existing locations.

Franchisee support of our marketing and advertising programs is critical to our success.

          The support of our franchisees is critical for the success of our marketing programs and other strategic initiatives we seek to undertake, and the successful execution of these initiatives will depend on our ability to maintain alignment with our franchisees. While we can mandate certain strategic initiatives through enforcement of our franchise agreements, we need the active support of our franchisees if the implementation of these initiatives is to be successful. In addition, our efforts to build alignment with franchisees may result in a delay in the implementation of our marketing and advertising programs and other key initiatives. Although we believe that our current relationships with our franchisees are generally good, there can be no assurance that our franchisees will continue to support our marketing programs and strategic initiatives. The failure of our franchisees to support our marketing programs and strategic initiatives could adversely affect our ability to implement our business strategy and could materially harm our business, results of operations and financial condition.

Our franchisees are independent operators and we have limited influence over their operations.

          Our revenues substantially depend upon our franchisees' sales volumes, profitability and financial viability. However, our franchisees are independent operators and we cannot control many factors that impact the profitability of their stores. Pursuant to the franchise agreements, we can, among other things, mandate signage, equipment and hours of operation, establish operating procedures and approve suppliers, distributors and products. However, the quality of franchise store operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate stores in a manner consistent with our standards and requirements or standards set by federal, state and local governmental laws and regulations. In addition, franchisees may not hire and train qualified managers and other personnel. While we ultimately can take action to terminate franchisees that do not comply with the standards contained in our franchise agreements, any delay in identifying and addressing problems could harm our image and reputation, and our franchise revenues and results of operations could decline.

Franchise regulations could limit our ability to terminate or replace underperforming franchises, which could adversely impact franchise revenues.

          Our franchise activities are subject to federal, state and international laws regulating the offer and sale of franchises and the governance of our franchise relationships. These laws impose registration, extensive disclosure requirements and bonding requirements on the offer and sale of franchises. In some jurisdictions, the laws relating to the governance of our franchise relationship impose fair dealing standards during the term of the franchise relationship and limitations on our ability to terminate or refuse to renew a franchise. We may, therefore, be required to retain an under-performing franchise and may be unable to replace the franchisee, which could adversely impact franchise revenues. In addition, we cannot predict the nature and effect of any future legislation or regulation on our franchise operations.

We have limited influence over the decision of franchisees to invest in other businesses or incur excessive indebtedness.

          Our franchisees are independent operators and, therefore, we have limited influence over their ability to invest in other businesses or incur excessive indebtedness. In some cases, these franchisees have used the cash generated by their stores to expand their other businesses or to subsidize losses incurred by such businesses. Additionally, as independent operators, franchisees do not require our consent to incur indebtedness. Consequently, our franchisees have in the past, and may in the future, experience financial distress as a result of over leveraging. To the extent that our franchisees use the cash from their stores to subsidize their other businesses or experience financial distress, due to over-leverage or otherwise, it could negatively affect (1) our operating results as a result of delayed or reduced payments of royalties, advertising fund contributions and rents for properties we lease to them, (2) our future revenue, earnings and cash flow growth and (3) our financial condition. In addition, lenders that are adversely affected by franchisees who default on their indebtedness may be less likely to provide current or prospective franchisees necessary financing on favorable terms or at all.

If we cannot open new company-owned stores on schedule and profitably, our planned future growth will be impeded, which would adversely affect sales and profitability.

          Our growth is dependent on both increases in sales in existing stores and the ability to open profitable new stores. Increases in sales in existing stores are dependent on factors such as competition, store operations and other factors discussed in these Risk Factors. Our ability to timely open new stores and to expand into additional market areas depends in part on the following factors: the availability of attractive store locations; the absence of occupancy delays; the ability to negotiate acceptable lease terms; the ability to identify customer demand in different geographic areas; the hiring, training and retention of competent sales personnel; the effective management of inventory to meet the needs of new and existing stores on a timely basis; general economic conditions; and the availability of sufficient funds for expansion. Many of these factors are beyond our control. Delays or failures in opening new stores, achieving lower than expected sales in new stores or drawing a greater than expected proportion of sales in new stores from our existing stores, could materially adversely affect our growth and profitability. In addition, we may not anticipate all of the challenges imposed by the expansion of our operations and, as a result, may not meet our targets for opening new stores, remodeling or relocating stores or expanding profitably.

          Some of our new stores may be located in areas where we have little or no meaningful experience or brand recognition. Those markets may have different competitive conditions, market conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new stores to be less successful than stores in our existing markets. Alternatively, many of our new stores will be located in areas where we have existing stores. Although we have experience in these markets, increasing the number of locations in these markets may result in inadvertent over-saturation of markets and temporarily or permanently divert customers and sales from our existing stores, thereby adversely affecting our overall financial performance.

Our operating results and financial condition could be adversely affected by the financial and operational performance of Rite Aid.

          As of December 31, 2011, Rite Aid operated 2,125 GNC franchise store-within-a-store locations and has committed to open additional franchise store-within-a-store locations. Revenue from sales to Rite Aid (including license fee revenue for new store openings) represented approximately 2.9% of total revenue for the year ended December 31, 2011. Any liquidity and operational issues that Rite Aid may experience could impair its ability to fulfill its obligations and commitments to us, which would adversely affect our operating results and financial condition.

Economic, political and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

          As of December 31, 2011, we had 167 company-owned Canadian stores and 1,590 international franchise stores in 53 international countries (including distribution centers where retail sales are made). We derived 10.9% and 11.1% of our revenues for the years ended December 31, 2011 and 2010, respectively, from our international operations. As part of our business strategy, we intend to expand our international franchise presence. Our international operations are subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will increase the effects of these risks. These risks include, among others:

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  political and economic instability of foreign markets;

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  foreign governments' restrictive trade policies;

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  inconsistent product regulation or sudden policy changes by foreign agencies or governments;

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  the imposition of, or increase in, duties, taxes, government royalties or non-tariff trade barriers;

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  difficulty in collecting international accounts receivable and potentially longer payment cycles;

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  difficulty of enforcing contractual obligations of foreign franchisees;

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  increased costs in maintaining international franchise and marketing efforts;

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  problems entering international markets with different cultural bases and consumer preferences;

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  compliance with laws and regulations applicable to international operations, such as the Foreign Corrupt Practices Act and regulations promulgated by the Office of Foreign Asset Control;

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  fluctuations in foreign currency exchange rates; and

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  operating in new, developing or other markets in which there are significant uncertainties regarding the interpretation, application and enforceability of laws and regulations relating to contract and intellectual property rights.

          Any of these risks could have a material adverse effect on our international operations and our growth strategy.

We may be unable to successfully expand our operations into new international markets.

          If the opportunity arises, we may expand our operations into new and high-growth international markets. However, there is no assurance that we will expand our operations in such markets in our desired time frame. To expand our operations into new international markets, we may enter into business combination transactions, make acquisitions or enter into strategic partnerships, joint ventures or alliances, any of which may be material. We may enter into these transactions to acquire other businesses or products to expand our products or take advantage of new developments and potential changes in the industry. Our lack of experience operating in new international markets and our lack of familiarity with local economic, political and regulatory systems could prevent us from achieving the results that we expect on our anticipated timeframe or at all. If we are unsuccessful in expanding into new or high-growth international markets, it could adversely affect our operating results and financial condition.

Our network and communications systems are dependent on third-party providers and are vulnerable to system interruption and damage, which could limit our ability to operate our business and could have a material adverse effect on our business, financial condition or results of operations.

          Our systems and operations and those of our third-party Internet service providers are vulnerable to damage or interruption from fire, flood, earthquakes, power loss, server failure, telecommunications and Internet service failure, acts of war or terrorism, computer viruses and denial-of-service attacks, physical or electronic breaches, sabotage, human error and similar events. Any of these events could lead to system interruptions, processing and order fulfillment delays and loss of critical data for us, our suppliers or our Internet service providers, and could prevent us from processing customer purchases. Any significant interruption in the availability or functionality of our website or our customer processing, distribution or communications systems, for any reason, could seriously harm our business, financial condition and operating results. The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.

          Because we are dependent on third-party service providers for the implementation and maintenance of certain aspects of our systems and operations and because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, if at all. As we rely on our third-party service providers, computer and communications systems and the Internet to conduct our business, any system disruptions could have a material adverse effect on our business, financial condition or results of operations.

We must successfully maintain and/or upgrade our information technology systems, and our failure to do so could have a material adverse effect on our business, financial condition or results of operations.

          We rely on various information technology systems to manage our operations. Over the last several years we have implemented, and we continue to implement, modifications and upgrades to such systems, including changes to legacy systems, replacing legacy systems with successor systems with new functionality, and acquiring new systems with new functionality. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to or integrating new systems into our current systems. These implementations, modifications and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the difficulties with implementing new technology systems may cause disruptions in our business operations and have a material adverse effect on our business, financial condition or results of operations.

Privacy protection is increasingly demanding, and the introduction of electronic payment exposes us to increased risk of privacy and/or security breaches as well as other risks.

          The protection of customer, employee, vendor, franchisee and other business data is critical to us. Federal, state, provincial and international laws and regulations govern the collection, retention, sharing and security of data that we receive from and about our employees, customers, vendors and franchisees. The regulatory environment surrounding information security and privacy has been increasingly demanding in recent years, and may see the imposition of new and additional requirements. Compliance with these requirements may result in cost increases due to necessary systems changes and the development of new processes to meet these requirements by us and our franchisees. In addition, customers and franchisees have a high expectation that we will adequately protect their personal information. If we or our service provider fail to comply with these laws and regulations or experience a significant breach of customer, employee, vendor, franchisee or other company data, our reputation could be damaged and result in an increase in service charges, suspension of service, lost sales, fines or lawsuits.

          The use of credit payment systems makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that we or third parties (including those with whom we have strategic alliances) under arrangements with us control. In the event of a security breach, theft, leakage, accidental release or other illegal activity with respect to employee, customer, vendor, franchisee third party, with whom we have strategic alliances or other company data, we could become subject to various claims, including those arising out of thefts and fraudulent transactions, and may also result in the suspension of credit card services. This could harm our reputation as well as divert management attention and expose us to potentially unreserved claims and litigation. Any loss in connection with these types of claims could be substantial. In addition, if our electronic payment systems are damaged or cease to function properly, we may have to make significant investments to fix or replace them, and we may suffer interruptions in our operations in the interim. In addition, we are reliant on these systems, not only to protect the security of the information stored, but also to appropriately track and record data. Any failures or inadequacies in these systems could expose us to significant unreserved losses, which could materially and adversely affect our earnings and the market price of our Class A common stock. Our brand reputation would likely be damaged as well.

Complying with recently enacted healthcare reform legislation could increase our costs and have a material adverse effect on our business, financial condition or results of operations.

          Recently enacted healthcare reform legislation could significantly increase our costs and have a material adverse effect on our business, financial condition and results of operations by requiring us either to provide health insurance coverage to our employees or to pay certain penalties for electing not to provide such coverage. Because these new requirements are broad, complex, subject to certain phase-in rules and may be challenged by legal actions in the coming months and years, it is difficult to predict the ultimate impact that this legislation will have on our business and operating costs. We cannot assure you that this legislation or any alternative version that may ultimately be implemented will not materially increase our operating costs. This legislation could also adversely affect our employee relations and ability to compete for new employees if our response to this legislation is considered less favorable than the responses or health benefits offered by employers with whom we compete for talent.

General economic conditions, including a prolonged weakness in the economy, may affect consumer purchases, which could adversely affect our sales and the sales of our business partners.

          Our results, and those of our business partners to whom we sell, are dependent on a number of factors impacting consumer spending, including general economic and business conditions; consumer confidence; wages and employment levels; the housing market; consumer debt levels; availability of consumer credit; credit and interest rates; fuel and energy costs; energy shortages; taxes; general political conditions, both domestic and abroad; and the level of customer traffic within department stores, malls and other shopping and selling environments. Consumer product purchases, including purchases of our products, may decline during recessionary periods. A prolonged downturn or an uncertain outlook in the economy may materially adversely affect our business, revenues and profits and the market price of our Class A common stock.

Natural disasters (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts and global political events could cause permanent or temporary distribution center or store closures, impair our ability to purchase, receive or replenish inventory, or cause customer traffic to decline, all of which could result in lost sales and otherwise adversely affect our financial performance.

          The occurrence of one or more natural disasters, such as hurricanes, fires, floods and earthquakes (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts or disruptive global political events, such as civil unrest in countries in which our suppliers are located, or similar disruptions could adversely affect our operations and financial performance. To the extent these events result in the closure of one or more of our distribution centers, a significant number of stores, a manufacturing facility or our corporate headquarters, or impact one or more of our key suppliers, our operations and financial performance could be materially adversely affected through an inability to make deliveries to our stores and through lost sales. In addition, these events could result in increases in fuel (or other energy) prices or a fuel shortage, delays in opening new stores, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our distribution centers or stores, the temporary reduction in the availability of products in our stores and disruption to our information systems. These events also could have indirect consequences, such as increases in the cost of insurance, if they were to result in significant loss of property or other insurable damage.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and subordinates the rights of our stockholders to the rights of creditors of our subsidiaries in the event of an insolvency or liquidation of any of our subsidiaries.

          Holdings is a holding company and, accordingly, substantially all of its operations are conducted through its subsidiaries. Holdings' subsidiaries are separate and distinct legal entities. As a result, Holdings' cash flow depends upon the earnings of its subsidiaries. In addition, Holdings depends on the distribution of earnings, loans or other payments by its subsidiaries. Holdings' subsidiaries have no obligation to provide it with funds for its payment obligations. If there is an insolvency, liquidation or other reorganization of any of Holdings' subsidiaries, Holdings' stockholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before Holdings, as a stockholder, would be entitled to receive any distribution from that sale or disposal.

Risks Relating to an Investment in Our Class A Common Stock

Our principal stockholders may take actions that conflict with your interests. This control may have the effect of delaying or preventing changes of control or changes in management or limiting the ability of other stockholders to approve transactions they deem to be in their best interest.

          Even after giving effect to this offering and OTPP's conversion of 2,060,178 shares of Class B common stock into an equal number of shares of Class A common stock, the Sponsors will beneficially own approximately 28.3% of our Class A common stock. As a result, our Sponsors will have significant power to control our affairs and policies including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. Under the New Stockholders Agreement, the Sponsors have the right to nominate to Holdings' board of directors, subject to their election by our stockholders and certain other exceptions, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors. Under the New Stockholders Agreement, each Sponsor also agreed to vote in favor of the other Sponsor's nominees. Because our board of directors is divided into three staggered classes, the Sponsors may be able to influence or control our affairs and policies even after they cease to own a majority of our outstanding Class A common stock during the period in which the Sponsors' nominees finish their terms as members of our board, but in any event no longer than would be permitted under applicable law and the NYSE listing requirements. The directors nominated by the Sponsors have the authority to cause us, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so. The New Stockholders Agreement also provides that, so long as the Sponsors collectively own more than one-third of our then outstanding common stock, certain significant corporate actions will require the approval of at least one of the Sponsors.

          The interests of the Sponsors could conflict in material respects with those of our public stockholders'. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Moreover, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Furthermore, due to the concentration of voting power among the Sponsors, they could influence or prevent a change of control or other business combination or any other transaction that requires the approval of stockholders, regardless of whether or not other stockholders believe that such transaction is in their best interests. In addition, our governance documents do not contain any provisions applicable to deadlocks among the members of our board, and as a result we may be precluded from taking advantage of opportunities due to disagreements among the Sponsors and their respective board designees. So long as the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions. See "Certain Relationships and Related Transactions — Stockholders Agreements".

Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

          Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law (the "DGCL"), could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. These provisions include:

  •
  a classified board of directors;

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  the sole power of a majority of the board of directors to fix the number of directors;

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  limitations on the removal of directors upon the Sponsors holding less than a majority of our outstanding common stock;

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  the sole power of the board of directors or the Sponsors, in the case of a vacancy of a Sponsor board designee, to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

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  the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

  •
  the inability of stockholders to act by written consent if the Sponsors own less than 50% of our outstanding common stock; and

  •
  the inability of stockholders to call special meetings.

          Our issuance of shares of preferred stock could delay or prevent a change of control of our company. Our board of directors has the authority to cause us to issue, without any further vote or action by our stockholders, up to 60,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by our stockholders, even where stockholders are offered a premium for their shares.

          In addition, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. We currently do not anticipate issuing any shares of preferred stock for the foreseeable future.

          Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock or a stockholder rights plan and certain other provisions that are contained in our amended and restated certificate of incorporation and amended and restated bylaws could impede a merger, takeover or other business combination involving us or the replacement of our management or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See "Description of Capital Stock".

Our issuance of preferred stock could adversely affect the market value of our Class A common stock.

          The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Class A common stock by making an investment in the Class A common stock less attractive. For example, a conversion feature could cause the trading price of our Class A common stock to decline to the conversion price of the preferred stock. We currently do not anticipate issuing any shares of preferred stock for the foreseeable future.

The price of our Class A common stock may fluctuate substantially.

          The market price of our Class A common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

  •
  actual or anticipated fluctuations in our results of operations;

  •
  variance in our financial performance from the expectations of market analysts;

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  conditions and trends in the markets we serve;

  •
  announcements of significant new products by us or our competitors;

  •
  unfavorable publicity or consumer perception of our products or the ingredients they contain or any similar products distributed by other companies;

  •
  changes in our pricing policies or the pricing policies of our competitors;

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  legislation or regulatory policies, practices or actions, or product recalls;

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  the commencement or outcome of litigation;

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  our sale of common stock or other securities in the future, or sales of our common stock by the Sponsors;

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  changes in market valuation or earnings of our competitors;

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  the trading volume of our Class A common stock;

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  changes in the estimation of the future size and growth rate of our markets; and

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  general economic conditions.

          In addition, the stock market in general, the NYSE and the market for health and nutritional supplements companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of our Class A common stock would likely drop significantly.

Future sales of our Class A common stock could cause the market price for our Class A common stock to decline.

          Upon consummation of this offering, there will be 106,748,281 shares of our Class A common stock outstanding. All shares of Class A common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Of the 106,748,281 shares of Class A common stock outstanding, 30,308,185 shares will be restricted securities held by our affiliates within the meaning of Rule 144 under the Securities Act ("Rule 144"), but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations prescribed in Rule 144. We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline. After giving effect to this offering and OTPP's conversion of 2,060,178 shares of our Class B common stock into an equal number of shares of our Class A common stock, the Sponsors will collectively hold 30,247,482 shares of our Class A common stock, all of which constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144, all of such restricted securities are currently freely tradable.

          Additionally, as of the consummation of this offering, approximately 4,989,183 shares of our Class A common stock will be issuable upon exercise of stock options that vest and are exercisable at various dates through March 2021, with an average weighted exercise price of $13.55 per share. Of such options, 1,923,397 are currently exercisable. In addition, 142,028 shares of our Class A common stock have been granted as restricted stock pursuant to the terms of the GNC Holdings, Inc. 2011 Stock and Incentive Plan (the "2011 Stock Plan") that vest at various dates through December 2016. All of such shares will be outstanding as of the consummation of this offering. On April 18, 2011, we filed a registration statement on Form S-8 under the Securities Act covering shares of our Class A common stock reserved for issuance under our equity incentive plans. Accordingly, shares of our Class A common stock registered under such registration statement are available for sale in the open market upon exercise by the holders, subject to vesting restrictions, Rule 144 limitations applicable to our affiliates and the contractual lock-up provisions described below.

          We and certain of our stockholders, directors and officers have agreed to a "lock-up", pursuant to which neither we nor they will sell any shares without the prior consent of the representatives of the underwriters for 90 days after the date of this prospectus, subject to certain exceptions and extensions under certain circumstances. Following the expiration of the applicable lock-up period, all these shares of our Class A common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. Certain of our executive officers who are subject to such lock-up agreements may transfer an aggregate of up to 584,430 shares of our Class A common stock pursuant to 10b5-1 plans adopted by such officers prior to the consummation of this offering. In addition, the Sponsors have certain demand and "piggy-back" registration rights with respect to the Class A common stock that they will retain following this offering. See "Shares Eligible for Future Sale" for a discussion of the shares of Class A common stock that may be sold into the public market in the future, including Class A common stock held by the Sponsors.

If you purchase shares of our Class A common stock in this offering, you will not be a record holder for the purposes of our 2012 annual meeting of stockholders and, if this offering closes after March 15, 2012, you will not be a record holder for purposes of the cash dividend declared by our board of directors.

          The record date for the purposes of our 2012 annual meeting of stockholders is February 28, 2012. As a result, if you purchase shares of our Class A common stock in this offering, you will not be a record holder for such purposes and will not be entitled to attend or vote on any proposals presented at our 2012 annual meeting of stockholders.

          The record date for purposes of the cash dividend declared by our board of directors on February 15, 2012 is March 15, 2012. As a result, if this offering closes after March 15, 2012, you will not be a record holder for such purposes and will not be entitled to receive such dividend.

If securities or industry analysts cease to cover us or adversely change their recommendations regarding our Class A common stock, then our stock price and trading volume could decline.

          The trading market for our Class A common stock is influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us adversely change their recommendation regarding our unrestricted Class A common stock, our stock price could decline.

Following the consummation of the Fall Offering, we no longer qualified as a "controlled company" within the meaning of the NYSE rules and, as a result, we must comply with the NYSE corporate governance requirements within the applicable phase-in period.

          In the fourth quarter of 2011, we completed a secondary offering pursuant to which certain of our stockholders sold 23.0 million shares of Class A common stock (the "Fall Offering") at a price of $24.75 per share. Immediately following the consummation of the Fall Offering, we no longer qualified as a "controlled company" within the meaning of the NYSE rules and, as a result, are no longer exempt from complying with certain of the NYSE corporate governance requirements. We currently comply with all applicable corporate governance requirements, which permit us to have a nominating and corporate governance committee (the "Nominating Committee") that does not consist entirely of independent directors until one year from the consummation of the Fall Offering. Accordingly, during this phase-in period, or so long as the Nominating Committee does not consist entirely of independent directors, our stockholders will not have the same protections afforded to stockholders of companies that have entirely independent nominating committees. Additionally, if we are delayed in complying, or do not comply, with such NYSE corporate governance requirements during this phase-in period, we may be subject to enforcement actions by the NYSE.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus includes forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements that may relate to our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Many of these statements appear, in particular, under the headings "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". Forward-looking statements can often be identified by the use of terminology such as "subject to", "believe", "anticipate", "plan", "expect", "intend", "estimate", "project", "may", "will", "should", "would", "could", "can", the negatives thereof, variations thereon and similar expressions, or by discussions of strategy.

          All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain. We may not realize our expectations, and our beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements. The following uncertainties and factors, among others (including those set forth under "Risk Factors"), could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements:

  •
  significant competition in our industry;

  •
  unfavorable publicity or consumer perception of our products;

  •
  increases in the cost of borrowings and limitations on availability of additional debt or equity capital;

  •
  our debt levels and restrictions in our debt agreements;

  •
  the incurrence of material product liability and product recall costs;

  •
  loss or retirement of key members of management;

  •
  costs of compliance and our failure to comply with new and existing governmental regulations including, but not limited to, tax regulations;

  •
  costs of litigation and the failure to successfully defend lawsuits and other claims against us;

  •
  the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

  •
  economic, political and other risks associated with our international operations;

  •
  our failure to keep pace with the demands of our customers for new products and services;

  •
  disruptions in our manufacturing system or losses of manufacturing certifications;

  •
  disruptions in our distribution network;

  •
  the lack of long-term experience with human consumption of ingredients in some of our products;

  •
  increases in the frequency and severity of insurance claims, particularly claims for which we are self-insured;

  •
  the failure to adequately protect or enforce our intellectual property rights against competitors;

  •
  changes in raw material costs and pricing of our products;

  •
  failure to successfully execute our growth strategy, including any delays in our planned future growth, any inability to expand our franchise operations or attract new franchisees, or any inability to expand our company-owned retail operations;

  •
  changes in applicable laws relating to our franchise operations;

  •
  damage or interruption to our information systems;

  •
  the impact of current economic conditions on our business;

  •
  natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events; and

  •
  our failure to maintain effective internal controls.

          Consequently, forward-looking statements should be regarded solely as our current plans, estimates and beliefs. You should not place undue reliance on forward-looking statements. We cannot guarantee future results, events, levels of activity, performance or achievements. We do not undertake and specifically decline any obligation to update, republish or revise forward-looking statements to reflect future events or circumstances or to reflect the occurrences of unanticipated events.

 USE OF PROCEEDS

          The selling stockholders are selling all of the shares of Class A common stock being sold in this offering, including any shares sold upon the exercise of the underwriters' option to purchase additional shares of Class A common stock. See "Principal and Selling Stockholders". Accordingly, we will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders in this offering. Any proceeds received by us in connection with the exercise of options by certain of the selling stockholders to purchase shares of our Class A common stock to be sold in this offering will be used to pay transaction expenses incurred by us in connection with this offering, estimated at $0.7 million and for general corporate purposes.

DIVIDEND POLICY

          On February 15, 2012, our board of directors authorized and declared a cash dividend for the first quarter of 2012 of $0.11 per share of common stock, payable on or about March 30, 2012 to stockholders of record as of the close of business on March 15, 2012. If this offering closes after March 15, 2012, you will not be a record holder for purposes of such dividend. We currently intend to pay regular quarterly dividends; however, the declaration of such future dividends and the establishment of the per share amount, record dates and payment dates for such future dividends are subject to the final determination and approval of our board of directors and will depend on many factors, including our financial condition, future earnings and cash flows, legal requirements, taxes and any other factors that our board of directors deems relevant.

 PRICE RANGE OF OUR CLASS A COMMON STOCK

          Our Class A common stock has been listed for trading on the NYSE under the symbol "GNC" since it began trading on April 1, 2011. The IPO was priced at $16.00 per share on March 31, 2011.

          The following table sets forth, for the periods indicated below, the high and low sales prices per share of our Class A common stock as reported on the NYSE since April 1, 2011:

2011	High	Low
Second Quarter (beginning April 1, 2011)	$22.43	$16.08
Third Quarter	$26.48	$19.72
Fourth Quarter	$29.50	$19.52
2012
First Quarter (through February 29, 2012)	$33.70	$25.60

          On February 29, 2012, the closing price per share of our Class A common stock on the NYSE was $32.37. As of February 28, 2012, there were 59 stockholders of record, including 47 holders of restricted stock, of our Class A common stock.

CAPITALIZATION

          The following table sets forth our capitalization as of December 31, 2011.

          The table below should be read in conjunction with "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Capital Stock", "Description of Certain Debt" and our consolidated financial statements and their notes included elsewhere in this prospectus.

As of December 31, 2011
(In millions, except share data)
Cash and cash equivalents	$128.4

Long-term debt (including current maturities):
Senior Credit Facility(1)	897.4
Mortgage and capital leases	4.1

Total long-term debt	901.5

Stockholders' equity:
Common stock, $0.001 par value(2):
Class A, 105,988,399 shares issued, 102,984,260 shares outstanding and 3,004,139 shares held in treasury, 300,000,000 shares authorized	0.1
Class B, 2,060,178 shares issued and outstanding, 30,000,000 shares authorized(3)	—
Paid-in-capital	741.9
Retained earnings	298.8
Treasury stock, at cost	(65.0)
Accumulated other comprehensive income	2.7

Total stockholders' equity	978.5

Total capitalization	$2,008.4

(1)
The Senior Credit Facility consists of the Term Loan Facility (as defined in this prospectus) and the Revolving Credit Facility, which is undrawn.

(2)
With respect to our Class A and Class B common stock, we are authorized to issue 300,000,000 shares collectively at December 31, 2011.

(3)
Immediately following the consummation of this offering, all of the shares of Class B common stock will convert into an equal number of shares of Class A common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

          The selected consolidated financial data presented below as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 are derived from our audited consolidated financial statements and footnotes included elsewhere in this prospectus. The selected consolidated financial data presented below as of December 31, 2009, 2008 and 2007, for the year ended December 31, 2008 and for the periods from March 16, 2007 to December 31, 2007 (the "2007 Successor Period" and, collectively with the years ended December 31, 2011, 2010, 2009 and 2008, the "Successor Periods") and from January 1, 2007 to March 15, 2007 are derived from our audited consolidated financial statements and footnotes, which are not included in this prospectus. The selected consolidated financial data for the period January 1, 2007 to March 15, 2007 represent the period during which GNC Parent Corporation was owned by an investment fund managed by Apollo Management V, L.P. ("Apollo").

          Together with our wholly owned subsidiary GNC Acquisition Inc., we entered into the Agreement and Plan of Merger (the "Merger Agreement") with GNC Parent Corporation on February 8, 2007. Pursuant to the Merger Agreement and on March 16, 2007, GNC Acquisition Inc. was merged with and into GNC Parent Corporation, with GNC Parent Corporation as the surviving corporation and our wholly owned subsidiary (the "Merger"). As a result of the Merger, the consolidated statement of operations for the Successor Periods includes the following: interest and amortization expense resulting from the issuance of, or associated with, the Senior Floating Rate Toggle Notes due 2014 (the "Senior Notes"), the 10.75% Senior Subordinated Notes due 2015 (the "Senior Subordinated Notes"), and the Old Senior Credit Facility, and amortization of intangible assets related to the Merger. Further, as a result of purchase accounting, the fair values of our assets on the date of the Merger became their new cost basis.

          You should read the following financial information together with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and their related notes included elsewhere in this prospectus.

	Successor					Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
	(Dollars in millions, except share data)
Statement of Operations Data:
Revenue:
Retail	$1,518.5	$1,344.4	$1,256.3	$1,219.3	$909.3	$259.3
Franchising	334.8	293.6	264.2	258.0	193.9	47.2
Manufacturing/Wholesale	218.9	184.2	186.5	179.4	119.8	23.3

Total revenue	$2,072.2	$1,822.2	$1,707.0	$1,656.7	$1,223.0	$329.8
Cost of sales, including costs of warehousing and distribution, and occupancy	1,318.4	1,179.9	1,116.4	1,082.6	814.2	212.2

Gross profit	753.8	642.3	590.6	574.1	408.8	117.6
Compensation and related benefits	291.3	273.8	263.0	249.8	195.8	64.3
Advertising and promotion	52.9	51.7	50.0	55.1	35.0	20.5
Other selling, general, and administrative	113.5	100.7	96.7	98.9	71.5	17.6
Other (income) expense	0.1	(0.3)	(0.1)	0.7	(0.4)	(0.2)
Transaction and strategic alternative related costs	13.5	4.0	—	—	—	34.6

Operating income (loss)	282.5	212.4	181.0	169.6	106.9	(19.2)
Interest expense, net	74.9	65.4	69.9	83.0	75.5	72.8

Income (loss) before income taxes	207.6	147.0	111.1	86.6	31.4	(92.0)
Income tax expense (benefit)	75.3	50.4	41.6	32.0	12.6	(21.6)

Net income (loss)	132.3	$96.6	$69.5	$54.6	$18.8	$(70.4)

Weighted average shares outstanding:
Basic	100,261	87,339	87,421	87,761	87,784	50,607
Diluted	103,010	88,917	87,859	87,787	87,784	50,607
Net income (loss) per share(1):
Basic	$1.27	$0.87	$0.58	$0.43	$0.08	$(1.39)
Diluted	$1.24	$0.85	$0.58	$0.43	$0.08	$(1.39)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$128.4	$193.9	$89.9	$44.3	$28.9
Working capital(2)	474.5	484.5	397.0	306.8	258.1
Total assets	2,429.6	2,425.1	2,318.1	2,293.8	2,239.6
Total current and non-current long-term debt	901.5	1,058.5	1,059.8	1,084.7	1,087.0
Preferred stock	—	218.4	197.7	179.3	162.2
Total stockholders' equity	978.5	619.5	534.2	474.5	446.4
Statement of Cash Flows:
Net cash provided by (used in) operating activities	$174.7	$141.5	$114.0	$77.4	$92.0	$(67.5)
Net cash used in investing activities	(65.5)	(36.1)	(42.2)	(60.4)	(1,672.2)	(6.2)
Net cash (used in) provided by financing activities	(173.6)	(1.5)	(26.4)	(1.4)	1,598.7	58.7
Other Data:
EBITDA(3)	$329.3	$259.4	$227.7	$212.1	$136.9	$(11.8)
Capital expenditures	43.8	32.5	28.7	48.7	28.9	5.7

(1)
Includes impact of dividends on shares of our Series A preferred stock, all of which were redeemed in connection with the IPO.

(2)
Working capital represents current assets less current liabilities.

(3)
We define EBITDA as net income before interest expense (net), income tax expense, depreciation and amortization. Management uses EBITDA as a tool to measure operating performance of the business. EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to U.S. GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

The following table reconciles EBITDA to net income (loss) as determined in accordance with U.S. GAAP for the periods indicated:

	Successor										Predecessor
	Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		March 16- December 31, 2007		January 1- March 15, 2007
	(dollars in millions)
Net income (loss)	$132.3		$96.6		$69.5		$54.6		$18.8		$(70.4)
Interest expense, net	74.9		65.4		69.9		83.0		75.5		72.8
Income tax expense (benefit)	75.3		50.4		41.6		32.0		12.6		(21.6)
Depreciation and amortization	46.8		47.0		46.7		42.5		30.0		7.4

EBITDA	$329.3	(a)	$259.4	(b)	$227.7	(c)	$212.1	(c)	$136.9	(c)	$(11.8	)(d)

  (a)
  For the year ended December 31, 2011, EBITDA includes $17.4 million of expenses, including $13.5 million of expenses related to the IPO and the Fall Offering, $3.5 million of expenses related to executive severance and $0.4 million of expenses related to payments to the Sponsors under the ACOF Management Services Agreement and Class B common stock, which payments ceased following the IPO.

  (b)
  For the year ended December 31, 2010, EBITDA includes the following expenses: $4.0 million of expenses principally related to the exploration of strategic alternatives, and $1.5 million of payments to the Sponsors under the ACOF Management Services Agreement and Class B common stock, which payments ceased following the IPO.

  (c)
  For each of the years ended December 31, 2009 and 2008, and the 2007 Successor Period, EBITDA includes $1.5 million, $1.5 million and $1.2 million, respectively, related to payments to the Sponsors under the ACOF Management Services Agreement and Class B common stock, which payments ceased following the IPO.

  (d)
  For the period January 1, 2007 to March 15, 2007, EBITDA includes $34.6 million of Merger related costs and $0.4 million related to payments to our prior sponsors for management fees.
(5)
Capital expenditures for the year ended December 31, 2008 include approximately $10.1 million incurred in conjunction with our store register upgrade program.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion in conjunction with "Selected Consolidated Financial Data" and our audited consolidated financial statements and the related notes thereto. The discussion in this section contains forward-looking statements that involve risks and uncertainties. See "Risk Factors" included elsewhere in this prospectus for a discussion of important factors that could cause actual results to differ materially from those described or implied by the forward-looking statements contained herein. We urge you to review the information set forth in "Special Note Regarding Forward-Looking Statements" and "Risk Factors" included elsewhere in this prospectus.

Business Overview

          We are a global specialty retailer of nutritional supplements, which include VMHS, sports nutrition products, diet products and other wellness products. We derive our revenues principally from product sales through our company-owned stores and online through GNC.com and LuckyVitamin.com, domestic and international franchise activities and sales of products manufactured in our facilities to third parties. We sell products through a worldwide network of more than 7,600 locations operating under the GNC brand name.

Executive Overview

          In 2011, we continued to focus on achieving our five principal corporate goals: growing company-owned domestic retail earnings, growing company-owned domestic retail square footage, growing our international footprint, expanding our e-commerce business and further leveraging of the GNC brand. These goals are designed to drive both short-term and long-term financial results. The following are some of the results in 2011 from these efforts:

  •
  Our company-owned domestic same store sales increased by 10.1%, which includes a 37.3% increase from our GNC.com business.

  •
  We increased our company-owned domestic store count by 131 net new stores, or 4.8%.

  •
  Our retail segment sales increased by 13.0%, and operating income increased by 33.9%.

  •
  Total franchising revenue grew 14.0%, and operating income increased by 18.6%.

  •
  Domestic franchising revenue grew 11.5%, and we added 21 net new franchise stores.

  •
  International franchise revenue grew by 16.6%, as we added 153 net new franchise stores.

  •
  We began making wholesale sales in China through multiple retailers and other distribution channels.

  •
  We acquired LuckyVitamin.com in August 2011. LuckyVitamin.com generated $14.5 million of revenue in 2011 following the date of its acquisition.

  •
  We increased our sales in our wholesale/manufacturing segment by 18.8% through our new wholesale distribution channels, including Sam's Club and PetSmart, and increased third-party sales.

  •
  Consistent with our focus on communicating our core "Live Well" theme in both magazine and print, we expanded our marketing campaign to include a "best in class" theme. The campaign's branding images reflect our core customer — youthful, athletic, aspirational and goal oriented.

  •
  We generated 13.7% of total revenue growth which drove a 33.0% increase in total operating income. However, excluding certain expenses associated with the IPO, the Fall Offering, executive severance and other strategic alternative costs, total operating income increased by 37.6% in 2011 compared to 2010.

          On March 4, 2011, General Nutrition Centers, Inc. ("Centers") entered into a $1.2 billion term loan facility with a term of seven years (the "Term Loan Facility") and an $80.0 million revolving credit facility with a term of five years (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Senior Credit Facility"). Centers used a portion of the proceeds from the Term Loan Facility to refinance its former indebtedness, including all outstanding indebtedness under its former senior credit facility, consisting of a $675.0 million term loan facility (the "Old Term Loan Facility") and a $60.0 million senior revolving credit facility (the "Old Revolving Credit Facility" and, together with the Old Term Loan Facility, the "Old Senior Credit Facility"), the Senior Notes and the Senior Subordinated Notes, and to pay related fees and expenses (collectively, the "Refinancing"). As of the date hereof, the Revolving Credit Facility remains undrawn. After giving effect to the Refinancing and based on the current LIBOR, we expect to incur approximately $42 million of interest expense per year.

          On April 6, 2011, we completed the IPO. We used the net proceeds from the IPO, together with cash on hand (including additional funds from the Refinancing), to redeem all of our outstanding Series A preferred stock, repay $300.0 million of outstanding borrowings under the Term Loan Facility and pay Sponsor-related obligations of approximately $11.1 million. During the fourth quarter of 2011, we completed the Fall Offering pursuant to which certain of our stockholders sold 23.0 million shares of Class A common stock.

Revenues and Operating Performance from our Segments

          We measure our operating performance primarily through revenues and operating income from our three segments, Retail, Franchise and Manufacturing/Wholesale, and through the management of unallocated costs from our warehousing, distribution and corporate segments, as follows:

  •
  Retail:    We generate retail revenues by sales at our company-owned stores and online through GNC.com and LuckyVitamin.com. Although we believe that our retail and franchise businesses are not seasonal in nature, historically we have experienced, and expect to continue to experience, a variation in our net sales and operating results from quarter to quarter, with the first half of the year being stronger than the second half of the year. According to Nutrition Business Journal's Supplement Business Report 2011, our industry is expected to grow at an annual average rate of approximately 3.7% through 2017. As a leader in our industry, we expect our organic retail revenue to grow faster than the projected industry growth as a result of our disproportionate market share, scale economies in purchasing and advertising, strong brand awareness and vertical integration.

  •
  Franchise:    We generate franchise revenues primarily from:

  (1)
  product sales to our franchisees;

  (2)
  royalties on franchise retail sales; and

  (3)
  franchise fees, which we charge for initial franchise awards, renewals and transfers of franchises.

          Although we do not anticipate the number of our domestic franchise stores to grow substantially, we expect to achieve domestic franchise store revenue growth consistent with projected industry growth of approximately 3.7% through 2017, which we expect to generate from royalties on franchise retail sales and product sales to our existing franchisees. As a result of our efforts to expand our international presence and provisions in our international franchising agreements requiring franchisees to open additional stores, we have increased our international store base in recent periods and expect to continue to increase the number of our international franchise stores over the next five years. We believe this will result in additional franchise fees associated with new store openings and increased revenues from product sales to, and royalties from, new franchisees. As our existing international franchisees continue to open additional stores, we also anticipate that franchise revenue from international operations will be driven by increased product sales to, and royalties from, our franchisees. Since our international franchisees pay royalties to us in U.S. dollars, any strengthening of the U.S. dollar relative to our franchisees' local currency may offset some of the growth in royalty revenue.

  •
  Manufacturing/Wholesale:    We generate manufacturing/wholesale revenues through sales of manufactured products to third parties, generally for third-party private label brands, the sale of our proprietary and third-party products to and through Rite Aid and www.drugstore.com and the sale of our proprietary products to and through PetSmart and Sam's Club. We also record license fee revenue from the opening of franchise store-within-a-store locations within Rite Aid stores. Our revenues generated by our manufacturing and wholesale operations are subject to our available manufacturing capacity.

          A significant portion of our business infrastructure is comprised of fixed operating costs. Our vertically-integrated distribution network and manufacturing capacity can support higher sales volume without significant incremental costs. We therefore expect our operating expenses to grow at a lesser rate than our revenues, resulting in positive operating leverage.

          The following trends and uncertainties in our industry could affect our operating performance as follows:

  •
  broader consumer awareness of health and wellness issues and rising healthcare costs may increase the use of the products we offer and positively affect our operating performance;

  •
  interest in, and demand for, condition-specific products based on scientific research may positively affect our operating performance if we can timely develop and offer such condition-specific products;

  •
  the effects of favorable and unfavorable publicity on consumer demand with respect to the products we offer or the ingredients they contain or any similar products distributed by other companies may have similarly favorable or unfavorable effects on our operating performance;

  •
  a lack of long-term experience with human consumption of ingredients in some of our products could create uncertainties with respect to the health risks, if any, related to the consumption of such ingredients and negatively affect our operating performance;

  •
  increased costs associated with complying with new and existing governmental regulation and product recalls may negatively affect our operating performance; and

  •
  a decline in disposable income available to consumers may lead to a reduction in consumer spending and negatively affect our operating performance.

Basis of Presentation

          The accompanying consolidated financial statements and footnotes have been prepared by us in accordance with accounting principles generally accepted in the United States and with the instructions to Regulation S-K and Regulation S-X. Our normal reporting period is based on a calendar year.

Results of Operations

          The following information presented as of December 31, 2011, 2010 and 2009 and for the years then ended was derived from our audited consolidated financial statements and accompanying notes which are included elsewhere in this prospectus.

          As discussed in Note 16, "Segments", to our audited consolidated financial statements, we evaluate segment operating results based on several indicators. The primary key performance indicators are revenues and operating income or loss for each segment. Revenues and operating income or loss, as evaluated by management, exclude certain items that are managed at the consolidated level, such as warehousing and transportation costs, impairments and other corporate costs. The following discussion compares the revenues and the operating income by segment, as well as those items excluded from the segment totals.

          Same store sales growth reflects the percentage change in same store sales in the period presented compared to the prior year period. Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. We also include internet sales, as generated through GNC.com, LuckyVitamin.com and www.drugstore.com, in our company-owned domestic same store sales calculation. When a store's square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. We exclude from the calculation sales during the period presented that occurred on or after the date of relocation to a different mall or shopping center or the date of a conversion.

	Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009
	(Dollars in millions)
Statement of operations data:
Revenue:
Retail	$1,518.5	73.3%	$1,344.4	73.8%	$1,256.3	73.6%
Franchising	334.8	16.1%	293.6	16.1%	264.2	15.5%
Manufacturing/Wholesale	218.9	10.6%	184.2	10.1%	186.5	10.9%

Total net revenue	$2,072.2	100.0%	$1,822.2	100.0%	$1,707.0	100.0%

Operating expenses:
Cost of sales, including costs of warehousing and distribution, and occupancy	1,318.4	63.6%	1,179.9	64.8%	1,116.4	65.4%
Compensation and related benefits	291.3	14.1%	273.8	15.0%	263.0	15.4%
Advertising and promotion	52.9	2.5%	51.7	2.8%	50.0	2.9%
Other selling, general, and administrative	105.5	5.1%	92.9	5.1%	86.9	5.1%
Amortization expense	8.0	0.4%	7.8	0.4%	9.8	0.6%
Foreign currency (gain) loss	0.1	0.0%	(0.3)	0.0%	(0.1)	0.0%
Transaction and strategic alternative related costs	13.5	0.7%	4.0	0.2%	—	0.0%

Total operating expenses	1,789.7	86.4%	1,609.8	88.3%	1,526.0	89.4%

Operating income:
Retail	243.5	11.8%	181.9	10.0%	153.1	9.0%
Franchising	111.3	5.4%	93.8	5.1%	80.8	4.7%
Manufacturing/Wholesale	82.2	4.0%	69.4	3.8%	73.5	4.3%
Unallocated corporate and other costs:
Warehousing and distribution costs	(60.6)	-3.0%	(55.0)	-3.0%	(53.6)	-3.1%
Corporate costs	80.4)	-3.9%	(73.7)	-4.0%	(72.8)	-4.3%
Transaction related costs	(13.5)	-0.7%	4.0	-0.2%	—	0.0%

Subtotal unallocated corporate and other costs, net	(154.5)	-7.6%	(132.7)	-7.3%	(126.4)	-7.4%

Total operating income (loss)	282.5	13.6%	212.4	11.7%	181.0	10.6%
Interest expense, net	74.9		65.4		69.9

Income before income taxes	207.6		147.0		111.1
Income tax expense	75.3		50.4		41.6

Net income	$132.3		$96.6		$69.5

          Note:    The numbers in the above table have been rounded. All calculations related to the Results of Operations for the year-over-year comparisons below were derived from unrounded data and could occasionally differ immaterially if you were to use the table above for these calculations.

Comparison of the Years Ended December 31, 2011 and 2010

  Revenues

          Our consolidated net revenues increased $250.0 million, or 13.7%, to $2,072.2 million for the year ended December 31, 2011 compared to $1,822.2 million in 2010. The increase was the result of increased sales in each of our segments.

          Retail.    Revenues in our Retail segment increased $174.1 million, or 13.0%, to $1,518.5 million for the year ended December 31, 2011 compared to $1,344.4 million in 2010. Domestic retail revenue increased $156.2 million, representing a $125.5 million, or 10.1%, increase in our same store sales and a $30.7 million increase in our non-same store sales. The increase in domestic retail revenues was primarily due to sales increases in the sports nutrition and vitamin product categories, and also included an increase in sales from GNC.com of $22.1 million, or 37.3%, to

$81.1 million in 2011 compared to $59.0 million for 2010. Sales from LuckyVitamin.com contributed $14.5 million to the increase in revenue. Canadian same store and non same store sales were flat in local currency for 2011 compared to 2010, but increased by $3.4 million in U.S. dollars. Our company-owned store base increased by 131 domestic stores to 2,879 at December 31, 2011 compared to 2,748 at December 31, 2010, due to new store openings and franchise store acquisitions. Our Canadian store base decreased by 2 stores, with 167 stores at December 31, 2011 compared to 169 stores at December 31, 2010.

          Franchise.    Revenues in our Franchise segment increased $41.2 million, or 14.0%, to $334.8 million for the year ended December 31, 2011 compared to $293.6 million in 2010. Domestic franchise revenues increased $21.5 million to $207.3 million for the year ended December 31, 2011 compared to $185.9 million in 2010, primarily due to higher wholesale revenues, royalties and fees. Our domestic franchise same store sales for the year ended December 31, 2011 increased by 7.0% from 2010. There were 924 domestic franchise stores at December 31, 2011 compared to 903 stores at December 31, 2010. International franchise revenue increased by $17.8 million, to $125.5 million for the year ended December 31, 2011 from $107.6 million in 2010, primarily as a result of increases in product sales, royalties and fees. Our international franchise store base increased by 153 stores to 1,590 at December 31, 2011 compared to 1,437 at December 31, 2010.

          Manufacturing/Wholesale.    Revenues in our Manufacturing/Wholesale segment, which includes third-party sales from our manufacturing facilities in South Carolina, as well as wholesale sales to Rite Aid, PetSmart, Sam's Club and www.drugstore.com, increased by $34.7 million, or 18.8%, to $218.9 million for the year ended December 31, 2011 compared to $184.2 million in 2010. Third party contract manufacturing sales from our South Carolina manufacturing plant increased by $13.4 million, or 12.8%, to $118.2 for the year ended December 31, 2011 compared to 2010.

  Cost of Sales

          Cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, increased $138.5 million, or 11.7%, to $1,318.4 million for the year ended December 31, 2011 compared to $1,179.9 million in 2010. Cost of sales, as a percentage of net revenue, was 63.6% and 64.8% for the year ended December 31, 2011 and 2010, respectively. The increase in cost of sales was primarily due to higher sales volumes and store counts.

  Selling, General and Administrative ("SG&A") Expenses

          SG&A expenses, including compensation and related benefits, advertising and promotion expense, other SG&A expenses, amortization expense and transaction and strategic alternative related costs, increased $41.0 million, or 9.5%, to $471.2 million, for the year ended December 31, 2011 compared to $430.2 million in 2010. These expenses, as a percentage of net revenue, were 22.7% for the year ended December 31, 2011 compared to 23.6% in 2010.

          Compensation and related benefits.    Compensation and related benefits increased $17.5 million, or 6.4%, to $291.3 million for the year December 31, 2011 compared to $273.8 million in 2010. The increase was due primarily to our increased store base and sales volume, and executive severance of $3.5 million.

          Advertising and promotion.    Advertising and promotion expenses increased $1.2 million, or 2.4%, to $52.9 million for the year ended December 31, 2011 compared to $51.7 million in 2010. The increase in advertising and promotion expense was primarily the result of an increase in in-store marketing.

          Other SG&A.    Other SG&A expenses, including amortization expense, increased $12.8 million, or 12.9%, to $113.5 million for the year ended December 31, 2011 compared to $100.7 million in

2010. This increase was due to increases in credit card fees, third-party sales commissions, bad debt expense, legal expenses, settlement expenses and other SG&A expenses.

          Transaction and strategic alternative related costs.    For the year ended December 31, 2011, we incurred $13.5 million of expenses principally related to the IPO and the Fall Offering. These primarily consisted of a payment of $11.1 million for the termination of Sponsor-related obligations and other costs of $2.4 million. In 2010, we incurred $4.0 million of expenses principally related to the exploration of strategic alternatives.

  Foreign Currency (Gain) Loss

          Foreign currency (gain) loss for the years ended December 31, 2011 and 2010 resulted primarily from accounts payable activity with our Canadian subsidiary.

  Operating Income

          As a result of the foregoing, consolidated operating income increased $70.1 million, or 33.0%, to $282.5 million for the year ended December 31, 2011 compared to $212.4 million in 2010. Operating income, as a percentage of net revenue, was 13.6% and 11.7% for the years ended December 31, 2011 and 2010, respectively. Excluding transaction related expenses and executive severance expense, operating income was $299.5 million, or 14.5% of revenue, for the year ended December 31, 2011.

          Retail.    Operating income increased $61.6 million, or 33.9%, to $243.5 million for the year ended December 31, 2011 compared to $181.9 million in 2010. The increase was due to higher margin on increased sales, partially offset by increases in wages and other selling expenses.

          Franchise.    Operating income increased $17.5 million, or 18.6%, to $111.3 million for the year ended December 31, 2011 compared to $93.8 million in 2010. The increase was due to increased wholesale product sales and royalty income.

          Manufacturing/Wholesale.    Operating income increased $12.8 million, or 18.4%, to $82.2 million for the year ended December 31, 2011 compared to $69.4 million in 2010. This was primarily due to higher revenue from third party manufacturing contracts and contributions from new wholesale customers.

          Warehousing and distribution costs.    Unallocated warehousing and distribution costs increased $5.6 million, or 10.1%, to $60.6 million for the year ended December 31, 2011 compared to $55.0 million in 2010. This increase was primarily due to higher fuel costs and increased wages to support higher sales volumes.

          Corporate costs.    Corporate overhead costs increased $6.7 million, or 9.1%, to $80.4 million for the year ended December 31, 2011 compared to $73.7 million in 2010. This increase was due to increases in executive severance expense of $3.5 million and other SG&A expenses.

          Transaction and strategic alternative related costs.    Transaction and strategic alternative related costs were $13.5 million for the year ended December 31, 2011. These primarily consisted of a payment of $11.1 million for termination of Sponsor-related obligations and other costs of $2.4 million. In 2010, we incurred $4.0 million of expenses principally related to the exploration of strategic alternatives.

  Interest Expense

          Interest expense increased $9.5 million, or 14.6%, to $74.9 million for the year ended December 31, 2011 compared to $65.4 million in 2010. This increase included $23.2 million related to the Refinancing: $5.8 million related to the termination of interest rate swaps, $13.4 million of deferred financing fees related to former indebtedness, $1.6 million in original issue discount related to the Senior Subordinated Notes and $2.4 million related to the defeasance of the Senior Notes and Senior Subordinated Notes. Additionally, we recognized $4.9 million of original issue discount and deferred financing fees expense related to the $300.0 million pay down of debt in connection with the IPO. The increase was partially offset by a decrease in overall interest rates and outstanding indebtedness.

  Income Tax Expense

          We recognized $75.3 million (or 36.3% of pre-tax income) of income tax expense for the year ended December 31, 2011 compared to $50.4 million (or 34.3% of pre-tax income) in 2010. The 2011 income tax expense includes $2.3 million, or 1.5% of pretax income, related to non-deductible costs. Income tax expense for the years ended December 31, 2011 and 2010 was reduced by valuation allowance adjustments of $1.5 million and $3.1 million, respectively. These valuation allowance adjustments reflected a change in circumstances that caused a change in judgment about the realizability of certain deferred tax assets related to state net operating losses. Also, for 2011, income tax expense was favorably impacted by $2.6 million related to non-recurring tax credits.

  Net Income

          As a result of the foregoing, consolidated net income increased $35.7 million, or 37.0%, to $132.3 million for the year ended December 31, 2011 compared to $96.6 million in 2010. Net income for the year ended December 31, 2011 includes $31.2 million of transaction related expense, net of tax effect, related to the Refinancing, the IPO, the Fall Offering and executive severance. For the year ended December 31, 2011, excluding transaction related expenses related to the Refinancing, the IPO, the Fall Offering, and executive severance, net income, net of tax effect, was $163.5 million.

Comparison of the Years Ended December 31, 2010 and 2009

  Revenues

          Our consolidated net revenues increased $115.2 million, or 6.7%, to $1,822.2 million for the year ended December 31, 2010 compared to $1,707.0 million in 2009. The increase was the result of increased sales in our Retail and Franchise segments, partially offset by a decline in our Manufacturing/Wholesale segment.

          Retail.    Revenues in our Retail segment increased $88.1 million, or 7.0%, to $1,344.4 million for the year ended December 31, 2010 compared to $1,256.3 million in 2009. Domestic retail revenue increased $64.8 million as a result of an increase in our same store sales and $17.1 million in our non-same store sales. The same store sales increase includes GNC.com revenue, which increased $12.2 million, or 26.2%, to $59.0 million, compared to $46.8 million in 2009. Sales increases occurred primarily in the vitamin and sports nutrition categories. Our company-owned domestic same store sales, including our internet sales, improved by 5.6% in 2010 compared to 2009. Canadian retail revenue increased by $6.1 million in U.S. dollars. In local currency, Canadian retail revenue declined by CAD $3.3 million. This decline was primarily a result of a CAD $5.6 million, or 5.7%, decline in company-owned same store sales, partially offset by an increase of CAD $2.3 million in non-same store sales. Our company-owned store base increased by 83 domestic stores to 2,748 compared to 2,665 at December 31, 2009, primarily due to new store openings and franchise store acquisitions, and by two Canadian stores to 169 at December 31, 2010 compared to 167 at December 31, 2009.

          Franchise.    Revenues in our Franchise segment increased $29.4 million, or 11.1%, to $293.6 million for the year ended December 31, 2010 compared to $264.2 million in 2009. Domestic franchise revenue increased by $7.2 million, or 4.0%, to $185.9 million in 2010, compared to $178.7 million in 2009, primarily due to higher wholesale revenues and fees. There were 903 stores at December 31, 2010 compared to 909 stores at December 31, 2009. International franchise revenue increased by $22.2 million, or 25.8%, to $107.6 million in 2010, compared to $85.5 million in 2009, primarily the result of increases in product sales and royalties. Our international franchise store base increased by 130 stores to 1,437 at December 31, 2010 compared to 1,307 at December 31, 2009.

          Manufacturing/Wholesale.    Revenues in our Manufacturing/Wholesale segment, which includes third-party sales from our manufacturing facility in South Carolina, as well as wholesale sales to Rite Aid, www.drugstore.com and PetSmart, decreased $2.3 million, or 1.2%, to $184.2 million for the year ended December 31, 2010 compared to $186.5 million in 2009. Third-party sales decreased in the South Carolina manufacturing plant by $15.3 million due primarily to our transition from low margin commodity products to higher margin, specialty product contracts and other revenue decreased by $1.1 million. This was partially offset by an increase in wholesale revenue of $14.1 million.

  Cost of Sales

          Cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, increased $63.5 million, or 5.7%, to $1,179.9 million for the year ended December 31, 2010 compared to $1,116.4 million in 2009. Cost of sales, as a percentage of net revenue, was 64.8% for the year ended December 31, 2010 compared to 65.4% for the year ended December 31, 2009. Cost of sales increased primarily due to higher sales volumes, higher lease related costs as a result of operating 85 more stores at December 31, 2010 than 2009, and higher fulfillment costs related to increased web sales.

  SG&A Expenses

          Our consolidated SG&A expenses, including compensation and related benefits, advertising and promotion expense, other SG&A expenses and amortization expense, increased $20.5 million, or 5.1%, to $430.2 million, for the year ended December 31, 2010 compared to $409.7 million in 2009. These expenses, as a percentage of net revenue, were 23.6% for the year ended December 31, 2010 compared to 24.0% for the year ended December 31, 2009.

          Compensation and related benefits.    Compensation and related benefits increased $10.8 million, or 4.1%, to $273.8 million for the year ended December 31, 2010 compared to $263.0 million in 2009. The increase was due primarily to support our increased store base and sales volume.

          Advertising and promotion.    Advertising and promotion expenses increased $1.7 million, or 3.4%, to $51.7 million in 2010 compared to $50.0 million in 2009. Advertising expense increased primarily as a result of increases in media and production costs of $1.4 million, in store signage costs of $1.3 million and other advertising costs of $0.9 million, partially offset by decreases in print advertising costs of $1.9 million.

          Other SG&A.    Other SG&A expenses, including amortization expense, increased $4.0 million, or 4.1%, to $100.7 million for the year ended December 31, 2010 compared to $96.7 million for the year ended December 31, 2009. Increases in other SG&A expenses included telecom expenses, commissions, credit card fees and other expense. These were partially offset by decreases in amortization and depreciation expenses and bad debt expense.

          Transaction and strategic alternative related costs.    In addition to the above, we incurred $4.0 million of expenses principally related to the exploration of strategic alternatives.

  Foreign Currency (Loss) Gain

          Foreign currency (loss) gain for the years ended December 31, 2010 and 2009 resulted primarily from accounts payable activity with our Canadian subsidiary.

  Operating Income

          As a result of the foregoing, consolidated operating income increased $31.4 million, or 17.3%, to $212.4 million for the year ended December 31, 2010 compared to $181.0 million in 2009. Operating income, as a percentage of net revenue, was 11.7% and 10.6% for the years ended December 31, 2010 and 2009, respectively.

          Retail.    Operating income increased $28.8 million, or 18.8%, to $181.9 million for the year ended December 31, 2010 compared to $153.1 million in 2009. The increase was primarily the result of higher dollar margins on increased sales volumes offset by increases in occupancy costs, compensation costs and other SG&A expenses.

          Franchise.    Operating income increased $13.0 million, or 16.1%, to $93.8 million for the year ended December 31, 2010 compared to $80.8 million in 2009. This increase was due to increases in royalty income, franchise fees, higher dollar margins on increased product sales to franchisees and reductions in bad debt expenses and amortization expense.

          Manufacturing/Wholesale.    Operating income decreased $4.1 million, or 5.6%, to $69.4 million for the year ended December 31, 2010 compared to $73.5 million in 2009. This decrease was primarily the result of lower dollar margins on decreased sales volumes from our South Carolina manufacturing facility.

          Warehousing and Distribution Costs.    Unallocated warehousing and distribution costs increased $1.4 million, or 2.6%, to $55.0 million for the year ended December 31, 2010 compared to $53.6 million in 2009. The increase in costs was primarily due to increases in distribution wages and fuel costs.

          Corporate Costs.    Corporate overhead costs increased $4.9 million, or 6.7%, to $77.7 million for the year ended December 31, 2010 compared to $72.8 million in 2009. This increase was due to increases in compensation expenses, incentives and health insurance costs offset by decreases in other SG&A expenses.

          Transaction and strategic alternative related costs.    Transaction and strategic alternative related costs were $4.0 million of expenses principally related to the exploration of strategic alternatives for the year ended December 31, 2010.

  Interest Expense

          Interest expense decreased $4.5 million, or 6.4%, to $65.4 million for the year ended December 31, 2010 compared to $69.9 million in 2009. This decrease was primarily attributable to decreases in interest rates on the variable portion of our debt in 2010 compared to 2009.

  Income Tax Expense

          We recognized $50.4 million of income tax expense (or 34.3% of pre-tax income) during the year ended December 31, 2010 compared to $41.6 million (or 37.4% of pre-tax income) in 2009. In 2010, we recorded a valuation allowance adjustment of $3.1 million, which reduced income tax expense. This valuation allowance adjustment reflected a change in circumstances that caused a change in judgment about the realizability of certain deferred tax assets related to state net operating losses. As a result of being able to fully utilize our remaining federal net operating losses in 2009, we were able to realize additional federal income tax benefits in 2010 related to certain federal tax credits and incentives.

  Net Income

          As a result of the foregoing, consolidated net income increased $27.1 million to $96.6 million for the year ended December 31, 2010 compared to $69.5 million in 2009.

Liquidity and Capital Resources

          At December 31, 2011, we had $128.4 million in cash and cash equivalents and $474.5 million in working capital, compared with $193.9 million in cash and cash equivalents and $484.5 million in working capital at December 31, 2010. The $10.0 million decrease in our working capital was primarily due to a decrease in cash related to our repurchase of an aggregate of $61.6 million in shares of Class A common stock under a share repurchase program and repayment of indebtedness in connection with the IPO.

          At December 31, 2010, we had $193.9 million in cash and cash equivalents and $484.5 million in working capital, compared to $89.9 million in cash and cash equivalents and $397.0 million in working capital at December 31, 2009. The $87.5 million increase in our working capital was primarily due to the increase in cash resulting from the increase in our net income.

          We expect to fund our operations through internally generated cash and, if necessary, from borrowings under the Revolving Credit Facility. At December 31, 2011, we had $72.0 million available under the Revolving Credit Facility, after giving effect to $8.0 million utilized to secure letters of credit.

          In January 2012 we completed our share repurchase program, whereby we repurchased a total of 2.4 million shares of Class A common stock for an aggregate purchase price of approximately $67.5 million. In February 2012, our board of directors authorized a new share repurchase program pursuant to which we may purchase up to 1.0 million shares of Class A common stock over the forthcoming year.

          We expect that our primary uses of cash in the near future will be for capital expenditures, working capital requirements, repurchase of additional shares of Class A common stock under repurchase programs and funding any quarterly dividends to stockholders that are approved by our board of directors.

          We currently anticipate that cash generated from operations, together with amounts available under the Revolving Credit Facility, will be sufficient for the term of the Revolving Credit Facility, which matures on March 15, 2016, to meet our operating expenses and capital expenditures as they become due. Due to the repayment of $300.0 million of indebtedness under the Term Loan Facility in 2011 with a portion of the proceeds from the IPO, no payments are due under the Term Loan Facility until 2018. Our ability to make scheduled payments of principal on, to pay interest on or to refinance our debt and to satisfy our other debt obligations will depend on our future operating performance, which will be affected by general economic, financial and other factors beyond our control. We are currently in compliance with our debt covenant reporting and compliance obligations under the Senior Credit Facility.

Cash Provided by Operating Activities

          Cash provided by operating activities was $174.7 million, $141.5 million and $114.0 million during the years ended December 31, 2011, 2010 and 2009, respectively. The increases from each of 2009 to 2010 to 2011 was primarily due to an increase in net income. Net income increased $35.8 million in 2011 compared to 2010. Net income increased $27.0 million in 2010 compared to 2009.

          For the year ended December 31, 2011, inventory increased $56.9 million compared to 2010 as a result of increases in our finished goods. Accounts payable increased $23.2 million due to the increase in inventory and timing of payments. Accounts receivable increased $13.2 million, primarily due to increased sales to franchisees. Accrued liabilities increased by $12.3 million, primarily due to increased deferred revenue.

          In 2010, inventory increased $26.3 million compared to 2009 as a result of increases in our finished goods. Accounts receivable increased $9.6 million, primarily due to increased sales to franchisees. Accrued liabilities increased by $9.9 million, primarily due to increased deferred revenue.

Cash Used in Investing Activities

          We used cash from investing activities of $65.5 million, $36.1 million and $42.2 million for the years ended December 31, 2011, 2010 and 2009, respectively. Capital expenditures, which were primarily for improvements to our retail stores and our South Carolina manufacturing facility, were $43.8 million, $32.5 million and $28.7 million for the years ended December 31, 2011, 2010 and 2009, respectively. Also in 2011, we spent $19.8 million related to the acquisition of LuckyVitamin.com.

          Our capital expenditures typically consist of new stores, certain periodic updates in our company-owned stores and ongoing upgrades and improvements to our manufacturing facilities and information technology systems.

          In each of 2012 and 2013, we expect our capital expenditures to be approximately $50 million, which includes costs associated with growing our domestic square footage. We anticipate funding our 2012 capital requirements with cash flows from operations and, if necessary, borrowings under the Revolving Credit Facility.

Cash Used in Financing Activities

          For the year ended December 31, 2011, we used cash of $173.6 million, primarily due to repayment of indebtedness in connection with each of the Refinancing and the IPO. We borrowed $1,196.2 million under the Senior Credit Facility, repaid $1,056.0 million of indebtedness and paid $17.3 million in fees in connection with the Refinancing. We received net proceeds from the IPO of $237.3 million and used those proceeds, together with cash on hand, to redeem all of our outstanding Series A Preferred Stock and repay $300.0 million of indebtedness under the Senior Credit Facility. Additionally, we repurchased an aggregate of $61.6 million in shares of Class A common stock under a share repurchase program. Also, we received $51.0 million of proceeds from exercised options, including the associated tax benefit.

          For the years ended December 31, 2010 and 2009, we used cash of $1.7 million and $25.3 million, respectively, for payments on long-term debt.

          The following is a summary of our debt:

          Senior Credit Facility.    On March 4, 2011, Centers entered into the Senior Credit Facility, consisting of the Term Loan Facility and the Revolving Credit Facility. For a summary of the Senior

Credit Facility, see "Description of Certain Debt — Senior Credit Facility". As of December 31, 2011, we believe that we are in compliance with all covenants under the Senior Credit Facility. As of December 31, 2011, $8.0 million of the Revolving Credit Facility was pledged to secure letters of credit. The Senior Credit Facility permits us to prepay a portion or all of the outstanding balance without incurring penalties (except London Interbank Offering ("LIBO") Rate breakage costs). GNC Corporation, our indirect wholly owned subsidiary ("GNC Corporation"), and Centers' existing and future domestic subsidiaries have guaranteed Centers' obligations under the Senior Credit Facility. In addition, the Senior Credit Facility is collateralized by first priority pledges (subject to permitted liens) of Centers' equity interests and the equity interests of Centers' domestic subsidiaries.

          All borrowings under the Term Loan Facility and, initially, borrowings under the Revolving Credit Facility, bear interest, at our option, at a rate per annum equal to (A) the sum of (i) the greatest of (a) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect), (b) the federal funds effective rate plus 0.50%, (c) one month adjusted LIBOR plus 1.0% and (d) 2.25% plus (ii) the applicable margin of 2.0% or (B) the sum of (i) the greater of (a) adjusted LIBOR or (b) 1.25% plus (ii) the applicable margin of 3.0%. Borrowings under the Revolving Credit Facility shall have an applicable margin of 1.75% for ABR Loans and 2.75% for Eurodollar Loans provided our consolidated net senior secured leverage ratio is not greater than 3.25 to 1.00 and no event of default exists. In addition to paying interest on outstanding principal under the Senior Credit Facility, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum, as well as letter of credit fees of 3.0% to lenders and 0.25% to the issuing bank.

          In connection with the Refinancing, Centers used a portion of the net proceeds from the Term Loan Facility to refinance its former indebtedness, including all outstanding indebtedness under the Old Senior Credit Facility, the Senior Notes and the Senior Subordinated Notes.

          Old Senior Credit Facility.    The Old Senior Credit Facility consisted of the Old Term Loan Facility and the Old Revolving Credit Facility. As of December 31, 2010, $8.8 million was pledged to secure letters of credit. The Old Senior Credit Facility permitted us to prepay a portion or all of the outstanding balance without incurring penalties (except LIBOR breakage costs). GNC Corporation, our indirect wholly owned subsidiary, and Centers' then existing indirect domestic subsidiaries guaranteed Centers' obligations under the Old Senior Credit Facility. In addition, the Old Senior Credit Facility was collateralized by first priority pledges (subject to permitted liens) of Centers' equity interests and the equity interests of Centers' domestic subsidiaries.

          All borrowings under the Old Senior Credit Facility bore interest, at our option, at a rate per annum equal to (i) the higher of (x) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect) and (y) the federal funds effective rate, plus 0.50% per annum plus, at December 31, 2010, in each case, applicable margins of 1.25% per annum for the Old Term Loan Facility and 1.0% per annum for the Old Revolving Credit Facility or (ii) adjusted LIBOR plus 2.25% per annum for the Old Term Loan Facility and 2.0% per annum for the Old Revolving Credit Facility. In addition to paying interest on outstanding principal under the Old Senior Credit Facility, we were required to pay a commitment fee to the lenders under the Old Revolving Credit Facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum.

          Senior Notes.    In connection with the Merger, Centers completed a private offering of $300.0 million of its Senior Notes. Interest on the Senior Notes was payable semi-annually in arrears on March 15 and September 15 of each year. Interest on the Senior Notes accrued at a variable rate and was 5.8% at December 31, 2010. The Senior Notes were Centers' senior non-collateralized obligations and were effectively subordinated to all of Centers' existing collateralized debt, including the Old Senior Credit Facility, to the extent of the assets securing such debt, ranked equally with all of Centers' existing non-collateralized senior debt and ranked senior to all Centers' existing senior subordinated debt, including the Senior Subordinated Notes. The Senior Notes were guaranteed on a senior non-collateralized basis by each of Centers' then existing domestic subsidiaries (as defined in the Senior Notes indenture).

          Senior Subordinated Notes.    In connection with the Merger, Centers completed a private offering of $110.0 million of Centers' Senior Subordinated Notes. The Senior Subordinated Notes were Centers' senior subordinated non-collateralized obligations and were subordinated to all its existing senior debt, including the Old Senior Credit Facility and the Senior Notes, and ranked equally with all of Centers' existing senior subordinated debt and ranked senior to all Centers' existing subordinated debt. The Senior Subordinated Notes were guaranteed on a senior subordinated non-collateralized basis by each of Centers' then existing domestic subsidiaries (as defined in the Senior Subordinated Notes indenture). Interest on the Senior Subordinated Notes accrued at the rate of 10.75% per year from March 16, 2007 and was payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007.

Contractual Obligations

          The following table summarizes our future minimum non-cancelable contractual obligations at December 31, 2011:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
	(dollars in millions)
Long-term debt obligations(1)	$904.2	$1.6	$2.6	$—	$900.0
Scheduled interest payments(2)	242.2	39.8	79.0	78.3	45.1
Operating lease obligations(3)	468.5	117.7	172.8	104.3	73.7
Purchase commitments(4)(5)	3.5	1.7	1.4	0.4	—

	$1,618.4	$160.8	$255.8	$183.0	$1,018.8

(1)
These balances consist of the following debt obligations: (a) $900.0 million of outstanding borrowings under the Senior Credit Facility based on a variable interest rate; and (b) $4.2 million for mortgage with a fixed interest rate. Repayment of the Senior Credit Facility represents the balance remaining after a $300.0 million payment in April 2011 and does not take into account any unscheduled payments that may occur due at future cash positions.

(2)
The interest that will accrue on the long-term obligations includes variable rate payments, which are estimated using the associated LIBOR index as of December 31, 2011. Interest under the Senior Credit Facility currently accrues based on one month LIBOR.

(3)
These balances consist of the following operating leases: (a) $456.4 million for company owned retail stores; (b) $74.4 million for franchise retail stores, which is offset by $74.4 million of sublease income from franchisees; and (c) $12.1 million relating to various leases for warehouses, vehicles, and various equipment at our facilities. Operating lease obligations exclude insurance, taxes, maintenance, percentage rent and other costs. These amounts are subject to fluctuation from year to year. For each of the years ended December 31, 2011, 2010 and 2009, these amounts collectively represented approximately 36% of the aggregate costs associated with our company owned retail store operating leases.

(4)
These balances consist of $3.5 million of advertising agreements.

(5)
Excludes cash settlements with taxing authorities for unrecognized tax benefits and rent escalation liabilities because we are unable to reliably estimate the timing of such payments.

          In addition to the contractual obligations set forth in the table above, we have entered into employment agreements with certain of our executives that provide for compensation and certain other benefits. Under certain circumstances, including a change in control, some of these agreements provide for severance or other payments, if those circumstances occur during the term of the employment agreement.

Off Balance Sheet Arrangements

          As of December 31, 2011 and 2010, we had no relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off balance sheet arrangements, or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Effect of Inflation

          Inflation generally affects us by increasing costs of raw materials, labor and equipment. We do not believe that inflation had any material effect on our results of operations in the periods presented in our audited consolidated financial statements.

Critical Accounting Estimates

          You should review the significant accounting policies described in the notes to our audited consolidated financial statements under the heading "Basis of Presentation and Summary of Significant Accounting Policies" included elsewhere in this prospectus.

Use of Estimates

          Certain amounts in our audited consolidated financial statements require management to use estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Our accounting policies are described in the notes to our consolidated financial statements under the heading "Basis of Presentation and Summary of Significant Accounting Policies" included elsewhere in this prospectus. Our critical accounting policies and estimates are described in this section. An accounting estimate is considered critical if:

  •
  the estimate requires management to make assumptions about matters that were uncertain at the time the estimate was made;

  •
  different estimates reasonably could have been used; or

  •
  changes in the estimate that would have a material impact on our financial condition or our results of operations are likely to occur from period to period.

Management believes that the accounting estimates used are appropriate and the resulting balances are reasonable. However, actual results could differ from the original estimates, requiring adjustments to these balances in future periods.

Revenue Recognition

          We operate primarily as a retailer, through company-owned stores, franchise stores, our websites, and to a lesser extent, as a manufacturer and wholesaler. We apply the provisions of the standard on revenue recognition, which requires the following:

  •
  Persuasive evidence of an arrangement exists.

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  Delivery has occurred or services have been rendered.

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  The price is fixed or determinable.

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  Collectability is reasonably assured.

          We recognize revenues in our Retail segment at the moment a sale to a customer is recorded. Gross revenues are reduced by actual customer returns and a provision for estimated future customer returns, which is based on management's estimates after a review of historical customer returns. These estimates are based on historical sales return data, applied to current period sales subject to returns provisions per our company policy. Our customer returns allowance was $3.8 million and $3.4 million at December 31, 2011 and 2010, respectively. The impact of customer returns on revenue was immaterial for each of the years ended December 31, 2011, 2010 and 2009. We recognize revenues on product sales to franchisees and other third parties when the risk of loss, title and insurable risks have transferred to the franchisee or third party. We recognize revenues from franchise fees at the time a franchise store opens or at the time of franchise renewal or transfer, as applicable. Franchise royalties are earned based on a percentage of the franchisees' sales and recognized in the period in which the franchisees' sales occur.

Accounts Receivable and Allowance for Doubtful Accounts

          The majority of our retail revenues are received as cash or cash equivalents. The majority of our franchise revenues are billed to the franchisees with varying terms for payment. We offer financing to qualified domestic franchisees with the initial purchase of a franchise location. The notes are demand notes, payable monthly over periods of five to seven years. We generate a significant portion of our revenue from ongoing product sales to franchisees and third-party customers. An allowance for doubtful accounts is established based on the financial condition of our franchisees' and other third-party customers', the current status of trade receivables and any historical write-off experience. We maintain both specific and general reserves for doubtful accounts. General reserves are based upon our historical bad debt experience, overall review of our aging of accounts receivable balances, general economic conditions of our industry or the geographical regions and regulatory environments of our third-party customers and franchisees. Management's estimates of the franchisees' financial health include forecasts of the customers' and franchisees' future operating results and the collectability of receivables from them. While we believe that our business operations and communication with customers and franchisees allows us to make reasonable estimates of their financial health, actual results could differ from those predicted by management, and actual bad debt expense could differ from forecasted results. Our allowance for doubtful accounts was $2.3 million and $1.6 million at December 31, 2011 and 2010, respectively. Changes in the allowance from period to period are primarily a result of the composition of customers and their financial health. Bad debt expense was immaterial for each of the years ended December 31, 2011, 2010 and 2009.

Inventories

          Where necessary, we adjust the carrying value of our inventory to estimated net realizable value. These estimates require us to make approximations about the future demand for our products in order to categorize the status of such inventory items as slow moving, obsolete or in excess of need. These future estimates are subject to the ongoing accuracy of management's forecasts of market conditions, industry trends and competition. While we make estimates of future demand based on historical experience, current expectations and assumptions that we believe are reasonable, if actual demand or market conditions differ from these expectations and assumptions, actual results could differ from our estimates. We are also subject to volatile changes in specific product demand as a result of unfavorable publicity, government regulation and rapid changes in demand for new and improved products or services. Our inventory reduction for obsolescence and shrinkage was $11.4 million and $11.0 million at December 31, 2011 and 2010, respectively. This represented 2.6% and 2.8% of our gross inventory value at each period, respectively. The change from period to period was primarily the result of inventory fluctuations and management of inventory movement throughout our system. The impact on cost of goods sold as a result of these allowances was immaterial for each of the years ended December 31, 2011, 2010 and 2009.

Impairment of Long-Lived Assets

          Long-lived assets, including fixed assets and intangible assets with finite useful lives, are evaluated periodically by us for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If the sum of the undiscounted future cash flows is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. These estimates of cash flow require significant management judgment and certain assumptions about future volume, revenue and expense growth rates and asset disposal values. While we make estimates based on historical experience, current expectations and assumptions that we believe are reasonable, if actual results, including future cash flows, differ from our estimates, our estimates may differ from actual impairment recognized. There has been no material impairment recorded in the years ended December 31, 2011, 2010 or 2009.

Goodwill and Indefinite Lived Intangible Assets

          We annually assess, in the fourth quarter of each fiscal year, the qualitative factors related to goodwill to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount. To the extent that we determine it more likely than not that the fair value of our reporting units is less than carrying value, we will perform the two-step impairment test as required.

          For intangible assets with indefinite lives, principally our brand name, management performs an annual test for impairment in the fourth quarter of each fiscal year. The impairment test for indefinite-lived intangible assets involves comparing the fair value of the assets with their carrying value, with any excess of carrying value over fair value being recorded as an impairment charge. We use the relief from royalty method to estimate the fair value of our brand name which requires assumptions as to the revenue growth rates, royalty rates and appropriate discount rates.

          We conduct impairment testing annually at the beginning of the fourth quarter of each fiscal year. In the event of declining financial results and market conditions, we could be required to recognize impairments to our goodwill and intangible assets. The most recent goodwill assessment was performed at October 1, 2011, and we concluded that goodwill was not impaired. There was also no impairment of goodwill during 2011, 2010 or 2009. See Note 5, "Goodwill, Brands, and Other Intangible Assets, Net", to our audited consolidated financial statements included elsewhere in this prospectus. We do not currently expect to incur additional impairment charges in the foreseeable future; however, the risks relating to our business, as described above under Item 1A, "Risk Factors", could have a negative effect on our business and operating results which could affect the valuation of our goodwill and intangibles.

Self-Insurance

          We have procured insurance for such areas as: (1) general liability; (2) product liability; (3) directors and officers liability; and (4) property insurance. We are self-insured for such areas as: (1) medical benefits; (2) workers' compensation coverage in the State of New York with a stop loss of $250,000; (3) physical damage to our tractors, trailers and fleet vehicles for field personnel use;

and (4) physical damages that may occur at the corporate store locations. We are not insured for certain property and casualty risks due to the frequency and severity of a loss, the cost of insurance and the overall risk analysis. Our associated liability for this self-insurance was not significant as of December 31, 2011 and 2010.

          We carry product liability insurance with a retention of $3.0 million per claim with an aggregate cap on retained losses of $10.0 million. We carry general liability insurance with retention of $110,000 per claim with an aggregate cap on retained losses of $600,000. The majority of our workers' compensation and auto insurance are in a deductible/retrospective plan. We reimburse the insurance company for the workers' compensation and auto liability claims, subject to a $250,000 and $100,000 loss limit per claim, respectively.

          As part of the medical benefits program, we contract with national service providers to provide benefits to our employees for all medical, dental, vision and prescription drug services. We then reimburse these service providers as claims are processed from our employees. We maintain a specific stop loss provision of $250,000 per incident with a maximum limit up to $2.0 million per participant, per benefit year, respectively. We have no additional liability once a participant exceeds the $2.0 million ceiling. We utilize a review of historical claims, including the timing of claims reported versus payment of claims, to estimate future liabilities related to our medical benefit program. While we make these estimates based on historical experience, current expectations and assumptions that we believe are reasonable, actual results could differ from our estimates. Our liability for medical claims is included as a component of accrued benefits as described in Note 7, "Deferred Revenue and Other Current Liabilities", to our audited consolidated financial statements included elsewhere in this prospectus, and was $1.9 million as of December 31, 2011 and 2010.

Leases

          We have various operating leases for company-owned and franchise store locations and equipment. Store leases generally include amounts relating to base rental, percent rent and other charges such as common area maintenance fees and real estate taxes. Periodically, we receive varying amounts of reimbursements from landlords to compensate us for costs incurred in the construction of stores. We amortize these reimbursements as an offset to rent expense over the life of the related lease. We determine the period used for the straight-line rent expense for leases with option periods and conform it to the term used for amortizing improvements.

Income Taxes

          We compute our annual tax rate based on the statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we earn income. Significant judgment is required in determining our annual tax rate and in evaluating uncertainty in our tax positions. We recognize a benefit for tax positions that we believe will more likely than not be sustained upon examination. The amount of benefit recognized is the largest amount of benefit that we believe has more than a 50% probability of being realized upon settlement. We regularly monitor our tax positions and adjust the amount of recognized tax benefit based on our evaluation of information that has become available since the end of our last financial reporting period. The annual tax rate includes the impact of these changes in recognized tax benefits. The difference between the amount of benefit taken or expected to be taken in a tax return and the amount of benefit recognized for financial reporting represents unrecognized tax benefits. These unrecognized tax benefits are presented in the balance sheet principally within accrued income taxes.

          We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. When assessing the need for valuation allowances, we consider future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, we would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income. As of December 31, 2011, we have a valuation allowance of $2.9 million principally related to certain state net operating loss carryforwards.

Recently Issued Accounting Pronouncements

          In September 2011, the Financial Accounting Standards Board issued updated guidance on the periodic testing of goodwill for impairment. This guidance will allow companies to assess qualitative factors to determine if it is more likely than not that goodwill will be impaired and whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. This new guidance is effective for us for our fiscal years beginning after December 15, 2011, with early adoption permitted. Effective in the fourth quarter of 2011, we adopted this guidance, and the adoption had no effect on our audited consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

          Market risk represents the risk of changes in the value of market risk sensitive instruments caused by fluctuations in interest rates, foreign exchange rates and commodity prices. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are primarily exposed to foreign currency and interest rate risks. We do not use derivative financial instruments in connection with these commodity market risks.

Interest Rate Market Risk

          All of Centers' long-term debt is subject to changing interest rates. Although changes in interest rates do not impact our operating income, the changes could affect the fair value of such debt and related interest payments. Based on our variable rate debt balance as of December 31, 2011, a 1% change in interest rates would have no impact on interest expense due to an interest rate floor that exists under the Senior Credit Facility.

Foreign Currency Exchange Rate Market Risk

          We are subject to the risk of foreign currency exchange rate changes in the conversion from local currencies to the U.S. dollar of the reported financial position and operating results of our non-U.S. based subsidiaries. We are also subject to foreign currency exchange rate changes for purchases of goods and services that are denominated in currencies other than the U.S. dollar. The primary currency to which we are exposed to fluctuations is the Canadian Dollar. The fair value of our net foreign investments and our foreign denominated payables would not be materially affected by a 10% adverse change in foreign currency exchange rates for the periods presented.

Management's Report on Internal Control Over Financial Reporting

          Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

          Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has assessed the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, our management has concluded that, as of December 31, 2011, our internal control over financial reporting was effective based on that framework.

          Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited the effectiveness of our internal control over financial reporting as of December 31, 2011, as stated in their report, which is included within this prospectus.

BUSINESS

Our Company

          Based on our worldwide network of more than 7,600 locations and our online channels, we believe we are the leading global specialty retailer of health and wellness products, including VMHS products, sports nutrition products and diet products. Our diversified, multi-channel business model derives revenue from product sales through company-owned domestic retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. We believe that the strength of our GNC brand, which is distinctively associated with health and wellness, combined with our stores and online channels, give us broad access to consumers and uniquely position us to benefit from the favorable trends driving growth in the nutritional supplements industry and the broader health and wellness sector. Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under our GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC Total Lean, Pro Performance® and Pro Performance® AMP, and under nationally recognized third-party brands.

          Based on the information we compiled from the public securities filings of our primary competitors, our network of domestic retail locations is approximately eleven times larger than the next largest U.S. specialty retailer of nutritional supplements and provides a leading platform for our vendors to distribute their products to their target consumers. Our close relationships with our vendor partners have enabled us to negotiate first-to-market opportunities. In addition, our in-house product development capabilities enable us to offer our customers proprietary merchandise that can only be purchased through our locations or through GNC.com. Since the nutritional supplement consumer often requires knowledgeable customer service, we also differentiate ourselves from mass and drug retailers with our well-trained sales associates who are aided by in-store technology. We believe that our expansive retail network, differentiated merchandise offering and quality customer service result in a unique shopping experience that is distinct from that of our competitors'.

          We have grown our consolidated revenues from $1,317.7 million in 2005 to $2,072.2 million in 2011, representing a compound annual growth rate ("CAGR") of 7.8%. We have achieved company-owned domestic retail same store sales growth for 26 consecutive quarters. EBITDA has grown from $113.2 million in 2005 to $329.3 million in 2011, representing a CAGR of 19.5%. EBITDA as a percentage of revenue has increased 730 basis points from 8.6% in 2005 to 15.9% in 2011. For a reconciliation of EBITDA to net income see "Selected Consolidated Financial Data".

Corporate History

          Our business was founded in 1935 by David Shakarian who opened our first health food store in Pittsburgh, Pennsylvania. Since that time, the number of stores has continued to grow, and we began producing our own vitamin and mineral supplements as well as foods, beverages and cosmetics.

          Together with our wholly owned subsidiary GNC Acquisition Inc., we entered into the Merger Agreement with GNC Parent Corporation on February 8, 2007. On March 16, 2007, the Merger was consummated. As a result of the Merger, we became the sole equity holder of GNC Parent LLC and the indirect parent company of GNC Corporation and Centers.

          On April 6, 2011, we completed the IPO pursuant to which 25.875 million shares of Class A common stock were sold at a price of $16.00 per share. Holdings issued and sold 16 million shares and certain of Holdings' stockholders sold 9.875 million shares in the IPO. We used the net proceeds from the IPO, together with cash on hand (including additional funds from the Refinancing), to redeem all of our outstanding Series A preferred stock, repay $300.0 million of outstanding borrowings under the Term Loan Facility and pay Sponsor-related obligations of approximately $11.1 million.

          In connection with the IPO, Ares and OTPP entered into the New Stockholders Agreement. Under the New Stockholders Agreement, the Sponsors have the right to nominate to our board of directors, subject to their election by our stockholders, and certain exceptions, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors. Under the New Stockholders Agreement, each Sponsor has agreed to vote all of the shares of Class A common stock held by it in favor of the other Sponsor's nominees. The New Stockholders Agreement also provides that, so long as the Sponsors collectively own more than one-third of our outstanding common stock, certain significant corporate actions require the approval of at least one of the Sponsors. For additional information, see "Certain Relationships and Related Transactions — Director Independence" and "— Stockholders Agreements".

          As of February 28, 2012, Ares and OTPP, each of which is a selling stockholder in this offering, held 20,669,203 shares and 24,284,790 shares, respectively, of our Class A common stock, representing approximately 19.8% and 23.2%, respectively, of our outstanding Class A common stock, and OTPP held 2,060,178 shares of our Class B common stock, representing 100% of our outstanding Class B common stock. After giving effect to this offering and OTPP's conversion of 2,060,178 shares of Class B common stock into an equal number of shares of Class A common stock, Ares and OTPP will hold 13,297,934 shares and 16,949,548 shares, respectively, of our Class A common stock, representing approximately 12.5% and 15.9%, respectively, of our outstanding Class A common stock, and there will be no shares of Class B common stock outstanding. If the underwriters fully exercise their option to purchase additional shares, Ares and OTPP will hold 12,192,244 shares and 15,540,235 shares, respectively, of our Class A common stock, representing approximately 11.4% and 14.6%, respectively, of our outstanding Class A common stock. See "Principal and Selling Stockholders".

          During the fourth quarter of 2011, we completed the Fall Offering pursuant to which certain of Holdings' stockholders sold 23.0 million shares of Class A common stock at a price of $24.75 per share.

          Holdings is a holding company and all of its operations are conducted through its operating subsidiaries.

Corporate Structure

          The following diagram depicts our corporate structure, including our operating subsidiaries.

  (1)
  Material operating divisions of General Nutrition Corporation include company-owned stores, domestic and international franchising (other than Canada), distribution, e-commerce, manufacturing and construction.

  (2)
  General Nutrition Centres Company directly operates our stores in Canada and our Canadian franchising.

Recent Transformation of GNC

          Beginning in 2006, we executed a series of strategic initiatives to enhance our existing business and growth profile. Specifically, we:

  •
  Assembled a world-class management team.    We made key senior management upgrades to complement the existing leadership of GNC and to establish a foundation for growth and innovation.

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  Adopted a comprehensive approach to brand building and the retail experience.    We modernized GNC's brand image, product packaging and media campaigns, and enhanced the in-store shopping experience for our customers.

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  Increased focus on proprietary product development and innovation to drive growth in retail sales.    We increased revenue contribution from proprietary product lines through a series of successful GNC-branded product launches (Vitapak®, Pro Performance® AMP and GNC Total Lean), as well as recent launches of preferred third-party product offerings.

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  Restaged and expanded e-commerce business.    We executed an overall website redesign in September 2009 in an effort to increase traffic and conversion rates, while enhancing overall functionality of the site. We believe this redesign has positioned GNC.com to continue capturing market share within one of the fastest growing channels of distribution in the U.S. nutritional supplements industry.

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  Invested capital to support future growth.    During 2008 and 2009, we upgraded our point-of-sale systems to improve retail business processes, customer data collection and associate training, and to enhance the customer experience. In 2008, we also invested in our Greenville, South Carolina manufacturing facility to add capacity with respect to our soft gelatin capsule production and vitamin production and enhanced our packaging capabilities.

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  Launched partnership programs designed to leverage GNC's brand strength.    In 2010, we partnered with PetSmart to launch an exclusive line of GNC-branded pet supplements. During the first quarter of 2011, we began making wholesale sales of our proprietary products to Sam's Club, which increases visibility of our branded product lines.

Industry Overview

          We operate within the large and growing U.S. nutritional supplements industry. According to Nutrition Business Journal's Supplement Business Report 2011, our industry generated $26.9 billion in sales in 2009 and $28.1 billion in 2010, and is projected to grow at an average annual rate of approximately 3.7% through 2017. Our industry is highly fragmented, and we believe this fragmentation provides large operators, like us, the ability to compete more effectively due to scale advantages. We generate a significant portion of our sales revenue from strong performing sports nutrition and VMHS products.

          According to Nutrition Business Journal, sports nutrition products represented approximately 11.5% of the total U.S. nutritional supplements industry in 2010, and the category is expected to grow at a 5.8% CAGR from 2010 to 2017, representing the fastest growing product category in the nutritional supplements industry. By way of comparison, sports nutrition products, grouped in a manner consistent with Nutrition Business Journal's data, generated approximately 44% of our company-owned retail sales for 2011.

          According to Nutrition Business Journal, VMHS products represented approximately 60.1% of the total U.S. nutritional supplements industry in 2010, and the category is expected to grow at approximately a 3.1% CAGR from 2010 to 2017. By way of comparison, VMHS products, grouped in a manner consistent with Nutrition Business Journal's data, generated approximately 39% of our company-owned retail sales for 2011.

          We expect several key demographic, healthcare and lifestyle trends to drive the continued growth of our industry. These trends include:

  •
  Increasing awareness of nutritional supplements across major age and lifestyle segments of the U.S. population.    We believe that, primarily as a result of increased media coverage, awareness of the benefits of nutritional supplements is growing among active, younger populations, providing the foundation for our future customer base. In addition, the average age of the U.S. population is increasing and data from the United States Census Bureau indicates that the number of Americans age 65 or older is expected to increase by approximately 34% from 2000 to 2015. We believe that these consumers are likely to increasingly use nutritional supplements, particularly VMHS products, and generally have higher levels of disposable income to pursue healthier lifestyles.

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  Increased focus on fitness and healthy living.    We believe that consumers are trying to lead more active lifestyles and becoming increasingly focused on healthy living, nutrition and supplementation. According to the Nutrition Business Journal's 2011 Supplement Business Report, 19% of the United States adult population were regular or heavy users of vitamins in 2010, up from 15% in 2008. We believe that growth in our industry will continue to be driven by consumers who increasingly embrace health and wellness as an important part of their lifestyles.

          Participants in our industry include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, online retailers, mail-order companies and a variety of other smaller participants. The nutritional supplements sold through these channels are divided into four major product categories: VMHS; sports nutrition products; diet products; and other wellness products. Most supermarkets, drugstores and mass merchants have narrow nutritional supplement product offerings limited primarily to simple vitamins and herbs, with less knowledgeable sales associates than specialty retailers. We believe that the market share of supermarkets, drugstores and mass merchants over the last five years has remained relatively constant.

Competitive Strengths

          We believe we are well-positioned to capitalize on favorable industry trends as a result of the following competitive strengths:

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  Highly-valued and iconic brand.    According to a Beanstalk Marketing and LJS & Associates research study commissioned by us, we hold an 87% brand awareness rate with consumers, which we believe is significantly higher than our direct competitors. We believe our broad portfolio of proprietary products, which are available in our locations or on GNC.com, advances GNC's brand presence and our general reputation as a leading retailer of health and wellness products. We recently modernized the GNC brand in an effort to further advance its positioning. We have launched enhanced advertising campaigns, in-store signage and product packaging with a focus on engaging our customers, building the brand and reinforcing GNC's credibility with consumers.

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  Attractive, loyal customer base.    Our large customer base includes approximately 4.9 million active Gold Card members in the United States and Canada who account for over 50% of company-owned retail sales and spend on average two times more than other GNC customers. We believe that our customer base is attractive as our shoppers tend to be gender balanced, relatively young, well-educated and affluent. We believe that our efforts to provide a comprehensive shopping experience have been effective. Based on our Gold Card Program data, customers ages 19 to 29 years old represented approximately 25.0% of our sales in 2011, which is an increase of 6.6% from 18.4% in 2006. Recent surveys, commissioned by us, reflect a high satisfaction rate among our shoppers with respect to selection, product innovation, quality and overall experience.

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  Commanding market position in an attractive and growing industry.    Based on our broad global footprint of more than 7,600 locations in the United States and 53 international countries (including distribution centers where retail sales are made), and on GNC.com, we believe we are the leading global specialty retailer of health and wellness products within a fragmented industry. With a presence in all 50 states and the District of Columbia, our domestic retail network is approximately eleven times larger than the next largest U.S. specialty retailer of nutritional supplements, based on the information we compiled from the public securities filings of our primary competitors. We believe our multi-channel business model will enable us to take advantage of international expansion opportunities through franchising activities, direct or joint venture investment opportunities and alternative distribution opportunities.

  •
  Unique product offerings and robust innovation capabilities.    Product innovation is critical to our growth, brand image superiority and competitive advantage. Our proprietary brands represented approximately 56% of company-owned retail revenue in 2011. We have internal product development teams located in our corporate headquarters in Pittsburgh, Pennsylvania and our manufacturing facility in Greenville, South Carolina, which collaborate on the development and formulation of proprietary nutritional supplements with a focus on high growth categories. We seek to maintain the pace of GNC's proprietary product innovation to stay ahead of our competitors and provide consumers with unique reasons to shop at our stores. Our in-house product development teams and vertically integrated infrastructure enable us to quickly take a concept for a new product from the idea stage, to product development, to testing and trials and ultimately to the shelf to be sold to our customers. In 2011, we believe GNC-branded products generated more than $975 million of retail sales across company-owned and domestic franchise stores, GNC.com and Rite Aid store-within-a-store locations.

          Over the last three years, we have launched a series of new products that have increased the revenue contribution from GNC's proprietary product lines. We extended our line of proprietary pocket-sized pack of nutritional supplements called Vitapak®, more than doubling the existing stock keeping unit ("SKU") count by including lines of customized, condition-specific formulas. In addition, we launched Pro Performance® AMP, a premium line of sports nutrition products targeted at a broad-based, fast-growing fitness consumer segment.

          Our strong vendor relationships and large retail footprint ensure our retail stores frequently benefit from preferred distribution rights on certain new third-party products making our stores a destination for consumers seeking these products. We believe we are considered the retailer of choice by many vendors in the health and wellness industry to launch their new products due to our knowledgeable store associates and broad customer base.

  •
  Diversified business model.    Our multi-channel approach is unlike many other specialty retailers as we derive revenues across a number of distribution channels in multiple geographies, including retail sales from company-owned retail stores (including 136 stores on U.S. military bases), retail sales from GNC.com, royalties, wholesale sales and fees from both domestic and international franchisees, revenue from third-party contract manufacturing, wholesale revenue and fees from our Rite Aid store-within-a-store locations, and wholesale revenues from Sam's Club and PetSmart. Our business is further diversified by our broad merchandise assortment. Our retail stores generally offer over 1,800 SKUs across multiple product categories. Our diverse sources of revenue help provide stability to our earnings and provide management numerous avenues through which they can pursue growth opportunities.

  •
  Vertically integrated operations that underpin our business strategy.    To support our company-owned and franchise store bases, we have developed sophisticated manufacturing, warehousing and distribution facilities. These consist of a manufacturing facility in Greenville, South Carolina, distribution facilities in Leetsdale, Pennsylvania, Anderson, South Carolina, and Phoenix, Arizona, and a transportation fleet of over 100 delivery trucks and trailers. Our vertically integrated business model allows us to control the production and timing of new product introductions, control costs, maintain high standards of product quality, monitor delivery times, manage inventory levels and enhance profitability. We also are able to react to trends in the industry and produce at a low cost a variety of products with different quantities, sizes and packaging configurations while maintaining strict levels of quality control. In addition, our vertically integrated business model, combined with our broad retail footprint, enables us to respond quickly to changes in consumer preferences and maintain a high pace of product innovation. We are also able to leverage our manufacturing capabilities and third-party contract manufacturing business to absorb fixed costs at our manufacturing facilities, which enables us to maintain high margins on proprietary lines sold at GNC locations.

  •
  Differentiated service model that fosters a "selling" culture and an exceptional customer experience.    We believe we distinguish ourselves from mass and drug retailers with our well-trained sales associates, who offer educated service and trusted advice. We invest considerable capital and human resources in providing comprehensive associate training. Our comprehensive training program, GNC University, goes beyond basic selling and customer service skills to include training for each of our product categories, new product launches and third-party products. Our upgraded point-of-sale system functions as a means to communicate product and corporate news, and to provide access to training modules, leading to a more knowledgeable workforce and greater customer satisfaction. We believe that our expansive retail network, differentiated merchandise offering and high-quality customer service result in a unique shopping experience.

  •
  World-class management team with a proven track record.    Our highly experienced and talented management team has a unique combination of leadership and experience across the retail industry. Our team has successfully executed on key growth initiatives while effectively managing the business in a difficult economic environment.

          As a result of our competitive strengths, we have maintained consistent revenue growth through the recent economic cycle. The fourth quarter of 2011 marked our 26th consecutive quarter of positive company-owned domestic same store sales growth. The strength and stability of our core business has resulted in part from industry growth in our key product categories, VMHS and sports nutrition, and from our efforts to increase market share across multiple distribution channels and geographies.

          Our consistent growth in company-owned retail sales, the positive operating leverage generated by our retail operations, cost containment initiatives, as well as growth in our other channels of distribution, have allowed us to expand our EBITDA margin. EBITDA as a percentage of revenue has increased 730 basis points from 8.6% in 2005 to 15.9% in 2011. For a reconciliation of EBITDA to net income see "Selected Consolidated Financial Data".

          We expect that our existing store base and established distribution network will continue to be effectively leveraged to support higher sales volumes. We also believe the strength of our brand and our vertical integration will allow us to continue earning attractive product margins, particularly on proprietary products. GNC's franchise model enables us to maintain a global retail footprint, while minimizing the amount of required capital investment. Furthermore, our revenue mix from franchisee operations includes wholesale product sales, royalties and fees, which we believe represent recurring, high-margin streams of income.

Our Growth Strategy

          We plan to execute several strategies in the future to promote growth in revenue and operating income, and capture market share, including:

  •
  Growing company-owned domestic retail earnings.    We believe growth in our domestic retail business will be supported by continued same store sales growth and positive operating leverage. The fourth quarter of 2011 marked our 26th consecutive quarter of positive company-owned domestic same store sales growth. We believe our continued positive same store sales growth will be supported by the forecasted industry growth, our marketing and brand building initiatives and future proprietary product introductions. Our existing store base and the supporting infrastructure enable us to convert a high percentage of our incremental sales volume into operating income, providing the opportunity to further expand our company-owned retail operating income margin.

  •
  Growing company-owned domestic retail square footage.    For 2012, we expect to grow company-owned domestic retail square footage by approximately 3% to 4% We believe that (i) the expansion of our store base will allow us to increase our market share and our appeal to a wider range of consumers as we enter new markets and grow within existing markets, and (ii) the U.S. market can support a significant number of additional GNC stores, including at least 4,500 total potential company-owned domestic and franchise stores (excluding Rite Aid store-within-a-store locations).

  •
  Growing our international footprint.    Our international business has been a key driver of growth in recent years. We expect to continue capitalizing on international revenue growth opportunities through additions of franchise stores in existing markets, expansion into new high growth markets and the growth of product distribution in both existing and new markets. In 2011, we commenced wholesale operations in China through one of our subsidiaries and believe this market represents a significant growth opportunity. See "Risk Factors — Risks Relating to Our Business and Industry" included elsewhere in this prospectus.

  •
  Expanding our e-commerce business.    We believe GNC.com is well-positioned to continue capturing market share online, which represents one of the fastest growing channels of distribution in the U.S. nutritional supplements industry. In September 2009, we re-launched GNC.com, after making a significant investment in the development of the site, with the objective of increasing traffic, conversion rates and functionality. Our site redesign has allowed for an enhanced online customer experience, driving traffic through better natural search, easier navigation and expanded content, and Internet Retailer magazine selected GNC.com for its 2010 annual list of Hot 100 online retail sites. In August 2011, we acquired LuckyVitamin.com, a leading online retailer of health and wellness products, including a wide range of nationally branded nutritional supplements. We intend to continue to capitalize on the growth of GNC.com and may explore opportunities to acquire additional web banners to expand our online market share, as with our acquisition of LuckyVitamin.com.

  •
  Further leveraging of the GNC brand.    As with our Rite Aid, Sam's Club and PetSmart partnerships, we believe we have the opportunity to create additional streams of revenue and grow our customer base by leveraging the GNC brand outside of our existing distribution channels. Consistent with this strategy, in September 2010, PetSmart introduced a line of GNC-branded pet supplements exclusively at PetSmart stores. Under this arrangement, GNC-branded products replaced all PetSmart branded pet-supplement products. For a modest investment, this partnership positions GNC to benefit from the growth trends in the pet-care industry, while expanding the number of consumers who purchase GNC-branded products. We also began making wholesale sales of our proprietary products to Sam's Club during the first quarter of 2011.

Business Overview

          The following charts illustrate the percentage of our net revenue generated by our three segments and the percentage of our net U.S. retail nutritional supplements revenue generated by our product categories for the year ended December 31, 2011:

Revenue by Segment

US Retail Revenue by Product*

  *
  includes domestic retail and GNC.com

          In 2011, we did not have a material concentration of sales from any single product or product line.

Retail Locations

          As of December 31, 2011, there were 7,685 GNC store locations globally, including:

  •
  3,046 company-owned stores in the United States across all 50 states and the District of Columbia, and in Canada and Puerto Rico;

  •
  924 domestic franchise stores;

  •
  1,590 international franchise stores in 53 international countries (including distribution centers where retail sales are made); and

  •
  2,125 GNC franchise "store-within-a-store" locations under our strategic alliance with Rite Aid Corporation ("Rite Aid").

          Most of our U.S. company-owned and franchise stores are between 1,000 and 2,000 square feet and are located primarily in shopping malls and strip shopping centers. Based on the information we compiled from the public securities filings of our primary competitors, we have approximately eleven times the domestic store base of our nearest U.S. specialty retail competitor.

Website

          Our website, GNC.com, which we re-launched in 2009, has become an increasingly significant part of our business. Some of the products offered on our website may not be available at our retail locations, enabling us to broaden the assortment of products available to our customers. In addition, in August 2011, we acquired LuckyVitamin.com, an online retailer of health and wellness products. The ability to purchase our products through the internet also offers a convenient method for repeat customers to evaluate and purchase new and existing products. This additional sales channel has also enabled us to market and sell our products in regions where we have limited or no retail operations. Internet purchases are fulfilled and shipped directly from our distribution centers to our consumers using a third party courier service. To date, we believe that most of the sales generated by our website are incremental to the revenues from our retail locations.

Franchise Activities

          We generate income from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales and franchise fees. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer a number of services to franchisees including training, site selection, construction assistance and accounting services. We believe that our franchise program enhances our brand awareness and market presence and will enable us to continue to expand our store base internationally with limited capital expenditures. Over the last several years, we realigned our domestic franchise system with our corporate strategies and re-acquired or closed unprofitable or non-compliant franchise stores in order to improve the financial performance of the franchise system.

Franchise Store-Within-a-Store Locations

          To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance in December 1998 with Rite Aid to open our GNC franchise store-within-a-store locations. Through this strategic alliance, we generate revenues from fees paid by Rite Aid for new store-within-a-store openings, sales to Rite Aid of our products at wholesale prices, the manufacturing of Rite Aid private label products and retail sales of certain consigned inventory. In 2007, we extended our alliance with Rite Aid through 2014 with a five-year option. At December 31, 2011, Rite Aid had opened 975 of an additional 1,125 stores that Rite Aid committed to open by December 31, 2014.

Marketing

          We market our proprietary brands of nutritional products through an integrated marketing program that includes internet, print and radio media, storefront graphics, direct mailings to members of our Gold Card loyalty program and point of purchase promotional materials.

Manufacturing and Distribution

          With our sophisticated manufacturing and distribution facilities supporting our retail stores, we are a vertically integrated producer and supplier of high-quality nutritional supplements. By controlling the production and distribution of our proprietary products, we can control product quality, monitor delivery times and maintain appropriate inventory levels. In addition, our broad retail footprint provides a captive network for the introduction of new proprietary products. Our partnership with PetSmart and Sam's Club will enable us to leverage our existing manufacturing and distribution capabilities and enable us to extend the GNC brand and gain exposure to new customers.

Products

          We offer a wide range of high-quality nutritional supplements sold under our GNC proprietary brand names, including Mega Men®, Ultra Mega®, GNC Total Lean, Pro Performance® and Pro Performance® AMP, and under nationally recognized third-party brand names. We report our sales in four major nutritional supplement categories: VMHS, sports nutrition, diet, and other wellness. In addition, our retail sales offer an extensive mix of brands, including over 1,800 SKUs across multiple categories and products. Through our online channels, GNC.com and LuckyVitamin.com, we offer additional SKUs to online customers. This variety is designed to provide our customers with a vast selection of products to fit their specific needs and to generate a high number of transactions with purchases from multiple product categories. Sales of our proprietary brands at our company-owned stores represented approximately 56% our net retail product revenues for the years ended 2011, 2010 and 2009. We have arrangements with our vendors to provide third-party products on an as needed basis. We are not dependent on any one vendor for a material amount of our third-party products.

          Consumers may purchase a GNC Gold Card in any U.S. GNC store or at GNC.com for $15.00. A Gold Card allows a consumer to save 20% on all store and online purchases on the day the card is purchased and during the first seven days of every month for a year. Gold Card members also receive personalized mailings and e-mails with product news, nutritional information and exclusive offers.

          Products are delivered to our retail stores through our distribution centers located in Leetsdale, Pennsylvania, Anderson, South Carolina, and Phoenix, Arizona. Our distribution centers support our company-owned stores as well as franchise stores and Rite Aid locations. Our distribution fleet delivers our finished goods and third-party products through our distribution centers to our company-owned and domestic franchise stores on a weekly or biweekly basis depending on the sales volume of the store. LuckyVitamin.com is supported by a new, separate distribution center in Leetsdale, Pennsylvania that began operating in December 2011. Each of our distribution centers has a quality control department that monitors products received from our vendors to ensure they meet our quality standards.

          Based on data collected from our point of sales systems in our GNC stores and from GNC.com, below is a comparison of our company-owned domestic retail product sales by major product category, and the percentages of our company-owned domestic retail product sales for the years shown:

	December 31,
	2011		2010		2009
	(dollars in millions)
U.S Retail Product Categories:
VMHS	$542.6	38.7%	$496.1	39.9%	$496.4	42.7%
Sports Nutrition Products	621.8	44.3%	531.3	42.7%	443.4	38.2%
Diet Products	139.6	9.9%	122.3	9.8%	128.0	11.0%
Other Wellness Products	99.7	7.1%	93.5	7.6%	94.3	8.1%

Total U.S. Retail revenues	$1,403.7	100.0%	$1,243.2	100.0%	$1,162.1	100.0%

          The data above represents the revenue reported for the domestic portion of our retail segment and excludes additional revenue, primarily wholesale sales revenue to our military commissary locations and revenues from LuckyVitamin.com, which is not on our point of sales system, and certain revenue adjustments that are recorded to ensure conformity with U.S. GAAP, including deferral of our Gold Card revenue to match the twelve month discount period of the card and a reserve for customer returns. These excluded amounts were $16.7 million for 2011 (including $14.5 million related to LuckyVitamin.com), $6.5 million for 2010 and $5.7 million for 2009. These items are recurring in nature, and we expect to record similar adjustments in the future.

  VMHS

          We sell vitamins and minerals in single vitamin and multi-vitamin form and in different potency levels. Our vitamin and mineral products are available in liquid, tablets, soft gelatin, hard-shell capsules and powder forms, and are available in traditional bottle packaging form or in customized daily packet form ("Vitapak®"). Many of our special vitamin and mineral formulations, such as Mega Men®, Ultra Mega® and Triple Strength Fish Oil are available at GNC locations and on GNC.com. In addition to our selection of VMHS products with unique formulations, we also offer the full range of standard "alphabet" vitamins. We sell herbal supplements in various solid dosage and soft gelatin capsules, tea and liquid forms. We have consolidated our traditional herbal offerings under a single umbrella brand, Herbal Plus®. In addition to the Herbal Plus® line, we offer a full line of whole food-based supplements and herb and natural remedy products.

          We also offer a variety of specialty products in our GNC and Preventive Nutrition® product lines. These products emphasize third-party research and literature regarding the positive benefits from certain ingredients. These offerings include products designed to provide nutritional support to specific areas of the body, such as joints, the heart and blood vessels and the digestive system. Overall GNC-branded proprietary products constituted approximately 82% of our VMHS sales in 2011.

  Sports Nutrition Products

          Sports nutrition products are designed to be taken in conjunction with an exercise and fitness regimen. We typically offer a broad selection of sports nutrition products, such as protein and weight gain powders, sports drinks, sports bars and high potency vitamin formulations, including GNC brands such as Pro Performance®, Pro Performance® AMP and Beyond Raw® and popular third-party products. Our GNC-branded proprietary products, including Pro Performance® branded products, represented approximately 37% of our sports nutrition product sales in 2011, and are available only at our locations, select wholesale partner locations and on GNC.com. With a broad array of products and our vast retail footprint, we believe we are recognized as one of the leading retailers of sports nutrition products.

  Diet Products

          Our wide variety of diet products consist of various formulas designed to supplement the diet and exercise plans of weight conscious consumers. We typically offer a variety of diet products, including pills, meal replacements, shakes, diet bars, energy tablets and cleansing products. Our retail stores offer our proprietary and third-party brand products suitable for different diet and weight management approaches, including products designed to increase thermogenesis (a change in the body's metabolic rate measured in terms of calories) and metabolism.

          The diet category is cyclical with new products generating short-term sales growth before generally declining over time, making sales trends within this category less predictable than in our other product categories. We derive the majority of our diet sales from third-party products. Our

GNC proprietary line, Total Lean™, is more focused on meal replacement and represents a more stable line of business. Over time, we have reduced our exposure to the diet category. In 2011, company-owned retail sales from diet products accounted for approximately 10% of sales, down significantly from 27% of sales in 2001. Overall, we estimate that GNC-branded proprietary products constituted approximately 31% of our diet product sales in 2011.

  Other Wellness Products

          Other wellness products represent a comprehensive category that consists of sales of our Gold Card preferred membership and sales of other nonsupplement products, including cosmetics, food items, health management products, books, DVDs and equipment.

  Product Development

          We believe that introduction of innovative, high quality, clinically proven, superior performing products is a key driver of our business. Customers widely credit us as being a leader in offering premium health products and rate the availability of a wide variety of products as one of our biggest strengths. We identify shifting consumer trends through market research and through interactions with our customers and leading industry vendors to assist in the development, manufacturing and marketing of our new products. Our dedicated innovation team independently drives the development of proprietary products by collaborating with vendors to provide raw materials, clinical and product development for proprietary GNC-branded products. Average development time for products is four to seven months, or six to 18 months when development involves clinical trials. We also work with our vendors to ensure a steady flow of third-party products with preferred distribution rights are made available to us for a limited period of time. In 2011, we targeted our product development efforts on specialty vitamins, women's nutrition, sports nutrition and condition specific products, resulting in the introduction of the GNC Total Lean™, Sport Vitapaks and Beyond Raw®. In 2011, we estimate that GNC-branded products generated more than $975 million of retail sales across company-owned retail, domestic franchise locations, GNC.com and Rite Aid store-within-a-store locations.

  Research and Development

          We have an internal research and development group that performs scientific research on potential new products and enhancements to existing products, in part to assist our product development team in creating new products, and in part to support claims that may be made as to the purpose and function of the product. See Note 2, "Basis of Presentation and Summary of Significant Accounting Policies", to our audited consolidated financial statements included elsewhere in this prospectus.

Segments

          We generate revenues from our three segments, Retail, Franchise and Manufacturing/Wholesale. The following chart outlines our segments and the historical contribution to our consolidated revenues by those segments, after intercompany eliminations. For a description of operating income (loss) by segment, our total assets by segment, total revenues by geographic area and total assets by geographic area, see Note 16, "Segments", to our audited consolidated financial statements included elsewhere in this prospectus.

	Year ended December 31,
	2011		2010		2009
	(dollars in millions)
Retail	$1,518.5	73.3%	$1,344.4	73.8%	$1,256.3	73.6%
Franchise	334.8	16.1%	293.5	16.1%	264.2	15.5%
Manufacturing/Wholesale (Third Party)	218.9	10.6%	184.3	10.1%	186.5	10.9%

Total	$2,072.2	100.0%	$1,822.2	100.0%	$1,707.0	100.0%

          Although we believe that our retail and franchise businesses are not seasonal in nature, historically we have experienced, and expect to continue to experience, a variation in our net sales and operating results from quarter to quarter.

Retail

          Our Retail segment generates revenues primarily from sales of products to customers at our company-owned stores in the United States, Canada and Puerto Rico, and through our websites, GNC.com and LuckyVitamin.com.

  Locations

          As of December 31, 2011, we operated 3,046 company-owned stores across all 50 states and in the District of Columbia and in Canada and Puerto Rico. Most of our U.S. company-owned stores are between 1,000 and 2,000 square feet and are located primarily in shopping malls and strip shopping centers. Traditional shopping mall and strip shopping center locations generate a large percentage of our total retail sales. With the exception of our downtown stores, virtually all of our company-owned stores follow one of two consistent formats, one for mall locations and one for strip shopping center locations.

          We periodically redesign our store graphics to better identify with our GNC customers and provide product information to allow these customers to make educated decisions regarding product purchases and usage. Our product labeling is consistent within our product lines and the stores are designed to present a unified approach to packaging with emphasis on added information for the customer. As an ongoing practice, we continue to reset and upgrade all of our company-owned stores to maintain a more modern and customer-friendly layout, while promoting our GNC Live Well® theme.

Franchise

          Our Franchise segment is comprised of our domestic and international franchise operations and generates revenues from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales and franchise fees.

          As a means of enhancing our operating performance and building our store base, we began opening franchise locations in 1988. As of December 31, 2011, there were 2,514 franchise stores operating, including 924 stores in the United States and 1,590 international franchise stores operating in 53 international countries (including distribution centers where retail sales are made). Our franchise stores in the United States are typically between 1,000 and 2,000 square feet and approximately 90% are located in strip mall centers. The international franchise stores are typically smaller and, depending upon the country and cultural preferences, are located in mall, strip center, street or store-within-a-store locations. In addition, some international franchisees sell on the internet in their respective countries. Typically, our international stores have a store format and signage similar to our U.S. franchise stores. We believe that our franchise program enhances our brand awareness and market presence and will enable us to continue to expand our store base internationally with limited capital expenditures. We believe we have good relationships with our franchisees, as evidenced by our domestic franchisee renewal rate of 92% between 2006 and 2011. We do not rely heavily on any single franchise operator in the United States, since the largest franchisee owns and/or operates 12 store locations.

          All of our franchise stores in the United States offer both our proprietary products and third-party products, with a product selection similar to that of our company-owned stores. Our international franchise stores are offered a more limited product selection than our franchise stores in the United States with the product selection heavily weighted toward proprietary products.

  Franchises in the United States

          Revenues from our franchisees in the United States accounted for approximately 62% of our total franchise revenues for the year ended December 31, 2011. New franchisees in the United States are generally required to pay an initial fee of $40,000 for a franchise license. Existing GNC franchise operators may purchase an additional franchise license for a $30,000 fee. We typically offer limited financing to qualified franchisees in the United States for terms of up to five years. Once a store begins operations, franchisees are required to pay us a continuing royalty of 6% of sales and contribute 3% of sales to a national advertising fund. Our standard franchise agreements for the United States are effective for an initial ten-year period with two five-year renewal options. At the end of the initial term and each of the renewal periods, the renewal fee is generally 33% of the franchisee fee that is then in effect. The franchisee renewal option is generally at our election. Franchisees must meet certain conditions to exercise the franchisee renewal option. Our franchisees in the United States receive limited geographical exclusivity and are required to utilize the standard GNC store format.

          Generally, we enter into a five-year lease with one five-year renewal option with landlords for our franchise locations in the United States. This allows us to secure locations at more cost-effective rates, which we sublease to our franchisees at cost. Franchisees must meet certain minimum standards and duties prescribed by our franchise operations manual and we conduct periodic field visit reports to ensure our minimum standards are maintained. If a franchisee does not meet specified performance and appearance criteria, we are permitted to terminate the franchise agreement. In these situations, we may take possession of the location, inventory and equipment, and operate the store as a company-owned store or re-franchise the location. In 2011, we terminated four franchise agreements, all of which were converted into company-owned stores. The offering and sale of our franchises in the United States are regulated by the FTC and various state authorities. See "— Government Regulation — Franchise Regulation".

  International Franchises

          Revenues from our international franchisees accounted for approximately 38% of our total franchise revenues for the year ended December 31, 2011. In 2011, new international franchisees were required to pay an initial fee of approximately $25,000 for a franchise license for each full size store and continuing royalty fees that vary depending on the country and the store type. Our international franchise program has enabled us to expand into international markets with limited capital expenditures. We expanded our international presence from 858 international franchise locations at the end of 2005 to 1,590 international locations (including distribution centers where retail sales are made) as of December 31, 2011. We typically generate less revenue from franchises outside the United States due to lower international royalty rates and the franchisees purchasing a smaller percentage of products from us compared to our domestic franchisees.

          We enter into development agreements with international franchisees for either full-size stores, store-within-a-store locations, wholesale distribution center operations or internet distribution rights. The development agreement grants the franchisee the right to develop a specific number of stores in a territory, often the entire country. The franchisee then enters into a franchise agreement for each location. The full-size store franchise agreement has an initial ten-year term with two five-year renewal options. At the end of the initial term and renewal periods, the franchisee typically has the option to renew the agreement at 33% of the franchise fee that is then in effect. Franchise agreements for international store-within-a-store locations have an initial term of five years, with two five-year renewal options. At the end of the initial term and each of the renewal periods, the franchisee has the option to renew the agreement for up to a maximum of 50% of the franchise fee that is then in effect. Our international franchisees often receive exclusive franchising rights to the entire country franchise, excluding U.S. military bases. Our international franchisees must meet minimum standards and duties similar to our U.S. franchisees. Our international franchise agreements and international operations may be regulated by various country, local and international laws. See "— Government Regulation — Franchise Regulation".

Manufacturing/Wholesale

          Our Manufacturing/Wholesale segment is comprised of our manufacturing operations in South Carolina and our wholesale sales business. This segment supplies our Retail and Franchise segments as well as various third parties with finished products. Our Manufacturing/Wholesale segment generates revenues through sales of manufactured products to third parties, and the sale of our proprietary and third-party brand products to Rite Aid, PetSmart, Sam's Club and www.drugstore.com. Our wholesale operations are supported primarily by our Anderson, South Carolina distribution center.

  Manufacturing

          Our sophisticated manufacturing and warehousing facilities provide finished products to our Retail and Franchise segments and enable us to control the production and distribution of our proprietary products, better control costs, protect product quality, monitor delivery times and maintain appropriate inventory levels. Our unique combination of in-house development of products, vertically integrated infrastructure and innovation capabilities support our business strategy and enable the rapid development of proprietary products.

          We operate two main manufacturing facilities in the United States: one in Greenville, South Carolina and one in Anderson, South Carolina. We utilize our plants primarily for the production of proprietary products. Our manufacturing operations are designed to ensure low-cost production of a variety of products of different quantities, sizes and packaging configurations while maintaining strict levels of quality control. Our manufacturing procedures are designed to promote consistency and quality in our finished goods. We conduct sample testing on raw materials and finished products, including weight, purity and micro-bacterial testing. Our manufacturing facilities also service our wholesale operations, including the manufacture and supply of our proprietary and third-party brand products to Rite Aid, Sam's Club, PetSmart and www.drugstore.com. We use our available capacity at these facilities to produce products for sale to third-party customers.

          The principal raw materials used in the manufacturing process are natural and synthetic vitamins, herbs, minerals and gelatin. We maintain multiple sources for the majority of our raw materials, with the remaining being single-sourced due to the uniqueness of the material. In 2011, no one vendor supplied more than 10% of our raw materials. Our distribution fleet delivers raw materials and components to our manufacturing facilities and also delivers our finished goods and third-party products to our distribution centers.

  Wholesale

          Franchise Store-Within-a-Store Locations    To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance with Rite Aid in December 1998 to open GNC franchise store-within-a-store locations. As of December 31, 2011, we had 2,125 Rite Aid store-within-a-store locations. Through this strategic alliance, we generate revenues from sales to Rite Aid of our products at wholesale prices, the manufacture of Rite Aid private label products, retail sales of certain consigned inventory and license fees. We are Rite Aid's sole supplier for the PharmAssure® vitamin brand and a number of Rite Aid private label supplements. In May 2007, we extended our alliance with Rite Aid through 2014 with a five year option. At December 31, 2011, Rite Aid had opened 975 of an additional 1,125 stores that Rite Aid has committed to open by December 31, 2014.

Employees

          As of December 31, 2011, we had approximately 5,800 full-time and 8,000 part-time employees, of whom approximately 11,000 were employed in the domestic portion of our Retail segment, 40 were employed in our Franchise segment, 1,550 were employed in our Manufacturing/Wholesale segment, 525 were employed in corporate support functions, 750 were employed in Canada and 75 were employed at LuckyVitamin.com. None of our employees belongs to a union or is a party to any collective bargaining or similar agreement. We consider our relationship with our employees to be good.

Competition

          The U.S. nutritional supplements retail industry is a large, highly fragmented and growing industry, with no single industry participant accounting for a majority of total industry retail sales. Competition is based on price, quality and assortment of products, customer service, marketing support and availability of new products. In addition, the market is highly sensitive to the introduction of new products.

          We compete with both publicly and privately owned companies, which are highly fragmented in terms of geographical market coverage and product categories. We also compete with other specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail-order companies, other internet sites and a variety of other smaller participants. We believe that the market is highly sensitive to the introduction of new products. In the United States, many of our competitors have national brands that are heavily advertised and are manufactured by large pharmaceutical and food companies and other retailers. Most supermarkets, drugstores and mass merchants have narrow product offerings limited primarily to simple vitamins, herbs and popular third-party diet products. Our international competitors also include large international pharmacy chains and major international supermarket chains, as well as other large U.S. based companies with international operations. Our wholesale and manufacturing operations compete with other wholesalers and manufacturers of third-party nutritional supplements.

Trademarks and Other Intellectual Property

          We believe trademark protection is particularly important to the maintenance of the recognized brand names under which we market our products. We own or have rights to material trademarks or trade names that we use in conjunction with the sale of our products, including the GNC brand name. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We protect our intellectual property rights through a variety of methods, including trademark, patent and trade secret laws, as well as confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information. Protection of our intellectual property often affords us the opportunity to enhance our position in the marketplace by precluding our competitors from using or otherwise exploiting our technology and brands. We are also a party to several intellectual property license agreements relating to certain of our products. The duration of our trademark registrations is generally 10, 15 or 20 years, depending on the country in which the marks are registered, and the registrations can be renewed by us. The scope and duration of our intellectual property protection varies throughout the world by jurisdiction and by individual product.

Properties

          As of December 31, 2011, there were 7,685 GNC store locations globally (including distribution centers where retail sales are made). In our Retail segment, all but one of our company owned stores are located on leased premises that typically range in size from 1,000 to 2,000 square feet. In our Franchise segment, primarily all of our franchise stores in the United States and Canada are located on premises we lease and then sublease to our respective franchisees. All of our franchise stores in the remaining international markets are owned or leased directly by our franchisees. No single store is material to our operations.

          As of December 31, 2011, our company-owned and franchise stores in the United States and Canada (excluding store-within-a-store locations) and our other international franchise stores consisted of:

United States and Canada	Company- Owned Retail	Franchise	International	Franchise*
Alabama	35	12	Afghanistan	1
Alaska	9	4	Aruba	1
Arizona	56	5	Australia	40
Arkansas	21	4	Azerbaijan	1
California	253	127	Bahamas	3
Colorado	66	9	Bahrain	3
Connecticut	40	4	Bolivia	12
Delaware	16	3	Brazil	1
District of Columbia	5	1	Brunei	2
Florida	235	93	Bulgaria	1
Georgia	97	45	Cayman Islands	2
Hawaii	22	0	Chile	136
Idaho	7	5	Colombia	1
Illinois	106	49	Costa Rica	17
Indiana	61	22	Cyprus	3
Iowa	27	4	Dominican Republic	21
Kansas	28	5	El Salvador	10
Kentucky	39	7	Ghana	1
Louisiana	42	11	Guam	2
Maine	8	0	Guatemala	33
Maryland	56	20	Honduras	5
Massachusetts	62	5	Hong Kong	60
Michigan	80	36	India	42
Minnesota	64	11	Indonesia	43
Mississippi	21	12	Israel	2
Missouri	44	20	Kuwait	5
Montana	5	4	Latvia	1
Nebraska	10	11	Lebanon	7
Nevada	21	9	Malaysia	70
New Hampshire	15	5	Mexico	452
New Jersey	91	37	Mongolia	6
New Mexico	21	2	Nigeria	3
New York	173	44	Oman	2
North Carolina	104	24	Pakistan	6
North Dakota	9	0	Panama	7
Ohio	113	41	Peru	57
Oklahoma	28	13	Philippines	33
Oregon	30	5	Qatar	5
Pennsylvania	158	30	Romania	4
Puerto Rico	26	0	Saudi Arabia	50
Rhode Island	13	1	Singapore	60
South Carolina	34	24	South Korea	176
South Dakota	6	0	Spain	13
Tennessee	43	24	Taiwan	35
Texas	211	92	Thailand	29
Utah	28	5	Trinidad	4
Vermont	4	0	Turkey	66
Virginia	89	21	Turks & Caicos	1
Washington	54	13	UAE	7
West Virginia	20	3	Ukraine	1
Wisconsin	66	2	Venezuela	38
Wyoming	7	0	Vietnam	8
Canada	167	1

Total	3,046	925	Total	1,589

*
includes distribution centers where retail sales are made.

          In our Manufacturing/Wholesale segment, there are 2,125 GNC franchise "store-within-a-store" locations under our strategic alliance with Rite Aid. Also, in our Manufacturing/Wholesale segment, we lease facilities for manufacturing, packaging, warehousing and distribution operations. We manufacture a majority of our proprietary products at an approximately 300,000 square-foot facility in Greenville, South Carolina. We also lease an approximately 630,000 square-foot complex located in Anderson, South Carolina, for packaging, materials receipt, lab testing, warehousing and distribution. Both the Greenville and Anderson facilities are leased on a long-term basis pursuant to "fee-in-lieu-of-taxes" arrangements with the counties in which the facilities are located, but we retain the right to purchase each of the facilities at any time during the lease for $1.00, subject to a loss of tax benefits. We lease an approximately 217,000 square-foot distribution center in Leetsdale, Pennsylvania and a112,000 square-foot distribution center in Phoenix, Arizona. We also lease space at a distribution center in Canada.

          In conjunction with the acquisition of LuckyVitamin.com, we lease an approximately 26,000 square foot facility in Norristown, Pennsylvania where LuckyVitamin.com currently maintains its corporate headquarters and previously fulfilled the distribution of its products. We also lease an approximately 60,000 square foot distribution center near our current distribution center in Leetsdale, Pennsylvania where the distribution of LuckyVitamin.com products is now being fulfilled.

          We own our 253,000 square-foot corporate headquarters located in Pittsburgh, Pennsylvania. We lease three small regional sales offices in Fort Lauderdale, Florida; Tustin, California; and Mississauga, Ontario. None of the regional sales offices is larger than 6,500 square feet. We also lease a regional office in Shanghai, China, which is less than 6,500 square feet.

Insurance and Risk Management

          We purchase insurance to cover standard risks in the nutritional supplements industry, including policies to cover general products liability, workers' compensation, auto liability and other casualty and property risks. Our insurance rates are dependent upon our safety record as well as trends in the insurance industry. We also maintain workers' compensation insurance and auto insurance policies that are retrospective in that the cost per year will vary depending on the frequency and severity of claims in the policy year.

          We face an inherent risk of exposure to product liability claims in the event that, among other things, the use of products sold by us results in injury. With respect to product liability coverage, we carry insurance coverage typical of our industry and product lines. Our coverage involves self-insured retentions with primary and excess liability coverage above the retention amount. We have the ability to refer claims to most of our vendors and their insurers to pay the costs associated with any claims arising from such vendors' products. In most cases, our insurance covers such claims that are not adequately covered by a vendor's insurance and provides for excess secondary coverage above the limits provided by our product vendors.

          We self-insure certain property and casualty risks due to our analysis of the risk, the frequency and severity of a loss and the cost of insurance for the risk. We believe that the amount of self-insurance is not significant and will not have an adverse impact on our performance. In addition, we may from time to time self-insure liability with respect to specific ingredients in products that we may sell.

Legal Proceedings

          We are engaged in various legal actions, claims and proceedings arising in the normal course of business, including claims related to breach of contracts, products liabilities, intellectual property matters and employment related matters resulting from our business activities. As with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined.

We continue to assess the requirement to account for additional contingencies in accordance with the standard on contingencies. If we are required to make a payment in connection with an adverse outcome in these matters, it could have a material adverse effect on our business, financial condition, results of operations or cash flows.

          As a manufacturer and retailer of nutritional supplements and other consumer products that are ingested by consumers or applied to their bodies, we have been and are currently subjected to various product liability claims. Although the effects of these claims to date have not been material to us, it is possible that current and future product liability claims could have a material adverse effect on our business, financial condition, results of operations or cash flows. We currently maintain product liability insurance with a deductible/retention of $3.0 million per claim with an aggregate cap on retained loss of $10.0 million. We typically seek and have obtained contractual indemnification from most parties that supply raw materials for our products or that manufacture or market products we sell. We also typically seek to be added, and have been added, as an additional insured under most of such parties' insurance policies. We are also entitled to indemnification by Numico for certain losses arising from claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. However, any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. We may incur material products liability claims, which could increase our costs and adversely affect our reputation, revenues and operating income.

          Hydroxycut Claims.    On May 1, 2009, the FDA issued a warning on several Hydroxycut-branded products manufactured by Iovate. The FDA warning was based on 23 reports of liver injuries from consumers who claimed to have used the products between 2002 and 2009. As a result, Iovate voluntarily recalled 14 Hydroxycut branded products. Following the recall, GNC was named, among other defendants, in approximately 85 lawsuits related to Hydroxycut-branded products in 13 states. Iovate previously accepted GNC's tender request for defense and indemnification under its purchasing agreement with GNC and, as such, Iovate has accepted GNC's request for defense and indemnification in the Hydroxycut matters. GNC's ability to obtain full recovery in respect of any claims against GNC in connection with products manufactured by Iovate under the indemnity is dependent on Iovate's insurance coverage, the creditworthiness of its insurer, and the absence of significant defenses by such insurer. To the extent GNC is not fully compensated by Iovate's insurer, it can seek recovery directly from Iovate. GNC's ability to fully recover such amounts may be limited by the creditworthiness of Iovate.

          As of December 31, 2011, there were 75 pending lawsuits related to Hydroxycut in which GNC had been named: 69 individual, largely personal injury claims and six putative class action cases, generally inclusive of claims of consumer fraud, misrepresentation, strict liability and breach of warranty. All of the 216 individual plaintiffs in these lawsuits have either not asserted or amended their complaints to remove any specific damages claims.

          The following 69 personal injury matters were filed by individuals claiming injuries from use and consumption of Hydroxycut-branded products:

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  Christopher and Dana Hamilton v. Iovate Health Sciences USA, Inc., et al., U.S. District Court, Northern District of Ohio, 09CV1944 (filed August 18, 2009);

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  Hector Manuel Abarca and Diana Curiel v. Iovate Health Sciences USA, Inc., et al., U.S. District Court, Northern District of California, 09CV3861 (filed August 21, 2009);

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  Jessica Rogoff v. General Nutrition Centers, Inc., et al., Superior Court of the State of California, County of Los Angeles, BC422842 (filed September 29, 2009);

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  Clinton Davis v. GNC Corporation, et al., U.S. District Court, Eastern District of Pennsylvania, 09CV5055 (filed November 11, 2009);

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  Michael Fyalka v. Iovate Health Sciences, et al., U.S. District Court, Southern District of Illinois, 09CV944 (filed November 10, 2009);

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  Monica Fay Stepter v. Iovate Health Sciences, USA, Inc., et al., 17th Judicial District Court, Parish of LaFourche, Louisiana (filed November 25, 2009);

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  Andrew Nolley v. Muscletech Research and Development, et al., U.S. District Court, Northern District of Mississippi, 09CV140 (filed December 18, 2009);

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  Kerry and Nadia Donald v. Iovate Health Sciences Group, et al., Court of Common Pleas, Philadelphia County (filed May 20, 2011);

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  Casey Slyter v. GNC Corporation, et al., U.S. District Court, District of Kansas, 10CV2065 (filed January 29, 2010);

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  Debra Rutherford, et al. v. Muscletech Research and Development, Inc., U.S. District Court, Northern District of Alabama, 10CV370 (filed February 19, 2010);

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  Amber Lutz, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00357532 (filed March 26, 2010);

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  Shannon Justers, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00357521 (filed March 26, 2010);

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  William Crowell, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00357528 (filed March 26, 2010);

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  Scott Rosenthal, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of San Francisco, CGC 10-498138 (filed March 26, 2010);

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  Richard Limpert, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of San Francisco, CGC 10-498137 (filed March 26, 2010);

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  Savoen Roeun, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of San Francisco, CGC 10-497919 (filed March 19, 2010);

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  Phillip Sims v. GNC Corporation, et al., U.S. District Court, District of New Jersey, 10CV1728 (filed April 5, 2010);

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  Donna Natali v. GNC Corporation, et al., Superior Court of New Jersey, Atlantic County, ATL-L-001499-10 (filed April 5, 2010);

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  Matthew Carhart v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-0402210 (filed April 15, 2010);

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  Michael Brown v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-0402217 (filed April 15, 2010);

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  Alan D'Alessio, Jr. v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-0402214 (filed April 15, 2010);

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  Ralph Lewis v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-0601213 (filed June 14, 2010);

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  Brett Hallinan v. GNC Corporation, et al., Superior Court of New Jersey, Atlantic County, Case No. L00264610 (filed June 21, 2010);

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  Steve Snow v. General Nutrition Centers, Inc., et al., U.S. District Court, Western District of Kentucky, 10CV78 (filed April 29, 2010);

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  Anthony Polk, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00366003 (filed April 23, 2010);

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  Jeff Kendall, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00361004 (filed April 8, 2010);

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  Victor Rendon and Edwin Soto v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00365988 (filed April 23, 2010);

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  Ziomara Taveras, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00367623 (filed April 29, 2010);

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  Kristina Vidrine v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-040463 (filed April 29, 2010);

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  Nicole Addison, et al. v. GNC Corporation, et al., Superior Court of California, County of Orange, 30-2010-00395135-CU-PL-CXC (filed July 30, 2010);

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  Wilbert Rankin, et al. v. GNC Corporation, et al., U.S. District Court, Northern District of Alabama, 10CV2361 (filed August 31, 2010);

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  Steven Goldstein, et al. v. Iovate Health Sciences Group, et al., Superior Court of California, County of Los Angeles, BC445525 (filed September 16, 2010);

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  Andrea Saunders v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-0603308 (Amended Complaint filed on or after August 18, 2010);

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  Miguel Rivera v. Iovate Health Sciences Group, et al., Superior Court of California, County of Orange, 30-2010-00411926-CU-PL-CXC (filed September 27, 2010);

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  Velma J. Carter, et al. v. Muscletech Research and Development, Inc., et al., U.S. District Court, Northern District of Alabama, 10CV2655 (filed September 27, 2010);

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  Barbra Muza v. General Nutrition Centers, Inc., Court of Common Pleas Allegheny County, GD-10-21510 (filed November 18, 2010);

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  Carla M. Benson GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-1104602 (filed December 3, 2010);

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  Michael Moran, et al. v. Iovate Health Sciences Group, et al., Superior Court of California, County of Los Angeles, BC449590; (filed November 16, 2010);

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  Diego Carlos, et al. v. Iovate Health Sciences Group, et al., Superior Court of California, County of Los Angeles, BC452019; (filed December 29, 2010);

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  Jonathan Pugh, et al. v. Muscletech Research and Development, Inc., et al., U.S. District Court, Northern District of Alabama, 10CV3611 (filed December 29, 2010);

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  Maurice Harris v. Iovate Health Sciences, et al., U.S. District Court, Southern District of New York, 10CV9698 (filed December 30, 2010);

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  Marek Kosciesza v. GNC Corporation, et al., Superior Court of New Jersey, Atlantic County, L-13-11mt (filed December 28, 2010);

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  Kelly Renner v. General Nutrition Corporation, et al., Superior Court of New Jersey, Atlantic County, L-399-11 (filed January 24, 2011);

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  Orlando Jones, III, et al. v. GNC Corporation, U.S. District Court, Northern District of Alabama, 11CV350 (filed February 1, 2011);

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  Lamone Griffin v. GNC, Inc., et al., Superior Court of New Jersey, Atlantic County, ATL-L-212711 (filed March 7, 2011);

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  Jason Miller, et al. v. GNC Corporation, et al., Superior Court of California, County of Los Angeles, BC455783 (filed February 23, 2011);

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  Teresa Paioni, et al. v. GNC Corporation, et al., Superior Court of California, County of Los Angeles, BC457616 (filed March 18, 2011);

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  Sonny W. Roman v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 11-020477 (filed March 3, 2011);

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  Steven D. Polley, et al. v. GNC Corporation, et al., U.S. District Court, Northern District of Alabama, 11CV1239 (filed April 11, 2011);

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  Gilbert Laureles v. General Nutrition Centers, Inc., et al., U.S. District Court, Northern District of Texas, 11CV917 (filed May 2, 2011);

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  Tye Caldwell v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 11-0402972 (filed April 27, 2011);

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  Henry C. Brooks v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 11-0403020 (filed April 27, 2011);

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  Ronald Thompson v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 11-0403022 (filed April 27, 2011);

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  Eva Hartfield, et al. v. GNC Corporation, et al., U.S. District Court, Northern District of Mississippi, 11CV99 (filed April 27, 2011);

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  Kyle W. Newsom v. General Nutrition Centers, Inc., et al., U.S. District Court, Northern District of Alabama, 11CV1457 (filed May 2, 2011);

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  Lshandra O. Fitzgerald v. General Nutrition Centers, Inc., et al., U.S. District Court, Northern District of Alabama, 11CV1458 (filed April 11, 2011);

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  Alexander Torres and Jessica Lee Pizarro v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 11-0403330 (filed May 2, 2011);

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  Matthew Williams v. GNC Corporation, et al., Circuit Court of St. Charles County, Missouri, 1111-CV-03893 (filed April 29, 2011);

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  Brandy Addair v. GNC Corporation, et al., Supreme Court of New York, Bronx County, 304757-2011 (filed May 27, 2011);

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  Timothy Bishop, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2011-00471939-CU-MT-CXC (filed May 2, 2011);

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  Jonathan Botello, et al. v. GNC Corporation, et al., Superior Court of California, County of Los Angeles, No. BC460524 (filed April 27, 2011);

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  Noyola v. Iovate Health Sciences U.S.A., Inc., et al., U.S. District Court, Southern District of New York, 09CV6740 (second amended complaint filed April 28, 2011);

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  Nancy Chapman, et al. v. GNC Corporation, et al., Superior Court of California, County of Orange, 00472214-CU-PL-CXC (filed May 5, 2011);

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  Chris Dale, et al. v. General Nutrition Corporation, et al., Superior Court of California, County of Orange, 00472224-CXC (filed May 5, 2011);

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  Jorge Delvalle v. GNC Corporation, et al., Superior Court of California, County of Orange, 30-2011-00471879-CU-PL-CXC (filed April 29, 2011);

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  Michelle Kowalski, et al. v. GNC Corporation, et al., Superior Court of California, County of Los Angeles, BC-460552 (filed April 29, 2011);

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  Jesse Lucero, et al. v. GNC Corporation, et al., Superior Court of California, County of Los Angeles, BC-460526 (filed April 29, 2011);

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  JT Sanders, et al. v. GNC Corporation, et al., Superior Court of California, County of Los Angeles, BC-460551 (filed April 29, 2011); and

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  Sean Sebastian Waters v. GNC, Inc., et al., Superior Court of New Jersey, Atlantic County, ATL-L-00270510 (filed June 24, 2010 (GNC added to amended complaint on May 2, 2011)).

          The following six putative class actions generally include claims of consumer fraud, misrepresentation, strict liability and breach of warranty:

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  Andrew Dremak, et al. v. Iovate Health Sciences Group, Inc., et al., U.S. District Court, Southern District of California, 09CV1088 (filed May 19, 2009);

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  Enjoli Pennier, et al. v. Iovate Health Sciences, et al., U.S. District Court, Eastern District of Louisiana, 09CV3533 (filed May 13, 2009);

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  Alejandro M. Jimenez, et al. v. Iovate Health Sciences, Inc., et al., U.S. District Court, Eastern District of California, 09CV1473 (filed May 28, 2009);

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  Amy Baker, et al. v. Iovate Health Sciences USA, Inc., et al., U.S. District Court, Northern District of Alabama, 09CV872 (filed May 4, 2009);

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  Kyle Davis and Sara Carreon, et al. v. Iovate Health Sciences USA, Inc., et al., U.S. District Court, Northern District of Alabama, 09CV896 (filed May 7, 2009); and

  •
  Lenny Charles Gunn, Tonya Rhoden, and Nicholas Atelevich, et al., v. Iovate Health Sciences Group, Inc., et al., U.S. District Court, Southern District of California, 09CV2337 (filed October 24, 2009).

By court order dated October 6, 2009, the United States Judicial Panel on Multidistrict Litigation consolidated pretrial proceedings of many of the pending actions (including the above listed GNC class actions) in the Southern District of California (In re: Hydroxycut Marketing and Sales Practices Litigation, MDL No. 2087). Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

Government Regulation

Product Regulation

  Domestic

          The processing, formulation, safety, manufacturing, packaging, labeling, advertising and distribution of our products are subject to regulation by one or more federal agencies, including the FDA, the FTC, the CPSC, the USDA and the EPA, and by various agencies of the states and localities in which our products are sold.

          DSHEA amended the FDC Act to establish a new framework governing the composition, safety, labeling, manufacturing and marketing of dietary supplements. Generally, under the FDC Act, dietary ingredients that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. "New" dietary ingredients (i.e., dietary ingredients that were "not marketed in the United States before October 15, 1994") must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been "present in the food supply as an article used for food" without being "chemically altered". A new dietary ingredient notification must provide the FDA evidence of a "history of use or other evidence of safety" establishing that use of the dietary ingredient "will reasonably be expected to be safe". A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that a dietary ingredient is reasonably expected to be safe. Such a determination could prevent the marketing of such dietary ingredient. The FDA recently issued draft guidance governing the notification of new dietary ingredients. Although FDA guidance is not mandatory, and companies are free to use an alternative approach if the approach satisfies the requirements of applicable laws and regulations, FDA guidance is a strong indication of the FDA's "current thinking" on the topic discussed in the guidance, including its position on enforcement. At this time, it is difficult to determine whether the draft guidance, if finalized, would have a material impact on our operations. However, if the FDA were to enforce the applicable statutes and regulations in accordance with the draft guidance as written, such enforcement could require us to incur additional expenses, which could be significant, and negatively impact our business in several ways, including, but not limited to, enjoining the manufacturing of our products until the FDA determines that we are in compliance and can resume manufacturing, increasing our liability and reducing our growth prospects.

          The Dietary Supplement Labeling Act of 2011, which was introduced in July 2011 (S1310), would amend the FDC Act to, among other things, (i) require dietary supplement manufacturers to register the dietary supplements that they manufacture with the FDA (and provide a list of the ingredients in and copies of the labels and labeling of the supplements), (ii) mandate the FDA and the Institute of Medicine to identify dietary ingredients that cause potentially serious adverse effects, (iii) require warning statements for dietary supplements containing potentially unsafe ingredients and (iv) require that FDA define the term "conventional food". If the bill is reintroduced and enacted, it could restrict the number of dietary supplements available for sale, increase our costs, liabilities and potential penalties associated with manufacturing and selling dietary supplements, and reduce our growth prospects.

          The Dietary Supplement Safety Act (S 3002), introduced in February 2010, would repeal the provision of DSHEA that permits the sale of all dietary ingredients sold in dietary supplements marketed in the United States prior to October 15, 1994, and instead permit the sale of only those dietary ingredients included on a list of Accepted Dietary Ingredients to be issued and maintained by the FDA. The bill also would allow the FDA to: impose a fine of twice the gross profits earned by a distributor on sales of any dietary supplement found to violate the law; require a distributor to submit a yearly report on all non-serious Adverse Event Reports received during the year to the FDA; and allow the FDA to recall any dietary supplement it determines with "a reasonable probability" would cause serious adverse health consequences or is adulterated or misbranded. The bill also would require any dietary supplement distributor to register with the FDA and submit a list of the ingredients in and copies of the labels of its dietary supplements to the FDA and thereafter update such disclosures yearly and submit any new dietary supplement product labels to the FDA before marketing any dietary supplement product. If this bill is reintroduced and enacted, it could severely restrict the number of dietary supplements available for sale and increase our costs and potential penalties associated with selling dietary supplements.

          The FDA or other agencies could take actions against products or product ingredients that in its determination present an unreasonable health risk to consumers that would make it illegal for us to sell such products. In addition, the FDA could issue consumer warnings with respect to the products or ingredients in such products that are sold in our stores. Such actions or warnings could be based on information received through FDC Act-mandated reporting of serious adverse events. For example, the FDC Act requires that reports of serious adverse events be submitted to the FDA, and based in part on such reports, in May 2009, the FDA warned consumers to stop using Hydroxycut diet products, which are produced by Iovate and were sold in our stores. Iovate issued a voluntary recall, with which we fully complied. Sales of the recalled Hydroxycut products amounted to approximately $57.8 million, or 4.7% of our retail sales in 2008, and $18.8 million, or 4.2% of our retail sales in the first four months of 2009. Through December 31, 2011, we estimate that we had refunded approximately $3.5 million to our retail customers and approximately $1.6 million to our wholesale customers for Hydroxycut product returns.

          As is common in our industry, we rely on our third-party vendors to ensure that the products they manufacture and sell to us comply with all applicable regulatory and legislative requirements. In general, we seek representations and warranties, indemnification and/or insurance from our vendors. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business, financial condition and results of operations. For example, we sell products manufactured by third parties that contain DMAA. Although we have received representations from our third-party vendors that these products comply with applicable regulatory and legislative requirements, recent media articles have suggested that DMAA may not comply with the FDC Act. In December 2011, the U.S. military asked us to temporarily remove products containing DMAA from our stores on its bases pending the outcome of a precautionary review. That review is still pending. If it is determined that DMAA does not comply with applicable regulatory and legislative requirements, we could be required to recall or remove from the market all products containing DMAA and we could become subject to lawsuits related to any alleged non-compliance, any of which could materially and adversely affect our business, financial condition and results of operations. In the past, we have attempted to offset any losses related to recalls and removals with reformulated or alternative products; however, there can be no assurance that we would be able to offset all or any portion of losses related to any future removal or recall.

          The FDC Act permits "statements of nutritional support" to be included in labeling for dietary supplements without FDA pre-market approval. Such statements must be submitted to the FDA within 30 days of marketing. Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat or prevent a disease. A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim, conventional food claim or an unauthorized version of a "health claim", or, if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

          In addition, DSHEA provides that so-called "third-party literature", e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used "in connection with the sale of a dietary supplement to consumers" without the literature being subject to regulation as labeling. The literature: (1) must not be false or misleading; (2) may not "promote" a particular manufacturer or brand of dietary supplement; (3) must present a balanced view of the available scientific information on the subject matter; (4) if displayed in an establishment, must be physically separate from the dietary supplements; and (5) should not have appended to it any information by sticker or any other method. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any dissemination could subject our product to regulatory action as an illegal drug.

          In June 2007, pursuant to the authority granted by the FDC Act as amended by DSHEA, the FDA published detailed cGMP regulations that govern the manufacturing, packaging, labeling and holding operations of dietary supplement manufacturers. The cGMP regulations, among other things, impose significant recordkeeping requirements on manufacturers. The cGMP requirements are in effect for all manufacturers, and the FDA is conducting inspections of dietary supplement manufacturers pursuant to these requirements. There remains considerable uncertainty with respect to the FDA's interpretation of the regulations and their actual implementation in manufacturing facilities. In addition, the FDA's interpretation of the regulations will likely change over time as the agency becomes more familiar with the industry and the regulations. The failure of a manufacturing facility to comply with the cGMP regulations renders products manufactured in such facility "adulterated", and subjects such products and the manufacturer to a variety of potential FDA enforcement actions. In addition, under the Food Safety Modernization Act ("FSMA"), which was enacted on January 4, 2011, the manufacturing of dietary ingredients contained in dietary supplements will be subject to similar or even more burdensome manufacturing requirements, which will likely increase the costs of dietary ingredients and will subject suppliers of such ingredients to more rigorous inspections and enforcement. The FSMA will also require importers of food, including dietary supplements and dietary ingredients, to conduct verification activities to ensure that the food they might import meets applicable domestic requirements.

          The FDA has broad authority to enforce the provisions of federal law applicable to dietary supplements, including powers to issue a public warning or notice of violation letter to a company, publicize information about illegal products, detain products intended for import, require the reporting of serious adverse events, require a recall of illegal or unsafe products from the market, and request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution in the U.S. courts. The FSMA expands the reach and regulatory powers of the FDA with respect to the production and importation of food, including dietary supplements. The expanded reach and regulatory powers include the FDA's ability to order mandatory recalls, administratively detain domestic products, require certification of compliance with domestic requirements for imported foods associated with safety issues and administratively revoke manufacturing facility registrations, effectively enjoining manufacturing of dietary ingredients and dietary supplements without judicial process. The regulation of dietary supplements may increase or become more restrictive in the future.

          The FTC exercises jurisdiction over the advertising of dietary supplements and over-the-counter drugs. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. We continue to be subject to three consent orders issued by the FTC. In 1984, the FTC instituted an investigation of General Nutrition, Incorporated ("GNI"), one of our then existing subsidiaries, alleging deceptive acts and practices in connection with the advertising and marketing of certain of its products. GNI accepted a proposed consent order, under which it agreed to refrain from, among other things, making certain claims with respect to certain of its products unless the claims are based on and substantiated by competent and reliable scientific evidence. We also entered into a consent order in 1970 with the FTC, which generally addressed "iron deficiency anemia" type products. As a result of routine monitoring by the FTC, disputes arose concerning our compliance with these orders and with regard to advertising for certain hair care products. While we believe that GNI, at all times, operated in material compliance with the orders, it entered into a settlement in 1994 with the FTC to avoid protracted litigation. As a part of this settlement, GNI entered into a consent decree and paid, without admitting liability, a civil penalty in the amount of $2.4 million and agreed to adhere to the terms of the 1970 and 1989 consent orders and to abide by the provisions of the settlement document concerning hair care products. We do not believe that future compliance with the outstanding consent decrees will materially affect our business operations.

          The FTC continues to monitor our advertising and, from time to time, requests substantiation with respect to such advertising to assess compliance with the various outstanding consent decrees and with the Federal Trade Commission Act. Our policy is to use advertising that complies with the consent decrees and applicable regulations. Nevertheless, there can be no assurance that inadvertent failures to comply with the consent decrees and applicable regulations will not occur.

          Some of the products sold by franchise stores are purchased by franchisees directly from other vendors and these products do not flow through our distribution centers. Although franchise contracts contain strict requirements for store operations, including compliance with federal, state and local laws and regulations, we cannot exercise the same degree of control over franchisees as we do over our company-owned stores.

          As a result of our efforts to comply with applicable statutes and regulations, we have from time to time reformulated, eliminated or relabeled certain of our products and revised certain provisions of our sales and marketing program.

  Foreign

          Our products sold in foreign countries are also subject to regulation under various national, local and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and over-the-counter drugs. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products.

New Legislation or Regulation

          Legislation may be introduced which, if passed, would impose substantial new regulatory requirements on dietary supplements. For example, although not yet reintroduced in this session of Congress, bills have been repeatedly proposed in past sessions of Congress which would subject the dietary ingredient dehydroepiandrosterone ("DHEA") to the requirements of the Controlled Substances Act, which would prevent the sale of products containing DHEA. In March 2009, the General Accounting Office (the "GAO") issued a report that made four recommendations to enhance the FDA's oversight of dietary supplements. The GAO recommended that the Secretary of the Department of Health and Human Services direct the Commissioner of the FDA to: (1) request authority to require dietary supplement companies to identify themselves as a dietary supplement company and update this information annually, provide a list of all dietary supplement products they sell and a copy of the labels and update this information annually, and report all adverse events related to dietary supplements, not just serious adverse events; (2) issue guidance to clarify when an ingredient is considered a new dietary ingredient, the evidence needed to document the safety of new dietary ingredients, and appropriate methods for establishing ingredient identity; (3) provide guidance to industry to clarify when products should be marketed as either dietary supplements or conventional foods formulated with added dietary ingredients; and (4) coordinate with stakeholder groups involved in consumer outreach to identify additional mechanisms for educating consumers about the safety, efficacy, and labeling of dietary supplements, implement these mechanisms, and assess their effectiveness. These recommendations could lead to increased regulation by the FDA or future legislation concerning dietary supplements.

          We cannot determine what effect additional domestic or international governmental legislation, regulations, or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping or require expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

Franchise Regulation

          We must comply with regulations adopted by the FTC and with the laws of several states that regulate the offer and sale of franchises. The FTC's Trade Regulation Rule on Franchising and certain state laws require that we furnish prospective franchisees with a franchise offering circular containing information prescribed by the Trade Regulation Rule on Franchising and applicable state laws and regulations.

          We also must comply with a number of state laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor's business practices in a number of ways, including limiting the ability to:

  •
  terminate or not renew a franchise without good cause;

  •
  interfere with the right of free association among franchisees;

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  disapprove the transfer of a franchise;

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  discriminate among franchisees with regard to franchise terms and charges, royalties and other fees; and

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  place new stores near existing franchises.

          To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations. Bills concerning the regulation of certain aspects of franchise relationships have been introduced into Congress on several occasions during the last decade, but none have been enacted. Revisions to the FTC rule have also been proposed by the FTC and currently are in the comment stage of the rulemaking process.

          Our international franchise agreements and franchise operations are regulated by various foreign laws, rules and regulations. These laws may limit a franchisor's business practices in a number of ways. To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations.

Environmental Compliance

          In March 2008, the DHEC requested that we investigate contamination associated with historical activities at one of our South Carolina facilities. This investigation has identified chlorinated solvent impacts in soils and groundwater that extend offsite from our facility. We are awaiting DHEC approval of the scope of additional investigations in order to understand the extent of these impacts and develop appropriate remedial measures for DHEC approval. At this state of the investigation, however, it is not possible to estimate the timing and extent of any remedial action that may be required, the ultimate cost of remediation or the amount of our potential liability.

          In addition to the foregoing, we are subject to numerous federal, state, local and foreign environmental and health and safety laws and regulations governing its operations, including the handling, transportation and disposal of our non-hazardous and hazardous substances and wastes, as well as emissions and discharges from its operations into the environment, including discharges to air, surface water and groundwater. Failure to comply with such laws and regulations could result in costs for remedial actions, penalties or the imposition of other liabilities. New laws, changes in existing laws or the interpretation thereof, or the development of new facts or changes in their processes could also cause us to incur additional capital and operating expenditures to maintain compliance with environmental laws and regulations and environmental permits. We are also subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or for properties to which substances or wastes that were sent in connection with current or former operations at its facilities. The presence of contamination from such substances or wastes could also adversely affect our ability to sell or lease our properties, or to use them as collateral for financing. From time to time, we have incurred costs and obligations for correcting environmental and health and safety noncompliance matters and for remediation at or relating to certain of our properties or properties at which our waste has been disposed. However, compliance with the provisions of national, state and local environmental laws and regulations has not had a material effect upon our capital expenditures, earnings, financial position, liquidity or competitive position. We believe we are currently in compliance with our environmental obligations pursuant to environmental and health and safety laws and regulations in all material respects, and that any liabilities for noncompliance will not have a material adverse effect on our business or financial performance.

MANAGEMENT

Directors and Executive Officers

          The following table sets forth certain information about our directors and executive officers.

Name	Age	Position
Joseph Fortunato	59	Director, President and Chief Executive Officer
Michael M. Nuzzo	41	Executive Vice President, Chief Financial Officer
Thomas Dowd	48	Executive Vice President, Chief Merchandising Officer and General Manager
Jeffrey Hennion	45	Executive Vice President, Chief Marketing Officer
Darryl Green	51	Senior Vice President, International and Domestic Franchising
Michael Locke	66	Senior Vice President of Manufacturing
Guru Ramanathan	48	Senior Vice President, Chief Innovation Officer
Gerald J. Stubenhofer, Jr.	42	Senior Vice President, Chief Legal Officer and Secretary
Norman Axelrod	59	Chairman of the Board of Directors
Jeffrey P. Berger	62	Director
Andrew Claerhout	40	Director
Michael Hines	55	Director
David B. Kaplan	44	Director
Brian Klos	30	Director
Johann O. Koss	43	Director
Amy B. Lane	59	Director
Romeo Leemrijse	41	Director
Richard J. Wallace	60	Director

          Joseph Fortunato has served as one of our directors since March 2007 and as our Chief Executive Officer or President and Chief Executive Officer since November 2005. Mr. Fortunato served as Senior Executive Vice President and Chief Operating Officer from June 2005 until November 2005. Beginning in November 2001 until June 2005, Mr. Fortunato served as Executive Vice President and Chief Operating Officer of General Nutrition Companies, Inc. From October 2000 until November 2001, he served as its Executive Vice President of Retail Operations and Store Development. Mr. Fortunato began his employment with General Nutrition Companies, Inc. in October 1990 and has held various positions, including Senior Vice President of Financial Operations from 1997 to 1998, and Director of Financial Operations from 1990 to 1997. From 1984 to 1988, Mr. Fortunato was President of Fortunato & Associates Financial Consulting Group. From 1975 to 1984, Mr. Fortunato was the Controller of Motor Coils Manufacturing Company, a manufacturer of traction motors for locomotives and oil drilling rigs. Mr. Fortunato earned his undergraduate degree in Finance at Duquesne University in 1975. Mr. Fortunato currently serves on the board of directors of KUE Management Inc., a provider of education programs and services. Mr. Fortunato's years of experience with us, his comprehensive knowledge of our business and perspective of our day-to-day operations led to the conclusion that he should serve as a director on our board.

          Michael M. Nuzzo became our Executive Vice President and Chief Financial Officer in September 2008. From 1999 to 2008, Mr. Nuzzo served in various senior level finance and retail operations and strategic planning roles with Abercrombie & Fitch, a specialty retailer of casual clothing for men, women and children. Mr. Nuzzo served as: Senior Vice President — Finance from June 2008 to September 2008 responsible for overseeing corporate finance, financial planning and analysis, treasury, budgeting and accounting operations and investor relations; and Vice President — Finance from January 2006 to May 2008, as a liaison to the audit committee and responsible for overseeing corporate finance, financial planning and analysis and treasury, budgeting and accounting operations. Prior to his work in the retail sector, Mr. Nuzzo was a senior consultant with William M. Mercer and Medimetrix Group. Mr. Nuzzo earned his undergraduate degree in Economics from Kenyon College in 1992 and also received his MBA in Finance and Accounting from the University of Chicago in 1998.

          Thomas Dowd became our Executive Vice President, Chief Merchandising Officer and General Manager in June 2011, having served as Executive Vice President of Store Operations and Development since May 2007. From December 2005 until May 2007, Mr. Dowd served as Senior Vice President and General Manager of Retail Operations of General Nutrition Corporation and as Senior Vice President of Stores since March 2003. From March 2001 until March 2003, Mr. Dowd was President of Healthlabs, LLC, an unaffiliated contract supplement manufacturing and product consulting company. Mr. Dowd was Senior Vice President of Retail Sales from May 2000 until March 2001, and Division Three Vice President of General Nutrition Corporation from December 1998 to May 2000.

          Jeffrey R. Hennion became our Executive Vice President and Chief Marketing Officer in July 2011, having served as our Executive Vice President and Chief Branding Officer since joining GNC in January 2011. Prior to joining GNC, Mr. Hennion spent 10 years at Dick's Sporting Goods, a sporting goods retailer. From January 2005 to September 2010, Mr. Hennion served as Executive Vice President and Chief Marketing Officer at Dick's Sporting Goods and was responsible for the company's marketing activities and, from 2008 to 2010, its marketing and e-commerce activities. From 2004 to 2005, Mr. Hennion held the position of Senior Vice President — Strategic Planning at Dick's Sporting Goods, responsible for the company's growth and M&A strategies. From 2002 to 2004, Mr. Hennion was Vice President — Finance at Dick's Sporting Goods, during the time of the company's initial public offering, and from 2000 to 2002, he was Vice President and Treasurer. Prior to his tenure at Dick's Sporting Goods, Mr. Hennion spent 11 years at Alcoa Inc., a global metals and manufacturing company, in Pittsburgh, Pennsylvania and in Lausanne, Switzerland, serving a variety of finance roles, including Assistant Treasurer and Director — Investor Relations. Mr. Hennion currently serves on the Board of Advisors of Branding Brand, LLC, a privately held mobile and social commerce company. Mr. Hennion has a BA in Economics from Northwestern University and an MBA in Finance, graduating with highest honors, from Duquesne University.

          Darryl Green became our Senior Vice President, International and Domestic Franchising in October 2011, having served as Senior Vice President of Domestic Store Operations since July 2011. From August 2005 to July 2011, Mr. Green served as Senior Vice President of Domestic Franchising. From November 2003 until August 2005, Mr. Green served as Vice President of Retail Operations for the Southeast United States. Mr. Green began his employment with GNC in 1983 and has served in various retail, marketing and franchising positions with us, including Vice President of Retail Sales from June 1999 to June 2001, Vice President of Retail Operations for the Southeast United States from November 1997 to June 1999 and Divisional Merchandise Manager from January 1995 to November 1997.

          Michael Locke became our Senior Vice President of Manufacturing in June 2003. From January 2000 until June 2003, Mr. Locke served as the head of North American Manufacturing Operations for Numico, the former parent company of General Nutrition Companies, Inc. From 1994 until 1999, he served as Senior Vice President of Manufacturing of Nutra Manufacturing, Inc. (f/k/a General Nutrition Products, Inc. and former subsidiary General Nutrition Companies, Inc.), and from 1991 until 1993, he served as Vice President of Distribution. From 1986 until 1991, Mr. Locke served as Director of Distribution of General Nutrition Distribution Company, our indirect subsidiary.

          Guru Ramanathan, Ph.D., became our Chief Innovation Officer in December 2009 having previously served as Senior Vice President of Product and Package Innovation since February 2008 and Senior Vice President of Scientific Affairs since April 2007. He served as Vice President of

Scientific Affairs from December 2003 to April 2007. Dr. Ramanathan began his employment as Medical Director of General Nutrition Corporation in April 1998. Between August 2000 and December 2003, he also provided scientific and clinical trials oversight for the North American subsidiaries of Royal Numico, the former parent company of General Nutrition Corporation. Prior to joining General Nutrition Corporation, Dr. Ramanathan worked as Medical Director and Secretary for the Efamol subsidiary of Scotia Pharmaceuticals in Boston. Between 1984 and 1998, in his capacity as a pediatric dentist and dental surgeon, Dr. Ramanathan held various industry consulting and management roles, as well as clinical, research and teaching appointments in Madras, India, and Tufts University and New England Medical Center in Boston, Massachusetts. Dr. Ramanathan earned his PhD in Innovation Management from Tufts University and his MBA from Duke University's Fuqua School of Business.

          Gerald J. Stubenhofer, Jr. became our Senior Vice President, Chief Legal Officer and Secretary in September 2007. From January 2005 to September 2007, Mr. Stubenhofer was a Partner at McGuireWoods, LLP, a large international law firm, and represented various companies in complex commercial litigation matters. While at McGuireWoods, LLP, Mr. Stubenhofer served as Co-Chair of the firm's Franchise and Distribution practice group. Prior to January 2005, Mr. Stubenhofer was an Associate at McGuireWoods, LLP. From June 1997 to November 1999, Mr. Stubenhofer served as our Assistant General Counsel. Mr. Stubenhofer earned undergraduate degrees in Philosophy and Political Science from Allegheny College in 1991 and earned his JD from the University of Pittsburgh School of Law in 1994.

          Norman Axelrod became one of our directors and Chairman of the board of directors in March 2007. Mr. Axelrod was the Chief Executive Officer and Chairman of the board of directors of Linens 'n Things, Inc. ("Linens 'n Things"), a retailer of home textiles, housewares and decorative home accessories, until its acquisition in February 2006. Mr. Axelrod joined Linens 'n Things as Chief Executive Officer in 1988 and was elected to the additional position of Chairman of its board of directors in 1997. From 1976 to 1988, Mr. Axelrod held various management positions at Bloomingdale's, ending with Senior Vice President, General Merchandise Manager. Mr. Axelrod is the Chairman of the boards of directors of Floor and Decor Outlets of America, Inc., National Bedding Company LLC and Simmons Company and also serves on the boards of directors of 99¢ Only Stores, Maidenform Brands, Inc. and Jaclyn, Inc. Since 2007, Mr. Axelrod, through his consulting entity, NAX 18, LLC, has provided consulting services to certain entities related to Ares Management LLC ("Ares Management"), an alternative asset management investment firm. Mr. Axelrod earned a BS in Management and Marketing from Lehigh University and an MBA from New York University. Mr. Axelrod's experience on the boards of directors of a variety of companies, in addition to his tenure as Chief Executive Officer of Linens 'n Things, demonstrate his leadership capability and extensive knowledge of complex operational and management issues, and led to the conclusion that he should serve as a director on our board.

          Jeffrey P. Berger became one of our directors in March 2011. Since 2008, Mr. Berger has served as a consultant to H.J. Heinz Company ("Heinz"), a manufacturer and marketer of processed food products. From 2007 to 2008, Mr. Berger was the Chairman of Global Foodservice of Heinz. From 2005 to 2007, Mr. Berger was the Executive Vice President, President and Chief Executive Officer of Heinz Foodservice. From 1994 to 2005, Mr. Berger was President and Chief Executive Officer of Heinz North America Foodservice. Mr. Berger currently serves on the board of directors of Big Lots, Inc., a discount retailer, and is a member of its nominating and corporate governance committee. Mr. Berger's years of experience as an executive officer at Heinz, in addition to his experience on the boards of directors of other public companies, led to the conclusion that he should serve as a director on our board.

          Andrew Claerhout became one of our directors in May 2009. Mr. Claerhout is currently a Vice President of Teachers' Private Capital ("TPC"), the private equity arm of OTPP. Mr. Claerhout joined

TPC in 2005 from EdgeStone Capital Partners. Previously, Mr. Claerhout worked at Pacific Equity Partners in Australia and Bain & Company in Canada and in Hong Kong. Mr. Claerhout has been involved in a number of private equity transactions across various industries while at TPC. Mr. Claerhout currently sits on the board of directors of AOT Bedding (Serta), Easton-Bell Sports, Exal, Munchkin and Simmons Bedding Company. Mr. Claerhout received an HBA degree from the Richard Ivey School of Business at the University of Western Ontario and has completed the Stanford Executive Program at the Graduate School of Business, Stanford University. Mr. Claerhout's years of experience in mergers and acquisitions, corporate finance and the retail and consumer products industries led to the conclusion that he should serve as a director on our board.

          Michael F. Hines became one of our directors in November 2009. Mr. Hines was the Executive Vice President and Chief Financial Officer of Dick's Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., most recently as Vice President, Finance. Earlier, he spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche, LLP in Boston. Since 2007, Mr. Hines currently sits on the boards of directors of The TJX Companies, Inc. and Dunkin Brands Group, Inc., the parent company of Dunkin' Donuts and Baskin-Robbins. From 2003 to 2007, he served on the board of directors of Yankee Candle, Inc. Mr. Hines's experience as a financial executive and certified public accountant, coupled with his extensive knowledge of financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large retailers, led to the conclusion that he should serve as a director on our board.

          David B. Kaplan became one of our directors in February 2007. Mr. Kaplan is a founding member and Senior Partner of Ares Management, where he serves on the Executive Committee and co-heads the Ares Private Equity Group. Mr. Kaplan joined Ares Management from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves as Chairman of the board of directors of 99¢ Only Stores, and as a member of the boards of directors of Floor and Decor Outlets of America, Inc., Stream Global Services, Inc. and Orchard Supply Hardware Corporation. Mr. Kaplan's previous public company board of directors experience includes Maidenform Brands, where he served as the company's Chairman, Dominick's Supermarkets, Inc. and Allied Waste Industries Inc. Mr. Kaplan also serves on the board of governors of Cedars-Sinai Medical Center, is a Trustee of the Center for Early Education, is a Trustee of Marlborough School and serves on the Los Angeles Advisory Council to the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance. Mr. Kaplan has over 20 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries, including in the retail and consumer products industries, which led to the conclusion that he should serve as a director on our board.

          Brian Klos became one of our directors in June 2010. Mr. Klos is a Principal in the Private Equity Group of Ares Management. Mr. Klos joined Ares Management in 2006 from J.P. Morgan, a global financial services firm, where he was a member of the General Industries West group participating in the execution of mergers, acquisitions and debt financings spanning various industries. From 2003 to 2005, Mr. Klos was a member of the Mergers and Acquisitions group at J.P. Morgan. Mr. Klos earned a BS, graduating magna cum laude, from Boston College, Carroll School of Management majoring in Finance and Accounting. Mr. Klos's years of experience managing and evaluating investments in companies operating in various industries, including in the retail and consumer products industries, and his in-depth understanding of our business, led to the conclusion that he should serve as a director on our board.

          Johann O. Koss became one of our directors in March 2011. Since 2000, Mr. Koss has been the President and Chief Executive Office of the Right To Play, an international humanitarian organization which he founded. Mr. Koss also currently serves on the board of directors of Gates Corporation, a subsidiary of Tomkins plc., a global engineering and manufacturing group. From December 2009 to April 2010, Mr. Koss served as the assistant head coach of the Norwegian Olympic Speedskating Team. Mr. Koss is a former four-time Olympic gold medalist and former world record holder in multiple speedskating distances. Following his retirement from the sport in 1994, Mr. Koss remained active in the Olympic movement, serving as an executive board member of the World Anti-Doping Agency and as a member of the International Olympic Committee. Mr. Koss earned a Bachelor of Medicine from the University of Queensland and an Executive MBA from the Joseph L. Rotman School of Management, University of Toronto. Mr. Koss's experience as an Olympic athlete and an ambassador to athletics coupled with his years of executive management experience led to the conclusion that he should serve as a director on our board of directors.

          Amy B. Lane became one of our directors in June 2011. Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., an investment bank, from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., an investment bank, where she founded and led the retail industry investment banking unit. Ms. Lane has served on the board of directors of The TJX Companies, Inc., a retailer of apparel and home fashions, since 2005, and was also a director of Borders Group, Inc., a book and music retailer, from 1995 to 1999 and from 2001 to 2009. Ms. Lane's experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in that industry as well as management, leadership and strategy, and led to the conclusion that she should serve as a director on our board.

          Romeo Leemrijse became one of our directors in May 2009. Mr. Leemrijse is currently a Director of TPC. Prior to joining TPC in 2006, Mr. Leemrijse was a Principal at EdgeStone Capital Partners, a Canadian private equity firm. Mr. Leemrijse was involved in a number of private equity investments across a variety of industries. Prior to joining EdgeStone Capital Partners in 2001, Mr. Leemrijse was a Senior Analyst with Dominion Bond Rating Service and spent six years at CIBC World Markets in its investment banking division where he worked on a number of advisory and equity and debt financings. Mr. Leemrijse currently sits on the board of directors of Insight Pharmaceuticals, National Bedding (Serta) and Simmons Bedding Company. Mr. Leemrijse received a Bachelor of Commerce degree from the Richard Haskayne School of Business at the University of Calgary and is a CFA charterholder. Mr. Leemrijse's extensive experience in mergers and acquisitions, corporate finance and the retail and consumer products industries led to the conclusion that he should serve as a director on our board.

          Richard J. Wallace became one of our directors in July 2010. Mr. Wallace served as a Senior Vice President for Research and Development at GlaxoSmithKline ("GSK"), a global pharmaceutical company, from 2004 until his retirement in 2008. Prior to that, he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004. Mr. Wallace's experience prior to joining GSK included eight years with Bristol-Myers Squibb Company and seven years at Johnson & Johnson (in assignments spanning marketing, sales, manufacturing and general management). Mr. Wallace is also a director of ImmunoGen, Inc. and served as a director of Clinical Data Inc. from September 2007 to April 2011. Mr. Wallace's years of experience at several large pharmaceutical and consumer products companies and his significant corporate governance experience through his service on the boards of directors of other companies led to the conclusion that he should serve as a director on our board.

          In addition to the information presented above regarding each director's specific experiences, qualifications, attributes and skills, we believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board. Finally, we value our directors' experience on other company boards and board committees.

          Our board of directors elects our executive officers, and each officer holds his or her office until such officer's successor is elected and qualified, or until such officer's earlier death, resignation or removal.

Board of Directors

          Our board of directors is composed of eleven directors. Pursuant to our amended and restated certificate of incorporation, our board of directors is divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms, subject to the Sponsors' board designation rights under the New Stockholders Agreement, at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

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  Andrew Claerhout, David B. Kaplan, Amy B. Lane and Richard J. Wallace are Class I directors, whose terms will expire at the 2012 annual meeting of stockholders;

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  Brian Klos, Johann O. Koss and Romeo Leemrijse are Class II directors, whose terms will expire at the 2013 annual meeting of stockholders; and

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  Norman Axelrod, Jeffrey P. Berger, Joseph Fortunato and Michael Hines are Class III directors, whose terms will expire at the 2014 annual meeting of stockholders.

          Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

          Under the New Stockholders Agreement, the Sponsors have the right to nominate to our board of directors, subject to their election by our stockholders and to certain exceptions, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors. Under the New Stockholders Agreement, each Sponsor has also agreed to vote in favor of the other Sponsor's nominees.

          Currently, we have a fully independent audit committee of our board of directors (the "Audit Committee"), and, as such, we have fully complied with the requirements of the Sarbanes-Oxley Act and the NYSE rules, which require that our Audit Committee be composed of three independent directors within one year from the consummation of the IPO.

          Immediately following the consummation of the Fall Offering, we no longer qualified as a "controlled company" under the NYSE rules and, as a result, we are required to comply with the following NYSE corporate governance standards:

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  we must have a majority of independent directors within one year of October 31, 2011;

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  the charter of each of the Compensation Committee and the Nominating Committee must be posted to our website; and

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  each of the Compensation Committee and Nominating Committee must be composed entirely of independent directors within one year of the consummation of the Fall Offering.

          We currently comply with the first and second of such requirements, our Compensation Committee is composed entirely of independent directors, and a majority of the directors on the Nominating Committee are independent. We intend for the Nominating Committee to be composed entirely of independent directors by October 31, 2012.

          We are also required, and we intend, to conduct annual performance evaluations for each of the Compensation Committee and Nominating Committee.

Committees of the Board of Directors

  Audit Committee

          The Audit Committee consists of Johann O. Koss, Amy B. Lane and Michael F. Hines, who acts as its chair. The board of directors has determined that each of Ms. Lane and Mr. Hines qualifies as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K and has the attributes set forth in such section, is independent as independence is defined under the applicable section of the NYSE rules, and is financially literate, as required by the NYSE.

          The principal duties and responsibilities of our Audit Committee are as follows:

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  to monitor our financial reporting process and internal control system;

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  to appoint and replace our independent registered public accounting firm from time to time, determine its compensation and other terms of engagement and oversee its work;

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  to oversee the performance of our internal audit function; and

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  to oversee our compliance with legal, ethical and regulatory matters.

          The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

  Compensation Committee

          The Compensation Committee consists of Norman Axelrod, Jeffrey P. Berger and Amy B. Lane, who acts as its chair. The board of directors has determined that each of Messrs. Axelrod, Berger and Ms. Lane is independent as independence is defined under the applicable section of the NYSE rules.

          The principal duties and responsibilities of our Compensation Committee are as follows:

  •
  to oversee the development and implementation of our executive compensation policies and objectives;

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  to determine the structure of our executive compensation packages generally; and

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  to determine the actual compensation paid to each of our senior executives and evaluate the performance of our Chief Executive Officer.

          Prior to February 2012, the Compensation Committee also oversaw the development and implementation of our director compensation policies and objectives, and determined the structure of our director compensation packages. In February 2012, based on the recommendations of the

Compensation Committee and the Nominating Committee, our board of directors delegated to the Nominating Committee responsibility for making recommendations to our board of directors regarding our director compensation policies and the objectives and structure of our director compensation packages.

          Compensation Committee Interlocks and Insider Participation.    For our fiscal year ended December 31, 2011, (i) no member of the Compensation Committee has (a) served as one of our officers or employees or (b) had any relationship requiring disclosure under Item 404 of Regulation S-K, and (ii) none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on our board of directors or the Compensation Committee.

  Nominating Committee

          The Nominating Committee consists of Andrew Claerhout, Richard J. Wallace and Jeffrey P. Berger, who acts as its chair. The board of directors has determined that each of Messrs. Berger and Wallace is independent as independence is defined under the applicable section of the NYSE rules.

          The principal duties and responsibilities of the Nominating Committee are as follows:

  •
  to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

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  to make recommendations to our board of directors regarding board governance matters and practices;

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  to oversee the development and implementation of our director compensation policies and objectives; and

  •
  to determine the structure of our executive compensation packages generally.

          Director Qualifications; Nominating Committee Process.    The Nominating Committee's policy is to identify potential nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. To properly submit a nomination, our stockholders must provide timely notice of such nomination in accordance with Section 5(b) of our Fourth Amended and Restated Bylaws (the "Bylaws").

          The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the board of directors for its approval the slate of director nominees to be nominated for election at our annual meeting of stockholders. The Nominating Committee considers potential nominees without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Nominating Committee has not adopted a formal policy with respect to diversity.

          Following the consummation of the IPO, we relied on Rule 303A.00 ("Rule 303A.00") of the NYSE Listed Company Manual (the "Manual"), which exempted us from Rule 303A.04 of the Manual requiring that the Nominating Committee be composed entirely of independent directors. In the fourth quarter of 2011, we completed the Fall Offering. Upon the consummation of the Fall Offering, we no longer qualified as a "controlled company" within the meaning of Rule 303A.00 and, pursuant to Rule 303A.00, the Nominating Committee must be composed entirely of independent directors within one year from the consummation of the Fall Offering.

Leadership Structure

          Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of our board of directors. It is the board of directors' view that rather than having a rigid policy, the board of directors, with the advice and assistance of the Nominating Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy.

          Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of our board of directors with Mr. Fortunato serving as our Chief Executive Officer and Mr. Axelrod as Chairman of our board of directors. We believe this is appropriate as it provides Mr. Fortunato with the ability to focus on our day-to-day operations while Mr. Axelrod focuses on oversight of our board of directors.

Risk Oversight

          Our board of directors plays an active role in overseeing management of our risks. Our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee is responsible for overseeing the management of financial risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies and arrangements. The Nominating Committee is responsible for managing risks relating to our director compensation policies and arrangements, the independence of our board of directors and other corporate governance matters. While each of the Committees is responsible for evaluating certain risks and overseeing the management of such risks, our board of directors as a whole is regularly informed of the conclusions of such evaluations through reports of the Committees.

Policy Regarding Restatements

          We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our board of directors or Compensation Committee would evaluate whether compensation adjustments are appropriate based on the facts and circumstances surrounding the restatement.

Code of Ethics

          We have adopted a Code of Ethics applicable to our Chief Executive Officer and senior financial officers. In addition, we have adopted a Code of Business Conduct and Ethics for all of our officers, directors and employees. Our Code of Ethics and Code of Business Conduct and Ethics is posted on our website at GNC.com on the Corporate Governance page of the Investor Relations section of the website. The information contained on our website is not part of this prospectus.

          Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, our board of directors reviews potential transactions with those parties we have identified as related parties prior to the consummation of the transaction, and we adhere to the general policy that such transactions should only be entered into if they are approved by our board of directors, in accordance with applicable law, and on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, our three other most highly compensated executive officers and our Former President and Chief Merchandising and Marketing Officer. These individuals are referred to collectively as the "Named Executive Officers".

          For 2011, the Named Executive Officers were:

Name	Title
Joseph Fortunato	Chief Executive Officer and President
Michael M. Nuzzo	Executive Vice President, Chief Financial Officer
Thomas Dowd	Executive Vice President, Chief Merchandising Officer and General Manager
Jeffrey Hennion	Executive Vice President, Chief Marketing Officer
Gerald J. Stubenhofer, Jr.	Senior Vice President, Chief Legal Officer and Secretary
Beth J. Kaplan	Former President and Chief Merchandising and Marketing Officer

Effective June 20, 2011, Ms. Kaplan resigned from all her positions with us and Mr. Fortunato was appointed as our President. Ms. Kaplan is not related to David B. Kaplan.

Overview of Executive Compensation

          We believe our business benefits from an exceptional management team that is responsible for establishing our leadership in the nutritional supplement industry and our achievement of:

  •
  13.7% total revenue growth in 2011, reflecting strong revenue growth in each of our three segments (Retail, Franchise and Manufacturing/Wholesale);

  •
  the launch of a new marketing campaign in 2011 with branding images reflecting our core customers;

  •
  the extension of the GNC brand into new channels in 2010 and 2011 through, among other things, relationships with Sam's Club and PetSmart and our acquisition of LuckyVitamin.com; and

  •
  26 consecutive quarters of positive company-owned domestic same store sales growth.

          Mr. Fortunato, our Chief Executive Officer and President, has been with us for over 20 years and in his current role since 2005. Under his leadership we have been able to expand our store and franchise network to more than 7,600 retail locations in the United States (including 924 franchise and 2,125 Rite Aid franchise store-within-a-store locations), and franchise operations in 53 international countries (including distribution centers where retail sales are made). In addition, we have grown our-market leading position, and, based on information we compiled from the public securities filings of our primary competitors, our network of domestic retail locations is now approximately eleven times larger than the next largest U.S. specialty retailer of nutritional supplements. We have sought to establish competitive compensation programs that enable us to attract and retain skillful, experienced and dedicated executives as well as motivate management to maximize performance while building stockholder value.

          On April 6, 2011, we completed the IPO and became a publicly traded company. Historically, our executive compensation program has been structured to generate and reward superior company performance by establishing compensation packages under which variable, or incentive, compensation is weighted more heavily than base salary. We have established compensation programs to motivate our executives to focus on both our short- and long-term performance by providing a mix of short- and long-term incentive compensation in the form of annual cash incentive compensation and long-term equity-based incentive compensation. We believe that this approach aligns the incentives to our executives with the interests of our stockholders. Although we have retained these philosophies, we modified certain aspects of our executive compensation program in connection with becoming a publicly traded company, primarily in the area of variable compensation.

          Long-term Incentive Compensation.    Before the IPO, we limited our long-term incentive compensation to stock options. In April 2011, in connection with the IPO, we adopted, and our stockholders approved, a new equity-based compensation plan, the 2011 Stock Plan, under which we made special one-time grants of stock options and shares of time-vested restricted stock to our executives, including each of the Named Executive Officers, to compensate them for their efforts in preparing for and completing the IPO. For our 2012 fiscal year, we established a new equity-based long-term incentive compensation program for our executives, including our named executive officers, that provides for grants of stock options and time-vested restricted stock under the 2011 Stock Plan. The majority of the value provided in these grants was in the form of stock options; however, we believe that granting restricted stock cultivates an ownership mentality among our executives and, when combined with stock options, effectively focuses management on achieving our objectives, thereby more closely aligning the interests of our executives with the long-term interests of our stockholders. For more information, see "— Elements of Compensation — Long-term Incentive Compensation" below.

          Annual Cash Incentive Compensation.    Before the IPO, annual cash incentive compensation was tied to the achievement of EBITDA (as defined below) targets exclusively. In January 2012, we adopted an annual cash incentive compensation program for our executives, including each of the Named Executive Officers other than Ms. Kaplan, that is based on a combination of performance metrics including EBITDA, transaction counts and company-owned domestic same store sales growth. We believe that these additional criteria incentivize our executives to focus on multiple performance drivers throughout our business. For more information, see "— Elements of Compensation — Annual Cash Incentive Compensation" below.

Compensation Policies and Objectives

          The primary objectives of our executive compensation program are to (i) align cash and stock-based rewards with individual performance that created stockholder value, (ii) attract and retain high quality employees, (iii) build an ownership mentality among our key employees and (iv) provide cost effective cash and stock-based rewards that are competitive with other organizations and fair to our stockholders and employees. The foregoing objectives are applicable to the compensation of our Named Executive Officers, and to the elements of their respective executive compensation packages as follows:

  1.
  Base Salary. The objective in determining base salaries for the Named Executive Officers is to set base salaries at levels that are (i) sufficient to attract and retain high quality, qualified employees and (ii) perceived as fair to our stockholders and employees. The Compensation Committee seeks to set base salaries at levels commensurate with other retailers of comparable revenue size to us. In addition, base salaries are influenced by the complexity and level of the applicable position.

  2.
  Annual Cash Incentive Compensation. We use annual cash incentive compensation to incentivize the Named Executive Officers to contribute to our growth and financial performance and to provide rewards based on achievement of predetermined goals intended to represent increases in stockholder value. As additional cash compensation that is contingent on our financial performance, annual cash incentive compensation augments the base salary component while being tied to our financial performance.

  3.
  Long-term Incentive Compensation. We believe that stock-based awards are important in building an ownership mentality among our executives and aligning the long-term financial interests of our executives with those of our stockholders. Stock options and restricted stock provide incentives to drive performance, but have long-term horizons because value to our executives is dependent on continued employment.

  4.
  Benefits and Perquisites. The Named Executive Officers are entitled to participate in, and to receive benefits under, the benefit plans, arrangements and policies available to our employees or executives generally, and, in 2011, received perquisite allowances in the form of cash payments. We believed limited perquisites were a necessary component of a competitive compensation package. With respect to 2012, in an effort to simplify our compensation program, the Compensation Committee decided to terminate the payment of perquisite allowances for our executives except as described below under "— Elements of Compensation — Benefits and Perquisites".

Executive Compensation Process

Role of the Compensation Committee

          The Compensation Committee oversees the development and implementation of our executive compensation policies and objectives, determines the structure of our executive compensation packages generally, determines the actual compensation paid to each of our senior executives and evaluates the performance of our Chief Executive Officer. In addition, the Compensation Committee has the authority to (i) review our incentive compensation plans, recommend changes to such plans to our board of directors and exercise all the authority of the board of directors with respect to the administration of such plans, and (ii) retain, terminate and set the terms of our and the Compensation Committee's relationship with any consultants and other outside advisors who assist the Compensation Committee in carrying out its duties.

Role of Management

          The Compensation Committee considers the recommendations of management, principally our Chief Executive Officer, when determining the structure of our executive compensation packages generally and the actual compensation paid to each of our senior executives. However, the Compensation Committee does not delegate any of its functions to others in setting compensation, and no Named Executive Officer is a member of the Compensation Committee. In addition, our Chief Executive Officer does not provide recommendations with respect to his own compensation.

Role of Outside Advisors

          The Compensation Committee has retained Hay Consulting Group ("Hay Group") and James F. Reda & Associates, LLC ("Reda") as independent consultants to provide information, advice and recommendations regarding our executive compensation policies and design. Hay Group and Reda specialize in advising on director and executive compensation matters. In early 2011, in connection with the IPO, the Compensation Committee engaged Reda to review and provide recommendations regarding one-time long-term incentive compensation grants to our executives. In June 2011, the Compensation Committee engaged Hay Group to review and provide information, advice and recommendations regarding our executive compensation program generally, as well as the individual compensation packages of each of our senior executives, including the Named Executive Officers. As discussed below under "— Use of Benchmarking Data", at the direction of the Compensation Committee, Hay Group worked with our Chief Executive Officer and our Human Resources personnel to compare our executive compensation packages to those of a group of comparable companies.

          Hay Group and Reda report and provide advice and recommendations to the Compensation Committee and do not report to management or us. Prior to their engagements, neither Hay Group nor Reda had previously worked with us in any capacity, nor have either of them served us in any capacity, other than as consultants to the Compensation Committee.

Use of Benchmarking Data

          Generally, the base salaries and annual cash incentive compensation paid to the Named Executive Officers in 2011 were established by the Compensation Committee prior to the consummation of the IPO. Since the IPO, the Compensation Committee has sought to determine how our compensation programs compare to other publicly traded companies similar to us. The Compensation Committee seeks to set compensation for the Named Executive Officers at levels that are competitive with similar companies in our industry but consistent with our growth strategy and with an emphasis on variable compensation, rather than fixed compensation. In June 2011, the Compensation Committee directed Hay Group to obtain compensation information on top executives at a group of comparable retail companies selected by Hay Group (the "Peer Group") to assist the Compensation Committee in comparing our executive compensation program generally, as well as the individual compensation packages of each of our senior executives, to the packages maintained by the companies in the Peer Group. The Peer Group was comprised of the following 17 publicly traded retail companies, which the Compensation Committee believes are broadly reflective of the size, scope and complexity of our business; each of our revenue, market capitalization and price to earnings ratio was approximately equal to the median of the Peer Group:

Big 5 Sporting Goods	Nu Skin Enterprises	Usana Health Sciences
Cabela's	Perrigo	Village Super Market
Dick's Sporting Goods	RadioShack	Vitamin Shoppe
Hansen Natural	Sally Beauty Holdings	Weight Watchers
Herbalife	Ulta Salon Cosmetics & Fragrance	Weis Markets
Hibbett Sports	United Natural Foods

          Hay Group reported to the Compensation Committee that, compared to the Peer Group, the 2011 base salaries of our Named Executive Officers other than Ms. Kaplan were generally at or below the median (with the exception of Mr. Fortunato, whose base salary was above the 75th percentile), and that the total target compensation in 2011 of our Named Executive Officers other than Ms. Kaplan ranged between the 50th and 75th percentile of the Peer Group to above the 75th percentile of the Peer Group. Hay Group's evaluation influenced the Compensation Committee's determination of the compensation packages for our Named Executive Officers for 2012, as described below.

          As discussed below under "— Elements of Compensation — Long-term Incentive Compensation", we made one-time grants of stock options and restricted stock to the Named Executive Officers in connection with the consummation of the IPO. Hay Group reported to the Compensation Committee that, as a result of such one-time grants, the long-term equity incentive compensation of Mr. Nuzzo was between the median and the 75th percentile, and of Messrs. Fortunato, Dowd, Hennion and Stubenhofer were above the 75th percentile.

          In connection with establishing compensation packages for 2012, based in part upon the results of Hay Group's analysis of compensation information obtained on top executives at companies in the Peer Group, the Compensation Committee, (i) modified our annual cash incentive compensation program for the Named Executive Officers to provide that cash compensation will be paid based on our achievement of predetermined levels of EBITDA, transaction counts and company-owned domestic same store sales growth, as discussed below under "— Elements of Compensation — Annual Cash Incentive Compensation", (ii) approved grants of long-term incentive awards for 2012 to our executives under the Grant Policy (as defined below), including each Named Executive Officer other than Ms. Kaplan, as discussed below under "— Elements of Compensation — Long-term Incentive Compensation", (iii) adopted the Executive Stock Ownership Guidelines, as discussed below under "— Executive Officer Stock Ownership Guidelines", and (iv) adjusted the based salaries of Messrs. Fortunato, Nuzzo, Dowd, Hennion and Stubenhofer, as discussed below under "— Elements of Compensation — Base Salary".

Elements of Compensation

Base Salary

          We pay base salaries to the Named Executive Officers. On March 7, 2011, in anticipation of the consummation of the IPO, we entered into an amended and restated employment agreement with Mr. Fortunato (as amended, the "Fortunato Agreement"), pursuant to which Mr. Fortunato's annual base salary was increased to $1,000,000. In determining the annual base salary of Mr. Fortunato, the Compensation Committee primarily considered the responsibilities associated with being the chief executive officer of a public company.

          In June 2011, the Compensation Committee increased Mr. Dowd's annual base salary to $425,000 in connection with his promotion to Executive Vice President, Chief Merchandising Officer and General Manager. The Compensation Committee approved such increase because it believed that the increased base salary was commensurate with the responsibilities and level of seniority accompanying his position at the time of his promotion.

          With respect to 2012, the Compensation Committee increased the annual base salaries of each of Messrs. Fortunato, Nuzzo, Dowd, Hennion and Stubenhofer to $1,050,000, $469,000, $483,000, $439,000 and $361,100, respectively. When setting such base salaries, the Compensation Committee (i) intended to more closely align the base salaries of Messrs. Nuzzo, Dowd, Hennion and Stubenhofer to the median base salaries of comparable executives in the Peer Group and (ii) replaced the payment of annual perquisite allowances with a corresponding increase in base salary, as discussed below under "— Elements of Compensation — Benefits and Perquisites". The Compensation Committee also considered the following factors: (a) for Mr. Fortunato, the additional leadership responsibilities he has assumed in connection with the ongoing growth in each of our operating segments, (b) for Mr. Nuzzo, the responsibilities associated with being the chief financial officer of a public company, as well as the new responsibilities he assumed as the head of information technology, (c) for Mr. Dowd, the new responsibilities he assumed by leading a number of company initiatives and managing a group of employees that had grown significantly following his promotion in June 2011, (d) for Mr. Hennion, the responsibilities associated with our expanding e-commerce business, including the integration of LuckyVitamin.com, which we acquired in August 2011, and (e) for Mr. Stubenhofer, the responsibilities associated with being the chief legal officer of a public company.

Annual Cash Incentive Compensation

          Annual cash incentive compensation is documented in an annual plan that is adopted by the Compensation Committee under the 2011 Stock Plan prior to or during the first quarter of the applicable year. The annual performance bonus for each Named Executive Officer has a target and maximum bonus amount expressed as a percentage of his annual base salary. The respective percentages are determined by position and level of responsibility and are stated in an annual cash incentive compensation plan adopted by the Compensation Committee.

          The following table sets forth the target and maximum bonus amounts for each level of executive, expressed as a percentage of base salary, with respect to the 2011 incentive plan adopted in February 2011 (the "2011 Incentive Plan"), the 2010 incentive plan adopted in February 2010 (the "2010 Incentive Plan"), and the 2009 incentive plan adopted in February 2009 (the "2009 Incentive Plan"):

	2011 Incentive Plan		2010 Incentive Plan		2009 Incentive Plan
Level	Target Amount	Maximum Amount	Target Amount	Maximum Amount	Target Amount	Maximum Amount
Chief Executive Officer and President	75%	135%	75%	125%	75%	125%
Executive Vice President	45%	100%	45%	100%	45%	100%
Senior Vice President	40%	75%	40%	75%	40%	75%

          Under the 2011 Incentive Plan, the 2010 Incentive Plan and the 2009 Incentive Plan, cash compensation was based on our achievement of predetermined levels of budgeted earnings before interest, taxes, depreciation and amortization, which is calculated at the end of the applicable year including adjustments disclosed in our quarterly earnings reports ("EBITDA"). The target bonus was designed to provide the Named Executive Officers with a bonus the Compensation Committee determined would be equitable if we achieved EBITDA equal to budgeted EBITDA. The threshold bonus was designed to provide the Named Executive Officers with some bonus opportunity, but less than the target opportunity, if we did not achieve our budgeted EBITDA but met at least a threshold level of EBITDA achievement. The maximum bonus was designed to reward the Named Executive Officers with a bonus in excess of the target in the event we significantly exceeded our budgeted EBITDA.

          The following table sets forth the thresholds and related goals with respect to the 2011 Incentive Plan, the 2010 Incentive Plan and the 2009 Incentive Plan:

	2011 Incentive Plan	2010 Incentive Plan	2009 Incentive Plan
Thresholds	Budgeted EBITDA	Budgeted EBITDA	Budgeted EBITDA
Threshold	94.6%	91.5%	95.0%
Target	100.0%	100.0%	100.0%
Maximum	103.7%	103.9%	106.5%

          In 2011, 2010 and 2009, we achieved 117.1%, 104.5% and 104.6%, respectively, of budgeted EBITDA. Based on our performance in 2011 and 2010, we achieved the maximum EBITDA set forth in the 2011 Incentive Plan and the 2010 Incentive Plan, respectively, and each plan participant, including the Named Executive Officers, was paid the maximum annual cash incentive compensation under such plans, except for Ms. Kaplan, who did not receive any compensation under the 2011 Incentive Plan because she was not employed by us on December 31, 2011, and Mr. Hennion, who did not receive any compensation under the 2010 Incentive Plan because he was not employed by us prior to 2011. Based on our performance in 2009, we achieved budgeted EBITDA between the target and maximum, and each plan participant, including the Named Executive Officers other than Mr. Hennion, received a pro rated payment between the target and maximum levels.

          The annual cash incentive plan for 2012 performance (the "2012 Incentive Plan") was adopted by the Compensation Committee in February 2012 and provides for the following threshold, target and maximum bonus amounts, expressed as a percentage of base salary:

	2012 Incentive Plan
Level	Threshold Amount	Target Amount	Maximum Amount
Chief Executive Officer and President	25%	80%	160%
Executive Vice President	20%	50%	100%
Senior Vice President	15%	40%	80%

          The targets under the 2012 Incentive Plan are generally based on our achievement of (i) a predetermined level of EBITDA and (ii) other objective, quantifiable performance goals related to each participant's position. With respect to Messrs. Fortunato, Nuzzo, Dowd, Hennion and Stubenhofer, the targets are based on our achievement of EBITDA and transaction counts and company-owned domestic same store sales growth. They will receive 80% of the target bonus amount if we achieve budgeted EBITDA equal to the target, and 10% for each of the other performance goals we achieve. The EBITDA thresholds and related goals for Messrs. Fortunato, Nuzzo, Dowd, Hennion and Stubenhofer under the 2012 Incentive Plan are as follows:

2012 Incentive Plan
Thresholds	Budgeted EBITDA
Threshold	94.7%
Target	100.0%
Maximum	104.8%

          Any cash incentive compensation paid with respect to the performance goals related to transaction counts and company-owned domestic same store sales growth will be paid only if we achieve our respective target for each aspect of our business. The Compensation Committee may, in its discretion, amend the foregoing levels on an individual basis if it determines that competitive considerations or circumstances require us to make exceptions to the foregoing levels to retain qualified executives.

          We do not disclose our internal budget for results of operations, including budgeted EBITDA (as determined by management and approved by our board of directors), transaction counts and company-owned domestic same store sales growth. These amounts constitute confidential financial information, and we believe that disclosure of this amount, whether with respect to historical periods or future periods, would cause us competitive harm by disclosing to competitors key elements of our internal projections.

          The Compensation Committee sets the EBITDA and other performance targets at levels it believes are both challenging and achievable. By establishing targets that are challenging, the Compensation Committee believes that performance of our employees, and therefore our performance, is maximized. By setting targets that are also achievable, the Compensation Committee believes that employees remain motivated to perform at the high level required to achieve the targets. In setting and determining the difficulty of achieving these targets, the Compensation Committee considers primarily recent performance under our incentive plans, our internal projections and the assumptions on which our projections are based, including prevailing and expected general economic conditions. While we have experienced success in meeting the established EBITDA targets, the Compensation Committee may determine in a particular year that, based upon factors other than financial performance, the awarding of full or partial bonuses is appropriate. The EBITDA target under the 2012 Incentive Plan represents an increase of 34.8% over the EBITDA target under the 2011 Incentive Plan, which represented an increase of 16.1% over the EBITDA target under the 2010 Incentive Plan. Each of these increases exceeded the increase in actual EBITDA achieved in the preceding year. Based primarily on the fact that achieving the EBITDA target under the 2012 Incentive Plan requires us to achieve EBITDA in excess of that which we achieved in 2011, the Compensation Committee believes that achieving 100% or more of budgeted EBITDA and the other performance targets established in the 2012 Incentive Plan, while possible to achieve for the Named Executive Officers, will present a significant challenge.

          The Named Executive Officers are entitled to annual cash incentive compensation pursuant to the terms of their respective employment agreements.

          Generally, annual cash incentive compensation is payable only if the Named Executive Officer is employed by us on the date payment is made. As discussed above, Ms. Kaplan did not receive a bonus under the 2011 Incentive Plan.

Long-term Incentive Compensation

          All of our employees, and the employees of our direct and indirect subsidiaries and other affiliates, including the Named Executive Officers, are eligible for awards of stock options, restricted stock and other stock-based awards under the GNC Holdings, Inc. 2011 Stock Plan. The Compensation Committee is responsible for administering, selecting the individuals who are eligible to participate in and determining the types and amounts of stock-based awards granted under the 2011 Stock Plan. The Compensation Committee has discretion to delegate all or a portion of its authority under the 2011 Stock Plan, but does not currently delegate any function of making awards. In March 2007, we adopted the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the "2007 Stock Plan"). Following the IPO and the adoption of the 2011 Stock Plan in April 2011, we have not granted and will not grant any additional awards under the 2007 Plan.

          Stock options granted under the 2007 Stock Plan and 2011 Stock Plan generally are subject to vesting in equal annual installments on the first five anniversaries of the date of grant and have a term of ten years and seven years, respectively. The Compensation Committee determines the size of stock-based awards in accordance with the Named Executive Officer's performance and level of position.

          Pursuant to the Fortunato Agreement and in connection with the consummation of the IPO, Mr. Fortunato was granted an option to purchase up to 250,000 shares of Class A common stock at an exercise price of $16.00 per share, and an option to purchase up to 250,000 shares of Class A common stock at an exercise price of $24.00 per share. Such stock options were granted under the 2011 Stock Plan, vest in equal installments on the first four anniversaries of the date of grant and have a term of ten years. The Compensation Committee determined to grant such options based primarily on the responsibilities associated with being the chief executive officer of a public company and to align the long-term financial interests of Mr. Fortunato with those of our stockholders.

          Following the consummation of the IPO, in April and July 2011, the Compensation Committee granted one-time awards of stock options and restricted stock under the 2011 Stock Plan to certain of our executives including, in April 2011, to each of the Named Executive Officers other than Mr. Fortunato, to compensate them for their efforts in preparing for and completing the IPO. Also, since none of the Named Executive Officers had received any grants of long term incentive compensation since the commencement of their employment, the grants were intended and set at levels to bring their overall level of long-term incentive compensation in line with levels competitive within our industry.

          In connection with his promotion to Executive Vice President, Chief Merchandising Officer and General Manager, in October 2011, Mr. Dowd was granted an option to purchase up to 17,255 shares of Class A common stock at an exercise price of $25.10 per share and 2,745 shares of restricted stock. The Compensation Committee determined to grant such awards based on the responsibilities and level of seniority accompanying his position and the Compensation Committee's desire to align the long-term financial interests of Mr. Dowd with those of our stockholders.

          Based in part upon the results of Hay Group's analysis of the compensation packages of top executives at companies in the Peer Group, in December 2011, the Compensation Committee granted awards of stock options and restricted stock under the 2011 Stock Plan in respect of 2012 long-term equity compensation to certain executives, including each of the Named Executive Officers other than Ms. Kaplan. The awards were intended to be annual grants in accordance with the Grant Policy (as defined below) and designed to align the long-term financial interests of our executives with those of our stockholders. The awards were granted to each of Messrs. Fortunato, Nuzzo, Dowd, Hennion and Stubenhofer at a level that, based in part on the results of Hay Group's compensation analyses, were competitive compared to long-term incentive awards granted to executives with comparable titles and responsibilities within the Peer Group.

          In January 2012, the Compensation Committee adopted a policy to consider grants of long-term incentive compensation awards on an annual basis, except for new hires, promotions and special performance recognition (the "Grant Policy"). Under the Grant Policy, awards will generally be granted at least two trading days after the release of material information, such as quarterly or annual earnings.

Benefits and Perquisites

          In 2011, Messrs. Nuzzo, Dowd, Hennion and Stubenhofer and Ms. Kaplan received perquisite allowances in the amounts of $29,000, $43,000, $29,000, $21,500 and $50,000, respectively. Mr. Fortunato received a perquisite allowance under his previous employment agreement, but the allowance was terminated under the Fortunato Agreement. The Named Executive Officers received cash payments (paid semi-monthly) in lieu of in-kind perquisites, and were not required to spend the cash payments or report to us how the amounts were used. We provided perquisite allowances to give the Named Executive Officers flexibility in determining how to spend their perquisite dollars and to reduce administrative costs that otherwise would be associated with tracking reimbursements for eligible perquisite expenditures. The Compensation Committee set the amounts of the perquisite allowances at levels it considered appropriate and competitive with the market.

          With respect to 2012, in an effort to simplify our compensation program, the Compensation Committee decided to terminate the payment of perquisite allowances for our executives, and raised the base salaries of Messrs. Nuzzo, Dowd, Hennion and Stubenhofer by $29,000, $43,000, $29,000, $21,500, respectively, to replace the perquisite allowances it terminated. The Compensation Committee also decided to provide Mr. Fortunato with an annual perquisite allowance of $15,000 to be used for an automobile, and up to 25 hours per year of personal use of company aircraft.

Non-qualified Deferred Compensation Plan

          We maintain the GNC Live Well Later Non-qualified Deferred Compensation Plan for the benefit of a select group our highly compensated employees. Under the deferred compensation plan, certain eligible employees may elect to defer a portion of their future compensation under the deferred compensation plan by electing such deferral prior to the beginning of the calendar year during which the deferral amount would be earned. Messrs. Dowd and Hennion are the only Named Executive Officers who made contributions to the deferred compensation plan in 2011. For more information regarding the deferred compensation, please see "Non-qualified Deferred Compensation for Our Fiscal Year Ended December 31, 2011" below.

Employment Agreements

          We have employment agreements with all of the Named Executive Officers other than Ms. Kaplan, whose employment agreement terminated upon her resignation. Each employment agreement provides that any incentive compensation payable to the Named Executive Officer will be subject to the clawback policies adopted or implemented by us, including in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated thereunder ("Dodd-Frank"). Please see "Potential Payments Upon Termination or Change in Control" below for more information regarding such employment agreements and termination and payments made in connection with a change in control. We will continue to determine appropriate employment agreement packages for the Named Executive Officers in a manner that we believe will attract and retain qualified executives.

          Mr. Fortunato.    The Fortunato Agreement provides that Mr. Fortunato will serve as our Chief Executive Officer and President for a three-year term ending March 6, 2014, with automatic annual one-year renewals thereafter unless we or Mr. Fortunato provide at least one-year's advance notice of non-renewal.

          Messrs. Nuzzo, Dowd, Hennion and Stubenhofer.    In February 2012, we entered into amended and restated employment agreements with Messrs. Nuzzo, Dowd, Hennion and Stubenhofer. Each agreement is for a two-year term ending in February 2014, with automatic annual one-year renewals thereafter unless we or the executive provide at least 30 days' advance notice of non-renewal.

          Ms. Kaplan.    Ms. Kaplan's employment agreement provided that Ms. Kaplan would serve as our President and Chief Merchandising and Marketing Officer. Effective June 20, 2011, Ms. Kaplan resigned from her position as our President and Chief Merchandising and Marketing Officer. In connection with her resignation, Ms. Kaplan received benefits commensurate with the benefits payable to her upon a termination without cause under her employment agreement, which is discussed below under "Potential Payments Upon Termination or Change in Control". In connection with Ms. Kaplan's resignation, she executed a release of claims against us and certain of our affiliates.

Impact of Accounting and Tax Considerations

          As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of the compensation vehicles we utilize.

          The 2011 Stock Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Code do not apply during the applicable reliance period. In general, the reliance period ends upon the earliest of: (i) the expiration of the 2011 Stock Plan (i.e., 10 years after the date the 2011 Stock Plan was approved by our stockholders); (ii) the material modification of the 2011 Stock Plan; (iii) the issuance of all available stock under the 2011 Stock Plan; or (iv) the first stockholder meeting at which directors are to be elected that occurs after December 31, 2013. The Compensation Committee intends to utilize performance based compensation programs that meet the deductibility requirements under Section 162(m). However, the Compensation Committee may approve compensation that may not be deductible if the Compensation Committee determines that such compensation is in our best interests including, for example, the payment of certain non-deductible compensation necessary in order to attract and retain individuals with superior talent.

          Section 162(m) of the Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and their four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executives, and we believe that a substantial portion of our current executive compensation program (including the stock-based and other awards that may be granted to the Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executives is reasonable, performance-based and consistent with the our goals and the goals of our stockholders.

Executive Stock Ownership Guidelines

          We believe that, to align the long-term financial interests of our executive officers with those of our stockholders, our executives should hold a financial stake in us. Our board of directors adopted a policy in December 2011 requiring our Chief Executive Officer and other executive officers to own our stock equal to a minimum of six times and two times, respectively, of such executive officer's annual base salary (the "Executive Stock Ownership Guidelines"). The Executive Stock Ownership Guidelines provide that our executive officers have five years from the date of adoption of the Executive Stock Ownership Guidelines or, with respect to newly appointed executive officers, five years from the date of their appointment, to comply with the Executive Stock Ownership Guidelines, and should retain at least 50% of all shares owned by or underlying equity awards granted to the executive officers until the ownership thresholds are met. The Compensation Committee will evaluate whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Compensation Committee. For the purposes of such stock ownership policy, stock includes (i) directly held shares of our common stock, (ii) shares of unvested restricted stock or restricted stock units and (iii) vested shares of our common stock held in any deferred compensation or retirement benefit plan generally available to our executive officers.

Summary Compensation Table for Our Fiscal Year Ended December 31, 2011

          The following table sets forth information concerning compensation we paid to the Named Executive Officers for services rendered in all capacities to us during the last three fiscal years. In accordance with SEC rules, the compensation described in this table does not include the value of medical or group life insurance received by our Named Executive Officers that is available generally to all of our salaried employees.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Option Awards ($)(2)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph Fortunato	2011	983,192		—	4,763,673		487,963	1,327,310	50,564	7,612,702
Chief Executive Officer and President	2010	886,000		100,000	—		—	1,107,500	140,919	2,234,419
	2009	860,000		100,000	—		—	948,580	72,576	1,981,156

Michael M. Nuzzo	2011	422,406		—	1,123,967		310,492	422,406	32,540	2,311,811
Executive Vice President and Chief	2010	409,943	(6)	—	—		—	409,943	32,540	852,426
Financial Officer	2009	400,000		—	553,442	(7)	—	335,200	125,321	1,413,963

Thomas Dowd	2011	398,317		—	1,285,750		379,337	425,000	46,660	2,535,064
Executive Vice President, Chief	2010	351,177	(6)	—	—		—	351,177	51,677	754,031
Merchandising Officer and General Manager	2009	330,154		—	—		—	276,669	44,015	650,838

Jeffrey Hennion	2011	392,308			1,515,047		423,600	392,308	32,565	2,755,828
Executive Vice President, Chief Marketing
Officer

Gerald J. Stubenhofer, Jr.	2011	330,154		—	757,523		211,800	247,615	25,040	1,572,132
Senior Vice President, Chief Legal Officer	2010	320,000		—	—		—	240,000	25,040	585,040
and Secretary	2009	294,310		15,000	—		—	190,418	22,280	522,008

Beth J. Kaplan	2011	354,564		—	782,159		226,216	—	3,246,550	4,609,489
Former President and Chief Merchandising	2010	716,000		—	—		—	895,000	134,129	1,745,129
and Marketing Officer	2009	696,154		—	—		—	767,857	138,755	1,602,766

(1)
Reflects, (i) for 2010, a discretionary bonus awarded by the Compensation Committee paid to Mr. Fortunato based on his leading contribution to our financial performance in 2010 and, (ii), for 2009, a discretionary bonus in respect of performance in 2009 paid to (a) Mr. Fortunato for meeting additional performance targets, including personnel initiatives, and (b) Mr. Stubenhofer for meeting additional performance targets related to his position as Chief Legal Officer.

(2)
Reflects the aggregate grant date fair value of option awards granted during our fiscal years ended December 31, 2011, which have been computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.

(3)
Reflects the aggregate grant date fair value of time-vested restricted stock granted during our fiscal year ended December 31, 2011, which has been computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.

(4)
Reflects cash incentive compensation as described above under "— Compensation Philosophy and Objectives — Annual Cash Incentive Compensation".

(5)
The components of "All Other Compensation" for our fiscal year ended December 31, 2011 are set forth in the following table:

Named Executive Officer	Perquisite Allowance(a) ($)	Other Perquisites(b) ($)		Imputed Value for Life Insurance Premiums ($)	Severance ($)		Total ($)
Joseph Fortunato	11,731	37,801		1,032	—		50,564
Michael M. Nuzzo	29,000	3,300		240	—		32,540
Thomas Dowd	43,000	3,300		360	—		46,660
Jeffrey Hennion	29,000	3,300		265	—		32,565
Gerald J. Stubenhofer, Jr.	21,500	3,300		240	—		25,040
Beth J. Kaplan	24,039	21,718	(c)	276	3,200,518	(d)	3,246,550

(a)
Reflects the annual perquisite allowances for the Named Executive Officers for 2011. Mr. Fortunato received a perquisite allowance under his previous employment agreement, but the allowance was terminated under the Fortunato Agreement. With respect to 2012, the Compensation Committee has terminated perquisite allowances for Messrs. Nuzzo, Dowd, Hennion and Stubenhofer.

(b)
Reflects, (i) for each of the Named Executive Officers other than Ms. Kaplan, the value of taxable parking benefits and, (ii) for Mr. Fortunato only, the aggregate incremental cost of his personal use of corporate aircraft and reimbursements made by us to him for life insurance premiums.

(c)
Reflects primarily reimbursements made to Ms. Kaplan for housing expenses.

(d)
Reflects payments made to Ms. Kaplan in connection with her resignation. Ms. Kaplan received benefits commensurate with the benefits payable to her upon a termination without cause under her employment agreement.
(6)
Includes payments of $543 and $1,177 to Messrs. Nuzzo and Dowd, respectively, as a result of retroactive salary increases for services performed by them during the period from December 6, 2009 to December 31, 2009.

(7)
On May 14, 2009, the Compensation Committee repriced the exercise price of (i) options to purchase 150,000 shares of Class A common stock granted to Mr. Nuzzo from $9.57 to $7.70 per share and (ii) options to purchase 150,000 shares of Class A common stock granted to Mr. Nuzzo from $14.35 to $11.55 per share. The incremental fair value of such stock options is reported in this column in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the incremental fair value, see Note 14, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus. The amount may not correspond to the actual value that may be realized by Mr. Nuzzo with respect to these awards.

Grants of Plan Based Awards for Our Fiscal Year Ended December 31, 2011

          The following table sets forth information concerning awards under the 2011 Stock Plan and the 2011 Incentive Plan granted to each of our Named Executive Officers during our fiscal year ended December 31, 2011. Assumptions used in the calculation of certain dollar amounts are included in Note 14, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus.

						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
			Estimated Possible Payouts under Non-equity Incentive Plan Awards(1)						Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Joseph Fortunato	3/31/11	3/7/11	—	—	—	—	250,000	(5)	16.00	(5)	1,625,000
	3/31/11	3/7/11	—	—	—	—	250,000	(5)	24.00	(5)	1,250,000
	12/12/11	12/12/11	—	—	—	—	182,384		27.70		1,888,673
	12/12/11	12/12/11	—	—	—	17,616	—		—		487,963
	—	—	331,828	995,483	1,791,869	—	—		—		—
Michael M. Nuzzo	4/21/11	4/21/11	—	—	—	—	93,750		18.82		651,799
	4/21/11	4/21/11	—	—	—	10,016	—		—		188,501
	12/12/11	12/12/11	—	—	—	—	45,596		27.70		472,168
	12/12/11	12/12/11	—	—	—	4,404	—		—		121,991
	—	—	105,602	190,083	422,406	—	—		—		—
Thomas Dowd	4/21/11	4/21/11	—	—	—	—	93,750		18.82		651,799
	4/21/11	4/21/11	—	—	—	10,016	—		—		188,501
	10/26/11	10/20/11	—	—	—	—	17,255		25.10		161,783
	10/26/11	10/20/11	—	—	—	2,745	—		—		68,845
	12/12/11	12/12/11	—	—	—	—	45,596		27.70		472,168
	12/12/11	12/12/11	—	—	—	4,404	—		—		121,991
	—	—	106,250	191,250	425,000	—	—		—		—
Jeffrey Hennion	4/21/11	4/21/11	—	—	—	—	150,000		18.82		1,042,879
	4/21/11	4/21/11	—	—	—	16,026	—		—		301,609
	12/12/11	12/12/11	—	—	—	—	45,596		27.70		472,168
	12/12/11	12/12/11	—	—	—	4,404	—		—		121,991
	—	—	98,077	176,539	392,308	—	—		—		—
Gerald J. Stubenhofer, Jr.	4/21/11	4/21/11	—	—	—	—	75,000		18.82		521,439
	4/21/11	4/21/11	—	—	—	8,013	—		—		150,805
	12/12/11	12/12/11	—	—	—	—	22,798		27.70		236,084
	12/12/11	12/12/11	—	—	—	2,202	—		—		60,995
	—	—	61,904	99,046	185,711	—	—		—		—
Beth J. Kaplan(6)	4/21/11	4/21/11	—	—	—	—	112,500		18.82		782,159
	4/21/11	4/21/11	—	—	—	12,020	—		—		226,216
	6/20/11	6/20/11	—	—	—	—	865,813	(7)	10.39		234,611

(1)
The amounts represent the threshold, target and maximum payout amounts under the 2011 Incentive Plan. See "Executive Compensation — Elements of Compensation — Annual Cash Incentive Compensation" above for more information regarding the thresholds under the 2011 Incentive Plan. The actual amounts earned are reported in the "Non-equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
Time-vested restricted stock awards made under the 2011 Stock Plan, which awards vest subject to continuing employment, other than the one-time restricted stock awards granted on April 21, 2011, in three installments: 30% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant and 40% on the fifth anniversary on the date of grant. For the restricted stock awards granted on April 21, 2011 and discussed above under "Executive Compensation — Elements of Compensation — Long-term Incentive Compensation", such awards vest in three installments: 20% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant and 50% on the fifth anniversary of the date of grant.

(3)
Unless otherwise noted, time-vested stock option awards made under the 2011 Stock Plan, which vest subject to continuing employment in five equal annual installments commencing on the first anniversary of the date of grant.

(4)
Reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.

(5)
Under the Fortunato Agreement and in connection with the IPO, Mr. Fortunato was granted an option to purchase up to 250,000 shares of Class A common stock at an exercise price of $16.00 per share, and an option to purchase up to 250,000 shares of Class A common stock at an exercise price of $24.00 per share. Such stock options vest subject to continuing employment in four equal annual installments commencing on the first anniversary of the date of grant.

(6)
Effective June 20, 2011, Ms. Kaplan resigned from all her positions with us and forfeited the stock option and restricted stock awards granted to her on April 21, 2011 and set forth in the table above. Additionally, Ms. Kaplan will not receive any annual cash incentive compensation under the 2011 Incentive Plan.

(7)
In connection with her resignation, one of Ms. Kaplan's previously granted stock option awards under the 2007 Stock Plan was materially modified. The stock option, as originally granted on January 2, 2008, represented a right to purchase up to 875,000 shares of Class A common stock, vested in four installments (20% on January 2, 2009, 20% on January 2, 2010, 30% on January 2, 2011 and 30% on January 2, 2012) and provided for an option exercise period of 60 days from the effective date of Ms. Kaplan's resignation. Effective June 20, 2011, the stock option was amended to extend the exercise period with respect to 865,813 shares of Class A common stock underlying the stock option from August 19, 2011 to November 26, 2011. In addition, pursuant to the terms of her employment agreement, the vesting of 262,500 shares scheduled to vest on January 2, 2012 was accelerated to the effective date of Ms. Kaplan's resignation. The incremental fair value of such stock option is reported in this column in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the incremental fair value, see Note 14, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus. The amount may not correspond to the actual value that may be realized by Ms. Kaplan with respect to this award.

Outstanding Equity Awards as of December 31, 2011

          The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers under the 2007 Stock Plan and 2011 Stock Plan as of December 31, 2011. Ms. Kaplan did not hold any outstanding equity awards as of December 31, 2011.

		Option Awards				Stock Awards
						Shares or Units of Stock that Have Not Vested(2)
		Number of Securities Underlying Unexercised Options (#)(1)
				Option Exercise Price ($)
Name	Date of Grant	Exercisable	Unexercisable		Option Expiration Date	Number (#)	Market Value ($)(3)
Joseph Fortunato	3/16/07	634,008	—	5.00	3/15/17	—	—
	3/16/07	1,262,877	—	7.50	3/15/17	—	—
	3/31/11	—	250,000	16.00	3/31/21	—	—
	3/31/11	—	250,000	24.00	3/31/21	—	—
	12/12/11	—	182,384	27.70	12/12/18	—	—
	12/12/11	—	—	—	—	17,616	509,983
Michael M. Nuzzo	10/21/08	66,926	60,000	7.70	10/21/18	—	—
	10/21/08	90,000	60,000	11.55	10/21/18	—	—
	4/21/11	—	93,750	18.82	4/21/18	—	—
	4/21/11	—	—	—	—	10,016	289,963
	12/12/11	—	45,596	27.70	12/12/18	—	—
	12/12/11	—	—	—	—	4,404	127,496
Thomas Dowd	3/16/07	70,736	35,409	5.00	3/15/17	—	—
	3/16/07	141,635	35,409	7.50	3/15/17	—	—
	5/4/07	38,365	9,591	5.00	5/4/17	—	—
	5/4/07	38,365	9,591	7.50	5/4/17	—	—
	4/21/11	—	93,750	18.82	4/21/18	—	—
	4/21/11	—	—	—	—	10,016	289,963
	10/26/11	—	17,255	25.10	10/26/18	—	—
	10/26/11	—	—	—	—	2,745	79,468
	12/12/11	—	45,596	27.70	12/12/18	—	—
	12/12/11	—	—	—	—	4,404	127,496
Jeffrey Hennion	4/21/11	—	150,000	18.82	4/21/18	—	—
	4/21/11	—	—	—	—	16,026	463,953
	12/12/11	—	45,596	27.70	12/12/18	—	—
	12/12/11	—	—	—	—	4,404	127,496
Gerald J. Stubenhofer, Jr.	3/16/07	28,943	12,500	5.00	3/15/17	—	—
	3/16/07	50,000	12,500	7.50	3/15/17	—	—
	4/21/11	—	75,000	18.82	4/21/18	—	—
	4/21/11	—	—	—	—	8,013	231,976
	12/12/11	—	22,798	27.70	12/12/18	—	—
	12/12/11	—	—	—	—	2,202	63,748

(1)
Time-vested stock option awards made under the 2007 Stock Plan and the 2011 Stock Plan, which awards vest subject to continuing employment, other than the stock options granted to Mr. Fortunato on March 16, 2007 and March 31, 2011, in five equal annual installments commencing on the first anniversary of the date of grant. For the stock options granted to Mr. Fortunato on March 16, 2007 and March 31, 2011, such stock options vest in four equal annual installments commencing on the first anniversary of the date of grant.

(2)
Time-vested restricted stock awards made under the 2011 Stock Plan, which awards vest subject to continuing employment, other than one-time restricted stock awards granted on April 21, 2011, in three installments: 30% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant and 40% on the fifth anniversary on the date of grant. For the restricted stock awards granted on April 21, 2011 and discussed above under "Executive Compensation — Elements of Compensation — Long-term Incentive Compensation", such awards vest in three installments: 20% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant and 50% on the fifth anniversary of the date of grant.

(3)
Market value is based on the closing price of our Class A common stock of $28.95 per share on December 30, 2011, the last trading day for our fiscal year ended December 31, 2011.

Option Exercises and Stock Vested for Our Fiscal Year Ended December 31, 2011

          The following table sets forth information regarding the exercise of options by the Named Executive Officers for our fiscal year ended December 31, 2011. None of the shares of restricted stock held by the Named Executive Officers vested during our fiscal year ended December 31, 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Joseph Fortunato	628,869	11,777,925
Michael M. Nuzzo	23,074	470,599
Thomas Dowd	70,899	1,421,263
Jeffrey Hennion	—	—
Gerald J. Stubenhofer, Jr.	21,057	353,905
Beth J. Kaplan	1,750,000	23,544,739

(1)
Calculated by determining the difference between the market price at exercise and the exercise price of the stock options.

Non-Qualified Deferred Compensation for Our Fiscal Year Ended December 31, 2011

          We maintain the GNC Live Well Later Non-qualified Deferred Compensation Plan for the benefit of a select group of our highly compensated executives. Under the deferred compensation plan, employees may elect to defer a portion of their future compensation until a specified future year, or until retirement. We may in our discretion elect to make a matching contribution to the plan for a calendar year, based on amounts deferred by participants for that year. Participants may select the investment fund or funds in which such deferred amounts are deemed to be invested for the purpose of crediting deferrals with investment gains and losses.

          Messrs. Dowd and Hennion are the only Named Executive Officers who participate in the deferred compensation plan. The following table identifies their contributions, our contributions, the aggregate earnings and withdrawals in 2011 and the aggregate balances as of December 31, 2011.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Thomas Dowd	74,949	—	(19,132)	—	195,753	(2)
Jeffrey Hennion	33,846	—	—	—	33,846

(1)
The amounts reported in this column reflect deferrals under the GNC Live Well Later Non-qualified Deferred Compensation Plan of base salary earned by and paid to Messrs. Dowd and Hennion, respectively, for our fiscal year ended December 31, 2011 and reported as salary in the Summary Compensation Table (column c).

(2)
The amount reported includes previously earned, but deferred, salary and bonus that were reported in our Summary Compensation Table in previous years as follows: (i) $35,118 in 2010 and (ii) $23,504 in 2009.

Potential Payments Upon Termination or Change in Control

          The termination and change in control arrangements for the Named Executive Officers and other senior executives are generally governed by form employment agreements. As such, these arrangements generally are uniform and not highly negotiated. The amounts payable in connection with termination and change in control events are tied to our executives' respective base salaries and cash incentive compensation awards, and therefore are proportionately higher for the more senior and highly compensated executives. Similarly, the termination and change in control arrangements for Mr. Fortunato provide, and for Ms. Kaplan provided, for higher payments than those for other executives. The termination provisions, which provide for lump sum payments of salary and cash incentive compensation, and in some instances, acceleration of the vesting of stock-based awards, are or were, as applicable, designed to preserve the value of the long-term compensation arrangements for Mr. Fortunato and Ms. Kaplan to ensure the continued alignment of their long-term financial interests with those of our stockholders.

          The Compensation Committee does not generally consider the amounts when establishing the compensation of the Named Executive Officers. The Compensation Committee, together with the board of directors, established the termination and change of control arrangements described herein to address and conform to our overall compensation objectives in attracting and retaining the caliber of executives that are integral to our growth: market competitiveness; maintaining management continuity, particularly through periods of uncertainty related to change in control events; providing our key personnel with the assurance of fair and equitable treatment following a change in control and other events; and ensuring that management is held to high standards of integrity and performance.

          The following is a summary of the termination and change of control provisions in the employment agreement of each of the Named Executive Officers as of December 31, 2011, other than Ms. Kaplan. As discussed above under "Executive Compensation — Elements of Compensation — Employment Agreements", in February 2012, we entered into amended and restated employment agreements with Messrs. Nuzzo, Dowd, Hennion and Stubenhofer.

Mr. Fortunato

          Upon Mr. Fortunato's termination due to death or total disability, we will be required to pay to him (or his guardian or personal representative):

  •
  a lump sum equal to his base salary; and

  •
  a prorated share of the annual bonus he would have received had he worked the full year, provided bonus targets are met for such year.

          We will also pay the monthly cost of COBRA coverage for Mr. Fortunato to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or, in the case of disability, until Mr. Fortunato obtains other employment offering substantially similar or improved group health benefits. In addition, Mr. Fortunato's outstanding stock options will vest and restrictions on restricted stock awards will lapse as of the date of termination, in each case, assuming he had continued employment during the calendar year in which termination occurs and for the year following such termination.

          If Mr. Fortunato's employment is terminated without cause, he resigns for good reason (as defined in the Fortunato Agreement and summarized below) or we decline to renew the employment term for reasons other than those that would constitute cause (as defined in the Fortunato Agreement and summarized below) after the initial three-year employment term, then, subject to Mr. Fortunato's execution of a release, we will be required to pay him:

  •
  a lump sum payment in the amount of two times his base salary; and

  •
  a lump sum payment in the amount of two times his average annual bonus paid or payable with respect to the most recent three fiscal years.

          We will also pay the monthly cost of COBRA coverage for Mr. Fortunato to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or until Mr. Fortunato obtains other employment offering substantially similar or improved group health benefits. In addition, Mr. Fortunato's outstanding stock options will vest and restrictions on restricted stock awards will lapse if they would have otherwise done so in the 24 months following the termination date had Mr. Fortunato continued to be employed.

          If such termination occurs in anticipation of or during the two-year period following a change in control or during the two year period following consummation of the IPO, the multiple of base salary and average annual bonus will increase from two times to three times. A termination of Mr. Fortunato's employment will be deemed to have been in anticipation of a change in control if such termination occurs at any time from and after the period beginning six months prior to a change in control and such termination occurs (i) after we enter into a definitive agreement that provides for a change in control or (ii) at the request of an unrelated third party who has taken steps reasonably calculated to effect a change in control.

          Under the Fortunato Agreement, "cause" generally means any of the following events as determined in good faith by a two-thirds vote of our board of directors, Mr. Fortunato's:

  •
  conviction of, or plea of nolo contendere to, a crime which constitutes a felony;

  •
  willful disloyalty or deliberate dishonesty with respect to us or Centers that is injurious to our or Centers' financial condition, business or reputation;

  •
  commission of an act of fraud or embezzlement against us or Centers;

  •
  material breach of any provision of his employment agreement or any other written contract or agreement with us or Centers that is not cured; or

  •
  willful and continued failure to materially perform his duties or his continued failure to substantially perform duties requested or prescribed by our board of directors or Centers' board of directors which is not cured.

Under the Fortunato Agreement, "good reason" generally means, without Mr. Fortunato's consent:

  •
  our failure to comply with any material provision of his employment agreement which is not cured;

  •
  a material adverse change in his responsibilities, duties or authority which, in the aggregate, causes his positions to have less responsibility or authority;

  •
  removal from his current positions or failure to elect (or appoint) him to, or removal of him from our board of directors or Centers' board of directors;

  •
  a material reduction in his base salary; or

  •
  a relocation of his principal place of business of more than 75 miles.

Under the Fortunato Agreement, "change in control" generally means:

  •
  an acquisition representing 50% or more of either our common stock or the combined voting power of our securities entitled to vote generally in the election of our board of directors;

  •
  a change in two-thirds of the members of our board of directors from the members on the effective date of his employment agreement, unless approved by (i) two-thirds of the members of our board of directors on the effective date of his employment agreement or (ii) members nominated by such members;

  •
  the approval by our stockholders of (i) a complete liquidation or dissolution of Centers or us or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our or our subsidiaries' assets; or

  •
  Centers ceases to be our direct or indirect wholly owned subsidiary.

Messrs. Nuzzo, Dowd, Hennion and Stubenhofer

          The employment agreements of Messrs. Nuzzo, Dowd, Hennion and Stubenhofer also provide for certain benefits upon termination of employment. Upon death or disability, the executives (or their estates) are entitled to their current base salary for the remainder of the employment period, and, subject to the discretion of our board of directors or the Compensation Committee, a pro rata share of the annual bonus based on actual employment, provided bonus targets are met. Upon termination of employment by us without cause or voluntarily by the executive for good reason, subject to the execution of a written release, the executive is also entitled to:

  •
  salary continuation generally for the greater of six months and the remainder of the agreement term (except for Mr. Stubenhofer, whose salary continues for the remainder of the agreement term), or two years if the termination occurs upon or within six months following a change in control;

  •
  subject to the discretion of our board of directors or the Compensation Committee, a pro rata share of the annual bonus based on actual employment; and

  •
  reimbursement for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium (with respect to the executive's coverage and any eligible dependent coverage) payable by the executive immediately prior to such termination, such reimbursements to continue through the expiration of the agreement term or the severance period.

For purposes of the employment agreements, "cause" generally means the executive's:

  •
  failure to comply with any obligation imposed by his employment agreement;

  •
  being indicted for any felony or any misdemeanor that causes or is likely to cause harm or embarrassment to us, in the reasonable judgment of our board of directors;

  •
  theft, embezzlement or fraud in connection with the performance of duties;

  •
  engaging in any activity that gives rise to a material conflict of interest with us;

  •
  misappropriation by the executive of any of our material business opportunities;

  •
  any failure to comply with, observe or carry out our or our board of directors' rules, regulations, policies or codes of ethics or conduct;

  •
  substance abuse or illegal use of drugs that, in the reasonable judgment of our board of directors, impairs the executive's performance or causes or is likely to cause harm or embarrassment to us; or

  •
  engagement in conduct that the executive knows or should know is injurious to us.

For purposes of the employment agreements, "good reason" generally means, without the executive's prior written consent:

  •
  our failure to comply with material obligations under his employment agreement;

  •
  a change of the executive's position; or

  •
  a material reduction in the executive's base salary.

For purposes of the employment agreements, "change in control" generally means:

  •
  an acquisition representing 50% or more of either our common stock or the combined voting power of our securities entitled to vote generally in the election of our board of directors;

  •
  a change in two-thirds of the members of our board of directors from the members on the effective date of the executive's employment agreement, unless approved by (i) two-thirds of the members of our board of directors on the effective date of the executive's employment agreement or (ii) members nominated by such members;

  •
  the approval by our stockholders of (i) a complete liquidation or dissolution of us or Centers or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our or our subsidiaries' assets; or

  •
  Centers ceases to be our direct or indirect wholly owned subsidiary.

          Under all circumstances, Messrs. Nuzzo's, Dowd's, Hennion's and Stubenhofer's unvested equity awards will be forfeited as of the date of the executive's termination.

          The following tables quantify the estimated payments and benefits that the Named Executive Officers, other than Ms. Kaplan, would have received if they had terminated employment on December 31, 2011 under the circumstances shown or if we had undergone a change in control on such date. The tables exclude (i) compensation amounts accrued through December 31, 2011 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) plan that are generally available to all of our salaried employees. The amounts reflected for the prorated annual cash incentive compensation payable under the various termination scenarios are the amounts that were actually paid to the Named Executive Officers in February 2012 under the 2011 Incentive Plan.

          With respect to Ms. Kaplan, the table quantifies the payments and benefits that Ms. Kaplan was entitled to receive under her employment agreement upon her termination.

          Where applicable, the information in the tables uses a fair market value per share of $28.95 as of December 31, 2010 for our Class A common stock, which is equal to the closing price of our Class A common stock on December 30, 2011.

Mr. Fortunato

Benefit	Termination w/o Cause or for Good Reason or Non-renewal of the Agreement ($)	Termination w/o Cause or for Good Reason w/in 2 Years After, or in "anticipation of", a Change in Control ($)	Termination w/o Cause or for Good Reason in Connection with an IPO ($)	Death or Disability ($)	Change in Control ($)
Lump Sum Base Salary	2,000,000	3,000,000	3,000,000	1,000,000	—
Lump Sum Annual Incentive Compensation	2,322,260	3,483,390	3,483,390	—	—
Accrued Obligations	1,327,310	1,327,310	1,327,310	1,327,310	—
Health & Welfare Benefits	11,233	11,233	11,233	11,233	—
Accelerated Vesting of Stock Options & Restricted Stock	2,328,692	5,212,963	2,328,692	1,164,346	5,212,963

Net Value	7,989,495	13,034,896	10,150,625	3,502,889	5,212,963

Mr. Nuzzo

Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control ($)	Death or Disability ($)
Base Salary Continuation	351,417	843,400	351,417
Pro Rata Bonus	422,406	422,406	422,406
Health & Welfare Benefits	6,722	12,704	—

Net Value	780,544	1,278,510	773,823

Mr. Dowd

Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control ($)	Death or Disability ($)
Base Salary Continuation	130,055	850,000	130,055
Pro Rata Bonus	425,000	425,000	425,000
Health & Welfare Benefits	2,684	12,682	—

Net Value	557,739	1,287,682	555,055

Mr. Hennion

Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control ($)	Death or Disability ($)
Base Salary Continuation	404,372	800,000	404,372
Pro Rata Bonus	392,308	392,308	392,308
Health & Welfare Benefits	9,160	13,165	—

Net Value	805,839	1,205,473	796,680

Mr. Stubenhofer

Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control ($)	Death or Disability ($)
Base Salary Continuation	246,750	659,200	246,750
Pro Rata Bonus	247,615	247,615	247,615
Health & Welfare Benefits	6,039	12,682	—

Net Value	500,404	919,497	494,365

Ms. Kaplan

Benefit	Termination w/o Cause or for Good Reason in Connection with an IPO ($)
Lump Sum Base Salary	1,475,000	(1)
Lump Sum Annual Incentive Compensation	1,596,821	(2)
Lump Sum Annualized Value of Perquisites	100,000	(3)
Health & Welfare Benefits	15,700
Accelerated Vesting of Stock Options	6,504,750	(4)

Net Value	9,692,271

(1)
Amount is equal to two times Ms. Kaplan's base salary as of her termination date.

(2)
Amount was computed with respect to our fiscal years ended December 31, 2010, 2009 and 2008.

(3)
Amount is equal to two times the annualized value of Ms. Kaplan's perquisite allowance.

(4)
Reflects the value of shares underlying unvested stock options, for which vesting was accelerated in accordance with Ms. Kaplan's employment agreement, as of the closing of the NYSE on June 20, 2011, the effective date of Ms. Kaplan's resignation. The value of such shares underlying unvested stock options as of the closing of the NYSE of December 30, 2011 was $10,652,250. If Ms. Kaplan had continued her employment with us, the unvested portion of such stock options would have vested on January 2, 2012.

          The employment agreements provide that if any payment or benefit will be subject to or result in the imposition of the excise tax imposed by Code Section 4999, then the amount of such payment or payments will be reduced to the highest amount that may be paid by us without subjecting such payment to the excise tax. Mr. Fortunato's employment agreement provides that the foregoing reduction will not apply if he will, on a net after-tax basis, receive less compensation than if the payment were not so reduced. Based on a hypothetical change in control on December 31, 2011 (and, in Mr. Fortunato's case, a hypothetical termination on December 31, 2011 that was "in anticipation of" a subsequent change in control), none of the payments or benefits provided to Messrs. Fortunato, Nuzzo, Dowd, Hennion or Stubenhofer would have been subject to or resulted in the imposition of the excise tax imposed by Code Section 4999. Accordingly, no reductions in such payments and benefits have been applied in the tables above. For purposes of calculating whether any payment or benefit would have been subject to or resulted in the imposition of the excise tax, (i) we have assumed that the 2011 annual cash incentive compensation is not contingent a the change in control and (ii) we have not valued the non-competition covenant in the employment agreements of Messrs. Fortunato, Nuzzo, Dowd, Hennion or Stubenhofer.

          The Fortunato Agreement provides for accelerated vesting of stock-based awards upon a change in control. The 2007 Stock Plan and the 2011 Stock Plan provide that, in the event of a change in control, unvested stock-based awards generally may be fully vested, cancelled for fair value or substituted for awards that substantially preserve the applicable terms of such stock-based awards. We have assumed for purposes of the table that upon a change in control, Messrs. Nuzzo's, Dowd's, Hennion's and Stubenhofer's unvested stock-based awards would not be accelerated, and instead would be substituted for awards that substantially preserve the applicable terms of the stock-based awards.

Director Compensation

Director Compensation Table for our Fiscal Year Ended December 31, 2011

          The following table presents information regarding the compensation of our non-employee directors with respect to our fiscal year ended December 31, 2011 and should be read in conjunction with "Narrative to the Director Compensation Table" below. None of our directors who is employed by us receives or has ever received any compensation for serving on our board of directors. Accordingly, neither Mr. Fortunato nor, prior to her resignation, Ms. Kaplan, has received any compensation for serving as a director. Compensation for each of Mr. Fortunato and Ms. Kaplan is discussed under "Executive Compensation" above. In addition, no director who is employed by the Sponsors currently receives or has ever received any retainers or stock option grants.

Name	Fees Earned or Paid in Cash ($)		Options Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Norman Axelrod	203,250	(3)	329,803	—	533,053
Jeffrey Berger	52,500	(4)	231,700	—	284,200
Andrew Claerhout	—		—	—	—
Carmen Fortino(5)	—		—	—	—
Michael Hines	55,000	(6)	164,901	—	219,901
David Kaplan	—		—	—	—
Brian Klos	—		—	—	—
Johann Koss	31,068	(7)	231,700	—	262,768
Amy Lane	40,000	(8)	315,063	—	355,063
Romeo Leemrijse	—		—	—	—
Richard Wallace	43,750	(9)	—	—	43,750

(1)
Reflects the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus. The amounts reported for these awards may not correspond to the actual value that may be realized by such persons with respect to these awards. The grant date fair value per share for each of the awards to Ms. Lane and Messrs. Axelrod, Berger, Hines and Koss is $9.00, $6.60, $6.62, $6.60 and $6.62, respectively, each calculated in accordance with FASB ASC Topic 718.

(2)
The table below sets forth the number of exercisable and unexercisable stock options held by the listed directors as of December 31, 2011. Directors who did not hold any outstanding stock options as of December 31, 2011 are not listed in the table below.

	Option Awards Outstanding
Name	Exercisable	Unexercisable
Norman Axelrod	163,791	123,078
Jeffrey Berger	—	35,000
Michael Hines	23,840	60,760
Johann Koss	—	35,000
Amy Lane	—	35,000
Richard Wallace	7,000	28,000
(3)
Reflects an aggregate of (i) $200,000 paid to Mr. Axelrod for his service as Chairman of our board of directors, (ii) $2,500 paid to Mr. Axelrod for his service on the Compensation Committee and (iii) $750 paid to Mr. Axelrod for attendance at a telephonic meeting of the Compensation Committee.

(4)
Reflects an aggregate of (i) $43,750 paid to Mr. Berger for his service as a director, (ii) $8,000 paid to Mr. Berger for his service on the Audit Committee and the Nominating Committee and (iii) $750 paid to Mr. Berger for attendance at a telephonic meeting of the Compensation Committee.

(5)
Mr. Fortino resigned from the board of directors in March 2011.

(6)
Reflects an aggregate of (i) $43,750 paid to Mr. Hines for his service as a director and (ii) $11,250 paid to Mr. Hines for his service on the Audit Committee.

(7)
Mr. Koss received payment, after withholdings for taxes, in Canadian dollars in the aggregate amount of CAD $30,710 for his service as a director. The amount set forth in the table above reflects such amount in U.S. dollars based on an average conversion rate of 1.01%.

(8)
Reflects an aggregate of (i) $33,750 paid to Ms. Lane for her service as a director, (ii) $5,500 paid to Ms. Lane for her service on the Audit Committee and the Compensation Committee and (iii) $750 paid to Ms. Lane for attendance at a telephonic meeting of the Compensation Committee.

(9)
Reflects $43,750 paid to Mr. Wallace for his service as a director.

Narrative to the Director Compensation Table

          In 2011, our Compensation Committee retained Hay Group as an independent consultant and directed Hay Group to compile compensation information regarding directors at companies in the Peer Group to assist the Compensation Committee in comparing our director compensation policy (including pay components and levels) to the director compensation policies (including pay components and levels) of the companies in the Peer Group.

          Based in part on the recommendations of Hay Group, and in connection with the IPO, we revised our director compensation policy as follows for our fiscal year ended December 31, 2011: (i) our non-employee chairman received an annual retainer of $200,000, and each of our other non-employee directors received an annual retainer of $45,000 for service on our board of directors; (ii) each of our non-employee directors received an annual retainer of (a) $6,000, $5,000 and $5,000 for service on the Audit Committee, the Compensation Committee and the Nominating Committee, respectively; and (b) $15,000, $10,000 and $5,000 for service as the chairperson of the Audit Committee, the Compensation Committee and the Nominating Committee, respectively; and (iii) each of our non-employee directors received $65,000 in annual option awards.

          In December 2011, based in part on additional recommendations of Hay Group, we further revised our director compensation policy (as revised, the "Director Compensation Policy"), effective January 2012, to compensate our non-employee directors as follows: (i) our non-employee chairman will receive an annual retainer of $200,000, and our other non-employee directors will receive annual retainers of $45,000 for service on our board of directors; and (ii) each of our non-employee directors will receive (a) an annual retainer of $15,000, $10,000 and $10,000 for service as the chairperson of the Audit Committee, the Compensation Committee and the Nominating Committee, respectively, (b) $2,000, $1,750, $1,500 and $1,500 for attendance, or half of such amounts, as applicable, for telephonic attendance, at meetings of our board of directors, the Audit Committee, the Compensation Committee and the Nominating Committee, respectively, and (c) $95,000 in annual equity awards. In light of the equity awards granted to (i) Messrs. Axelrod and Hines in April 2011 to reward their service as directors through and in connection with the IPO, and (ii) Ms. Lane in August 2011 and Messrs. Berger and Koss in March 2011, in each case in connection with her or his election to our board of directors, the annual equity awards for our 2012 fiscal year will be granted in April 2012 and pro-rated accordingly.

          The Compensation Committee believes that payments of retainer fees for service on the Committees and fees for each board of directors and Committee meeting attended provide appropriate incentives for active participation. In addition, the Compensation Committee believes that annual equity awards align the long-term financial interests of our directors and our stockholders.

          The Director Compensation Policy amended our previous director compensation policy, effective from August 15, 2007 through June 30, 2011 (the "Old Director Compensation Policy"). Pursuant to the Old Director Compensation Policy, we compensated our directors as follows: (i) our non-employee chairman received an annual retainer of $200,000; and (ii) our other non-employee directors received an annual retainer of $40,000. Each non-employee director was entitled to receive a grant of non-qualified stock options to purchase a minimum of 35,000 shares of our Class A common stock.

          The annual retainers paid to our non-employee directors under the Director Compensation Policy are generally paid in four equal quarterly installments every March, June, September and December with respect to our second, third, fourth and first fiscal quarters, respectively.

          As discussed above under "Board of Directors — Committees of the Board of Directors — Compensation Committee", in February 2012, based on the recommendations of the Compensation Committee and the Nominating Committee, our board of directors delegated authority for these matters to the Nominating Committee.

Director Stock Ownership Guidelines

          We believe that, to align the interests of our directors with our stockholders, our directors should hold a financial stake in us. Our board of directors adopted a policy in December 2011 requiring each of our directors to own our Class A common stock equal to a minimum of five times such director's annual retainer for service on our board of directors (the "Director Stock Ownership Guidelines"). The Director Stock Ownership Guidelines provide that our directors have five years from the date of adoption of the Director Stock Ownership Guidelines or, with respect to newly elected directors, five years from the date of their election, to comply with the Director Stock Ownership Guidelines, and must retain at least 50% of all shares owned by or underlying equity awards granted to the directors until the ownership thresholds are met. The Nominating Committee will evaluate whether exceptions should be made for any director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Nominating Committee. For the purposes of such stock ownership policy, stock includes directly held shares of our common stock and shares of unvested restricted stock.

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth, as of February 28, 2012 (the "Ownership Date"), the number of shares of our common stock beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of Class A common stock or our Class B common stock, which is convertible into shares of our Class A common stock, (2) each director, (3) each of the named executive officers, (4) all directors and executive officers as a group and (5) each selling stockholder.

          Percentage ownership before this offering is based on 104,551,932 shares of Class A common stock outstanding and 2,060,178 shares of Class B common stock outstanding, in each case as of the Ownership Date. Percentage ownership after this offering is based on 106,748,281 shares of Class A common stock and zero shares of Class B common stock outstanding immediately upon completion of this offering.

          Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. In accordance with SEC rules, if a person has a right to acquire beneficial ownership of any shares of common stock, on or within 60 days of the Ownership Date, upon exercise of outstanding options or otherwise, the shares are deemed beneficially owned by that person and are deemed to be outstanding solely for the purpose of determining the percentage of our shares that person beneficially owns. These shares are not included in the computations of percentage ownership for any other person.

          Unless otherwise indicated, the address for each of the stockholders in the table below is c/o GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

														Maximum Number of Shares to Sold if Over-Allotment Option is Exercised in Full	Shares Beneficially Owned After the Offering If the Over-Allotment Option is Exercised in Full
	Shares Beneficially Owned Before the Offering							Shares Beneficially Owned After the Offering
							Number of Shares to be Sold in the Offering
	Class A			Class B		Total Common Stock Percentage		Class A			Class B		Total Common Stock Percentage		Class A			Class B		Total Common Stock Percentage
Name of Beneficial Owner	Shares		Percentage	Shares	Percentage			Shares		Percentage	Shares	Percentage			Shares		Percentage	Shares	Percentage
Directors and Named Executive Officers(1):
Norman Axelrod	325,004	(16)	*	—	—	*	83,900	241,104	(18)	*	—	—	*	96,485	228,519	(20)	*	—	—	*
Jeffrey P. Berger(2)	28,875		*	—	—	*	—	28,875		*	—	—	*	—	28,875		*	—	—	*
Andrew Claerhout(3)	—		—	—	—	—	—	—		—	—	—	—	—	—		—	—	—	—
Thomas Dowd(4)	273,825		*	—	—	*	—	273,825		*	—	—	*	—	273,825		*	—	—	*
Joseph Fortunato	1,214,501	(17)	1.15%	—	—	1.13%	50,000	1,164,501	(19)	1.08%	—	—	1.08%	57,500	1,157,001	(21)	1.07%	—	—	1.07%
Jeffrey Hennion(5)	50,430		*	—	—	*	—	50,430		*	—	—	*	—	50,430		*	—	—	*
Michael Hines(6)	32,174		*	—	—	*	—	32,174		*	—	—	*	—	32,174		*	—	—	*
Beth J. Kaplan(7)	—		—	—	—	—	—	—		—	—	—	—	—	—		—	—	—	—
David B. Kaplan(8)	—		—	—	—	—	—	—		—	—	—	—	—	—		—	—	—	—
Brian Klos(9)	—		—	—	—	—	—	—		—	—	—	—	—	—		—	—	—	—
Johann O. Koss(6)	7,000		*	—	—	*	—	7,000		*	—	—	*	—	7,000		*	—	—	*
Amy B. Lane	—		—	—	—	—	—	—		—	—	—	—	—	—		—	—	—	—
Romeo Leemrijse(3)	—		—	—	—	—	—	—		—	—	—	—	—	—		—	—	—	—
Michael M. Nuzzo(10)	123,170		*	—	—	*	—	123,170		*	—	—	*	—	123,170		*	—	—	*
Gerald J. Stubenhofer, Jr.(11)	64,158		*	—	—	*	—	64,158		*	—	—	*	—	64,158		*	—	—	*
Richard J. Wallace(6)	7,000		*	—	—	*	—	7,000		*	—	—	*	—	7,000		*	—	—	*
All directors and executive officers as a group (18 persons)	2,412,829		2.26%	—	—	2.22%	133,900	2,278,929		2.09%	—	—	2.09%	153,985	2,258,844		2.08%	—	—	2.08%
Beneficial Owners of 5% or More of Our Outstanding Common Stock:
Ares Corporate Opportunities Fund II, L.P.(12)	20,669,203		19.77%	—	—	19.39%	7,371,269	13,297,934		12.46%	—	—	12.46%	8,476,959	12,192,244		11.42%	—	—	11.42%
Ontario Teachers' Pension Plan Board(13)	24,284,790		23.23%	2,060,178	100.00%	24.71%	9,395,420	16,949,548		15.89%	—	—	15.88%	10,804,733	15,540,235		14.56%	—	—	14.56%
Other Selling Stockholders:
Whitepier & Co. (Nominee of Boston Income Portfolio)(14)	181,851		*	—	—	*	64,854	116,997		*	—	—	*	74,582	107,269		*	—	—	*
Whitetuna & Co. (Nominee of High Income Opportunities Fund)(15)	96,898		*	—	—	*	34,557	62,341		*	—	—	*	39,741	57,157		*	—	—	*

*
Less than 1% of the outstanding shares of common stock.

(1)
Under the Stockholders Agreement, the Sponsors have the right to nominate to the Board, subject to their election by our stockholders, so long as the Sponsors collectively own more than 50% of the then outstanding shares of our common stock, the greater of up to nine directors and the number of directors comprising a majority of the Board and, subject to certain exceptions, so long as the Sponsors collectively own 50% or less of the then outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of the Board, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising the Board as the collective percentage of common stock owned by the Sponsors. Under the Stockholders Agreement, each Sponsor has agreed to vote all of the shares of Class A common stock held by it in favor of the other Sponsor's nominees. As a result, each of the Sponsors may be deemed to be the beneficial owner of the shares of our common stock owned by the other Sponsor. Each of Ares and OTPP expressly disclaims beneficial ownership of the shares of common stock not directly held by it, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Ares or OTPP.

(2)
Consists of (i) 21,875 shares directly held by Mr. Berger and (ii) 7,000 shares issuable to Mr. Berger upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Record Date.

(3)
The address for each of Messrs. Claerhout and Leemrijse is c/o Ontario Teachers' Pension Plan Board, 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(4)
Consists of (i) 8,727 shares directly held by Mr. Dowd, (ii) 17,165 shares of time-vested restricted stock held by Mr. Dowd and (iii) 247,933 shares issuable to Mr. Dowd upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(5)
Consists of (i) 20,430 shares of time-vested restricted stock held by Mr. Hennion and (ii) 30,000 shares issuable to Mr. Hennion upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(6)
Consists entirely of shares issuable upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(7)
Effective June 20, 2011, Ms. Kaplan resigned from her positions as President and Chief Merchandising and Marketing Officer.

(8)
The address of Mr. Kaplan is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Kaplan is a Senior Partner in the Private Equity Group of Ares Management and member of Ares Partners Management Company LLC ("Ares Partners"), both of which indirectly control Ares. Mr. Kaplan expressly disclaims beneficial ownership of the shares owned by Ares.

(9)
The address of Mr. Klos is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Klos is a Principal in the Private Equity Group of Ares Management. Mr. Klos expressly disclaims beneficial ownership of the shares owned by Ares.

(10)
Consists of (i) 14,420 shares of time-vested restricted stock held by Mr. Nuzzo and (ii) 108,750 shares issuable to Mr. Nuzzo upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(11)
Consists of (i) 10,215 shares of time-vested restricted stock held by Mr. Stubenhofer and (ii) 53,943 shares issuable to Mr. Stubenhofer upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(12)
Reflects shares owned by Ares. The general partner of Ares is ACOF Management II, L.P. ("ACOF Management"), the general partner of ACOF Management is ACOF Operating Manager and the general partner of ACOF Operating Manager is Ares Management, Inc. ("Ares Inc."). Ares Inc. is owned by Ares Management, which, in turn, is owned by Ares Management Holdings LLC ("Ares Management Holdings"). Ares Management Holdings is controlled by Ares Holdings LLC ("Ares Holdings"), which, in turn, is controlled by Ares Partners (together with Ares, ACOF Management, ACOF Operating Manager, Ares Inc., Ares Management, Ares Management Holdings and Ares Holdings, the "Ares Entities"). Ares Partners is managed by an executive committee comprised of Michael Arougheti, Mr. Kaplan, Gregory Margolies, Antony Ressler and Bennett Rosenthal. Because the executive committee acts by consensus/majority approval, none of the members of the executive committee has sole voting or dispositive power with respect to any shares of common stock. Each of the members of the executive committee, the Ares Entities (other than Ares with respect to the shares it holds directly) and the directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of any shares of common stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(13)
Refers to shares owned by OTPP. The President and Chief Executive Officer of OTPP has delegated to each of Mr. Claerhout, Mr. Leemrijse and Roman Duch the authority to implement disposition decisions with respect to shares held by OTPP; however, approval of such decisions is made by senior personnel within the private capital group of OTPP in accordance with internal portfolio guidelines. Voting decisions are made by personnel within the public equities group of OTPP in accordance with internal proxy voting guidelines. As such, each of Messrs. Claerhout, Leemrijse and Duch expressly disclaims beneficial ownership of such shares. As the owner of Class B common stock, OTPP may, at any time, elect to convert shares of Class B common stock into an equal number of shares of Class A common stock, or convert shares of Class A common stock into an equal number of shares of Class B common stock. The table above does not reflect (i) shares of Class B common stock issuable upon conversion of Class A common stock or (ii) shares of Class A common stock issuable upon conversion of Class B common stock. The address of OTPP is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(14)
Reflects shares owned by Whitepier & Co. Whitepier & Co. is a nominee name which designates Boston Income Portfolio ("BIP"). Boston Management and Research ("BMR") is the investment adviser of BIP. Michael W. Weilheimer, the Vice President of BMR, along with other officers and members of senior management of BMR ("BMR Management") have shared voting and investment power with respect to these shares. Mr. Weilheimer and BMR Management expressly disclaim beneficial ownership of these shares. The address of Mr. Weilheimer and BMR Management is c/o Eaton Vance Management, High Yield — Fixed Income, Two International Place, Floor 11, Boston, MA 02110.

(15)
Reflects shares owned by Whitetuna & Co. Whitetuna & Co. is a nominee name which designates High Income Opportunities Fund ("HIOF"). BMR is the investment adviser of HIOF. Mr. Weilheimer and BMR Management have shared voting and investment power with respect to these shares. Mr. Weilheimer and BMR Management expressly disclaim beneficial ownership of these shares. The address of Mr. Weilheimer and BMR Management is c/o Eaton Vance Management, High Yield — Fixed Income, Two International Place, Floor 11, Boston, MA 02110.

(16)
Consists of (i) 53,094 shares directly held by Mr. Axelrod, (ii) 253,536 shares issuable to Mr. Axelrod upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date and (iii) 18,374 shares directly held by AS Skip.

(17)
Consists of (i) 17,616 shares of time-vested restricted stock held by Mr. Fortunato and (ii) 1,196,885 shares issuable to Mr. Fortunato upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(18)
Consists of (i) 9,390 shares directly held by Mr. Axelrod, (ii) 219,892 shares issuable to Mr. Axelrod upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date and (iii) 11,822 shares directly held by AS Skip.

(19)
Consists of (i) 17,616 shares of time-vested restricted stock held by Mr. Fortunato and (ii) 1,146,885 shares issuable to Mr. Fortunato upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date

(20)
Consists of (i) 217,680 shares issuable to Mr. Axelrod upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date and (ii) 10,839 shares directly held by AS Skip.

(21)
Consists of (i) 17,616 shares of time-vested restricted stock held by Mr. Fortunato and (ii) 1,139,385 shares issuable to Mr. Fortunato upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Credit Facilities

          Upon consummation of the Merger, Centers entered into the Old Senior Credit Facility, under which various funds affiliated with one of the Sponsors, Ares, were lenders. Under the Old Senior Credit Facility, these affiliated funds made term loans to Centers in the amount of $65.0 million and $62.1 million, as of the consummation of the Merger and December 31, 2010, respectively. In addition, as of December 31, 2010, an aggregate of $2.9 million in principal and $11.0 million in interest had been paid to affiliates of Ares in respect of amounts borrowed under the Old Senior Credit Facility. Borrowings under the Old Senior Credit Facility accrued interest at a weighted average rate of 4.6% per year. In connection with the Refinancing and as of March 4, 2011, the remaining principal amount of $62.1 million and an additional amount of $0.5 million in interest was paid to affiliates of Ares.

          Various funds affiliated with Ares are lenders under the Senior Credit Facility. These affiliated funds have made a term loan to Centers in the amount of $120.0 million and $90.0 million as of the consummation of the Refinancing and December 31, 2011, respectively. As of December 31, 2011, $897.4 million was outstanding under the Senior Credit Facility. In addition, as of December 31, 2011, an aggregate of $30.0 million in principal and $3.2 million in interest had been paid to affiliates of Ares in respect of amounts borrowed under the Senior Credit Facility. Borrowings under the Senior Credit Facility accrue interest at a weighted average rate of 4.25% per year.

Stockholders Agreements

          Amended and Restated Stockholders Agreement.    Upon completion of the Merger, we entered into a stockholders agreement with each of our stockholders at such time, which included certain of our directors, employees, members of our management and our principal stockholders. The agreement was amended and restated in connection with the consummation of the IPO on April 6, 2011 (the "Amended and Restated Stockholders Agreement"). The Amended and Restated Stockholders Agreement contains registration rights that require us to register Class A common stock held by the stockholders who are parties to such agreement in the event we register for sale, either for our own account or for the account of others, shares of our Class A common stock.

          New Stockholders Agreement.    The New Stockholders Agreement provides that our board of directors will consist of at least nine members and that the Sponsors will have the right to nominate to our board of directors, subject to their election by our stockholders:

  •
  for so long as the Sponsors collectively own more than 50% of the then outstanding shares of our common stock, the greater of up to nine directors and the number of directors comprising a majority of our board; and

  •
  except as provided below, for so long as the Sponsors collectively own 50% or less of the then outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors.

Half of such nominees will be nominated by each of the Sponsors; except that (i) if the number of directors to be nominated is odd, the Sponsors will jointly nominate one such director and each Sponsor will nominate one half of the remainder, and (ii) if either Sponsor owns more than 5%, but less than or equal to 10%, of the then outstanding shares of our common stock, one director will be nominated by such Sponsor, and the remainder of such nominees will be nominated by the other Sponsor.

          Notwithstanding the foregoing, if either Sponsor at any time ceases to own more than 5% of the then outstanding shares of our common stock, that Sponsor will not have the right to designate any directors, the shares of common stock owned by that Sponsor will be excluded in calculating the thresholds above, and the rights set forth above will only be available to the Sponsor that owns the applicable percentage of shares of our common stock. The New Stockholders Agreement also provides for the nomination to our board of directors, subject to his or her election by our stockholders at the annual meeting, of our chief executive officer. Each Sponsor has agreed, for so long as such Sponsor owns more than 5% of the outstanding shares of our common stock, to vote all of the shares of Class A common stock held by it in favor of the foregoing nominees.

          The New Stockholders Agreement also provides that, for so long as the Sponsors collectively own more than one third of the then outstanding shares of our common stock, the following corporate actions will require the approval of either Sponsor; except that if either Sponsor owns 10% or less of the then outstanding shares of our common stock, such actions will not be subject to the approval of such Sponsor and the shares of common stock owned by such Sponsor will be excluded in calculating the one third threshold:

  •
  a change of control or, subject to certain exceptions, our merger or consolidation;

  •
  (i) the entrance into any joint venture, investment, recapitalization, reorganization or contract with any other person (in each case other than a wholly owned subsidiary), (ii) the acquisition of any securities or assets of another person (other than a wholly owned subsidiary), in the case of any of the transactions set forth in clause (i) or (ii), whether in a single transaction or series of related transactions, with a value, or for a purchase price, in excess of $75 million, or (iii) the exercise of any ownership rights in respect of any of the foregoing;

  •
  any transfer of our assets in any transaction or series of related transactions, in each case, other than (i) inventory sold in the ordinary course of business, or (ii) any transfer of assets in a single transaction or series of related transactions with a fair market value of less than or equal to $75 million;

  •
  the issuance of any capital stock with a value in excess of $50 million;

  •
  the guarantee, assumption, incurrence or refinancing of indebtedness for borrowed money by, or the pledge of, or granting of a security interest in, any of our assets in excess of $50 million in any 12-month period, other than trade indebtedness incurred in the ordinary course of business;

  •
  any material change to the scope or nature of our business and operations, including the entering into of any new line of business;

  •
  the approval of our annual budget for each of our fiscal years;

  •
  any change to our senior management, including employment of new members, termination of existing members and setting or amending the compensation arrangements of new or existing members of senior management;

  •
  entering into any related party transactions;

  •
  the commencement of any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization; and

  •
  entering into of any agreement to do any of the foregoing.

ACOF Management Services Agreement

          In connection with the Merger, on March 16, 2007, we entered into a Management Services Agreement (the "ACOF Management Services Agreement") with ACOF Operating Manager II, L.P., an affiliate of Ares ("ACOF Operating Manager"), which was terminated upon the consummation of the IPO. The ACOF Management Services Agreement provided for an annual management fee of $750,000, payable quarterly and in advance to ACOF Operating Manager, on a pro rata basis, until the tenth anniversary from March 16, 2007 plus any one-year extensions (which extensions occurred automatically on each anniversary date of March 16, 2007), as well as reimbursements for ACOF Operating Manager's, and its affiliates', out-of-pocket expenses in connection with the management services provided under the ACOF Management Services Agreement. For the year ended December 31, 2011, $187,500 was paid to ACOF Operating Manager in accordance with the terms of ACOF Management Services Agreement.

          Upon the consummation of the IPO, the ACOF Management Services Agreement was terminated and ACOF Operating Manager received, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to ACOF Operating Manager during the remainder of the term of the fee agreement. The amount of such payment was $5.6 million. No further payments will be made pursuant to the ACOF Management Services Agreement.

Special Dividend

          Prior to the consummation of the IPO, OTPP, as the holder of our Class B common stock, was entitled to receive ratably an annual special dividend payment equal to an aggregate amount of $750,000 per year when, as and if declared by the board of directors, for the Special Dividend Period. The special dividend payment was payable in equal quarterly installments on the first day of each quarter commencing on April 1, 2007. For the year ended December 31, 2011, $187,500 was paid to OTPP as a special dividend pursuant to the obligations under our Class B common stock.

          Upon the consummation of the IPO, OTPP's right to receive the special dividend payments was terminated and OTPP received, in lieu of quarterly payments of the special dividend payments, an automatic payment equal to the net present value of the aggregate amount of the special dividend payments that would have been payable to OTPP during the remainder of the Special Dividend Period, calculated in good faith by our board of directors. The amount of such payment was $5.6 million. No further special dividend payments will be made.

Lease Agreements

          At December 31, 2011, General Nutrition Centres Company, our indirect wholly owned subsidiary, was party, as lessee, to 18 lease agreements with Cadillac Fairview Corporation ("Cadillac Fairview"), as lessor, and 1 lease agreement with Ontrea, Inc. ("Ontrea"), as lessor, with respect to properties located in Canada. Each of Cadillac Fairview and Ontrea is a direct wholly owned subsidiary of OTPP. For the years ended December 31, 2011, 2010 and 2009, General Nutrition Centres Company paid $2.4 million, $2.6 million and $2.2 million, respectively, under the lease agreements with Cadillac Fairview, and $0.2 million in each such year under the lease agreement with Ontrea. As of December 31, 2011, the aggregate future minimum lease payments under the lease agreements with Cadillac Fairview and Ontrea were $10.1 million and $0.7 million, respectively. Each lease was negotiated in the ordinary course of business on an arm's length basis.

Product Purchases

          During our 2010 and 2009 fiscal years, we purchased certain fish oil and probiotics products manufactured by Lifelong Nutrition, Inc. ("Lifelong") for resale under our proprietary brand name GNC WELLbeING®. Carmen Fortino, who served as one of our directors until resigning in March 2011, was the Managing Director, a member of the board of directors and a stockholder of Lifelong's parent company. The aggregate value of the products we purchased from Lifelong was $2.3 million and $3.3 million for the 2010 and 2009 fiscal years, respectively. Effective December 31, 2010, Lifelong's parent company was sold to a third party and Mr. Fortino resigned his positions at Lifelong.

Product Development and Distribution Agreement

          On June 3, 2010, General Nutrition Corporation, our wholly owned subsidiary, and Lifelong entered into a Product Development and Distribution Agreement (the "Lifelong Agreement"), pursuant to which General Nutrition Corporation and Lifelong will develop a branded line of supplements to be manufactured by Lifelong. As described above, Mr. Fortino, who served as one of our directors until resigning in March 2011, was the Managing Director, a member of the board of directors and a stockholder of Lifelong's parent company. Products manufactured under the Lifelong Agreement and sold in our stores will be purchased by us from Lifelong; products sold outside of our stores will be subject to certain revenue sharing arrangements. For the year ended December 31, 2010, we made $1.3 million in product purchases from Lifelong under the Lifelong Agreement. Effective December 31, 2010, Lifelong's parent company was sold to a third party and Mr. Fortino resigned his positions at Lifelong.

Stock Purchase Agreement

          In February 2010, we entered into a Stock Purchase Agreement with Guru Ramanathan, our Senior Vice President, Chief Innovation Officer, in connection with Mr. Ramanathan's previous purchase, in June 2008, of 14,885 shares of our Class A common stock at a price of $6.93 per share, for an aggregate purchase price of $103,153, and 4,961 shares of our retired Series A preferred stock at a price of $5.6637 per share, for an aggregate purchase price of $28,097.62.

Director Independence

          Our board of directors is comprised of Norman Axelrod, Jeffrey P. Berger, Andrew Claerhout, Joseph Fortunato, Michael Hines, David B. Kaplan, Brian Klos, Johann O. Koss, Amy B. Lane, Romeo Leemrijse and Richard J. Wallace. Pursuant to the voting agreement in the New Stockholders Agreement, Messrs. Axelrod, Kaplan and Klos were designated by Ares and Messrs. Claerhout, Koss and Leemrijse were designated by OTPP. Messrs. Berger, Hines and Wallace were jointly designated by the Sponsors, and Ms. Lane was not designated by either of the Sponsors. Mr. Fortunato was elected to the board of directors in accordance with the New Stockholders Agreement, which provides that our Chief Executive Officer will sit on our board of directors. Carmen Fortino and Beth Kaplan resigned from our board of directors, effective March 2, 2011 and June 20, 2011, respectively. Mr. Fortino and Ms. Kaplan were jointly designated by the Sponsors.

          Our Class A common stock has been listed for trading on the NYSE under the symbol "GNC". Our board of directors, upon the findings of the Nominating Committee, has determined that each of Ms. Lane and Messrs. Axelrod, Berger, Hines, Koss and Wallace is "independent" within the meaning of the Manual.

DESCRIPTION OF CAPITAL STOCK

          The following is a description of our capital stock and the relevant provisions of our amended and restated certificate of incorporation, amended and restated bylaws and other agreements to which we and our stockholders are parties. The following is only a summary and is qualified in its entirety by reference to all applicable laws and to the provisions of our amended and restated certificate of incorporation, amended and restated bylaws and other agreements, copies of which are available as set forth under "Where You Can Find More Information".

Authorized Capitalization

          Our authorized capital stock consists of (i) 300,000,000 shares of Class A common stock, par value $0.001 per share, (ii) 30,000,000 shares of Class B common stock, par value $0.001 per share, and (iii) 60,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

          As of February 28, 2012, there were 104,551,932 shares of Class A common stock outstanding (excluding 3,169,261 shares held as treasury stock), held of record by 61 stockholders, including 47 holders of restricted stock, and there were 2,060,178 shares of Class B common stock outstanding, held of record by one stockholder, OTPP. The holders of our common stock are entitled to the following rights:

          Voting Rights.    Each share of our Class A common stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. Each share of our Class B common stock entitles its holder to one vote per share on all matters to be voted upon by stockholders, except with respect to the election or removal of directors. There is no cumulative voting, which means that a holder or group of holders of more than 50% of the shares of our common stock can elect all of our directors. For a description of the New Stockholders Agreement, see "Certain Relationships and Related Transactions — Stockholders Agreements".

          Dividend Rights.    The holders of our common stock are entitled to receive dividends when and as declared by our board of directors from legally available sources, subject to the prior rights of the holders of our preferred stock, if any.

          Conversion Rights.    The shares of Class A common stock are not convertible except as provided below. The shares of Class B common stock are convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock. The holder of Class B common stock would have, upon conversion of its shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held on all matters submitted to a vote of our stockholders. The shares of Class A common stock are convertible into Class B common stock, in whole or in part, at any time and from time to time at the option of the holder so long as such holder holds Class B common stock, on the basis of one share of Class B common stock for each share of Class A common stock.

          Liquidation Rights.    In the event of our liquidation or dissolution, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock, if any.

          Other Matters.    The holders of our common stock have no subscription or redemption privileges. Our common stock does not entitle its holder to preemptive rights. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Preferred Stock

          Our board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 60,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We currently do not anticipate issuing any shares of preferred stock for the foreseeable future. See "— Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws".

Options and Restricted Stock

          As of the completion of this offering, options to purchase a total of 4,989,183 shares of Class A common stock will be outstanding, of which 1,923,397 options are currently exercisable. In addition, 142,028 shares of restricted stock will be outstanding. Common stock may be subject to the granting of options and restricted stock under the 2011 Stock Plan. See "Shares Eligible for Future Sale".

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

          We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

          Certain other provisions of our amended and restated certificate of incorporation and amended and restated bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our board of directors. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our board of directors to negotiate terms of a potential business combination or offer. We believe that these provisions protect against an unsolicited proposal for a takeover of us that might affect the long-term value of our stock or that may be otherwise unfair to our stockholders. For example, our amended and restated certificate of incorporation and amended and restated bylaws:

  •
  provide for a classified board of directors, pursuant to which our board of directors is divided into three classes whose members serve three-year staggered terms;

  •
  provide that the size of the board of directors is set by members of the board of directors, and any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office or by the Sponsors that designated a director who is no longer a member of the board if the Sponsors continue to have such a right of designation pursuant to the New Stockholders Agreement;

  •
  provide that, for so long as the Sponsors collectively own 33 1/3% or more of our then outstanding shares of common stock, we are prohibited from taking any action that leads to a change of control, or our merger or consolidation, without the prior written approval of at least one of the Sponsors (provided, that in the event that a Sponsor owns 10% or less of the then outstanding shares of common stock, such action will be subject to the prior written consent of only the other Sponsor);

  •
  do not permit stockholders to take action by written consent if the Sponsors own less than 50% of our outstanding common stock;

  •
  provide that, except as otherwise required by law, special meetings of stockholders can only be called by our board of directors;

  •
  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors;

  •
  limit consideration by stockholders at annual meetings to only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered to our secretary timely written notice, in proper form, of the stockholder's intention to bring such business before the meeting;

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive; and

  •
  do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

          Our board also has the power to alter, amend or repeal our amended and restated bylaws without stockholder approval.

Action by Written Consent

          Stockholder action by written consent in lieu of a meeting may only be taken so long as the Sponsors own a majority of our outstanding common stock. Thereafter, stockholder action may be taken only at an annual or special meeting of stockholders.

Stockholder Proposals

          Our amended and restated bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors.

          Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered to our secretary timely written notice, in proper form, of the stockholder's intention to bring such business before the meeting. Although neither our amended and restated certificate of incorporation nor our amended and restated bylaws give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals about other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendments to Certificate of Incorporation or Bylaws

          Our amended and restated certificate of incorporation provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend our certificate of incorporation, and, in certain instances, the affirmative vote of 66 2/3% of the shares entitled to vote is required to amend our certificate of incorporation. In addition, under the DGCL, an amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of our Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Our amended and restated certificate of incorporation provides that our board of directors may from time to time make, amend, supplement or repeal our bylaws by vote of a majority of our board of directors without stockholder approval.

Indemnification of Directors and Officers and Limitation of Liability

          Delaware Law.    Section 145 of the DGCL authorizes a corporation's board of directors to indemnify its directors and officers in terms broad enough to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses occurred) arising under the Securities Act. As described below, we indemnify our directors, officers and other employees to the fullest extent permitted by the DGCL.

          Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.    Our amended and restated bylaws require us to indemnify our directors, officers and employees and other persons serving at our request as a director, officer, employee or agent of another entity to the fullest extent permitted by the DGCL. We are required to advance expenses, as incurred, to a covered person in connection with defending a legal proceeding upon receiving an undertaking by or on behalf of such person to repay all such amounts if it is determined that he or she is not entitled to be indemnified by us.

          Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

          Indemnification Agreements.    We have executed indemnification agreements with each of our directors and each of our officers in the position of Senior Vice President or above. These agreements provide indemnification to our directors and senior officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

          Indemnification for Securities Act Liability.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          Insurance Policies.    We maintain an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Corporate Opportunities

          In our amended and restated certificate of incorporation, we renounce any interest or expectancy in any business opportunities presented to Ares or OTPP, as the case may be, or any of their respective officers, managers, members, affiliates or subsidiaries, even if the opportunity is one that we might reasonably have pursued, and that neither Ares or OTPP, as the case may be, nor their respective affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Stockholders Agreements

          Amended and Restated Stockholders Agreement.    Upon completion of the Merger, we entered into a stockholders agreement with each of our stockholders at such time, which included certain of our directors, employees, and members of our management and our principal stockholders, which was amended and restated as of February 12, 2008 and April 6, 2011. The Amended and Restated Stockholders Agreement contains registration rights that require us to register Class A common stock held by the stockholders who are parties to such agreement in the event we register for sale, either for our own account or for the account of others, shares of our Class A common stock.

          New Stockholders Agreement.    Under the New Stockholders Agreement, the Sponsors have the right to nominate to our board of directors, subject to their election by our stockholders, so long as the Sponsors collectively own more than 50% of the then outstanding shares of our common stock, the greater of up to nine directors and the number of directors comprising a majority of our board and, subject to certain exceptions, so long as the Sponsors collectively own 50% or less of the then outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors. Under the New Stockholders Agreement, each Sponsor has agreed to vote all of the shares of Class A common stock held by it in favor of the other Sponsor's nominees. The New Stockholders Agreement also provides that, so long as the Sponsors collectively own more than one-third of our outstanding common stock, certain significant corporate actions require the approval of at least one of the Sponsors. For additional information, see "Certain Relationships and Related Transactions — Director Independence" and "— Stockholders Agreements".

Listing

          Our Class A common stock is listed on the NYSE under the symbol "GNC".

Transfer Agent and Registrar

          The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

 DESCRIPTION OF CERTAIN DEBT

          The following summary highlights the material terms of the agreements and instruments that govern our material outstanding debt. Although this summary contains a summary of all of the material terms of the agreements and instruments as described, it is not a complete description of all of the terms of the agreements and instruments, and you should refer to the relevant agreement or instrument for additional information, copies of which are available as set forth under "Where You Can Find More Information".

          On March 4, 2011, Centers entered into the Senior Credit Facility, which consists of the Term Loan Facility and the Revolving Credit Facility. In connection with the Refinancing, Centers used a portion of the net proceeds from the Term Loan Facility to refinance its former indebtedness, including all outstanding indebtedness under the Old Senior Credit Facility, the Senior Notes and the Senior Subordinated Notes. As of the date hereof, the Revolving Credit Facility remains undrawn, and we expect that the Revolving Credit Facility will remain undrawn as of the date this offering is consummated.

Senior Credit Facility

          The Senior Credit Facility consists of the Term Loan Facility and the Revolving Credit Facility.

          Interest Rate; Fees.    All borrowings under the Term Loan Facility and, initially, borrowings under the Revolving Credit Facility, bear interest, at our option, at a rate per annum equal to (A) the sum of (i) the greatest of (a) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect), (b) the federal funds effective rate plus 0.50%, (c) one month adjusted LIBOR plus 1.0% and (d) 2.25% plus (ii) the applicable margin of 2.0% or (B) the sum of (i) the greater of (a) adjusted LIBOR or (b) 1.25% plus (ii) the applicable margin of 3.0%. Borrowings under the Revolving Credit Facility will have an applicable margin of 1.75% for ABR Loans and 2.75% for Eurodollar Loans provided our consolidated net senior secured leverage ratio is not greater than 3.25 to 1.00 and no event of default exists. In addition to paying interest on outstanding principal under the Senior Credit Facility, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum, as well as letter of credit fees of 3.0% to lenders and 0.25% to the issuing bank.

          Guarantees; Security.    GNC Corporation, our indirect wholly owned subsidiary, and Centers' existing and future domestic subsidiaries have guaranteed Centers' obligations under the Senior Credit Facility.

          Maturity.    The Term Loan Facility will mature in March 2018. The Revolving Credit Facility will mature in March 2016.

          Prepayment; Reduction.    The Senior Credit Facility permits Centers to prepay a portion or all of the outstanding balance without incurring penalties (except LIBOR breakage costs). Subject to certain exceptions, commencing in fiscal 2011, the Senior Credit Facility requires that 100% of the net cash proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and a specified percentage (ranging from 50% to 0% based on a defined leverage ratio) of excess cash flow (as defined in the agreement) for the last three fiscal quarters of 2011 and each fiscal year thereafter must be used to pay down outstanding borrowings.

          Covenants.    The Senior Credit Facility contains customary covenants, including incurrence covenants and certain other limitations on the ability of GNC Corporation, Centers, and Centers' subsidiaries to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our and our subsidiaries' ability to pay dividends or grant liens, engage in transactions with affiliates, and change the passive holding company status of GNC Corporation. The Revolving Credit Facility also requires that, to the extent borrowings outstanding (including outstanding letters of credit) thereunder exceed $25 million, we meet a senior secured debt ratio of consolidated senior secured debt to consolidated EBITDA (as defined in the Senior Credit Facility). Such ratio test is 4.75 to 1.00 for the period from June 30, 2011 through and including March 31, 2013, and 4.25 to 1.00 thereafter.

          Events of Default.    The Senior Credit Facility contains events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (1) the failure to make payments under the Senior Credit Facility when due, (2) breaches of covenants, (3) inaccuracies of representations and warranties, (4) cross-defaults to other material indebtedness, (5) bankruptcy events, (6) material judgments, (7) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, (8) the actual or asserted invalidity of documents relating to any guarantee or security document, (9) the actual or asserted invalidity of any subordination terms supporting the Senior Credit Facility, and (10) the occurrence of a change in control. If any such event of default occurs, the lenders would be entitled to accelerate the facilities and take various other actions, including all actions permitted to be taken by a collateralized creditor. If certain bankruptcy events occur, the facilities will automatically accelerate.

          Collateral.    The Senior Credit Facility is collateralized by first priority pledges (subject to permitted liens) of Centers' equity interests and the equity interests of Centers' domestic subsidiaries.

SHARES ELIGIBLE FOR FUTURE SALE

          Future sales of significant amounts of our Class A common stock, including shares of our outstanding Class A common stock and shares of our Class A common stock issued upon exercise of outstanding options, in the public market after this offering could adversely affect the prevailing market price of our Class A common stock and could impair our future ability to raise capital through the sale of our equity securities.

Sale of Restricted Shares and Lock-Up Agreements

          Upon the consummation of this offering and after giving effect to OTPP's conversion of 2,060,178 shares of Class B common stock into an equal number of shares of Class A common stock, we will have outstanding 106,748,281 shares of Class A common stock and zero shares of Class B common stock.

          Of these shares, 76,225,149 shares of Class A common stock are or will be freely tradable without restriction under the Securities Act, unless purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, including (i) 25,875,000 shares sold in the IPO, (ii) 23,000,000 shares sold in the Fall Offering, (iii) 17,000,000 shares to be sold in this offering, (iv) 5,705,145 shares from which any restrictive legend has been removed, and (v) 4,645,004 shares issued in connection with the exercise of certain stock options.

          In addition, there are 30,647,282 shares of Class A common stock held by officers, directors and existing stockholders who are subject to lock-up agreements for a period of 90 days after the date of this prospectus, under which they have agreed not to sell or otherwise dispose of their shares of Class A common stock, subject to certain exceptions. Certain of our executive officers who are subject to such lock-up agreements may transfer an aggregate of up to 584,430 shares of our Class A common stock pursuant to 10b5-1 plans adopted by such officers prior to the consummation of this offering. The representatives of the underwriters may, in their discretion and at any time without notice, release all or any portion of the securities subject to any such lock-up agreements.

Rule 144

          In general, Rule 144 allows a stockholder, or stockholders where shares are aggregated, who is deemed to be an affiliate of ours at anytime during the 90 days preceding a sale and who has beneficially owned shares of our Class A common stock for at least six months and who files a Form 144 with the SEC to sell within any three-month period a number of those shares that does not exceed the greater of:

  •
  1% of the number of shares of Class A common stock then outstanding, which will equal approximately 106,748 shares immediately after this offering; or

  •
  the average weekly trading volume of the Class A common stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale.

          Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An "affiliate" is a person that directly, or indirectly though one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

          Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell an unlimited number of shares of our Class A common stock subject only to availability of current, public information about us; provided, however, that such current, public information requirement shall not apply if such shares were beneficially owned for at least twelve months. A person who was an affiliate during the months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144

          No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our Class A common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 because this will depend on the market price of our Class A common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our Class A common stock in the public market could adversely affect the market price of our Class A common stock.

Registration Rights

          Stockholders who are parties to the Amended and Restated Stockholders Agreement have the right, subject to various conditions and limitations, to include their shares of our Class A common stock in registration statements relating to our securities. The right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this offering. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders could cause the price of the Class A common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. See "Description of Capital Stock — Stockholders Agreements".

Options and Restricted Stock

          In addition to the shares of Class A stock outstanding as of the completion of this offering, there will be outstanding options to purchase 4,989,183 shares of our Class A common stock and 142,028 shares of restricted stock. We have filed a registration statement on Form S-8 under the Securities Act covering shares of our Class A common stock issued or reserved for issuance under our stock plans. Accordingly, shares of our Class A common stock registered under the Form S-8 registration statements are available for sale in the open market upon exercise by the holders, subject to vesting restrictions with us, contractual lock-up restrictions, and/or market stand-off provisions applicable to each option agreement that prohibit the sale or other disposition of the shares of Class A common stock underlying the options for a period of 90 days after the date of this prospectus, without the prior written consent from us or our underwriters.

 MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-UNITED STATES STOCKHOLDERS

          This is a general summary of material United States Federal income and estate tax considerations with respect to your acquisition, ownership and disposition of Class A common stock if you (i) purchase your Class A common stock in this offering, (ii) will hold the Class A common stock as a capital asset and (iii) are a beneficial owner of shares other than:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for United States Federal income tax purposes) created or organized in, or under the laws of, the United States or any political subdivision of the United States;

  •
  an estate, the income of which is subject to United States Federal income taxation regardless of its source;

  •
  a trust, if a court within the United States is able to exercise primary supervision over trust administration and one or more United States persons have the authority to control all substantial decisions of the trust; or

  •
  a trust that has made a valid election to be treated as a United States person.

          This summary does not address all United States Federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States income tax laws (including, but not limited to, a "controlled foreign corporation", "passive foreign investment company", a foreign tax-exempt organization, a financial institution, an insurance company or a former United States citizen or resident). This summary does not discuss any aspect of United States Federal alternative minimum tax, or state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (the "IRS") and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

          If a partnership (or other entity taxable as a partnership for United States Federal income tax purposes) holds our Class A common stock, the tax treatment of each partner will generally depend on the partner's status and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-UNITED STATES STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK.

Dividends

          In general, any distributions we make to you with respect to your shares of Class A common stock that constitute dividends for United States Federal income tax purposes will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper and acceptable certification of your eligibility for such reduced rate. If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS. A distribution will constitute a dividend for United States Federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your adjusted basis in your shares of Class A common stock, as determined for United States Federal income tax purposes, and, to the extent the distribution exceeds your basis, as capital gain taxable as gain from the sale or other disposition of Class A common stock, described below.

          Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to United States Federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a United States permanent establishment maintained by you may be eligible for a reduced rate of United States withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Class A Common Stock

          You generally will not be subject to United States Federal income tax on any gain realized upon the sale or other disposition of your shares of Class A common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain);

  •
  you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

  •
  we are or have been a "United States real property holding corporation" for United States Federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of Class A common stock, more than 5% of our Class A common stock.

          Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States Federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax (described above) may also apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under an applicable treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although such gain may be offset by some United States source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

          We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of Class A common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. Copies of the information returns reporting those distributions and amounts withheld may be made available by the IRS to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

          The United States imposes backup withholding (currently at a rate of 28%) on dividends and certain other types of payments to United States persons. You will not be subject to backup withholding on dividends you receive on your shares of Class A common stock if you provide proper certification of your status as a non-United States person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an "exempt recipient").

          Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If, however, you sell your shares of Class A common stock through a United States broker or the United States office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also effect backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-United States person or you are an exempt recipient. Information reporting will also apply if you sell your shares of Class A common stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-United States person and certain other conditions are met or you are an exempt recipient.

          Backup withholding is not an additional tax. Any amounts withheld with respect to your shares of Class A common stock under the backup withholding rules will be refunded to you or credited against your United States Federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

New Law Affecting Taxation of Securities Held by or through Foreign Entities

          Recently enacted law generally imposes a withholding tax of 30% on "withholdable payments" made to (i) a foreign financial institution (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to report annually certain information about such account, and (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. "Withholdable payments" include (among other categories) payments of dividends from sources within the United States as well as gross proceeds from the sale of any property of a type that could produce dividends from sources within the United States. In general, distributions we make on our Class A common stock will constitute withholdable payments for this purpose, as will gross proceeds you receive from the sale or other disposition of our Class A common stock.

          Withholding in respect of withholdable payments, when required, generally will be applied without regard to whether the beneficial owner of the payment is a U.S. person or would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law, and generally these withholding and related reporting requirements will apply to distributions we make on our Class A common stock after December 31, 2013 and gross proceeds you receive from the disposition of our Class A common stock after December 31, 2014. Recently proposed Treasury department regulations elaborate on, and in certain cases modify the application of, these rules (including the effective dates for reporting and withholding). You are encouraged to consult with your own tax advisor regarding the possible effect of these withholding and reporting requirements on your investment in our Class A common stock in your individual circumstances.

Estate Tax

          Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States Federal estate tax purposes) of the United States at the time of his or her death will be included in the individual's gross estate for United States Federal estate tax purposes and may therefore be subject to United States Federal estate tax and generation skipping transfer tax (with respect to transfers to certain "skip persons") unless an applicable treaty provides otherwise.

UNDERWRITING

          The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. J.P. Morgan Securities LLC and Goldman, Sachs & Co. are joint representatives of the underwriters.

Underwriter	Number of Shares
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Deutsche Bank Securities, Inc
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
William Blair & Company, L.L.C.
BMO Capital Markets Corp.

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more than 17,000,000 shares, the underwriters have an option to buy up to an additional 2,550,000 shares from the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase an additional 2,550,000 shares.

Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the offering price. If all the shares are not sold at the offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The company and its officers, directors and the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co. This agreement does not apply to any grants under existing employee benefit plans. Certain of our executive officers who are subject to such lock-up provisions may transfer an aggregate of up to 584,430 shares of our Class A common stock pursuant to 10b5-1 plans adopted by such officers prior to the consummation of this offering. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 90-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

          Our Class A common stock is listed on the NYSE under the symbol "GNC".

          A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters participating in this offering. The representatives may agree to allocate a portion of the shares to underwriters for their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

          In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of this offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE where our Class A common stock will be listed, in the over-the-counter market or otherwise.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

          Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

          This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus (the "Shares") does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the company from time to time. This document as well as any other material relating to the Shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without the express consent of the company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

          This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

          The principal underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

          The company and the selling stockholders estimate that their share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $0.7 million.

          The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. For example, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., and J.P. Morgan Securities LLC (f/k/a J.P. Morgan Securities Inc.) acted as joint book-runners, co-lead arrangers and lenders under the Old Senior Credit Facility, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acted as agents under the Old Senior Credit Facility, and JPMorgan Chase Bank, N.A. acted as agent under the Guarantee and Collateral Agreement entered into in connection with the Old Senior Credit Facility. These entities act in substantially similar capacities, and affiliates of Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Barclays Capital Inc. are lenders, under the Senior Credit Facility. In addition, Goldman, Sachs & Co. and J.P. Morgan Securities LLC acted as initial purchasers of the Senior Notes and the Senior Subordinated Notes. For a description of the Senior Credit Facility, the Old Senior Credit Facility, the Senior Notes, the Senior Subordinated Notes and the Refinancing, see "Description of Certain Debt" and "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Cash Used in Financing Activities". Additionally, each of the underwriters in this offering was an underwriter in the IPO and the Fall Offering, and Goldman, Sachs & Co. and J.P. Morgan Securities LLC acted as joint representatives of the underwriters in the IPO and the Fall Offering.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

          The validity of the shares of Class A common stock offered hereby will be passed upon for us by Proskauer Rose LLP, Los Angeles, California, and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Proskauer Rose LLP has from time to time represented certain of the underwriters, Ares and certain of the other stockholders on unrelated matters.

EXPERTS

          The financial statements as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered by this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. For further information with respect to us and our Class A common stock offered hereby, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

          We are subject to the informational requirements of the Exchange Act and we fulfill, and will continue to fulfill, our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet site at GNC.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

Item 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of GNC Holdings, Inc.:

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of GNC Holdings, Inc. and subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index appearing under Item 16(b) for the years ended December 31, 2011, 2010 and 2009, present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting appearing in this prospectus. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

          A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
February 24, 2012

PART I — FINANCIAL INFORMATION

Item 1.    Financial Statements

GNC HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$128,438	$193,902
Receivables, net	114,190	102,874
Inventories (Note 3)	423,610	381,949
Prepaids and other current assets	38,777	40,569

Total current assets	705,015	719,294
Long-term assets:
Goodwill (Note 5)	637,877	625,241
Brands (Note 5)	720,000	720,000
Other intangible assets, net (Note 5)	149,589	147,224
Property, plant and equipment, net (Note 6)	198,171	193,428
Other long-term assets	18,935	19,896

Total long-term assets	1,724,572	1,705,789

Total assets	$2,429,587	$2,425,083

Current liabilities:
Accounts payable	124,416	98,662
Current portion, long-term debt (Note 8)	1,592	28,070
Deferred revenue and other current liabilities (Note 7)	104,525	108,093

Total current liabilities	230,533	234,825
Long-term liabilities:
Long-term debt (Note 8)	899,950	1,030,429
Deferred tax liabilities, net (Note 4)	283,403	288,015
Other long-term liabilities	37,239	33,950

Total long-term liabilities	1,220,592	1,352,394

Total liabilities	1,451,125	1,587,219
Preferred stock, $0.001 par value, 60,000 shares authorized:
Series A, 30,500 shares designated, 30,134 shares issued, 29,867 shares outstanding and 267 shares held in treasury at December 31, 2010	—	218,381
Stockholders' equity:
Common stock, $0.001 par value, 150,000 shares authorized:
Class A, 105,988 shares issued and 102,984 shares outstanding and 3,004 shares held in treasury at December 31, 2011 and 59,968 shares issued and 59,199 shares outstanding and 769 shares held in treasury at December 31, 2010	105	60
Class B, 2,060 shares and 28,169 issued and outstanding at December 31, 2011 and December 31, 2010, respectively	2	28
Paid-in-capital	741,848	451,728
Retained earnings	298,831	171,224
Treasury stock, at cost	(65,048)	(2,277)
Accumulated other comprehensive income (loss)	2,724	(1,280)

Total stockholders' equity	978,462	619,483

Total liabilities and stockholders' equity	$2,429,587	$2,425,083

The accompanying notes are an integral part of the consolidated financial statements.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data)

	Year ended December 31,
	2011	2010	2009
Revenue	$2,072,179	$1,822,168	$1,707,007
Cost of sales, including cost of warehousing,
distribution and occupancy	1,318,346	1,179,886	1,116,437

Gross profit	753,833	642,282	590,570
Compensation and related benefits	291,268	273,797	263,046
Advertising and promotion	52,924	51,707	50,034
Other selling, general and administrative	113,477	100,687	96,619
Foreign currency loss (gain)	121	(296)	(155)
Transaction and strategic alternative related costs	13,536	3,981	—

Operating income	282,507	212,406	181,026
Interest expense, net (Note 8)	74,903	65,376	69,940

Income before income taxes	207,604	147,030	111,086
Income tax expense (Note 4)	75,271	50,463	41,562

Net income	$132,333	$96,567	$69,524

Income per share — Basic and Diluted:
Net income	$132,333	$96,567	$69,524
Preferred stock dividends	(4,726)	(20,606)	(18,667)

Net income available to common shareholders	$127,607	$75,961	$50,857

Earnings per share:
Basic	$1.27	$0.87	$0.58
Diluted	$1.24	$0.85	$0.58
Weighted average common shares outstanding:
Basic	100,261	87,339	87,421
Diluted	103,010	88,917	87,859

The accompanying notes are an integral part of the consolidated financial statements.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity and Comprehensive Income

(in thousands, includes per share data)

	Common Stock
	Class A		Class B					Accumulated Other Comprehensive Income/(Loss)	Total Stockholders' Equity
					Treasury Stock	Paid-in- Capital	Retained Earnings
	Shares	Dollars	Shares	Dollars
Balance at December 31, 2008	59,510	$60	28,169	$28	$(1,680)	$445,701	$44,406	$(14,057)	$474,458

Comprehensive income (loss):
Net income	—	—	—	—	—	—	69,524	—	69,524
Unrealized gain on derivatives designated and qualified as cash flow hedges, net of tax of $1,537	—	—	—	—	—	—	—	2,686	2,686
Foreign currency translation adjustments	—	—	—	—	—	—	—	4,172	4,172

Comprehensive income	—	—	—	—	—	—	—		76,382
Purchase of treasury stock	(340)	—	—	—	(794)	—	—	—	(794)
Preferred stock dividends	—	—	—	—	—	—	(18,667)	—	(18,667)
Non-cash stock-based compensation	—	—	—	—	—	2,855	—	—	2,855

Balance at December 31, 2009	59,170	$60	28,169	$28	$(2,474)	$448,556	$95,263	$(7,199)	$534,234

Comprehensive income (loss):
Net income	—	—	—	—	—	—	96,567	—	96,567
Unrealized gain on derivatives designated and qualified as cash flow hedges, net of tax of $2,625	—	—	—	—	—	—	—	4,585	4,585
Foreign currency translation adjustments	—	—	—	—	—	—	—	1,334	1,334

Comprehensive income	—	—	—	—	—	—	—		102,486
Issuance of common stock	29	—	—	—	197	3	—	—	200
Preferred stock dividends	—	—	—	—	—	—	(20,606)	—	(20,606)
Non-cash stock-based compensation	—	—	—	—	—	3,169	—	—	3,169

Balance at December 31, 2010	59,199	$60	28,169	$28	$(2,277)	$451,728	$171,224	$(1,280)	$619,483

Comprehensive income (loss):
Net income	—	—	—	—	—	—	132,333	—	132,333
Unrealized gain on derivatives designated and qualified as cash flow hedges, net of tax of $2,718	—	—	—	—	—	—	—	4,751	4,751
Foreign currency translation adjustments	—	—	—	—	—	—	—	(747)	(747)

Comprehensive income	—	—	—	—	—	—	—	—	136,337
Issuance of common stock	16,000	16	—	—	—	237,237	—	—	237,253
Conversion of stock	26,109	26	(26,109)	(26)	—	—	—	—	—
Purchase of treasury stock	(2,235)	—	—	—	(62,771)	—	—	—	(62,771)
Preferred stock dividends	—	—	—	—	—	—	(4,726)	—	(4,726)
Exercise of stock options	3,912	3	—	—	—	48,951	—	—	48,954
Non-cash stock-based compensation	—	—	—	—	—	3,932	—	—	3,932

Balance at December 31, 2011	102,985	$105	2,060	$2	$(65,048)	$741,848	$298,831	$2,724	$978,462

The accompanying notes are an integral part of the consolidated financial statements.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$132,333	$96,567	$69,524
Adjustments to reconcile net income to net cash provided
by operating activities:
Loss on early extinguishment of debt	19,855	—	—
Depreciation and amortization expense	46,790	46,993	46,665
Amortization of debt costs	2,756	4,694	4,478
Increase in provision for inventory losses	18,745	16,250	11,151
Deferred tax (benefit) provision	(5,321)	(8,132)	21,431
Other	4,578	3,169	2,855
Changes in assets and liabilities:
Increase in receivables	(13,155)	(9,620)	(5,968)
Increase in inventory	(56,919)	(26,324)	(15,661)
Increase (decrease) in accounts payable	23,243	2,705	(28,119)
Decrease in interest payable	(11,832)	(1,180)	(1,193)
Increase in accrued liabilities	12,290	9,924	2,083
Other	1,311	6,454	6,725

Net cash provided by operating activities	174,674	141,500	113,971

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(43,817)	(32,522)	(28,682)
Acquisition of LuckyVitamin.com, net of cash acquired	(19,840)	—	—
Other	(1,887)	(3,551)	(13,492)

Net cash used in investing activities	(65,544)	(36,073)	(42,174)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(1,355,973)	(1,721)	(25,327)
Proceeds from exercised stock options	28,550	—	—
Repurchase of treasury stock	(61,634)	—	(1,065)
Tax benefit from exercise of stock options	22,409	—	—
Repurchase of Class A Preferred Stock	(223,107)	—	—
Net proceeds from sale of Class A Common Stock	237,253	233	—
Proceeds from issuance of long-term debt	1,196,200	—	—
Debt financing fees	(17,346)	—	(45)

Net cash used in financing activities	(173,648)	(1,488)	(26,437)

Effect of exchange rate on cash	(946)	15	249

Net (decrease) increase in cash	(65,464)	103,954	45,609
Beginning balance, cash	193,902	89,948	44,339

Ending balance, cash	$128,438	$193,902	$89,948

Supplemental Cash Flow Information
Income taxes paid	$51,088	$50,834	$16,012
Interest paid	$64,122	$61,862	$66,655

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1. NATURE OF BUSINESS

          General Nature of Business.    GNC Holdings, Inc., formerly GNC Acquisition Holdings Inc., a Delaware corporation ("Holdings", and collectively with its subsidiaries and, unless the context requires otherwise, its and their respective predecessors, the "Company"), is a leading specialty retailer of nutritional supplements, which include: vitamins, minerals and herbal supplements ("VMHS"), sports nutrition products, diet products and other wellness products.

          The Company's organizational structure is vertically integrated as the operations consist of purchasing raw materials, formulating and manufacturing products and selling the finished products through its three segments: Retail, Franchising, and Manufacturing/Wholesale. Corporate retail store operations are located in the United States, Canada and Puerto Rico and in addition the Company offers products domestically through GNC.com, LuckyVitamin.com and www.drugstore.com. Franchise stores are located in the United States and 53 international countries (including distribution centers where retail sales are made). The Company operates its primary manufacturing facilities in South Carolina and distribution centers in Arizona, Pennsylvania and South Carolina. The Company manufactures the majority of its branded products, but also merchandises various third-party products. Additionally, the Company licenses the use of its trademarks and trade names.

          The processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (the "FDA"), the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold.

          Recent Significant Transactions.    In March 2011, in conjunction with a refinancing transaction (the "Refinancing"), General Nutrition Centers, Inc. ("Centers") and GNC Corporation, each of which is an indirect wholly owned subsidiary of Holdings, entered into the 2011 Senior Credit Facility, consisting of a $1.2 billion term loan facility (the "Term Loan Facility") and an $80.0 million revolving credit facility (the "Revolving Credit Facility"), and utilized the proceeds to repay all outstanding indebtedness under the 2007 Senior Credit Facility, the Senior Notes and the Senior Subordinated Notes.

          In April 2011, Holdings consummated an initial public offering (the "IPO") of 16.0 million shares of its Class A common stock, par value $0.001 per share (the "Series A common stock"), at an IPO price of $16.00 per share. The net proceeds from the IPO, together with cash on hand, were used to redeem all outstanding Series A preferred stock, par value $0.001 per share (the "Class A preferred stock"), repay approximately $300.0 million of outstanding borrowings under the Term Loan Facility and pay approximately $11.1 million to satisfy obligations under the ACOF Management Services Agreement and its Class B common stock, par value $0.001 per share (the "Class B common stock" and, together with the Class A common stock, the "common stock").

          On August 31, 2011, the Company acquired substantially all of the assets and assumed certain liabilities of S&G Properties, LLC d/b/a LuckyVitamin.com and What's The Big Deal?, Inc. d/b/a Gary's "World of Wellness" (collectively referred to as "LuckyVitamin.com"), an online retailer of health and wellness products. The aggregate purchase price of LuckyVitamin.com was approximately $19.8 million.

          During the fourth quarter of 2011, certain of Holdings' stockholders completed a registered offering of 23.0 million shares of Class A common stock (the "Secondary Offering") at a price of $24.75 per share.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

          The accompanying consolidated financial statements and footnotes have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and with the instructions to Form 10-K and Regulation S-X. The Company's normal reporting period is based on a calendar year.

Summary of Significant Accounting Policies

          Principles of Consolidation.    The consolidated financial statements include the accounts of the Holdings and all of its subsidiaries. All material intercompany transactions have been eliminated in consolidation.

          The Company has no relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off balance sheet arrangements, or other contractually narrow or limited purposes.

          Use of Estimates.    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Accordingly, these estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

          Cash and Cash Equivalents.    The Company considers cash and cash equivalents to include all cash and liquid deposits and investments with an original maturity of three months or less. The majority of payments due from banks for third-party credit and debit cards process within 24-72 hours, and are classified as cash equivalents.

          Receivables, net.    The Company sells product to its franchisees and, to a lesser extent, various third-party customers. Receivables consist principally of trade receivables of $111.5 million and $100.7 million at December 31, 2011 and 2010, respectively, and include unpaid invoices for product sales, franchisee royalties and lease payments. The Company monitors the financial condition of the Company's franchisees and other third-party customers and establishes an allowance for doubtful accounts for balances estimated to be uncollectible. In addition to considering the aging of receivable balances and assessing the financial condition of the Company's franchisees, the Company considers each domestic franchisees' inventory and fixed assets, which the Company can use as collateral in the event of a default by the franchisee. An allowance for international franchisees is calculated based on unpaid, non collateralized amounts associated with their receivable balance. The allowance for doubtful accounts was $2.3 million and $1.6 million at December 31, 2011 and 2010, respectively.

          Inventories.    Inventory components consist of raw materials, finished product and packaging supplies. Inventories are stated at the lower of cost or market on a first in/first out basis ("FIFO"). The Company regularly reviews its inventory levels in order to identify slow moving and short dated products, expected length of time for product sell through and future expiring product and adjusts the carrying value for such inventory to estimated net realizable value.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Property, Plant and Equipment.    Property, plant and equipment expenditures are recorded at cost. The remaining useful lives ranged from one year to sixteen years across all asset classes with the exception of buildings, that have useful lives ranging from fifteen to thirty-six years. Depreciation and amortization are recognized using the straight-line method over the estimated useful life of the property. Fixtures are depreciated over three to fifteen years, and equipment is generally depreciated over ten years. Computer equipment and software costs are generally depreciated over three to five years. Amortization of improvements to retail leased premises is recognized using the straight-line method over the estimated useful life of the improvements, or over the life of the related leases including renewals that are reasonably assured, whichever period is shorter. Buildings are depreciated over thirty-six years and building improvements are depreciated over the remaining useful life of the building.

          Expenditures that materially increase the value or clearly extend the useful life of property, plant and equipment are capitalized in accordance with the policies outlined above. Repair and maintenance costs incurred in the normal operations of business are expensed as incurred. Gains/losses from the sale of property, plant and equipment are recognized in current operations.

          Goodwill and Intangible Assets.    Goodwill represents the excess of purchase price over the fair value of identifiable net assets of businesses, including franchisees, acquired by the Company. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. The Company completes its annual impairment test in the fourth quarter. For intangible assets with indefinite lives, the Company performs the impairment test by estimating the fair value of the intangible asset and if the fair value is less than the asset carrying value, an impairment provision is recorded. In performing the annual impairment test for goodwill, the Company performs a qualitative assessment to determine whether it is "more likely than not" that the fair value of the reporting unit is less than its carrying value. If it is concluded that it is "more likely than not" that the fair value of a reporting unit is less than its carrying value, the Company is required to perform a two-step goodwill impairment test. See Note 5, "Goodwill, Brands, and Other Intangible Assets, Net".

          Long-lived Assets.    The Company reviews the carrying value of property and equipment and amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Factors the Company considers important that may trigger an impairment review include significant changes in the manner of its use of assets, significant negative industry or economic trends, underperforming stores and store closings. These reviews may include an analysis of the current operations and capacity utilization, in conjunction with an analysis of the markets in which the businesses are operating. When an impairment review is considered necessary, a comparison is performed of the undiscounted projected cash flows from the use and eventual disposition of the asset group to the net book value of the related asset group. If it is determined that the carrying value of the asset group may not be recoverable, a charge to adjust the carrying value of the long-lived assets to estimated fair value may be required.

          Other Long-Term Assets.    Other long-term assets consist primarily of deferred financing fees. In conjunction with the 2007 Senior Credit Facility, $29.3 million in costs related to the financing of debt were capitalized and were amortized over the life of the debt. During 2011, in conjunction with the Refinancing, the Company wrote-off deferred financing costs of $13.4 million related to the 2007 Senior Credit Facility and capitalized $17.3 million in deferred financing costs, which are being amortized over the life of the debt. Also in 2011, the Company expensed $4.0 million related to the

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

early extinguishment of debt. Accumulated amortization as of December 31, 2011 and 2010 was $5.7 million and $15.2 million, respectively.

          Revenue Recognition.    The Company operates predominantly as a retailer, through company-owned stores, franchise stores and sales through its website, GNC.com and to a lesser extent through manufacturing and wholesale operations.

          The Retail segment recognizes revenue at the moment a sale to a customer is recorded. These revenues are recorded via the Company's point of sales system. Gross revenues are netted against actual customer returns and an allowance for expected customer returns. The Company records a reserve for expected customer returns based on management's estimate, which is derived from historical return data. Revenue is deferred on sales of the Company's Gold Cards and subsequently amortized over the 12 month membership period, in order to match the discounts associated with the Gold Card program. For an annual fee, the card provides customers with a 20% discount on all products purchased, both on the date the card is purchased and certain specified days of every month.

          The Company also sells gift cards to its customers. Revenue from gift cards is recognized when the gift card is redeemed. These gift cards do not have expiration dates. Based upon historical redemption rates, a small percentage of gift cards will never be redeemed, referred to as "breakage". The Company recognizes gift card breakage revenue when the likelihood of redemption becomes remote and amounts are not escheatable.

          The Franchise segment generates revenues through product sales to franchisees, royalties, franchise fees and interest income on the financing of the franchise locations. See Note 17, "Franchise Revenue". These revenues are netted by actual franchisee returns and an allowance for projected returns. The franchisees purchase a majority of the products they sell from the Company at wholesale prices. Revenue on product sales to franchisees is recognized when risk of loss, title and insurable risks have transferred to the franchisee. Franchise fees are paid in advance, deferred and recognized by the Company at the time of a franchise store opening. Franchise royalties are earned based on a percentage of the franchisees' sales and recognized in the period the franchisees' sales occur. Interest on the financing of franchisee notes receivable is recognized as it becomes due and payable. Gains from the sale of company-owned stores to franchisees are recognized in accordance with the standard on accounting for sales of real estate. This standard requires gains on sales of corporate stores to franchisees to be deferred until certain criteria are satisfied regarding the collectability of the related receivable and the seller's remaining obligations. The Manufacturing/Wholesale segment sells product primarily to the other Company segments and third-party customers. Revenue is recognized when risk of loss, title and insurable risks have transferred to the customer, net of estimated returns and allowances. The Company also has a consignment arrangement with certain customers and revenue is recognized when products are sold to the ultimate customer.

          Cost of Sales.    The Company purchases products directly from third-party manufacturers and manufactures its own products. The Company's cost of sales includes product costs, costs of warehousing and distribution and occupancy costs.

          Vendor Allowances.    The Company receives credits as purchase price rebates based on arrangements with certain vendors. The Company also enters into arrangements with certain vendors through which the Company receives rebates for purchases during the year typically based on volume discounts. As the right of offset exists under these arrangements, rebates received under

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

both arrangements are recorded as a reduction in the vendors' accounts payable balances on the balance sheet and represent the estimated amounts due to the Company under the rebate provisions of such contracts. The corresponding rebate income is recorded as a reduction of cost of goods sold based on inventory turnover. The amount recorded as a reduction to cost of goods sold was $64.7 million, $40.0 million and $34.1 million for the years ended December 31, 2011, 2010 and 2009, respectively.

          Distribution and Shipping Costs.    The Company bills franchisees and third-party customers shipping and transportation costs and reflects these charges in revenue. The unreimbursed costs that are associated with these costs are included in cost of sales.

          Research and Development.    Research and development costs arising from internally generated projects are expensed by the Company as incurred. The Company recognized $0.6 million, $0.5 million and $0.4 million for the years ended December 31, 2011, 2010 and 2009, respectively. These costs are included in Other Selling, General, and Administrative costs in the accompanying audited consolidated financial statements.

          Advertising Expenditures.    The Company recognizes advertising, promotion and marketing program costs the first time the advertising takes place with exception to the costs of producing advertising, which are expensed as incurred during production. The Company administers national advertising funds on behalf of its franchisees. In accordance with the franchisee contracts, the Company collects advertising fees from the franchisees and utilizes the proceeds to coordinate various advertising and marketing campaigns. The Company recognized $52.9 million, $51.7 million and $50.0 million for the years ended December 31, 2011, 2010 and 2009, respectively, net of approximately $12.2 million in 2011 and $11.0 million in each of 2010 and 2009 from the national advertising fund.

          Leases.    The Company has various operating leases for company-owned and franchise store locations, distribution centers, and equipment. Leases generally include amounts relating to base rental, percent rent and other charges such as common area maintenance fees and real estate taxes. Periodically, the Company receives varying amounts of reimbursements from landlords to compensate the Company for costs incurred in the construction of stores. These reimbursements are amortized by the Company as an offset to rent expense over the life of the related lease. The Company determines the period used for the straight-line rent expense for leases with option periods and conforms it to the term used for amortizing improvements.

          The Company leases an approximately 220,000 square-foot-facility in Greenville, South Carolina where the majority of its proprietary products are manufactured. The Company also leases a 630,000 square foot complex located in Anderson, South Carolina, for packaging, materials receipt, lab testing, warehousing, and distribution. Both the Greenville and Anderson facilities are leased on a long-term basis pursuant to "fee-in-lieu-of-taxes" arrangements with the counties in which the facilities are located, but the Company retains the right to purchase each of the facilities at any time during the lease for $1.00, subject to a loss of tax benefits. As part of a tax incentive arrangement, the Company assigned the facilities to the counties and leases them back under operating leases. The Company leases the facilities from the counties where located, in lieu of paying local property taxes. Upon exercising its right to purchase the facilities back from the counties, the Company will be subject to the applicable taxes levied by the counties. In accordance with the standards on the accounting for leases, the purchase option in the lease agreements

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

prevent sale-leaseback accounting treatment. As a result, the original cost basis of the facilities remains on the balance sheet and continues to be depreciated.

          Contingencies.    In accordance with the standards on contingencies the Company accrues a loss contingency if it is probable and can be reasonably estimated or a liability had been incurred at the date of the financial statements if those financial statements have not been issued. If both of the conditions above are not met, disclosure of the contingency shall be made when there is at least a reasonable possibility that a loss or an additional loss may have been incurred.

          Pre-Opening Expenditures.    The Company recognizes the cost associated with the opening of new stores as incurred. These costs are charged to expense and are not material for the periods presented. Franchise store pre-opening costs are incurred by the franchisees.

          Income Taxes.    The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. See Note 4, "Income Taxes".

          It is the Company's policy to recognize interest and penalties related to uncertain tax positions as a component of income tax expense. See Note 4, "Income Taxes", for additional information regarding the change in unrecognized tax benefits.

          Self-Insurance.    The Company has procured insurance for: (1) general liability; (2) product liability; (3) directors and officers liability; and (4) property insurance. The Company is self-insured for: (1) medical benefits; (2) worker's compensation coverage in the State of New York with a stop loss of $250,000; (3) physical damage to the Company's tractors, trailers and fleet vehicles for field personnel use; and (4) physical damages that may occur at the corporate store locations. The Company is not insured for certain property and casualty risks due to the Company's assessment of frequency and severity of a loss, the cost of insurance and the overall risk analysis.

          The Company carries product liability insurance with a retention of $3.0 million per claim with an aggregate cap on retained losses of $10.0 million. The Company carries general liability insurance with retention of $110,000 per claim with an aggregate cap on retained losses of $600,000. The majority of the Company's workers' compensation and auto insurance policies are in deductible/retrospective plans. The Company reimburses the applicable insurance company for the workers compensation and auto liability claims, subject to a $250,000 and $100,000 loss limit per claim, respectively.

          As part of the medical benefits program, the Company contracts with national service providers to provide benefits to its employees for all medical, dental, vision and prescription drug services. The Company then reimburses these service providers as claims are processed from Company employees. The Company maintains a specific stop loss provision of $250,000 per individual per plan year with a maximum lifetime benefit limit of $2.0 million per individual. The Company has no additional liability once a participant exceeds the $2.0 million ceiling. The Company's liability for medical claims is included as a component of accrued benefits in Note 7, "Deferred Revenue and Other Current Liabilities", and was $1.9 million as of each of December 31, 2011 and 2010.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Stock-based Compensation.    The Company utilizes the Black-Scholes model to calculate the fair value of stock options. The grant-date fair value of the Company's restricted stock awards is based on the stock price on the grant date. The resulting compensation cost is recognized in the Company's financial statements over the option and restricted stock vesting periods.

          Earnings Per Share.    Basic earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock outstanding adjusted for the additional dilutive effect of unexercised stock options and unvested restricted stock.

          Foreign Currency.    For all foreign operations, the functional currency is the local currency. In accordance with the standard on foreign currency matters, assets and liabilities of those operations, denominated in foreign currencies, are translated into U.S. dollars using period-end exchange rates, and income and expenses are translated using the average exchange rates for the reporting period. Gains or losses resulting from foreign currency transactions are included in results of operations.

          Transaction and strategic alternative related costs.    The Company recognizes transaction related costs as expenses in the period incurred. For the years ended December 31, 2011 and 2010, the Company recognized $13.5 million and $4.0 million of expenses, respectively, related to the IPO, the Secondary Offering, and other strategic alternative costs.

          Financial Instruments and Derivatives.    As part of the Company's financial risk management program, it has historically used certain derivative financial instruments to reduce its exposure to market risk for changes in interest rates primarily in respect of its long term debt obligations. The Company has not historically entered into, and does not intend to enter into, derivative transactions for speculative purposes and holds no derivative instruments for trading purposes. Floating-to-fixed interest rate swap agreements, designated as cash flow hedges of interest rate risk, were entered into from time to time to hedge the Company's exposure to interest rate changes on a portion of the Company's floating rate debt. These interest rate swap agreements converted a portion of the Company's floating rate debt to fixed rate debt. Interest rate floors designated as cash flow hedges involved the receipt of variable-rate amounts from a counterparty if interest rates fell below the strike rate on the contract in exchange for an upfront premium. The Company recorded the fair value of these contracts as an asset or a liability, as applicable, in the balance sheet, with the offset to accumulated other comprehensive income (loss), net of tax. The Company measured hedge effectiveness by assessing the changes in the fair value or expected future cash flows of the hedged item. The ineffective portions, if any, were recorded in interest expense in the current period.

          Components of gains and losses recorded in the consolidated balance sheet and consolidated income statements for the years ended were as follows:

	Year ended December 31,
	2011	2010
	(in thousands)
Loss recognized in OCI on derivative	$(639)	$(7,393)
Reclassified from accumulated OCI into income	8,108	14,603

Other comprehensive income	$7,469	$7,210

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          For the period ended December 31, 2010, the Company had interest rate swap agreements outstanding that effectively converted notional amounts of an aggregate $550.0 million of debt from floating to fixed interest rates. The four outstanding agreements were to mature between April 2011 and September 2012. Amounts related to derivatives were reported in accumulated other comprehensive income (loss) and reclassified to interest expense as interest payments were made on the Company's variable-rate debt. In conjunction with the Refinancing, the Company repaid in full the 2007 Senior Credit Facility, its outstanding Senior Notes and its outstanding Senior Subordinated Notes, and the four agreements were settled and terminated for an aggregate cost of $8.7 million, of which $5.8 million was reclassified from accumulated other comprehensive income (loss) to interest expense. No such derivative instruments are currently outstanding.

  Reclassifications

          Certain amounts in the consolidated financial statements of prior year periods have been reclassified to conform to the current period's presentation. These changes were reflected for all periods presented.

  Recently Issued Accounting Pronouncements

          In September 2011, the FASB issued updated guidance on the periodic testing of goodwill for impairment. This guidance will allow companies to assess qualitative factors to determine if it is more likely than not that goodwill will be impaired and whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. This new guidance is effective for the Company for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company adopted this guidance in the fourth quarter of 2011 and this adoption did not have a material effect on Company's consolidated financial statements.

NOTE 3. INVENTORIES, NET

          The net carrying value of inventories consisted of the following:

	December 31,
	2011	2010
	(in thousands)
Finished product ready for sale	$354,913	$319,212
Work-in-process, bulk product and raw materials	61,684	57,165
Packaging supplies	7,013	5,572

	$423,610	$381,949

NOTE 4. INCOME TAXES

          Income before income taxes consisted of the following components:

	Year ended December 31,
	2011	2010	2009
	(in thousands)
Domestic	$206,971	$146,314	$104,003
Foreign	633	716	7,083

Total income before income taxes	$207,604	$147,030	$111,086

          Income tax expense (benefit) for all periods consisted of the following components:

	Year ended December 31,
	2011	2010	2009
	(in thousands)
Current:
Federal	$63,130	$47,483	$10,320
State	13,371	10,422	6,700
Foreign	4,091	690	3,111

	80,592	58,595	20,131
Deferred:
Federal	(3,310)	(3,747)	20,548
State	(1,351)	(4,385)	883
Foreign	(660)	—	—

	(5,321)	(8,132)	21,431

Income tax expense	$75,271	$50,463	$41,562

          The following table summarizes the differences between the Company's effective tax rate for financial reporting purposes and the federal statutory tax rate:

	Year ended December 31,
	2011	2010	2009
Percent of pretax earnings:
Statutory federal tax rate	35.0%	35.0%	35.0%
Increase (reduction) resulting from:
State income tax, net of federal tax benefit	3.0%	0.9%	2.6%
Other permanent differences	2.0%	0.8%	0.9%
International operations, net of foreign tax credits	(1.6)%	0.1%	(0.6)%
Federal tax credits and income deductions	(2.4)%	(4.1)%	(1.4)%
Tax impact of uncertain tax positions and other	0.3%	1.6%	0.9%

Effective income tax rate	36.3%	34.3%	37.4%

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

NOTE 4. INCOME TAXES (Continued)

          Significant components of the Company's deferred tax assets and liabilities consisted of the following:

	December 31,
	2011			2010
	Assets	Liabilities	Net	Assets	Liabilities	Net
	(in thousands)
Deferred tax:
Current assets (liabilities):
Operating reserves	$4,292	$—	$4,292	$3,018	$—	$3,018
Deferred revenue	2,278	—	2,278	2,257	—	2,257
Prepaid expenses	—	(5,384)	(5,384)	—	(7,032)	(7,032)
Accrued worker compensation	2,358	—	2,358	2,270	—	2,270
Other	2,033	(3,581)	(1,548)	4,778	(1,284)	3,494

Total current	$10,961	$(8,965)	$1,996	$12,323	$(8,316)	$4,007
Non-current assets (liabilities):
Intangibles	$—	$(314,829)	$(314,829)	$—	$(312,119)	$(312,119)
Fixed assets	12,744	—	12,744	8,285	—	8,285
Stock compensation	3,222	—	3,222	3,871	—	3,871
Net operating loss carryforwards	6,921	—	6,921	7,432	—	7,432
Other	11,485	—	11,485	11,001	(2,067)	8,934
Valuation allowance	(2,946)	—	(2,946)	(4,418)	—	(4,418)

Total non-current	$31,426	$(314,829)	$(283,403)	$26,171	$(314,186)	$(288,015)

Total net deferred taxes	$42,387	$(323,794)	$(281,407)	$38,494	$(322,502)	$(284,008)

          As of December 31, 2011 and 2010, the Company had deferred tax assets relating to state net operating losses ("NOLs") in the amount of $6.9 million and $7.4 million, respectively. As of December 31, 2011 and 2010, a valuation allowance was provided for certain state NOLs, as the Company currently believes that these NOLs, with lives ranging from five to twenty years, may not be realizable prior to their expiration. During 2011 and 2010, the Company recorded a valuation allowance adjustment of $1.5 million and $3.1 million, respectively, which reduced income tax expense. These valuation allowance adjustments reflect a change in circumstances that caused a change in judgment about the realizability of certain deferred tax assets related to state NOLs. The effect of this tax benefit is included in the income tax reconciliation table under the caption "State income taxes, net of federal tax benefit".

          The Company does not have any undistributed earnings of international subsidiaries, at December 31, 2011 and 2010, as these subsidiaries are either considered to be a branch for U.S. tax purposes, or have incurred cumulative NOLs.

          In addition, at December 31, 2011 and 2010, the Company had a liability of $10.6 million and $8.7 million, respectively, for unrecognized tax benefits. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. Accrued interest and penalties were $3.5 million and $2.9 million as of December 31, 2011 and 2010, respectively.

NOTE 4. INCOME TAXES (Continued)

          As of December 31, 2011, the Company is not aware of any positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

          Holdings files a consolidated federal tax return and various consolidated and separate tax returns as prescribed by the tax laws of the state and local jurisdictions in which it and its subsidiaries operate. The Company has been audited by the Internal Revenue Service (the "IRS"), through its March 15, 2007 tax year. The IRS commenced an examination of the Company's 2005, 2006 and short period 2007 federal income tax returns in February 2008. The IRS issued an examination report in the second quarter of 2009, and the Company received notification from the IRS that the Joint Committee of Taxation had completed its review and had taken no exceptions to the conclusions reached by the IRS. As such, the Company recorded a discrete tax benefit of $0.9 million for the reduction of its liability of unrecognized tax benefits. The Company has various state and local jurisdiction tax years open to examination (earliest open period 2004), and the Company also has certain state and local jurisdictions currently under audit. As of December 31, 2011, the Company believes that it is appropriately reserved for any potential federal and state income tax exposures.

          A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
	2011	2010	2009
	(in thousands)
Balance of unrecognized tax benefits at beginning of period	$8,720	$6,776	$5,542
Additions for tax positions taken during current period	1,104	1,027	1,881
Additions for tax positions taken during prior periods	750	1,880	2,108
Reductions for tax positions taken during prior periods	—	(39)	(2,264)
Settlements	—	(924)	(491)

Balance of unrecognized tax benefits at end of period	$10,574	$8,720	$6,776

          At December 31, 2011, the amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $10.6 million. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, the Company believes that its unrecognized tax benefits reflect the most likely outcome. The Company adjusts these unrecognized tax benefits, as well as the related interest, in light of changing facts and circumstances. Settlement of any particular position could require the use of cash. Favorable resolution would be recognized as a reduction to its effective income tax rate in the period of resolution.

NOTE 5. GOODWILL, BRANDS, AND OTHER INTANGIBLE ASSETS, NET

          For each of the years ended December 31, 2011, 2010 and 2009, the Company acquired 30, 24 and 53 franchise stores, respectively. These acquisitions are accounted for utilizing the purchase method of accounting, and the Company records the acquired inventory, fixed assets, franchise rights and goodwill, with an applicable reduction to receivables and cash. For the years ended December 31, 2011, 2010 and 2009, the total purchase prices associated with these acquisitions was $3.4 million, $2.5 million and $9.3 million, respectively, of which $1.6 million, $0.6 million and $2.5 million, respectively, was paid in cash.

NOTE 5. GOODWILL, BRANDS, AND OTHER INTANGIBLE ASSETS, NET (Continued)

          On August 31, 2011, the Company acquired substantially all of the assets and assumed certain liabilities of LuckyVitamin.com, which was accounted for as a business combination. The total purchase price for this acquisition was approximately $19.8 million. Of the purchase price, $11.5 million was allocated to goodwill, $9.6 million to amortizable intangible assets, $2.6 million to current assets acquired, $0.7 million to property and equipment acquired and $3.9 million to net assumed current liabilities.

          The Company's acquisition of LuckyVitamin.com did not have a material impact on the Company's consolidated financial statements, and therefore pro forma disclosures have not been presented.

          The following table summarizes the Company's goodwill activity:

	Retail	Franchising	Manufacturing/ Wholesale	Total
	(in thousands)
Balance at December 31. 2009	$304,609	$117,303	$202,841	$624,753

Acquired franchise stores	488	—	—	488

Balance at December 31, 2010	$305,097	$117,303	$202,841	$625,241

Acquired franchise stores	1,169	—	—	1,169
Acquisition of LuckyVitamin.com	11,467	—	—	11,467

Balance at December 31, 2011	$317,733	$117,303	$202,841	$637,877

          Intangible assets other than goodwill consisted of the following:

	Gold Card	Retail Brand	Franchise Brand	Operating Agreements	Other Intangibles	Total
	(in thousands)
Balance at December 31, 2009	$375	$500,000	$220,000	$152,276	$1,719	$874,370

Acquired franchise stores	—	—	—	—	641	641
Amortization expense	(375)	—	—	(6,653)	(759)	(7,787)

Balance at December 31, 2010	$—	$500,000	$220,000	$145,623	$1,601	$867,224

Acquired franchise stores	—	—	—	—	731	731
Acquisition of LuckyVitamin.com	—	—	—	—	9,600	9,600
Amortization expense	—	—	—	(6,653)	(1,313)	(7,966)

Balance at December 31, 2011	$—	$500,000	$220,000	$138,970	$10,619	$869,589

NOTE 5. GOODWILL, BRANDS, AND OTHER INTANGIBLE ASSETS, NET (Continued)

          The following table represents the gross carrying amount and accumulated amortization for each major intangible asset:

		December 31,
		2011			2010
	Estimated Life in years
		Cost	Accumulated Amortization	Carrying Amount	Cost	Accumulated Amortization	Carrying Amount
		(in thousands)
Brands — retail	—	$500,000	$—	$500,000	$500,000	$—	$500,000
Brands — franchise	—	220,000	—	220,000	220,000	—	220,000
Retail agreements	25-35	31,000	(5,196)	25,804	31,000	(4,143)	26,857
Franchise agreements	25	70,000	(13,417)	56,583	70,000	(10,617)	59,383
Manufacturing agreements	25	70,000	(13,417)	56,583	70,000	(10,617)	59,383
Other intangibles	5-15	10,600	(938)	9,662	1,150	(550)	600
Franchise rights	1-5	4,433	(3,476)	957	3,702	(2,701)	1,001

Total		$906,033	$(36,444)	$869,589	$895,852	$(28,628)	$867,224

          The following table represents future estimated amortization expense of intangible assets with finite lives:

Year ending December 31,	Estimated amortization expense
(in thousands)
2012	$10,493
2013	10,525
2014	10,395
2015	10,473
2016	10,301
Thereafter	97,402

Total	$149,589

NOTE 6. PROPERTY, PLANT AND EQUIPMENT, NET

          Property, plant and equipment consisted of the following:

	December 31,
	2011	2010
	(in thousands)
Land, buildings and improvements	$63,615	$63,400
Machinery and equipment	97,907	89,977
Leasehold improvements	92,649	82,594
Furniture and fixtures	68,481	55,247
Software	25,093	20,393
Construction in progress	3,252	549

Total property, plant and equipment	$350,997	$312,160
Less: accumulated depreciation	(152,826)	(118,732)

Net property, plant and equipment	$198,171	$193,428

          The Company recognized depreciation expense of property, plant and equipment of $38.8 million, $39.2 million and $36.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.

NOTE 7. DEFERRED REVENUE AND OTHER CURRENT LIABILITIES

          Other current liabilities consisted of the following:

	December 31,
	2011	2010
	(in thousands)
Deferred revenue	$37,790	$35,467
Accrued payroll	28,063	25,656
Other current liabilities	38,672	46,970

Total	$104,525	$108,093

          Deferred revenue consists primarily of Gold Card membership fees and gift card deferrals. Other current liabilities consist of the liabilities related to accrued taxes, benefits, workers compensation, accrued interest and other occupancy.

NOTE 8. LONG-TERM DEBT/INTEREST EXPENSE

          Long-term debt consisted of the following:

	December 31,
	2011	2010
	(in thousands)
2011 Senior Credit Facility(a)	$897,387	$—
2007 Senior Credit Facility	—	644,382
Senior Notes	—	298,372
Senior Subordinated Notes	—	110,000
Mortgage	4,135	5,711
Capital leases	20	34

Total Debt	$901,542	$1,058,499
Less: current maturities	(1,592)	(28,070)

Long-term Debt	$899,950	$1,030,429

          At December 31, 2011, the Company's total debt principal maturities are as follows:

Year Ending December 31,	Senior Credit Facility(a)	Mortgage Loan/ Capital Leases	Total
	(in thousands)
2012	$—	$1,592	$1,592
2013	—	1,812	1,812
2014	—	751	751
2018	900,000	—	900,000

	$900,000	$4,155	$904,155

(a)
The Senior Credit Facility includes the balance of the initial original issue discount of $2.6 million.

NOTE 8. LONG-TERM DEBT/INTEREST EXPENSE (Continued)

          The Company's net interest expense is as follows:

	For the year ended December 31,
	2011	2010	2009
	(in thousands)
Senior Credit Facility:
Term Loan	$38,356	$29,185	$32,775
Revolver	598	445	489
Early extinguishment of debt	19,855	—	—
Deferred financing fees amortization	2,412	4,282	4,104
Mortgage	766	445	544
OID amortization	344	412	374
Interest income	(1,110)	(658)	(174)
Senior Notes	4,808	19,440	20,003
Senior Subordinated Notes	3,055	11,825	11,825
Termination of interest rate swaps	5,819	—	—

Interest expense, net	$74,903	$65,376	$69,940

          The following is a summary of the Company's debt:

          Senior Credit Facility.    On March 4, 2011, Centers entered into the Senior Credit Facility, consisting of the Term Loan Facility and the Revolving Credit Facility. As of December 31, 2011, the Company believes that it is in compliance with all covenants under the Senior Credit Facility. As of December 31, 2011, $8.0 million of the Revolving Credit Facility was pledged to secure letters of credit. The Senior Credit Facility permits the Company to prepay a portion or all of the outstanding balance without incurring penalties (except London Interbank Offering Rate ("LIBOR") breakage costs). GNC Corporation, the Company's indirect wholly owned subsidiary ("GNC Corporation"), and Centers' existing and future domestic subsidiaries have guaranteed Centers' obligations under the Senior Credit Facility. In addition, the Senior Credit Facility is collateralized by first priority pledges (subject to permitted liens) of Centers' equity interests and the equity interests of Centers' domestic subsidiaries.

          All borrowings under the Term Loan Facility and, initially, borrowings under the Revolving Credit Facility, bear interest, at the Company's option, at a rate per annum equal to (A) the sum of (i) the greatest of (a) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect), (b) the federal funds effective rate plus 0.50%, (c) one month adjusted LIBOR plus 1.0% and (d) 2.25% plus (ii) the applicable margin of 2.0% or (B) the sum of (i) the greater of (a) adjusted LIBOR or (b) 1.25% plus (ii) the applicable margin of 3.0%. Effective on and after the first date on which quarterly financial statements are delivered to the lenders pursuant to the Senior Credit Facility following the first full quarter ending six months after the closing date of the Senior Credit Facility, borrowings under the Revolving Credit Facility shall have an applicable margin of 1.75% for ABR Loans and 2.75% for Eurodollar Loans provided our consolidated net senior secured leverage ratio is not greater than 3.25 to 1.00 and no event of default exists. In addition to paying interest on outstanding principal under the Senior Credit Facility, the Company is required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum, as well as letter of credit fees of 3.0% to lenders and 0.25% to the issuing bank. As of December 31, 2011, the Company's current interest rate on

NOTE 8. LONG-TERM DEBT/INTEREST EXPENSE (Continued)

its Senior Credit Facility is 4.25%, as a result of the interest rate minimum requirement as described above.

          In connection with the Refinancing, Centers used a portion of the net proceeds from the Term Loan Facility to refinance its former indebtedness, including all outstanding indebtedness under the Old Senior Credit Facility, the Senior Notes and the Senior Subordinated Notes.

          Old Senior Credit Facility.    The Old Senior Credit Facility consisted of the Old Term Loan Facility and the Old Revolving Credit Facility. As of December 31, 2010, $8.8 million was pledged to secure letters of credit. The Old Senior Credit Facility permitted the Company to prepay a portion or all of the outstanding balance without incurring penalties (except LIBOR breakage costs). GNC Corporation and Centers' then existing indirect domestic subsidiaries guaranteed Centers' obligations under the Old Senior Credit Facility. In addition, the Old Senior Credit Facility was collateralized by first priority pledges (subject to permitted liens) of Centers' equity interests and the equity interests of Centers' domestic subsidiaries.

          All borrowings under the Old Senior Credit Facility bore interest, at the Company's option, at a rate per annum equal to (i) the higher of (x) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect) and (y) the federal funds effective rate, plus 0.50% per annum plus, at December 31, 2010, in each case, applicable margins of 1.25% per annum for the Old Term Loan Facility and 1.0% per annum for the Old Revolving Credit Facility or (ii) adjusted LIBOR plus 2.25% per annum for the Old Term Loan Facility and 2.0% per annum for the Old Revolving Credit Facility. In addition to paying interest on outstanding principal under the Old Senior Credit Facility, the Company was required to pay a commitment fee to the lenders under the Old Revolving Credit Facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum.

          Senior Notes.    Together with Holdings' wholly owned subsidiary GNC Acquisition Inc. ("GNC Acquisition"), Holdings entered into an Agreement and Plan of Merger (the "Merger Agreement") with GNC Parent Corporation on February 8, 2007. Pursuant to the Merger Agreement, and on March 16, 2007, GNC Acquisition was merged with and into GNC Parent Corporation, with GNC Parent Corporation as the surviving corporation and Holdings' direct wholly owned subsidiary (the "Merger"). In connection with the Merger, Centers completed a private offering of $300.0 million of its Senior Notes. Interest on the Senior Notes was payable semi-annually in arrears on March 15 and September 15 of each year. Interest on the Senior Notes accrued at a variable rate and was 5.8% at December 31, 2010. The Senior Notes were Centers' senior non-collateralized obligations and were effectively subordinated to all of Centers' existing collateralized debt, including the Old Senior Credit Facility, to the extent of the assets securing such debt, ranked equally with all of Centers' existing non-collateralized senior debt and ranked senior to all Centers' existing senior subordinated debt, including the Senior Subordinated Notes. The Senior Notes were guaranteed on a senior non-collateralized basis by each of Centers' then existing domestic subsidiaries (as defined in the Senior Notes indenture).

          Senior Subordinated Notes.    In connection with the Merger, Centers completed a private offering of $110.0 million of Centers' Senior Subordinated Notes. The Senior Subordinated Notes were Centers' senior subordinated non-collateralized obligations and were subordinated to all its existing senior debt, including the Old Senior Credit Facility and the Senior Notes, and ranked equally with all of Centers' existing senior subordinated debt and ranked senior to all Centers' existing subordinated debt. The Senior Subordinated Notes were guaranteed on a senior subordinated non-collateralized basis by each of Centers' then existing domestic subsidiaries (as

NOTE 8. LONG-TERM DEBT/INTEREST EXPENSE (Continued)

defined in the Senior Subordinated Notes indenture). Interest on the Senior Subordinated Notes accrued at the rate of 10.75% per year from March 16, 2007 and was payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007.

NOTE 9. FINANCIAL INSTRUMENTS

          At December 31, 2011 and 2010, the Company's financial instruments consisted of cash and cash equivalents, receivables, franchise notes receivable, accounts payable, certain accrued liabilities and long-term debt. The carrying amount of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximates their respective fair values because of the short maturities of these instruments. Based on the interest rates currently available and their underlying risk, the carrying value of the franchise notes receivable approximates their fair value. These fair values are reflected net of reserves, which are recognized according to Company policy. The Company determined the estimated fair values of its debt by using currently available market information and estimates and assumptions, where appropriate. Accordingly, as considerable judgment is required to determine these estimates, changes in the assumptions or methodologies may have an effect on these estimates. The actual and estimated fair values of the Company's financial instruments are as follows:

	Year Ended December 31,
	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Cash and cash equivalents	$128,438	$128,438	$193,902	$193,902
Receivables, net	114,190	114,190	102,874	102,874
Franchise notes receivable, net	6,510	6,510	4,496	4,496
Accounts payable	124,416	124,416	98,662	98,662
Long-term debt (including current portion)	901,542	892,526	1,058,499	1,007,070

NOTE 10. LONG-TERM LEASE OBLIGATIONS

          The Company enters into operating leases covering its retail store locations. The Company is the primary lessor of the majority of all leased retail store locations and sublets the locations to individual franchisees. The leases generally provide for an initial term of between five and ten years, and may include renewal options for varying terms thereafter. The leases require minimum monthly rental payments and a pro rata share of landlord allocated common operating expenses. Most retail leases also require additional rentals based on a percentage of sales in excess of specified levels. According to the individual lease specifications, real estate taxes, insurance and other related costs may be included in the rental payment or charged in addition to rent. Other lease expenses relate to and include distribution facilities, transportation equipment, data processing equipment and automobiles.

          As the Company is the primary lessee for the majority of the franchise store locations, it is ultimately liable for the lease payments to the landlord. The Company makes the payments to the landlord directly, and then bills the franchisee for reimbursement of this cost. If a franchisee defaults on its sub-lease and its sub-lease is terminated, the Company has in the past converted, and expects in the future to, convert any such franchise store into a corporate store and fulfill the remaining lease obligation.

NOTE 10. LONG-TERM LEASE OBLIGATIONS (Continued)

          The composition of the Company's rental expense included the following components:

	Year ended December 31,
	2011	2010	2009
	(in thousands)
Retail stores:
Rent on long-term operating leases	$120,170	$114,861	$110,365
Landlord related taxes	16,940	15,929	16,498
Common operating expenses	31,969	30,402	29,398
Percent rent	20,824	17,903	15,899

	189,903	179,095	172,160
Truck fleet	4,979	4,491	4,740
Other	11,883	11,557	11,189

	$206,765	$195,143	$188,089

          Rent on long-term operating leases is net of sublease income of $33.7 million, $32.6 million and $33.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.

          Minimum future obligations for non-cancelable operating leases with initial or remaining terms of at least one year in effect at December 31, 2011 are as follows:

	Company Retail Stores	Franchise Retail Stores	Other	Sublease Income	Total
	(in thousands)
2012	$113,968	$23,722	$3,708	$(23,722)	$117,676
2013	92,328	17,699	3,250	(17,699)	95,580
2014	74,760	12,557	2,553	(12,557)	77,313
2015	58,071	8,740	1,431	(8,740)	59,501
2016	43,748	4,794	1,047	(4,794)	44,796
Thereafter	73,536	6,893	119	(6,893)	73,656

	$456,412	$74,405	$12,110	$(74,405)	$468,520

NOTE 11. COMMITMENTS AND CONTINGENCIES

Litigation

          The Company is engaged in various legal actions, claims and proceedings arising in the normal course of business, including claims related to breach of contracts, products liabilities, intellectual property matters and employment-related matters resulting from the Company's business activities. As with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. The Company continues to assess the requirement to account for additional contingencies in accordance with the standard on contingencies. If the Company is required to make a payment in connection with an adverse outcome in these matters, it could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

          As a manufacturer and retailer of nutritional supplements and other consumer products that are ingested by consumers or applied to their bodies, the Company has been and is currently

NOTE 11. COMMITMENTS AND CONTINGENCIES (Continued)

subjected to various product liability claims. Although the effects of these claims to date have not been material to the Company, it is possible that current and future product liability claims could have a material adverse effect on its business or financial condition, results of operations or cash flows. The Company currently maintains product liability insurance with a deductible/retention of $3.0 million per claim with an aggregate cap on retained loss of $10.0 million. The Company typically seeks and has obtained contractual indemnification from most parties that supply raw materials for its products or that manufacture or market products it sells. The Company also typically seeks to be added, and has been added, as an additional insured under most of such parties' insurance policies. The Company is also entitled to indemnification by Numico for certain losses arising from claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. However, any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. The Company may incur material products liability claims, which could increase its costs and adversely affect its reputation, revenues and operating income.

          Hydroxycut Claims.    On May 1, 2009, the FDA issued a warning on several Hydroxycut-branded products manufactured by Iovate Health Sciences U.S.A., Inc. ("Iovate"). The FDA warning was based on 23 reports of liver injuries from consumers who claimed to have used the products between 2002 and 2009. As a result, Iovate voluntarily recalled 14 Hydroxycut-branded products.

          Following the recall, the Company was named, among other defendants, in approximately 85 lawsuits related to Hydroxycut-branded products in 13 states. Iovate previously accepted the Company's tender request for defense and indemnification under its purchasing agreement with the Company and, as such, Iovate has accepted the Company's request for defense and indemnification in the Hydroxycut matters. The Company's ability to obtain full recovery in respect of any claims against the Company in connection with products manufactured by Iovate under the indemnity is dependent on Iovate's insurance coverage, the creditworthiness of its insurer, and the absence of significant defenses by such insurer. To the extent the Company is not fully compensated by Iovate's insurer, it can seek recovery directly from Iovate. The Company's ability to fully recover such amounts may be limited by the creditworthiness of Iovate.

          As of December 31, 2011, there were 75 pending lawsuits related to Hydroxycut in which the Company had been named: 69 individual, largely personal injury claims and six putative class action cases, generally inclusive of claims of consumer fraud, misrepresentation, strict liability and breach of warranty. Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

          By court order dated October 6, 2009, the United States Judicial Panel on Multidistrict Litigation consolidated pretrial proceedings of many of the pending actions in the Southern District of California (In re: Hydroxycut Marketing and Sales Practices Litigation, MDL No. 2087).

          Pro-Hormone/Androstenedione Cases.    The Company is currently defending three lawsuits (the "Andro Actions") in New Jersey, New York and Pennsylvania relating to the sale by the Company of certain nutritional products, between 1999 and 2004, alleged to contain the ingredients commonly known as Androstenedione, Androstenediol, Norandrostenedione, and Norandrostenediol (collectively, "Andro Products"). In each of the Andro Actions, plaintiffs sought, or are seeking, to certify a class and obtain damages on behalf of the class representatives and all those similarly-situated who purchased from the Company certain nutritional supplements alleged to contain one or more Andro Products. During the first quarter of 2011, the sole Andro Action filed in California was settled for an immaterial amount, pending approval by the court. Unlike the other

NOTE 11. COMMITMENTS AND CONTINGENCIES (Continued)

states in which the plaintiffs reside, California law prohibits one of the ingredients; therefore, the Company does not believe that the outcome in California provides a basis for determining the potential outcome of the other Andro Actions. As any liabilities that may arise from these other Andro Actions are not probable or reasonably estimable at this time, no liability has been accrued in the accompanying financial statements.

          Romero Claim.    On April 27, 2009, plaintiff J.C. Romero, a professional baseball player, filed a complaint against, among others, the Company, in Superior Court of New Jersey (Law Division/ Camden County). Plaintiff alleges that he purchased from a GNC store and consumed 6-OXO Extreme, which is manufactured by a third party, and in August 2008, was alleged to have tested positive for a banned substance. Plaintiff served a 50 game suspension imposed by Major League Baseball. The seven count complaint asserts, among other things, claims for negligence, strict liability, misrepresentation, breach implied warranty and violations of the New Jersey Consumer Fraud Act, and seeks unspecified monetary damages. The Company tendered the claim to the insurance company of the franchisee whose GNC store sold and allegedly misrepresented the product. On or about October 9, 2009, the Company answered plaintiff's first amended complaint and cross-claimed against co-defendants Proviant Technologies and Ergopharm. In December 2011, the parties reached a confidential, immaterial settlement through mediation.

          California Wage and Break Claim.    On November 4, 2008, 98 plaintiffs filed individual claims against the Company in the Superior Court of the State of California for the County of Orange, which was removed to the U.S. District Court, Central District of California on February 17, 2009. Each of the plaintiffs had previously been a member of a purported class in a lawsuit filed against the Company in 2007 and resolved in September 2009. The plaintiffs allege that they were not provided all of the rest and meal periods to which they were entitled under California law, and further allege that the Company failed to pay them split shift and overtime compensation to which they were entitled under California law. Discovery in this case is ongoing and the Company is vigorously defending these matters. The court has developed a mediation procedure for handling the pending claims and has ordered the parties to mediate with small groups of plaintiffs and stayed the case as to the plaintiffs not participating in the mediations. The first of the mediation sessions occurred February 10, 2010 and March 4, 2010 and did not result in any settlements. Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

          On July 21, 2011, Charles Brewer, on behalf of himself and all others similarly situated, sued General Nutrition Corporation in federal court, alleging state and federal wage and hour claims (U.S. District Court, Northern District of California, Case No. 11CV3587). On October 7, 2011, plaintiff filed an eight-count amended complaint alleging, inter alia, meal, rest break and overtime violations. On October 21, 2011, the Company filed a motion to dismiss the complaint and on December 14, 2011 the court dismissed count six (the federal overtime claim) giving plaintiffs an opportunity to amend the complaint within thirty days. Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

          FLSA Matters.    On June 29, 2010, Dominic Vargas and Anne Hickok, on behalf of themselves and all others similarly situated sued General Nutrition Corporation and the Company in federal court (U.S. District Court, Western District of Pennsylvania, Case No. 2:05-mc-02025). The two-count complaint alleges, generally, that plaintiffs were required to perform work on an uncompensated basis and that the Company failed to pay overtime for such work. The second count of the complaint alleges the Company retaliated against plaintiffs when they complained about the overtime policy. The Company filed a motion to dismiss count II of the Complaint and on January 6, 2011 the court granted the motion. In fall, 2011, plaintiffs filed their Motion for Class Certification.

NOTE 11. COMMITMENTS AND CONTINGENCIES (Continued)

The motion has been fully briefed and is pending before the court. Any liabilities that may arise from this case are not probable or reasonably estimable at this time, no liability has been accrued in the accompanying financial statements.

          On July 16, 2010, a second, similar wage and hour complaint was filed by Jennifer Mell and Jose Munoz, on behalf of themselves and all others similarly situated against GNC Corporation (U.S. District Court, Western District of Pennsylvania, Case No. 10CV945). The complaint alleges that plaintiffs' job duties were non-exempt in nature and that they were misclassified as exempt employees. The Company filed a motion to dismiss which was granted on November 9, 2010. Plaintiffs filed an appeal on December 9, 2010. On February 14, 2011, plaintiffs filed a document with the court to dismiss the appeal. As of December 31, 2011, this complaint is closed and no liability was accrued or paid during 2011.

Commitments

          The Company maintains certain purchase commitments with various vendors to ensure its operational needs are fulfilled. As of December 31, 2011, the future purchase commitments consisted of $3.5 million of advertising commitments. Other commitments related to the Company's business operations cover varying periods of time and are not significant. All of these commitments are expected to be fulfilled with no adverse consequences to the Company's operations of financial condition.

Environmental Compliance

          In March 2008, the Department of Health and Environmental Control ("DHEC") requested that the Company investigate contamination associated with historical activities at the Company's South Carolina facility. These investigations have identified chlorinated solvent impacts in soils and groundwater that extend offsite from the Company's facility. The Company is awaiting DHEC approval of the scope of additional investigations in order to understand the extent of these impacts and develop appropriate remedial measures for DHEC approval. At this state of the investigation, however, it is not possible to estimate the timing and extent of any remedial action that may be required, the ultimate cost of remediation, or the amount of the Company's potential liability.

          In addition to the foregoing, the Company is subject to numerous federal, state, local, and foreign environmental and health and safety laws and regulations governing its operations, including the handling, transportation, and disposal of the Company's non-hazardous and hazardous substances and wastes, as well as emissions and discharges from its operations into the environment, including discharges to air, surface water, and groundwater. Failure to comply with such laws and regulations could result in costs for remedial actions, penalties, or the imposition of other liabilities. New laws, changes in existing laws or the interpretation thereof, or the development of new facts or changes in their processes could also cause the Company to incur additional capital and operation expenditures to maintain compliance with environmental laws and regulations and environmental permits. The Company also is subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or for properties to which substances or wastes that were sent in connection with current or former operations at its facilities. The presence of contamination from such substances or wastes could also adversely affect the Company's ability to sell or lease its properties, or to use them as collateral for financing. From time to time, the Company has incurred

NOTE 11. COMMITMENTS AND CONTINGENCIES (Continued)

costs and obligations for correcting environmental and health and safety noncompliance matters and for remediation at or relating to certain of its properties or properties at which its waste has been disposed. The Company believes it has complied with, and is currently complying with, its environmental obligations pursuant to environmental and health and safety laws and regulations and that any liabilities for noncompliance will not have a material adverse effect on its business or financial performance. However, it is difficult to predict future liabilities and obligations, which could be material.

NOTE 12. PREFERRED STOCK

          Holdings is authorized to issue up to 60.0 million shares of preferred stock, par value $0.001 per share, and had 29.9 million shares of Series A Preferred Stock outstanding at December 31, 2010. Dividends were compounded quarterly on March 31, June 30, September 30 and December 31 of each year. Holders of Series A Preferred Stock, upon a liquidation event, were required to be paid at 100% of the purchase price thereof, plus any unpaid accumulated dividends. At December 31, 2010, $68.3 million in unpaid dividends had been accrued. In conjunction with the IPO, all outstanding shares of Series A Preferred Stock were redeemed in full, and no shares of preferred stock were outstanding as of December 31, 2011.

NOTE 13. STOCKHOLDERS' EQUITY

Common Stock

          Holdings has authorized 300.0 million shares of common stock, which may be designated as Class A common stock or Class B common stock. The shares are identical in all respects to rights and privileges except that shares of Class B common stock do not entitle their holders to vote for the election or removal of directors. The shares of Class B common stock are convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock. A holder of Class B common stock would have, upon conversion of its shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held on all matters submitted to a vote of the Company's stockholders.

          The shares of Class A common stock are convertible into Class B common stock, in whole or in part, at any time and from time to time at the option of the holder, provided such holder is a holder of Class B common stock, on the basis of one share of Class B common stock for each share Class A common stock.

          At December 31, 2011, there were 103.1 million shares of Class A common stock outstanding and 2.1 million shares of Class B common stock outstanding.

          The Company periodically evaluates various options for the use of its capital, including the potential issuance of dividends.

          In December 2011, the Company announced a share repurchase program, with the intent of mitigating dilution associated primarily with the exercise of employee stock options pursuant to which it purchased 2.4 million shares of Class A common stock for $67.5 million.

NOTE 13. STOCKHOLDERS' EQUITY (Continued)

Earnings Per Share

          The following table represents the Company's basic and dilutive weighted average shares:

	Year ended December 31,
	2011	2010	2009
	(in thousands)
Basic weighted average shares	100,261	87,339	87,421
Effect of dilutive employee stock-based compensation awards	2,749	1,578	438

Diluted weighted averages shares	103,010	88,917	87,859

          Unexercised stock options of 2.0 million, 7.8 million, and 8.8 million shares for the years ended December 31, 2011, 2010 and 2009, respectively, were not included in the computation of diluted earnings per share because the impact of applying the treasury stock method to these options was anti-dilutive.

NOTE 14. STOCK-BASED COMPENSATION PLANS

          The Company has outstanding stock-based compensation awards that were granted by the Compensation Committee (the "Compensation Committee") of Holdings' Board of Directors (the "Board") under the following two stock-based employee compensation plans:

  •
  the GNC Holdings, Inc. 2011 Stock and Incentive Plan (the "2011 Stock Plan") adopted in March 2011; and

  •
  the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan adopted in March 2007 (as amended, the "2007 Stock Plan").

          Both plans have provisions that allow for the granting of stock options, restricted stock and other stock based awards and are available to certain eligible employees, directors, consultants or advisors as determined by the Compensation Committee. Stock options under the plans were granted with exercise prices at or above fair market value on the date of grant, typically vest over a four- or five-year period and expire seven or ten years from the date of grant.

          Up to 8.5 million shares of Class A common stock may be issued under the 2011 Stock Plan (subject to adjustment to reflect certain transactions and events specified in the 2011 Stock Plan for any award grant). If any award granted under the 2011 Stock Plan expires, terminates or is cancelled without having been exercised in full, the number of shares underlying such unexercised award will again become available for awards under the 2011 Stock Plan. The total number of shares of Class A common stock available for awards under the 2011 Stock Plan will be reduced by (i) the total number of stock options or stock appreciation rights exercised, regardless of whether any of the shares of Class A common stock underlying such awards are not actually issued to the participant as the result of a net settlement, and (ii) any shares of Class A common stock used to pay any exercise price or tax withholding obligation. In addition, the number of shares of Class A common stock that are subject to restricted stock, performance shares or other stock-based awards that are not subject to the appreciation of the value of a share of Class A common stock ("Full Share Awards") that may be granted under the 2011 Stock Plan is limited by counting shares granted pursuant to such awards against the aggregate share reserve as 1.8 shares for every share granted. If any stock option, stock appreciation right or other stock-based

NOTE 14. STOCK-BASED COMPENSATION PLANS (Continued)

award that is not a Full Share Award is cancelled, expires or terminates unexercised for any reason, the shares covered by such awards will again be available for the grant of awards under the 2011 Stock Plan. If any shares of Class A common stock that are subject to restricted stock, performance shares or other stock-based awards that are Full Share Awards are forfeited for any reason, 1.8 shares of Class A common stock will again be available for the grant of awards under the 2011 Stock Plan.

          The Company will not grant any additional awards under the 2007 Stock Plan. No stock appreciation rights, restricted stock, deferred stock or performance shares were granted under the 2007 Stock Plan. The Company granted 2.3 million options and 0.2 million shares of restricted stock for the year ended December 31, 2011 under the 2011 Stock Plan.

          The Company utilizes the Black Scholes model to calculate the fair value of options under both the 2011 Stock Plan and the 2007 Stock Plan. The resulting compensation cost is recognized in the Company's financial statements over the option vesting period.

          During the year ended December 31, 2011 the total intrinsic value of awards exercised was $60.9 million and the total amount of cash received from the exercise of options was $28.5 million. The tax impact associated with the exercise of awards for the year ended December 31, 2011 was a benefit of $22.4 million and was recorded to additional capital. During the year ended December 31, 2010, an immaterial amount of options was exercised.

          The following table sets forth a summary of stock options under all plans for the year ended December 31, 2011:

	Total Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value (in Thousands)
Outstanding at December 31, 2010	9,344,188	$7.60
Granted	2,256,959	21.29
Exercised	(3,912,067)	7.24
Forfeited	(1,010,226)	13.84
Expired	(5,800)	10.81

Outstanding at December 31, 2011	6,673,054	$11.46	6.0	$116,712

Exercisable at December 31, 2011	3,640,334	$6.98	5.4	$79,966

          Stock-based compensation expense for the years ended December 31, 2011, 2010 and 2009 was $3.9 million, $3.2 million, and $2.9 million, respectively.

          As of December 31, 2011, the weighted average remaining contractual life of outstanding options was 2.5 years. At December 31, 2011, the weighted average remaining contractual life of exercisable options was 5.4 years. The weighted average fair value of options granted during 2011, 2010 and 2009 was $7.23, $2.65, and $3.19, respectively

          The Black-Scholes model utilizes the following assumptions in determining a fair value: price of underlying stock, award exercise price, expected term, risk-free interest rate, expected dividend yield and expected stock price volatility over the award's expected term. Due to the utilization of

NOTE 14. STOCK-BASED COMPENSATION PLANS (Continued)

these assumptions, the existing models do not necessarily represent the definitive fair value of awards for future periods. The option term has been estimated by considering both the vesting period, which typically for both plans has been five or four years, and the contractual term, which historically has been either seven or ten years. Until the IPO, the fair value of the stock was estimated based upon the net enterprise value of the Company, discounted to reflect the lack of liquidity and control associated with the stock. Since the consummation of the IPO, the fair value of the stock has been based upon the closing price of the Class A common stock as reported on the New York Stock Exchange (the "NYSE"). Volatility is estimated based upon the Company utilizing its current peer group average to estimate the expected volatility.

          The assumptions used in the Company's Black Scholes valuation related to stock option grants made during each period below were as follows:

	Year ended December 31,
	2011	2010	2009
Dividend yield	0.00%	0.00%	0.00%
Expected option life	4.5 - 7.0 years	7.5 years	7.5 years
Volatility factor percentage of market price	38.5% - 39.2%	31.5% - 33.00%	34.20% - 44.60%
Discount rate	1.5% - 2.9%	2.49% - 3.28%	0.43% - 3.28%

          As the Black-Scholes option valuation model utilizes certain estimates and assumptions, the existing models do not necessarily represent the definitive fair value of options for future periods. Assumptions used in the Black-Scholes option valuation model include volatility and, until the IPO, the fair value of the stock, as the stock was not publicly traded. Volatility is estimated based upon the volatility in a sample peer group of companies. The fair value of the stock was estimated based upon the net enterprise value of the Company, discounted to reflect the lack of liquidity and control associated with the stock.

          The following table sets forth a summary of restricted stock units granted under the 2011 Stock Plan and related information for the year ended December 31, 2011:

	Restricted Stock Units	Weighted Average Grant- Date Fair Value
Granted	170,183	$21.94
Vested	—
Expirations	—
Forfeited	(32,064)	$(20.14)

Outstanding at December 31, 2011	138,119	$22.35

NOTE 15. RETIREMENT PLANS

          The Company sponsors a 401(k) defined contribution savings plan covering substantially all employees. Full time employees who have completed 30 days of service and part time employees who have completed 1,000 hours of service are eligible to participate in the plan. The plan provides for employee contributions of 1% to 80% of individual compensation into deferred savings, subject to IRS limitations. The plan provides for Company contributions upon the employee meeting the eligibility requirements. The Company match consists of both a fixed and a discretionary match which is based on a specified financial target for all participants in the plan. The fixed match is 50%

NOTE 15. RETIREMENT PLANS (Continued)

on the first 3% of the salary that an employee defers and the discretionary match could be up to an additional 100% match on the 3% deferral. A discretionary match can be approved at any time by the Company.

          An employee becomes vested in the Company match portion as follows:

Years of Service	Percent Vested
0-1	0%
1-2	33%
2-3	66%
3+	100%

          The Company made cash contributions of $1.3 million, $1.3 million and $1.2 million for the years ended December 31, 2011, 2010 and 2009, respectively. In addition, the Company made a discretionary match for the 2009 plan year of $0.6 million in February 2010, for the 2010 plan year of $0.9 million in March 2011, and for the 2011 plan year will make a cash contribution of $1.3 million in February 2012.

          The Company has a Non-qualified Executive Retirement Arrangement Plan that covers key employees. Under the provisions of this plan, certain eligible key employees are granted cash compensation, which in the aggregate was not significant for any year presented.

          The Company has a Non-qualified Deferred Compensation Plan that provides benefits payable to certain qualified key employees upon their retirement or their designated beneficiaries upon death. This plan allows participants the opportunity to defer pretax amounts ranging from 2% to 100% of their base compensation plus bonuses. The plan is funded entirely by elective contributions made by the participants. The Company has elected to finance any potential plan benefit obligations using corporate owned life insurance policies. All assets relating to the non-qualified deferred compensation plan are held in a rabbi trust.

NOTE 16. SEGMENTS

          The Company has three reportable segments, each of which represents an identifiable component of the Company for which separate financial information is available. This information is utilized by management to assess performance and allocate assets accordingly. The Company's management evaluates segment operating results based on several indicators. The primary key performance indicators are sales and operating income or loss for each segment. Operating income or loss, as evaluated by management, excludes certain items that are managed at the consolidated level, such as distribution and warehousing, impairments and other corporate costs. The following table represents key financial information for each of the Company's reportable segments, identifiable by the distinct operations and management of each: Retail, Franchising, and Manufacturing/Wholesale. The Retail reportable segment includes the Company's corporate store operations in the United States, Canada, Puerto Rico and its GNC.com and LuckyVitamin.com businesses. The Franchise reportable segment represents the Company's franchise operations, both domestically and internationally. The Manufacturing/Wholesale reportable segment represents the Company's manufacturing operations in South Carolina and the Wholesale sales business. This segment supplies the Retail and Franchise segments, along with various third parties, with finished products for sale. The Warehousing and Distribution and Corporate costs represent the Company's administrative expenses. The accounting policies of the segments are the same as those described in the "Basis of Presentation and Summary of Significant Accounting Policies".

NOTE 16. SEGMENTS (Continued)

          The following table represents key financial information of the Company's segments:

	Year ended December 31,
	2011	2010	2009
	(in thousands)
Revenue:
Retail	$1,518,494	$1,344,358	$1,256,314
Franchise	334,792	293,549	264,168
Manufacturing/Wholesale:
Intersegment(1)	224,127	209,465	201,306
Third Party	218,893	184,261	186,525

Sub total Manufacturing/Wholesale	443,020	393,726	387,831
Sub total segment revenues	2,296,306	2,031,633	1,908,313
Intersegment elimination(1)	(224,127)	(209,465)	(201,306)

Total revenue	$2,072,179	$1,822,168	$1,707,007

(1)
Intersegment revenues are eliminated from consolidated revenue.

	Year ended December 31,
	2011	2010	2009
	(in thousands)
Operating income:
Retail	$243,506	$181,873	$153,142
Franchise	111,261	93,821	80,800
Manufacturing/Wholesale	82,185	69,421	73,450
Unallocated corporate and other costs:
Warehousing and distribution costs	(60,539)	(54,983)	(53,557)
Corporate costs	(93,906)	(77,726)	(72,809)

Sub total unallocated corporate and other costs	(154,445)	(132,709)	(126,366)

Total operating income	282,507	212,406	181,026
Interest expense, net	74,903	65,376	69,940

Income before income taxes	207,604	147,030	111,086
Income tax expense	75,271	50,463	41,562

Net income	$132,333	$96,567	$69,524

NOTE 16. SEGMENTS (Continued)

	December 31,
	2011	2010	2009
	(in thousands)
Depreciation and amortization:
Retail	$25,982	$26,241	$24,164
Franchise	2,873	3,044	4,081
Manufacturing / Wholesale	11,585	11,407	10,926
Corporate / Other	6,350	6,301	7,494

Total depreciation and amortization	$46,790	$46,993	$46,665

Capital expenditures:
Retail	$29,331	$23,263	$20,640
Franchise	684	50	2
Manufacturing / Wholesale	7,534	4,318	4,527
Corporate / Other	6,268	4,891	3,513

Total capital expenditures	$43,817	$32,522	$28,682

Total assets
Retail	$1,339,325	$1,272,541	$1,262,755
Franchise	491,008	477,230	468,949
Manufacturing / Wholesale	410,171	410,832	423,884
Corporate / Other	189,083	264,480	162,506

Total assets	$2,429,587	$2,425,083	$2,318,094

Geographic areas
Total revenues:
United States	$1,972,121	$1,727,489	$1,618,452
Foreign	100,058	94,679	88,555

Total revenues	$2,072,179	$1,822,168	$1,707,007

Long-lived assets:
United States	$196,176	$188,988	$193,762
Foreign	9,251	10,207	10,151

Total long-lived assets	205,427	$199,195	$203,913

NOTE 16. SEGMENTS (Continued)

          The following table represents sales by general product category. The category "Other Wellness Products" includes other wellness products sales from the Company's point of sales system, sales from LuckyVitamin.com of $14.5 million, which is not on the Company's point of sales system, and certain required accounting adjustments of $2.2 million, $6.5 million and $5.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.

	December 31,
	2011	2010	2009
	(in thousands)
U.S. Retail Product Categories:
VMHS	$542,575	$496,093	$496,427
Sports Nutrition Products	621,751	531,269	443,408
Diet Products	139,612	122,259	128,039
Other Wellness Products	116,454	100,058	99,885

Total U.S. Retail revenues	1,420,392	1,249,679	1,167,759
Canada retail revenues(1)	98,102	94,679	88,555

Total Retail Revenue	$1,518,494	$1,344,358	$1,256,314

(1)
Canada sales are presented in total not by category as product sales for Canada are managed in local currency.

          In addition to the Retail product categories discussed above, Franchise revenues are primarily generated from (1) product sales to franchisees, (2) royalties from franchise retail sales and (3) franchise fees, and Manufacturing/Wholesale sales are generated from sales of manufactured products to third parties, primarily in the VMHS product category.

NOTE 17. FRANCHISE REVENUE

          The Company's Franchise segment generates revenues through product sales to franchisees, royalties, franchise fees and interest income on the financing of the franchise locations. The Company enters into franchise agreements with initial terms of ten years. The Company charges franchisees three types of flat franchise fees associated with stores: initial, transfer and renewal. The initial franchise fee is payable prior to the franchise store opening as consideration for the initial franchise rights and services performed by the Company. Transfer fees are paid as consideration for the same rights and services as the initial fee and occur when a former franchisee transfers ownership of the franchise location to a new franchisee. This is typically a reduced fee compared to the initial franchise fee. The renewal franchise fee is charged to existing franchisees upon renewal of the franchise contract. This fee is similar to, but typically less than, the initial fee.

          Once the franchise store is opened, transferred or renewed, the Company has no further obligations under these fees to the franchisee. Therefore, all initial, transfer and renewal franchise fee revenue is recognized in the period in which a franchise store is opened, transferred or date the contract period is renewed. The Company recognized initial franchise fees of $3.0 million, $2.8 million, and $2.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

NOTE 17. FRANCHISE REVENUE (Continued)

          The following is a summary of the Company's franchise revenue by type:

	Year ended December 31,
	2011	2010	2009
	(in thousands)
Product sales	$275,026	$241,932	$217,920
Royalties	46,507	38,722	35,561
Franchise fees	5,585	5,646	4,570
Other	7,674	7,249	6,117

Total franchise revenue	$334,792	$293,549	$264,168

NOTE 18. FAIR VALUE MEASUREMENTS

          The Company adopted the provisions of the standard on fair value measurements and disclosures as of January 1, 2008. This standard defines fair value, establishes a consistent framework for measuring fair value and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1	—	observable inputs such as quoted prices in active markets for identical assets and liabilities;
Level 2	—
observable inputs such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, other inputs that are observable, or can be corroborated by observable market data; and
Level 3	—	unobservable inputs for which there are little or no market data, which require the reporting entity to develop its own assumptions.

          The following table presents the Company's financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2011 by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3
	(in thousands)
Other long-term assets	$—	$2,699	$—

NOTE 18. FAIR VALUE MEASUREMENTS (Continued)

          The following table presents the Company's financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2010 by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3
	(in thousands)
Other long-term assets	$—	$2,577	$—
Other current liabilities	$—	$4,395	$—
Other long-term liabilities	$3,034	$3,074	$—

          Other long-term assets classified as Level 2 consist of assets related to the Company's non-qualified deferred compensation plan. The assets related to these plans are adjusted based on changes in the fair value of the underlying investments. Since the fair value of the investments is based on quoted prices of similar items in active markets, the assets are classified within Level 2 on the fair value hierarchy. Other current liabilities and long-term liabilities classified as Level 2 consist of the Company's interest rate swaps. The derivatives are a pay-variable, receive-fixed interest rate swaps based on LIBOR. Fair value is based on a model-derived valuation using LIBOR, which is an observable input in an active market. Therefore, the Company's derivative is classified as Level 2 on the fair value hierarchy as part of the Refinancing derivatives that were settled during 2011.

          In addition to the above table, the Company's financial instruments also consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company did not elect to value its long-term debt with the fair value option in accordance with the standard on Financial Instruments. The Company believes that the recorded values of all of its other financial instruments approximate their fair values because of their nature and respective durations.

NOTE 19. RELATED PARTY TRANSACTIONS

          ACOF Management Services Agreement    In connection with the Merger, on March 16, 2007, we entered into a Management Services Agreement (the "Management Services Agreement") with ACOF Operating Manager II, L.P. ("ACOF Operating Manager"), an affiliate of Ares Corporate Opportunities Fund II, L.P. ("Ares"), which was terminated upon the consummation of the IPO. The Management Services Agreement provided for an annual management fee of $0.8 million, payable quarterly and in advance to ACOF Operating Manager, on a pro rata basis, until the tenth anniversary from March 16, 2007 plus any one-year extensions (which extensions occurred automatically on each anniversary date of March 16, 2007), as well as reimbursements for ACOF Operating Manager's, and its affiliates', out-of-pocket expenses in connection with the management services provided under the Management Services Agreement. For our fiscal year ended December 31, 2011, $0.2 million was paid to ACOF Operating Manager in accordance with the terms of the Management Services Agreement.

          Upon the consummation of the IPO, the Management Services Agreement was terminated and ACOF Operating Manager received, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to ACOF Operating Manager during the remainder of the term of the fee agreement. The amount of such payment was $5.6 million. No further payments will be made pursuant to the Management Services Agreement.

NOTE 19. RELATED PARTY TRANSACTIONS (Continued)

          Special Dividend    Prior to the consummation of the IPO, Ontario Teachers' Pension Plan Board ("OTPP"), as the holder of Class B common stock, was entitled to receive ratably an annual special dividend payment equal to an aggregate amount of $0.8 million per year when, as and if declared by the Board, for a period of ten years commencing on March 16, 2007 (the "Special Dividend Period"). The special dividend payment was payable in equal quarterly installments on the first day of each quarter commencing on April 1, 2007. For the year ended December 31, 2011, $0.2 million was paid to OTPP as a special dividend pursuant to the obligations under our Class B common stock.

          Upon the consummation of the IPO, OTPP's right to receive the special dividend payments was terminated and OTPP received, in lieu of quarterly payments of the special dividend payments, an automatic payment equal to the net present value of the aggregate amount of the special dividend payments that would have been payable to OTPP during the remainder of the Special Dividend Period, calculated in good faith by the Board. The amount of such payment was $5.6 million. No further special dividend payments will be made.

          Lease Agreements.    At December 31, 2011, General Nutrition Centres Company, the Company's wholly owned subsidiary, was party, as lessee, to 18 lease agreements with Cadillac Fairview Corporation ("Cadillac Fairview"), as lessor, and 1 lease agreement with Ontrea, Inc. ("Ontrea"), as lessor, with respect to properties located in Canada. Each of Cadillac Fairview and Ontrea is a direct wholly owned subsidiary of OTPP. For the years ended December 31, 2011, 2010 and 2009, the Company paid $2.4 million, $2.6 million and $2.2 million, respectively, under the lease agreements with Cadillac Fairview, and $0.2 million in each such year under the lease agreement with Ontrea. As of December 31, 2011, the aggregate future minimum lease payments under the lease agreements with Cadillac Fairview and Ontrea were $10.1 and $0.7 million, respectively. Each lease was negotiated in the ordinary course of business on an arm's length basis.

NOTE 20. QUARTERLY FINANCIAL INFORMATION

          The following table summarizes the Company's 2011 and 2010 quarterly results:

	Three months ended				Year ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
	($ in thousands, except per share $)
Total revenue	$506,008	$518,535	$538,028	$509,608	$2,072,179
Gross profit	183,847	190,917	194,899	184,170	753,833
Operating income	57,689	72,697	82,600	69,521	282,507
Net income	9,923	36,004	48,663	37,743	132,333
Weighted average shares outstanding:
Basic	87,367	102,723	104,390	106,309	100,261
Diluted	90,088	105,908	107,351	109,116	103,010
Earnings per share:
Basic	$0.07	$0.35	$0.47	$0.36	$1.27
Diluted	$0.06	$0.34	$0.45	$0.35	$1.24

NOTE 20. QUARTERLY FINANCIAL INFORMATION (Continued)

	Three months ended				Year ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
	($ in thousands, except per share $)
Total revenue	$465,019	$455,730	$465,660	$435,759	$1,822,168
Gross profit	165,899	163,612	163,059	149,712	642,282
Operating income	57,183	56,372	58,790	40,061	212,406
Net income	25,661	25,411	26,669	18,826	96,567
Weighted average shares outstanding:
Basic	87,339	87,353	87,357	87,367	87,339
Diluted	87,574	87,778	88,179	88,719	88,917
Earnings per share:
Basic	$0.24	$0.23	$0.25	$0.15	$0.87
Diluted	$0.24	$0.23	$0.24	$0.15	$0.85

NOTE 21. SUBSEQUENT EVENTS

          On February 15, 2012, the Board authorized and declared a cash dividend for the first quarter of 2012 of $0.11 per share of common stock, payable on or about March 30, 2012 to stockholders of record as of the close of business on March 15, 2012.

          The share repurchase program described above in Note 13, "Stockholders' Equity", was largely completed in December 2011, and concluded in January 2012. In total, 2.4 million shares were repurchased for $67.5 million. In February 2012, the Board approved a repurchase program for up to 1.0 million shares of Class A common stock over the forthcoming year.

GNC BROAD RETAIL FOOTPRINT

US 3,803 / INTERNATIONAL 1,757*

GNC Vive Mejor
GNC Live Well
GNC LiveWell

* As of 12/31/2011; represents our domestic and international locations (excluding our store-within-a-store locations).

■ Represents growth opportunities.

17,000,000 Shares

GNC Holdings, Inc.

Class A Common Stock

PROSPECTUS

J.P. Morgan	Goldman, Sachs & Co.
Deutsche Bank Securities	Morgan Stanley

Barclays Capital William Blair & Company	Credit Suisse BMO Capital Markets

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

          The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale and distribution of the Class A common stock being registered. All amounts shown are estimates, except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the NYSE application fee. Our selling stockholders will not bear any of the expenses listed below.

SEC registration fee	$73,105
FINRA filing fee	64,292
Accounting fees and expenses	75,000
Legal fees and expenses	300,000
Printing and engraving expenses	150,000
Transfer agent fees and expenses	5,000
Blue sky fees and expenses	10,000
Miscellaneous fees and expenses	2,603

Total	$680,000

Item 14.    Indemnification of Directors and Officers

          Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

          Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          Our amended and restated certificate of incorporation and amended and restated bylaws include provisions to (1) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (2) require us to indemnify our directors, officers and employees and other persons serving at our request as a director, officer, employee or agent of another entity to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or the best interests of our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our stockholders, for improper transactions between the director and us, and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          We have entered into indemnification agreements with our directors and senior officers. The indemnification agreements provide indemnification to our directors and senior officers under certain circumstances for acts or omissions that may not be covered by directors' and officers' liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

          At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

          We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.    Recent Sales of Unregistered Securities

          During the past three years, we sold unregistered securities to a limited number of persons, as described below. None of these transactions involved underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Rule 701 pursuant to certain compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

  •
  On March 29, 2010, Richard D. Innes, in connection with his resignation as one of our directors, purchased 14,470 shares of Class A common stock at a price of $6.25 per share for an aggregate purchase price of $90,438.

  •
  On September 8, 2010, David Berg exercised options to purchase (i) 13,876 shares of Class A common stock at an exercise price of $7.91 per share and (ii) 4,749 shares of Series A preferred stock at an exercise price of $5.00 per share plus accrued and unpaid dividends through September 7, 2010 for an aggregate purchase price of $143,240.

  •
  From January 1, 2009 through July 14, 2010, we granted to certain of our directors and our Chief Executive Officer options to purchase up to an aggregate of 1,486,850 shares of Class A common stock under the 2007 Stock Plan, at exercise prices ranging from $7.70 to $16.63 per share.

  •
  On March 31, 2011, we granted to certain of our directors and employees options to purchase up to an aggregate of 570,000 shares of Class A common stock under the 2011 Stock Plan, at exercise prices ranging from $16.00 to $24.00 per share.

Item 16.    Exhibits and Financial Statement Schedules.

Item 16(A).    Exhibits.

1.1	Form of Underwriting Agreement.
3.1
Amended and Restated Certificate of Incorporation of GNC Holdings, Inc. (the "Company"), as currently in effect. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-35113), filed April 12, 2011.)
3.2
Fourth Amended and Restated Bylaws of the Company, as currently in effect. (Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K (File No. 001-35113), filed April 12, 2011.)
4.8	Specimen of Class A Common Stock Certificate. (Incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-1/A (File No. 333-169618), filed February 25, 2011.)
4.9
Second Amended and Restated Stockholders Agreement, dated April 6, 2011, by and among the Company, Ares Corporate Opportunities Fund II, L.P. ("ACOF II"), Ontario Teachers' Pension Plan Board ("OTPP") and the other stockholders party thereto. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (File No. 001-35113), filed April 12, 2011.)
4.10
Stockholders Agreement, dated April 6, 2011, by and among the Company, ACOF II and OTPP. (Incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K (File No. 001-35113), filed April 12, 2011.)
5.1	Opinion of Proskauer Rose LLP.
10.1
Mortgage, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing, dated March 23, 1999, from Gustine Sixth Avenue Associates, Ltd., as Mortgagor, to Allstate Life Insurance Company, as Mortgagee. (Incorporated by reference to Exhibit 10.5 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.2
Lease Agreement, dated as of November 1, 1998, between Greenville County, South Carolina and General Nutrition Products, Inc. (Incorporated by reference to Exhibit 10.34 to Holdings' Registration Statement on Form S-1/A (File No. 333-169618), filed February 10, 2011.)
10.3
GNC Live Well Later Non-Qualified Deferred Compensation Plan, effective February 1, 2002. (Incorporated by reference to Exhibit 10.14 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.4	Deferred Compensation Plan for Centers, effective January 1, 2009. (Incorporated by reference to Exhibit 10.32 to Centers' Annual Report on Form 10-K (File No. 333-114396), filed February 25, 2011.)
10.5
GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, adopted as of March 16, 2007. (Incorporated by reference to Exhibit 10.12 to Centers' Registration Statement on Form S-4/A (File No. 333-144396), filed August 10, 2007.)

10.6	Amendment No. 1 to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, dated as of February 12, 2008. (Incorporated by reference to Exhibit 10.11 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
10.7
Form of Non-Qualified Stock Option Agreement pursuant to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.13 to Centers' Registration Statement on Form S-4/A(File No. 333-144396), filed August 10, 2007.)
10.8	GNC Holdings, Inc. 2011 Stock and Incentive Plan. (Incorporated by reference to Exhibit 10.1 to Holdings' Registration Statement on Form S-8 (File No. 333-173578), filed April 18, 2011.)
10.9
Form of Non-Qualified Stock Option Agreement pursuant to the GNC Holdings, Inc. 2011 Stock and Incentive Plan. (Incorporated by reference to Exhibit 10.33 to the Company's Registration Statement on Form S-1/A (File No. 333-169618), filed March 11, 2011.)
10.10
Form of Restricted Stock Agreement pursuant to the GNC Holdings, Inc. 2011 Stock and Incentive Plan. (Incorporated by reference to Exhibit 10.34 to the Company's Registration Statement on Form S-1 (File No. 333-176721), filed September 7, 2011.)
10.11
Amended and Restated Employment Agreement, dated as of March 7, 2011, by and among the Company, Centers and Joseph M. Fortunato (Incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form S-1/A (File No. 333-169618), filed March 8, 2011.)
10.12	Form of Employment Agreement between Centers and each of Michael M. Nuzzo, Thomas Dowd, Jeffrey Hennion and Gerald J. Stubenhofer, Jr. and relevant schedule.
10.13
Form of Indemnification Agreement between the Company and each of our directors and relevant schedule. (Incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-K (File No. 001-35113), filed February 27, 2012.)
10.14	Form of Call Agreement. (Incorporated by reference to Exhibit 10.35 to the Company's Registration Statement on Form S-1/A (File No. 333-169618), filed February 10, 2011.)†
10.15
GNC/Rite Aid Retail Agreement, dated December 8, 1998, between General Nutrition Sales Corporation and Rite Aid Corporation. (Incorporated by reference to Exhibit 10.24 to Centers' Registration Statement on Form S-4/A (File No. 333-114502), filed August 9, 2004.)†
10.16
Amendment to GNC/Rite Aid Retail Agreement, dated December 8, 1998, by and between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.25 to Centers' Registration Statement on Form S-4/A (File No. 333-114502), filed August 9, 2004.)†
10.17
Amendment to GNC/Rite Aid Retail Agreement, effective as of May 1, 2004, between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.26 to Centers' Registration Statement on Form S-4/A (File No. 333-114502), filed August 9, 2004.)†
10.18
Amended and Restated GNC/Rite Aid Retail Agreement, dated July 31, 2007, between Nutra Sales Corporation (f/k/a General Nutrition Sales Corporation) and Rite Aid Hdqtrs. Corp. (Incorporated by reference to Exhibit 10.34 to Centers' Registration Statement on Form S-4/A (File No. 333-144396), filed August 10, 2007.)†

10.19	Credit Agreement, dated as of March 4, 2011, among GNC Corporation, the Company, the lenders party thereto, Goldman Sachs Bank USA, as syndication agent, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as co-documentation agents, Barclays Capital, the investment banking division of Barclays PLC, as co-manager, and JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.27 to the Company's Registration Statement on Form S-1/A (File No. 333-169618), filed March 8, 2011.)
10.20
Guarantee and Collateral Agreement, dated as of March 4, 2011, by GNC Corporation, the Company and the other Grantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.28 to Holdings' Pre-Effective Amendment No. 4 to its Registration Statement on Form S-1 (File No. 333-169618), filed March 8, 2011.)
10.21
Intellectual Property Security Agreement, dated as of March 4, 2011, by GNC Corporation, the Company and the other Grantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.29 to the Company's Registration Statement on Form S-1/A (File No. 333-169618), filed March 8, 2011.)
21.1	Subsidiaries of the Company (Incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K (File No. 001-35113), filed February 27, 2012.)
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the SEC.

Item 16(b).    Financial Statement Schedule.

Schedule II — Valuation and Qualifying Accounts

GNC Holdings, Inc. and Subsidiaries
Valuation and Qualifying Accounts

Allowance for Doubtful Accounts(1)

	Year ended December 31,
	2011	2010	2009
	(in thousands)
Balance at beginning of period	$1,564	$1,789	$4,388
Additions — charged to costs and expense	2,989	4,279	3,442
Deductions(2)	(2,261)	(4,504)	(6,041)

Balance at end of period	$2,292	$1,564	$1,789

Tax Valuation Allowances

	Year ended December 31,
	2011	2010	2009
	(in thousands)
Balance at beginning of period	$4,418	$7,530	$11,990
Additions-charged to costs and expense	44	165	264
Deductions	(1,516)	(3,277)	(4,724)

Balance at end of period	$2,946	$4,418	$7,530

(1)
These balances are the total allowance for doubtful accounts for trade accounts receivable and the current and long-term franchise notes receivable.

(2)
Deductions for the allowance for doubtful accounts represent: accounts receivable reserve adjustments, resulting from applying our standard policy; reductions to franchise receivable reserves for franchise take-backs and customer product returns; and the collection of previously reserved receivables.

Item 17.    Undertakings

          (a)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (b)     The undersigned registrant hereby undertakes that, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (c)     The undersigned registrant hereby undertakes that:

            (1)     For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on March 1, 2012.

GNC Holdings, Inc.
By:	/s/ JOSEPH FORTUNATO Joseph Fortunato Chief Executive Officer

          Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Joseph Fortunato, Michael M. Nuzzo and Gerald J. Stubenhofer, Jr., and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this registration statement relates), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and indicated on March 1, 2012.

Signature	Title

/s/ JOSEPH FORTUNATO Joseph Fortunato	Director and Chief Executive Officer and President (Principal Executive Officer)
/s/ MICHAEL M. NUZZO Michael M. Nuzzo	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ ANDREW S. DREXLER Andrew S. Drexler	Corporate Controller (Principal Accounting Officer)
/s/ NORMAN AXELROD Norman Axelrod	Chairman of the Board of Directors
/s/ JEFFREY P. BERGER Jeffrey P. Berger	Director

Signature	Title

/s/ ANDREW CLAERHOUT Andrew Claerhout	Director
/s/ MICHAEL F. HINES Michael F. Hines	Director
/s/ DAVID B. KAPLAN David B. Kaplan	Director
/s/ BRIAN KLOS Brian Klos	Director
/s/ JOHANN O. KOSS Johann O. Koss	Director
/s/ AMY B. LANE Amy B. Lane	Director
/s/ ROMEO LEEMRIJSE Romeo Leemrijse	Director
/s/ RICHARD J. WALLACE Richard J. Wallace	Director

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.
3.1
Amended and Restated Certificate of Incorporation of GNC Holdings, Inc. (the "Company"), as currently in effect. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-35113), filed April 12, 2011.)
3.2
Fourth Amended and Restated Bylaws of the Company, as currently in effect. (Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K (File No. 001-35113), filed April 12, 2011.)
4.8	Specimen of Class A Common Stock Certificate. (Incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-1/A (File No. 333-169618), filed February 25, 2011.)
4.9
Second Amended and Restated Stockholders Agreement, dated April 6, 2011, by and among the Company, Ares Corporate Opportunities Fund II, L.P. ("ACOF II"), Ontario Teachers' Pension Plan Board ("OTPP") and the other stockholders party thereto. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (File No. 001-35113), filed April 12, 2011.)
4.10
Stockholders Agreement, dated April 6, 2011, by and among the Company, ACOF II and OTPP. (Incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K (File No. 001-35113), filed April 12, 2011.)
5.1	Opinion of Proskauer Rose LLP.
10.1
Mortgage, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing, dated March 23, 1999, from Gustine Sixth Avenue Associates, Ltd., as Mortgagor, to Allstate Life Insurance Company, as Mortgagee. (Incorporated by reference to Exhibit 10.5 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.2
Lease Agreement, dated as of November 1, 1998, between Greenville County, South Carolina and General Nutrition Products, Inc. (Incorporated by reference to Exhibit 10.34 to Holdings' Registration Statement on Form S-1/A (File No. 333-169618), filed February 10, 2011.)
10.3
GNC Live Well Later Non-Qualified Deferred Compensation Plan, effective February 1, 2002. (Incorporated by reference to Exhibit 10.14 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.4	Deferred Compensation Plan for Centers, effective January 1, 2009. (Incorporated by reference to Exhibit 10.32 to Centers' Annual Report on Form 10-K (File No. 333-114396), filed February 25, 2011.)
10.5
GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, adopted as of March 16, 2007. (Incorporated by reference to Exhibit 10.12 to Centers' Registration Statement on Form S-4/A (File No. 333-144396), filed August 10, 2007.)
10.6
Amendment No. 1 to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, dated as of February 12, 2008. (Incorporated by reference to Exhibit 10.11 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)

10.7	Form of Non-Qualified Stock Option Agreement pursuant to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.13 to Centers' Registration Statement on Form S-4/A(File No. 333-144396), filed August 10, 2007.)
10.8	GNC Holdings, Inc. 2011 Stock and Incentive Plan. (Incorporated by reference to Exhibit 10.1 to Holdings' Registration Statement on Form S-8 (File No. 333-173578), filed April 18, 2011.)
10.9
Form of Non-Qualified Stock Option Agreement pursuant to the GNC Holdings, Inc. 2011 Stock and Incentive Plan. (Incorporated by reference to Exhibit 10.33 to the Company's Registration Statement on Form S-1/A (File No. 333-169618), filed March 11, 2011.)
10.10
Form of Restricted Stock Agreement pursuant to the GNC Holdings, Inc. 2011 Stock and Incentive Plan. (Incorporated by reference to Exhibit 10.34 to the Company's Registration Statement on Form S-1 (File No. 333-176721), filed September 7, 2011.)
10.11
Amended and Restated Employment Agreement, dated as of March 7, 2011, by and among the Company, Centers and Joseph M. Fortunato (Incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form S-1/A (File No. 333-169618), filed March 8, 2011.)
10.12	Form of Employment Agreement between Centers and each of Michael M. Nuzzo, Thomas Dowd, Jeffrey Hennion and Gerald J. Stubenhofer, Jr. and relevant schedule.
10.13
Form of Indemnification Agreement between the Company and each of our directors and relevant schedule. (Incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-K (File No. 001-35113), filed February 27, 2012.)
10.14	Form of Call Agreement. (Incorporated by reference to Exhibit 10.35 to the Company's Registration Statement on Form S-1/A (File No. 333-169618), filed February 10, 2011.)†
10.15
GNC/Rite Aid Retail Agreement, dated December 8, 1998, between General Nutrition Sales Corporation and Rite Aid Corporation. (Incorporated by reference to Exhibit 10.24 to Centers' Registration Statement on Form S-4/A (File No. 333-114502), filed August 9, 2004.)†
10.16
Amendment to GNC/Rite Aid Retail Agreement, dated December 8, 1998, by and between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.25 to Centers' Registration Statement on Form S-4/A (File No. 333-114502), filed August 9, 2004.)†
10.17
Amendment to GNC/Rite Aid Retail Agreement, effective as of May 1, 2004, between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.26 to Centers' Registration Statement on Form S-4/A (File No. 333-114502), filed August 9, 2004.)†
10.18
Amended and Restated GNC/Rite Aid Retail Agreement, dated July 31, 2007, between Nutra Sales Corporation (f/k/A General Nutrition Sales Corporation) and Rite Aid Hdqtrs. Corp. (Incorporated by reference to Exhibit 10.34 to Centers' Registration Statement on Form S-4/A (File No. 333-144396), filed August 10, 2007.)†

10.19	Credit Agreement, dated as of March 4, 2011, among GNC Corporation, the Company, the lenders party thereto, Goldman Sachs Bank USA, as syndication agent, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as co-documentation agents, Barclays Capital, the investment banking division of Barclays PLC, as co-manager, and JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.27 to the Company's Registration Statement on Form S-1/A (File No. 333-169618), filed March 8, 2011.)
10.20
Guarantee and Collateral Agreement, dated as of March 4, 2011, by GNC Corporation, the Company and the other Grantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.28 to Holdings' Pre-Effective Amendment No. 4 to its Registration Statement on Form S-1 (File No. 333-169618), filed March 8, 2011.)
10.21
Intellectual Property Security Agreement, dated as of March 4, 2011, by GNC Corporation, the Company and the other Grantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.29 to the Company's Registration Statement on Form S-1/A (File No. 333-169618), filed March 8, 2011.)
21.1	Subsidiaries of the Company (Incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K (File No. 001-35113), filed February 27, 2012.)
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the SEC.